Filed Pursuant to Rule 424(b)(3)

Registration No. 333-120975

DATED FEBRUARY 25, 2005

PROSPECTUS	US OFFER TO EXCHANGE

Offer to Exchange

100% of the ordinary shares, nominal value Rand 0.50 per share, including ordinary shares represented by American depositary shares

of

Gold Fields Limited

In this exchange offer, we are offering:

•	1.275 newly issued ordinary shares, nominal value Rand 0.50 per share, of Harmony, in exchange for each ordinary share of Gold Fields tendered; and

•	1.275 newly issued American depositary shares, or ADSs (each Harmony ADS representing one Harmony ordinary share), of Harmony, in exchange for each Gold Fields ADS (each Gold Fields ADS representing one Gold Fields ordinary share) tendered.

If Gold Fields pays any dividend or any interim dividend in respect of its ordinary shares, including ordinary shares represented by ADSs, before the expiration of the initial offer period or the subsequent offer period, Harmony reserves the right to reduce the consideration offered in exchange for each Gold Fields ordinary share and each Gold Fields ADS tendered by an amount equal to the net value of the dividend paid per Gold Fields ordinary share to the extent and in the manner described under “The Offer — Consideration Offered After Payment of Gold Fields Dividends”. In respect of any Harmony ordinary share, including any Harmony ordinary shares represented by Harmony ADSs, that you receive in exchange for the Gold Fields ordinary shares or the ADSs that you tender in this exchange offer, you will be entitled to receive any dividend that is paid by Harmony after the settlement of your Gold Fields securities. See “The Offer — Entitlement to Harmony Dividends”.

The initial offer period was originally scheduled to expire at 5:00 a.m., New York City time, on February 4, 2005, but has been extended and will now expire at 5:00 a.m., New York City time, on March 18, 2005 unless the offer is extended again or unless it lapses or is withdrawn prior to that time. In addition, the initial offer period may, upon satisfaction or fulfillment of the remaining conditions to the offer, expire before 5:00 a.m., New York City time, on March 18, 2005. You may withdraw any Gold Fields securities tendered at any time prior to the expiration of the initial offer period.

Harmony is offering to acquire 100% of the outstanding Gold Fields ordinary shares not already held by it through two separate offers:

•	a US offer open to holders of Gold Fields ordinary shares (other than Gold Fields ordinary shares represented by Gold Fields ADSs) who are resident in the United States and to all holders of Gold Fields ADSs, wherever resident; and

•	a South African offer open to holders of Gold Fields ordinary shares (other than Gold Fields ordinary shares represented by Gold Fields ADSs) who are resident in South Africa and to holders of Gold Fields ordinary shares (other than Gold Fields ordinary shares represented by Gold Fields ADSs) who are resident outside of the United States and South Africa, if, pursuant to the local laws and regulations applicable to those holders, they are permitted to participate in the South African offer.

Together, these offers are being made for 100% of the issued and outstanding Gold Fields ordinary shares not already held by Harmony, including Gold Fields ordinary shares represented by Gold Fields ADSs, and Gold Fields ordinary shares that are or may become issuable prior to the expiration of the subsequent offer period due to the exercise of outstanding Gold Fields stock options. See “Questions and Answers about the US Offer” beginning on page viii.

The completion of the offers is subject to certain conditions, including certain regulatory approvals and the non-implementation of the IAMGold transaction, as well as a condition of effectiveness of Harmony’s registration statement on Form F-4, of which this prospectus forms a part. For a discussion of these and other conditions, see “The Offer — Conditions to the US Offer”.

Based on 491,831,765 Gold Fields ordinary shares, including Gold Fields ordinary shares represented by Gold Fields ADSs, Harmony will issue up to approximately 627,085,500 Harmony ordinary shares pursuant to the US offer (and the concurrent South African offer) and the prior offers.

Harmony ordinary shares are listed on the JSE Securities Exchange, South Africa, or JSE, under the symbol “HAR” and are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange and are listed on the Premier Marché of Euronext Paris. Harmony shares are listed on the New York Stock Exchange, or NYSE, and its ADSs are listed and trade on the NYSE under the symbol “HMY”.

For discussion of the risk factors that you should consider carefully in evaluating the US offer, see “ Risk Factors” beginning on page 27.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with this US offer or has passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense in the United States.

This prospectus has not received the approval of the Securities Regulation Panel of the Republic of South Africa. Accordingly, this prospectus may not be used to make offers or sales in South Africa in connection with any offer described herein.

INFORMATION INCORPORATED BY REFERENCE

This prospectus incorporates important business and financial information about Harmony and Gold Fields by reference and, as a result, this information is not included in or delivered with this prospectus. For a list of those documents that are incorporated by reference into this prospectus, see “Additional Information for Securityholders — Incorporation of Certain Documents by Reference” on page 180.

Documents incorporated by reference are available from us upon oral or written request without charge. You may also obtain documents incorporated by reference into this prospectus from the Internet site of the United States Securities and Exchange Commission, or SEC, at the URL (or uniform resource locator) http://www.sec.gov or by requesting them in writing or by telephone from the information agent for this offer:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Bankers and Brokers Call: (212) 929-5500 (call collect)

Toll-Free Call: (800) 322-2885

To obtain timely delivery of these documents, you should request them as soon as possible.

In deciding whether to tender your Gold Fields securities in the exchange offer described in this prospectus, you should rely only on the information contained or incorporated by reference into this prospectus or in the related US offer documents. Harmony has not authorized any person to provide you with any information that is different from, or in addition to, the information that is contained in this prospectus or in the related US offer documents.

The information contained in this prospectus speaks only as of the date indicated on the cover of this prospectus unless the information specifically indicates that another date applies.

v

PRESENTATION OF CERTAIN FINANCIAL AND OTHER INFORMATION

GOLD FIELDS INFORMATION

Harmony has included in this prospectus information concerning Gold Fields known to Harmony only based on publicly available information (primarily filings by Gold Fields with the SEC). Non-public information concerning Gold Fields was not available to Harmony for the purpose of preparing this prospectus. Publicly available information concerning Gold Fields may contain errors. Harmony has no knowledge that would indicate that any statement relating to Gold Fields contained or incorporated by reference into this prospectus is inaccurate or incomplete. However, Harmony was not involved in the preparation of those statements and cannot verify them. Harmony will amend or supplement this prospectus to provide any other information that Harmony may receive from Gold Fields, if Harmony receives such information before the US offer expires and considers it to be material, reliable and appropriate.

ACCOUNTING PRINCIPLES

Harmony

Harmony is a South African company and the majority of its operations are located there. Accordingly, its books of account are maintained in South African Rand and its annual and interim financial statements are prepared in accordance with South African Statements of Generally Accepted Accounting Principles, or SA GAAP (as prescribed by law and based on International Financial Reporting Standards), which differ in certain significant respects from United States generally accepted accounting principles (commonly known as US GAAP). Harmony also prepares annual financial statements in accordance with US GAAP, which are translated into US dollars. The financial information included in this prospectus has been prepared in accordance with US GAAP and is presented in US dollars. Unless otherwise stated, balance sheet item amounts are translated from Rand to US dollars at the exchange rate prevailing on the last business day of the respective period (Rand 6.23 per $1.00 as at June 30, 2004), except for specific items included within shareholders’ equity that are converted at the exchange rate prevailing on the date the transaction was entered into, and income statement item amounts are translated from Rand to US dollars at the average exchange rate for the respective period (Rand 6.89 per $1.00 for fiscal 2004). For a discussion of some of the more significant differences between International Financial Reporting Standards, or IFRS, and US GAAP as they relate to Harmony’s consolidated financial statements please see Note 37 to Harmony’s audited consolidated financial statements included in its Annual Report on Form 20-F for the year ended June 30, 2004, which is incorporated by reference into this prospectus. See “Additional Information for Securityholders — Incorporation of Certain Documents by Reference” on page 180.

Gold Fields

Gold Fields is a South African company and the majority of its operations are located there. Accordingly, its books of account are maintained in South African Rand and its annual and interim financial statements are prepared in accordance with SA GAAP, as prescribed by law. Gold Fields also prepares annual financial statements in accordance with US GAAP, which are translated into US dollars. Except as otherwise noted, the financial information included in this document has been prepared in accordance with US GAAP and is presented in US dollars; and descriptions of significant accounting policies refer to accounting policies under US GAAP. The financial statements of the St. Ives and Agnew gold mining operations in Australia have been prepared in accordance with Generally Accepted Accounting Principles in Australia and reconciled to US GAAP. The financial statements of Abosso Gold Fields Limited, or Abosso, have been prepared in accordance with International Accounting Standards, which have been recently renamed International Financial Reporting Standards, or IFRS, and reconciled to US GAAP. For the financial statements of the St. Ives and Agnew gold mining operations, unless otherwise stated, balance sheet item amounts are translated from Australian dollars to US dollars at the exchange rate prevailing on the date of the respective balance sheet (A$1.97 per $1.00 as of June 30, 2001), except for specific items included within equity that are translated at the rate prevailing on the date the relevant transaction was entered into, and statement of operations item amounts are translated from Australian dollars to US dollars at the weighted average exchange rate for each respective period (A$1.85 per $1.00 for the six-month period ended June 30, 2001).

CURRENCIES

In this prospectus, unless otherwise specified or the context otherwise requires:

•	“$”, “US $” or “US dollar” each refers to the United States dollar;

•	“R”, “ZAR” and “Rand” each refers to the South African Rand; and

•	“A$” and “Australian dollar” refer to the Australian dollar.

This prospectus contains translations of some Rand amounts into US dollars. These amounts are provided solely for your convenience. On November 30, 2004, the latest practicable date prior to commencement of the offer, the Federal Reserve Bank of New York noon buying rate was Rand 5.8110 = US$1.00. On February 24, 2005, the latest practicable date prior to the date of this prospectus, the Federal Reserve Bank of New York noon buying rate was Rand 5.8225 = US$1.00. See “Exchange Rate Information” for additional information regarding the exchange rates between the Rand and the US dollar.

CERTAIN DEFINED TERMS

Unless otherwise specified or if the context so requires:

•	References in this prospectus to “Harmony”, the “company”, “we”, “us” or “our” refer to Harmony Gold Mining Company Limited, a corporation organized under the laws of the Republic of South Africa, and, where applicable, its consolidated subsidiaries.

•	References to “Gold Fields” refer to Gold Fields Limited, a corporation organized under the laws of the Republic of South Africa and, where applicable, its consolidated subsidiaries.

•	References to “Gold Fields securities” refer collectively to the Gold Fields ordinary shares and the Gold Fields ADSs.

•	References to “Harmony securities” refer collectively to the Harmony ordinary shares and the Harmony ADSs.

•	References to the “related US offer documents” refer collectively to the form of acceptance, the ADS letter of transmittal and the notice of guaranteed delivery included with this document.

NO INTERNET SITE IS PART OF THIS PROSPECTUS

Each of Harmony and Gold Fields maintains an Internet site. The Harmony website is at the URL http://www.harmony.co.za. The Gold Fields Internet site is at the URL http://www.goldfields.co.za. Information contained in or otherwise accessible through these Internet sites is not a part of this prospectus. All references in this prospectus to these Internet sites are inactive textual references to these URLs and are for your information only.

REGULATORY STATEMENT

The exchange offer described in this prospectus is subject to the applicable laws and regulations of the United States, including the tender offer rules applicable to equity securities registered under Section 12 of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act. This US offer document constitutes a prospectus under Section 5 of the United States Securities Act of 1933, as amended, or the Securities Act, with respect to the Harmony ordinary shares to be issued on completion of the US offer.

This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the laws of any such jurisdiction.

QUESTIONS AND ANSWERS ABOUT THE US OFFER

Q:	Why is Harmony making this US Offer? (See page 60)

A:	On October 22, 2004 Harmony made offers in the United States and South Africa for up to 34.9% of Gold Fields outstanding securities with the intent of following up with these further offers in the United States and South Africa for the remaining outstanding securities of Gold Fields. Those prior offers expired on November 26, 2004. Harmony now holds 11.5% of Gold Fields as a result of those prior offers. We are making this US offer (and the concurrent South African offer) in order to acquire 100% of the outstanding Gold Fields ordinary shares not already held by Harmony including Gold Fields ordinary shares represented by Gold Fields ADSs and Gold Fields ordinary shares that are or may become issuable prior to expiration of the subsequent offer period due to the exercise of outstanding Gold Fields stock options. We also have a right to acquire an additional 20.03% of Gold Fields’ ordinary shares pursuant to an irrevocable agreement with the largest shareholder of Gold Fields, MMC Norilsk Nickel, or Norilsk.

Harmony is seeking to acquire Gold Fields because Harmony believes that the combination of the two companies will create one of the world’s leading gold mining companies, with the enhanced scale, financial strength and exploration resources to enhance shareholder value in ways that are not likely to be achieved by either Harmony or Gold Fields on a stand-alone basis.

Q:	Are there conditions to the US Offer? (See page 76)

A:	Harmony’s obligation to purchase the Gold Fields securities is subject to the fulfillment or waiver (if possible) of certain conditions, including (i) a minimum tender by holders in excess of 50% of the outstanding Gold Fields ordinary shares (including the 11.5% Harmony already holds and the 20.03% in respect of which Norilsk has irrevocably undertaken to accept in this offer) which would render Harmony a majority shareholder of Gold Fields; (ii) the proposed transaction between IAMGold Corporation, or IAMGold, and Gold Fields not being implemented for whatever reason; (iii) the approval of the competition authorities in South Africa; (iv) the registration statement on Form F-4, of which this prospectus forms a part, having been declared effective by the SEC; and (v) the approval of all other regulatory authorities whose approval may be required for the implementation of these offers. Upon announcement by Gold Fields of the results of its general meeting on December 7, 2004, where a majority of Gold Fields shareholders voted against the proposed transaction with IAMGold, the IAMGold condition was deemed to be satisfied. On January 27, 2005, Harmony waived in its entirety the minimum tender condition. The effectiveness condition and the competition condition must be satisfied no later than March 18, 2005, unless the SRP extends the time for these conditions to be satisfied.

On February 25, 2005, competition authorities in South Africa indicated that a hearing would be held in respect of Harmony’s offer on May 3, 4, 5 and 6, 2005; approval of Harmony’s offer is expected shortly thereafter. Accordingly, Harmony intends to apply to the SRP for an extension of the time by which the competition condition must be satisfied. There can be no assurance, however, that Harmony’s request will be granted.

Q:	Is the consideration the same as in the prior offers? (See page 85)

A:	Yes. The value of the consideration that participants in the prior offers received will be the same as would be received by participants in this US offer (and the concurrent South African offer). If for any reason the consideration offered in these offers is increased, such increased amount will be paid to holders of Gold Fields securities that tendered their securities into the prior offers as promptly as practicable, subject to compliance with applicable laws and regulations, including the effective registration of new Harmony shares, regardless of whether such holders have then disposed of Harmony securities received in the prior offers.

Q:	Why are there two offers? (See page 72)

A:	We are making a US offer and a South African offer for legal reasons to comply with US and South African regulatory requirements.

Q:	What are the differences between the South African offer and the US offer? (See page 72)

A:	The South African offer and the US offer are being made on substantially identical terms and completion of both offers is subject to the same conditions.

The US offer is open to all holders of Gold Fields ordinary shares (other than ordinary shares represented by Gold Fields ADSs) who are resident in the United States and to all holders of Gold Fields ADSs, wherever resident.

The South African offer is open to all holders of Gold Fields ordinary shares (other than ordinary shares represented by Gold Fields ADSs) who are resident in South Africa and to holders of Gold Fields ordinary shares (other than ordinary shares represented by Gold Fields ADSs) who are resident outside of the United States and South Africa, if, pursuant to the local laws and regulations applicable to such holders, they are permitted to participate in the South African offer.

Q:	May I participate in the South African offer? (See pages 80-84)

A:	No. Holders of Gold Fields ordinary shares who are resident in the United States and all holders of Gold Fields ADSs, wherever resident, do not have the right to tender their Gold Fields securities in the South African offer. You must follow the procedures set forth in this prospectus to tender your Gold Fields ordinary shares or Gold Fields ADSs in the US offer.

Q:	What will I receive in the US offer? (See page 73)

A:	For each Gold Fields ordinary share validly tendered and not withdrawn, you will receive 1.275 Harmony ordinary shares.

For each Gold Fields ADS (each representing one Gold Fields ordinary share) validly tendered and not withdrawn, you will receive 1.275 Harmony ADSs.

In no event will any payments to which you are entitled under the US offer accrue or be entitled to interest.

Q:	If Gold Fields pays any dividend in respect of the Gold Fields ordinary shares, including Gold Fields ordinary shares represented by Gold Fields ADSs, will the consideration that I receive in exchange for the Gold Fields securities tendered in the US offer be reduced? (See page 74)

A:	If Gold Fields pays any dividend or any interim dividend in respect of the Gold Fields ordinary shares, including Gold Fields ordinary shares represented by Gold Fields ADSs, before the expiration of the initial offer period or the subsequent offer period, Harmony reserves the right to reduce the consideration offered in exchange for each Gold Fields ordinary share and each Gold Fields ADS tendered by an amount equal to the net value of the dividend paid per Gold Fields ordinary shares, in the manner described under “The Offer — Consideration Offered after Payment of Gold Fields Dividends”.

Q:	Will I be entitled to receive dividends in respect of any Harmony ordinary shares, including Harmony ordinary shares represented by Harmony ADSs, that I receive in exchange for my Gold Fields securities? (See page 74)

A:	Yes. In respect of the Harmony ordinary shares, including ordinary shares represented by Harmony ADSs, you will be entitled to receive any dividend that is paid after the settlement of your Gold Fields securities.

Q:	If Harmony acquires all of the Gold Fields securities in the US offer and the South African offer, what percentage of Harmony will be owned by the former holders of Gold Fields securities? (See page 75)

A:	If all of the Gold Fields securities are validly tendered and exchanged, pursuant to the terms of the US offer and the South African offer, immediately after the exchange:

•	the former holders, other than Gold Fields, of Gold Fields securities will own approximately 66.2% of the share capital and approximately 66.2% of the voting rights of Harmony, and

•	the current holders, other than Harmony, of Harmony securities will hold approximately 33.8% of the share capital and approximately 33.8% of the voting rights of Harmony.

After completion of the offers, you will hold securities of a company larger than Gold Fields. Accordingly, you will have lower ownership and voting percentages of Harmony than you now have in Gold Fields.

Q:	How long will the US offer be open? (See page 78)

A:	The initial offer period was originally set to expire at 5:00 a.m., New York City time, on Friday, February 4, 2005. On January 21, 2005, Harmony announced that the initial offer period was extended until 5:00 a.m., New York City time, on March 18, 2005 in order to permit additional time for the offer to be approved by competition authorities in South Africa. Harmony intends (but is under no obligation) to extend the offer again to permit additional time for the offer to be approved by competition authorities in South Africa. The initial offer period may, however, upon satisfaction or fulfillment of the remaining conditions to the offer, expire before 5:00 a.m., New York City time, on March 18, 2005 or such later time as the initial offer period is scheduled to expire. In particular, it is anticipated that in compliance with the Code, the initial offer period will expire and validly tendered Gold Fields securities will be accepted and settled by us as soon as the Competition Tribunal issues a certificate approving the offers. Immediately following the initial offer period, there will be a subsequent offer period of not less than three US business days. No withdrawal rights will apply upon expiration of the initial offer period. Harmony will keep Gold Fields security holders apprised as to the status of the competition condition and the possible early expiration of the initial offer period via press releases reasonably designed to inform security holders in the United States, South Africa and elsewhere as to the status of satisfaction of the competition condition.

Q:	What is the difference between the initial offer period and the subsequent offer period? (See page 73)

A:	The initial offer period is the time during which withdrawal rights apply. The initial offer period is the period from December 3, 2004 until 5:00 a.m., New York City time, on March 18, 2005 or, if earlier, the time and date on which all the remaining conditions are satisfied or fulfilled or, if earlier, the time and date on which the offer lapses. The subsequent offer period starts as soon as the initial offer period terminates.

It is anticipated that the subsequent offer period will remain open for at least 14 calendar days but it may remain open for fewer than 14 calendar days (but not less than three US business days pursuant to Rule 14d-11 under the Exchange Act) and we may extend it beyond this time until a further specified date or until further notice. During the subsequent offer period no withdrawal rights apply, except in limited circumstances, for instance if there were a material change to the offers, in order to comply with applicable regulations.

Q:	Under what circumstances will you extend the initial offer period? (See pages 73 and 78)

A:

If all of the remaining conditions to the offer have not been either satisfied or fulfilled by Harmony by 12:00 p.m., Johannesburg time, 5:00 a.m., New York City time, on March 18, 2005, Harmony may choose, but shall not be obliged, to extend the initial offer period again. We may also be

x

required to extend the initial offer period under applicable South African law and US securities laws if there is a material change to the offers or if there is a delay in obtaining regulatory approvals, including our registration statement on Form F-4, of which this prospectus forms a part, being declared effective by the SEC, or obtaining merger clearance from South African competition authorities. If the initial offer period is extended, it may, upon satisfaction or fulfillment of all of the offer conditions, expire before the time set for its expiration. Once all of the conditions have been either satisfied or fulfilled by Harmony, it is anticipated that we will extend the offer for a subsequent offer period of at least 14 calendar days.

Q:	How will I find out if the initial offer period is extended? (See page 78)

A:	If we extend the initial offer period, we will publish announcements simultaneously in the US and South African press with details of any extension prior to the time the initial offer period is scheduled to expire. We will file these press releases with the SEC as amendments to our Schedule TO.

Q:	After I tender my Gold Fields securities, may I change my mind and withdraw them? (See page 84)

A:	Gold Fields shareholders have the right to withdraw any Gold Fields shares or ADSs that they tender at any time until the end of the initial offer period. Shareholders will not have withdrawal rights during the subsequent offer period.

Q:	How will I know when the US offer is unconditional in all respects? (See page 80)

A:	Once the conditions to the US offer have been fulfilled or waived (to the extent permitted), Harmony will publish an announcement through SENS, the JSE Stock Exchange News Service, and through a simultaneous announcement in the US and South African press.

Q:	I hold American depositary receipts for Gold Fields ADSs. How do I accept the US offer? (See page 80)

A:	If you hold American depositary receipts, or ADRs, for Gold Fields ADSs, complete and sign the ADS letter of transmittal included with this document and send it, together with your ADRs and any other required documents, to the US ADS exchange agent before the expiration of the US offer. If your certificates are not available, you may also follow guaranteed delivery procedures described in this prospectus. Do not send your certificates to Harmony, the financial advisors or the information agent.

Q:	I hold Gold Fields ADSs in book-entry form. How do I accept this US offer? (See page 80)

A:	If you hold Gold Fields ADSs in book-entry form, effect a book-entry transfer of your Gold Fields ADSs into the account of the US ADS exchange agent at The Depository Trust Company, commonly known as DTC, and send either an agent’s message or an ADS letter of transmittal and any other required documents to the US ADS exchange agent before the expiration of the US offer.

Q:	I hold Gold Fields ordinary shares through a South African financial intermediary. How do I accept this US offer? (See page 82)

A:	If you hold Gold Fields ordinary shares through a South African financial intermediary, you do not need to complete the ADS letter of transmittal. Instead, your South African financial intermediary should send you transmittal materials and instructions for accepting the US offer before the last day of the offer. If you have not yet received instructions from your South African financial intermediary, you may contact MacKenzie Partners, Inc., the information agent, or contact your South African financial intermediary directly.

Q:	Will I have to pay any fees or commissions? (See page 86)

A:	Depending on the manner in which you hold your securities, you may be responsible for brokerage fees or similar expenses. If you own your Gold Fields securities through a broker or other nominee, and your broker accepts the offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q:	What will happen to my Gold Fields stock options if these offers are completed? (See page 87)

A:	If you hold exercisable Gold Fields stock options and you would like to tender the underlying Gold Fields ordinary shares into the US offer, you must first exercise the options and then tender the underlying Gold Fields ordinary shares on or prior to the expiration date of the US offer according to the instructions given in this document.

Q:	What will happen to my interests in any Gold Fields securities that I hold as a participant in any Gold Fields employee savings plan or employee share purchase plan? (See page 88)

A:	Harmony has not had access to, and does not know, important information relating to Gold Fields employee savings plans and employee share purchase plans, including the terms of these plans.

Q:	Do I need to do anything if I want to retain my Gold Fields securities?

A:	No. If you want to retain your Gold Fields securities, you do not need to take any action.

Q:	What happens if the offers lapse, are withdrawn or are not successful? (See page 78)

A:	If the offers for Gold Fields securities lapse, are withdrawn or are not successful, your Gold Fields securities will be returned to you without any other payment being due. This should occur within five South African business days following the announcement of the lapse or withdrawal.

Q:	When will I know the outcome of the offers? (See page 80)

A:	In accordance with JSE and regulations of the South African Securities Regulation Panel, Harmony will publish an announcement through SENS, the JSE Stock Exchange News Service, and through a simultaneous announcement in the US and South African press, on the date of settlement of the new Harmony securities tendered during the initial offer period. We will file those press releases with the SEC as amendments to our Schedule TO.

Q:	Will the offers be followed by a compulsory acquisition? (page 98)

A:	If, following the completion of these offers and the exercise of the irrevocable undertaking, Harmony has acquired at least 90% in nominal value of Gold Fields shares (including Gold Fields shares represented by Gold Fields ADSs) within the specified time, then we will be entitled to acquire all remaining Gold Fields shares and Gold Fields ADSs pursuant to section 440K of the South African Companies Act 1973. Holders of Gold Fields shares and Gold Fields ADSs subject to the compulsory acquisition would receive the same consideration as those holders of Gold Fields shares and Gold Fields ADSs who accept the offer.

Q:	Will I be taxed on the Harmony ordinary shares or ADSs that I receive? (See page 90)

A:

If you are a US holder and you are not a member of a special class of taxpayers, as a result of exchanging your Gold Fields securities pursuant to the US offer, and so long as less than 80% of the voting share capital or less than 80% of all other classes of Gold Fields share capital are validly deposited under the offers, you will generally recognize gain or loss, if any, for United States federal income tax purposes in an amount equal to the difference between the fair market value of the Harmony ordinary shares or Harmony ADSs that you receive in the exchange and the US dollar value of your adjusted tax basis in your Gold Fields securities exchanged. However, if at least 80% of the share capital and 80% of all other classes of Gold Fields share capital are validly deposited under the offers (and other conditions are met), it is possible that the exchange would be treated as part of a tax-free reorganization for US federal income tax purposes.

Q:	Do any Gold Fields shareholders support the offer? (See pages 64 and 75)

A:	Yes. 11.5% of Gold Fields shareholders tendered in the prior offers which expired on November 26, 2004. In addition, we have received an irrevocable undertaking to accept the current offer from Norilsk, which owns approximately 20.03% of Gold Fields’ outstanding share capital. Although we have waived the minimum tender condition, we have agreed with Norilsk that it will not be obliged to tender its Gold Fields shares if we do not otherwise receive acceptances sufficient for us to hold in excess of 50% of the issued share capital of Gold Fields (including the Gold Fields shares currently held by Norilsk).

SUMMARY

To understand this US offer and the businesses of Harmony and Gold Fields more fully, you should carefully read this entire prospectus and any documents incorporated by reference into this prospectus, including the sections under the headings “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors”, as well as Harmony’s consolidated financial statements and notes thereto incorporated by reference into this prospectus, and Gold Fields’ consolidated financial statements and notes thereto incorporated by reference into this prospectus.

The Companies

Harmony

Suite No. 1

Private Bag X1

Melrose Arch, 2076

South Africa

Tel: 011-27-11-684-0140

Harmony is a South African company that, together with its subsidiaries, conducts underground and surface gold mining and related activities, including exploration, processing, smelting and refining. Harmony is currently the largest producer of gold in South Africa, producing some 30% of the country’s gold, and the sixth largest gold producer in the world. As at June 30, 2004 Harmony’s mining operations reported total proven and probable reserves of approximately 62 million ounces and in fiscal 2004, we sold approximately 3.2 million ounces of gold (3.3 million as measured under South African GAAP).

Gold Fields

24 St. Andrews Road

Parktown, 2193

South Africa

Tel: 011-27-11-644-2400

Gold Fields, a South African company, is a significant producer of gold and major holder of gold reserves in South Africa, Ghana and Australia. Gold Fields is primarily involved in underground and surface gold mining and related activities, including exploration, extraction, processing and smelting, and also has strategic interests in platinum group metals exploration. Gold Fields is currently the third largest gold producer in South Africa and one of the largest gold producers in the world on the basis of annual production.

Based on the figures reported by Gold Fields’ mining operations, as of June 30, 2004 Gold Fields had attributable proven and probable reserves of approximately 75.4 million ounces of gold. In the year ended June 30, 2004, Gold Fields processed 46.0 million tonnes of ore and produced 4.4 million ounces of gold, of which 4.2 million ounces were attributable to Gold Fields.

US Offer and South African Offer (See page 72)

Harmony is offering to acquire 100% of the issued and outstanding Gold Fields securities that it does not already own, including Gold Fields ordinary shares represented by Gold Fields ADSs and Gold Fields ordinary shares that are or may become issuable prior to the expiration of the subsequent offer period due to the exercise of outstanding Gold Fields stock options. Harmony is making a US offer and a South African offer for legal reasons to satisfy US and South African regulatory requirements.

The US offer and the South African offer are being made on substantially identical terms and completion of the offers is subject to the same conditions. These offers follow prior offers made by Harmony for up to 34.9% of Gold Fields outstanding securities. These offers are being made on the same terms but with different conditions than the prior offers.

The US offer is open to all holders of Gold Fields ordinary shares (other than ordinary shares represented by Gold Fields ADSs) who are resident in the United States and to all holders of Gold Fields ADSs, wherever resident.

The South African offer is open to all holders of Gold Fields ordinary shares (other than ordinary shares represented by Gold Fields ADSs) who are resident in South Africa and to holders of Gold Fields ordinary shares (other than ordinary shares represented by Gold Fields ADSs) who are resident outside of the United States and South Africa, if, pursuant to the local laws and regulations applicable to those holders, they are permitted to participate in the South African offer.

Harmony’s offers for the remaining Gold Fields outstanding securities follow its prior offers for up to 34.9% of Gold Fields’ outstanding securities which each expired November 26, 2004. Harmony’s proposed acquisition of the entire remaining issued and outstanding share capital of Gold Fields is being made in a temporally distinct transaction to enable Harmony in its prior offers to accept and settle tendered Gold Fields securities prior to the meeting of Gold Fields shareholders to vote on the IAMGold transaction to be held on or about December 7, 2004 and to comply with US legal requirements that afford all holders of Gold Fields securities the right to withdraw their tenders during the pendency of the prior offers and the initial offer period of these offers, as the case may be. As a result of the prior offers Harmony now holds approximately 11.5% of Gold Fields.

Terms of the US Offer (See page 73)

Upon the terms and subject to the conditions set forth in this prospectus, we are offering:

•	1.275 Harmony ordinary shares in exchange for each outstanding Gold Fields ordinary share validly tendered and not withdrawn.

•	1.275 Harmony ADSs (each Harmony ADS representing one Harmony ordinary share) in exchange for each outstanding Gold Fields ADS (each Gold Fields ADS representing one Gold Fields ordinary share) validly tendered and not withdrawn.

This US offer (and the concurrent South African offer) follows the prior offers by Harmony for up to 34.9% of Gold Fields outstanding securities. These offers are being made on substantially similar terms as the prior offers. Accordingly, we have included information below on the premium calculation in respect of the prior offers.

Based on a price of Rand 83.84 per Harmony ordinary share, which was the average of the daily volume weighted average price for Harmony ordinary shares on the JSE during the 30 business days ended on October 14, 2004 (the last trading day before rumors and press articles significantly affected the share prices and trading volumes of Harmony ordinary shares and Gold Fields ordinary shares before to the prior offers), the terms of the US offer value each Gold Fields ordinary share at Rand 106.90, representing a premium of 28.1% over the daily volume weighted average price for Gold Fields ordinary shares on the JSE during the same period, which was Rand 83.42 per Gold Fields ordinary share.

Based on a price of Rand 84.41 per Harmony ordinary share, which was the closing price for Harmony ordinary shares on the JSE on October 14, 2004 (the last trading day before rumors and press articles significantly affected the share prices and trading volumes of Harmony ordinary shares and Gold Fields ordinary shares before the prior offers), the terms of the US offer value each Gold Fields ordinary share at Rand 107.62, representing a premium of 29.0% over the daily volume weighted average price for Gold Fields ordinary shares on the JSE in the 30 business days ending October 14, 2004, which was Rand 83.42 per Gold Fields ordinary share.

Based on the closing price of Rand 62.75 for Harmony ordinary shares on the JSE on November 24, 2004 (the last trading day before the public announcement of these offers), the terms of the US offer value each Gold Fields ordinary share at Rand 80.01.

Based on a price of Rand 61.60 per Harmony ordinary share, which was the closing price for Harmony ordinary shares on the JSE on December 2, 2004 (the last trading day before commencement of the offer), the terms of the US offer value each Gold Fields ordinary share at Rand 78.54, representing a discount of 4.39% to the closing price for Gold Fields ordinary shares on the JSE on December 2, 2004.

Based on a price of US$12.89 per Harmony ADS, which was the average of the daily volume weighted average price for Harmony ADSs on the NYSE during the 30 business days ended on October 14, 2004, (the last trading day before rumors and press articles significantly affected the share prices and trading volumes of Harmony ordinary shares and Gold Fields ordinary shares before the prior offers) the terms of the US offer value each Gold Fields ADS at US$16.43, representing a premium of 28.2% over the daily volume weighted average price for Gold Fields ADSs on the NYSE during the same period, which was US$12.82 per Gold Fields ADS.

Based on a price of US$12.93 per Harmony ADS, which was the closing price for Harmony ADSs on the NYSE on October 14, 2004 (the last trading day before rumors and press articles significantly affected the share prices and trading volumes of Harmony ordinary shares and Gold Fields ordinary shares before the prior offers), the terms of the US offer value each Gold Fields ADS at US$16.49, representing a premium of 28.6% over the daily volume weighted average price for Gold Fields ADSs on the NYSE in the 30 business days ending October 14, 2004, which was US$12.82 per Gold Fields ADS.

Based on the closing price of US$10.56 for Harmony ADSs on the NYSE on November 24, 2004 (the last trading day before the public announcement of these offers), the terms of the US offer value each Gold Fields ADS at US$13.46.

Based on a price of US$10.40 per Harmony ADS, which was the closing price for Harmony ADSs on the NYSE on December 2, 2004 (the last trading day before the date of this prospectus), the terms of the US offer value each Gold Fields ADS at US$13.26, representing a discount of 5.96% to the closing price for Gold Fields ADSs on the NYSE on December 2, 2004.

Consideration Offered after Payment of Gold Fields Dividends (See page 74)

If Gold Fields pays any dividend or any interim dividend in respect of the Gold Fields ordinary shares, including Gold Fields ordinary shares represented by Gold Fields ADSs, before the expiration of the initial offer period or the subsequent offer period, Harmony reserves the right to reduce the consideration offered in exchange for each Gold Fields ordinary share tendered and each Gold Fields ADS tendered by an equivalent value to the extent and in the manner described under “The Offer — Consideration Offered after Payment of Gold Fields Dividends”.

Entitlement to Harmony Dividends (See page 74)

In respect of any Harmony ordinary share, including any Harmony ordinary share represented by Harmony ADSs, that you receive in exchange for your tendered Gold Fields securities, you will be entitled to receive any dividend that is paid after the settlement of your tendered Gold Fields securities. See “The Offer — Entitlement to Harmony Dividends”.

No Fractional Shares (See page 75)

No fractional Harmony ordinary shares or fractional Harmony ADSs will be issued in connection with the US offer. In lieu of any fraction of a Harmony ordinary share or Harmony ADS that you would otherwise have been entitled to receive pursuant to the terms of this offer, you will receive an amount in cash equal to (a) the product of that fraction and the average sale price per Harmony ADS, net of expenses, realized on the NYSE or (b) the product of that fraction and the closing price per Harmony ordinary share, on the JSE, as applicable.

Ownership of Harmony after the Offers (See page 75)

If all of the Gold Fields securities not already owned by Harmony are validly tendered and exchanged, pursuant to the terms of the US offer and the South African offer, immediately after the exchange:

•	the former holders, other than Gold Fields, of Gold Fields securities will own approximately 66.2% of the share capital and voting rights of Harmony, and

•	the current holders, other than Harmony, of Harmony securities will hold approximately 33.8% of the share capital and voting rights of Harmony.

After completion of the offers, you will hold securities of a company larger than Gold Fields. Accordingly, you will have lower ownership and voting percentages of Harmony than you now have in Gold Fields.

Irrevocable Agreement (See page 75)

On October 16, 2004 Harmony and Norilsk entered into an irrevocable agreement pursuant to which Norilsk agreed, among other things, not to dispose of, or encumber, any of its Gold Fields shares, not to grant any right over, or restriction on, its Gold Fields shares, to vote all of its Gold Fields shares against the proposed sale by Gold Fields of its non-South African assets to IAMGold and, subject to certain conditions, to accept the offers in respect of all of its Gold Fields shares, once Harmony has received, in respect of the offers, all required regulatory approvals. The obligations of Norilsk under the agreement (subject to their terms) are irrevocable, subject to certain exceptions. Any Gold Fields shares tendered by Norilsk to Harmony will be tendered pursuant to, and therefore subject to the terms of, the offers.

On January 28, 2005 Harmony agreed that Norilsk would not be obliged to tender its Gold Fields shares if Harmony did not obtain acceptances sufficient for Harmony to hold in excess of 50% of the issued share capital of Gold Fields (including the Gold Fields shares currently held by Norilsk).

Conditions to the US Offer (See page 76)

This US offer (and the concurrent South African offer) is subject to the fulfillment or waiver (in respect of the minimum tender condition only) of the following conditions:

Minimum tender condition – waived

Harmony’s obligation to complete the US offer is subject to the condition that it receive valid acceptances from Gold Fields shareholders in excess of 50% of the entire issued share capital of Gold Fields (including those Gold Fields shares settled by Harmony in the prior offers and those Gold Fields shares in respect of which Norilsk has irrevocably undertaken to accept in the South African offer). On January 27, 2005 Harmony waived the minimum tender condition.

Non-implementation of IAMGold transaction – satisfied

Harmony’s obligation to complete the US offer is subject to the condition that the proposed merger between Gold Fields and IAMGold is not implemented for whatever reason, among other things, Gold Fields shareholders failing to approve such transaction at the Gold Fields general meeting held December 7, 2004. Upon announcement by Gold Fields of the results of its general meeting on December 7, 2004, where a majority of Gold Fields shareholders voted against the proposed transaction with IAMGold, this condition was deemed to be satisfied.

Competition and other regulatory approvals

Harmony’s obligation to complete the US offer is subject to the condition that the proposed merger of Harmony and Gold Fields is approved by the competition authorities in South Africa, as well as any other regulatory authorities which may be required for the implementation of the offers. Harmony has concluded that no such other regulatory approvals are currently applicable. The competition condition must be satisfied on or before March 18, 2005, unless the SRP extends the time for these conditions to be satisfied.

On February 25, 2005, competition authorities in South Africa indicated that a hearing would be held in respect of Harmony’s offer on May 3, 4, 5 and 6, 2005; approval of Harmony’s offer is expected shortly thereafter. Accordingly, Harmony intends to apply to the SRP for an extension of the time by which the competition condition must be satisfied. There can be no assurance, however, that Harmony’s request will be granted.

F-4 declared effective

Harmony’s obligation to complete the US offer is subject to the condition that the registration statement filed on Form F-4, of which this prospectus forms a part, shall have been declared effective by the SEC. The effectiveness condition must be satisfied on or before March 18, 2005.

Expiration Date; Extension (See page 78)

The initial offer period originally was scheduled to expire at 5:00 a.m., New York City time, on Friday, February 4, 2005. On January 21, 2005, Harmony announced that the initial offer period was extended until 5:00 a.m., New York City time, on March 18, 2005 in order to permit additional time for the offer to be approved by competition authorities in South Africa. Harmony intends (but is under no obligation) to extend the offer again to permit additional time for the offer to be approved by competition authorities in South Africa. The initial offer period may, however, upon satisfaction or fulfillment of the remaining conditions to the offer, expire before 5:00 a.m., New York City time, on March 18, 2005 or such later time as the initial offer period is scheduled to expire. In particular, in compliance with the Code, the initial offer period will expire and Harmony will accept and settle Gold Fields securities that have been validly tendered and not withdrawn immediately upon satisfaction of the last offer condition. Harmony anticipates that the last offer condition to be satisfied will be the competition condition and, as such, Harmony believes that the initial offer period will expire as soon as the Competition Tribunal issues a certificate approving the offers. As described below, immediately following the initial offer period, there will be a subsequent offer period of not less than three US business days pursuant to Rule 14d-11 under the Exchange Act. No withdrawal rights will apply upon expiration of the initial offer period.

In order keep Gold Fields security holders apprised as to the status of the competition condition and the possible early expiration of the initial offer period, Harmony will disclose to Gold Fields security holders via a press release reasonably designed to inform security holders in the United States, South Africa and elsewhere as to the status of satisfaction of the competition condition: on the date upon which the Competition Tribunal concludes its pre-hearing to consider Harmony’s offers, on the date on which the Competition Tribunal concludes its hearing to consider Harmony’s offers and on the date that the Competition Tribunal issues its certificate approving Harmony’s offers. Such press release will disclose (i) the date on which the Competition Tribunal is expected to rule and any other material information relating to the competition condition, to the extent known, (ii) Gold Fields security holders’ continuing right to withdraw any Gold Field securities tendered into the offer, (iii) the fact that any such tendered Gold Fields securities will be accepted, paid for and settled immediately upon satisfaction of the competition condition, that Gold Fields security holders’ right to withdraw their tenders will expire at such time and, accordingly, that Gold Fields security holders should withdraw their tenders as soon as possible if they no longer wish to accept Harmony’s offer and (iv) the fact that immediately following satisfaction of the competition condition the subsequent offer period will commence, during which time the offer would remain open for tenders, but no withdrawal rights would apply.

Harmony intends (but is under no obligation) to extend the offer again to permit additional time for the offer to be approved by competition authorities in South Africa. Under applicable JSE requirements, any new date selected for expiration of the initial offer period must be a Friday. We may also be required to extend the initial offer period under applicable South African law and US securities laws if there is a material change in the offers or this prospectus or if there is a delay in obtaining regulatory approvals, including our Registration Statement on Form F-4, of which this prospectus forms a part, being declared effective by the SEC or obtaining merger clearance from South African competition authorities. If the initial offer period is extended, it may, upon satisfaction or fulfillment of all of the offer conditions, expire before the time set for its expiration. If we extend the initial offer period, we will make a public announcement of the extension, pursuant to South African law, prior to the time the initial offer period is scheduled to expire. Any such announcement will contain an announcement of the approximate number of Gold Fields securities tendered to date. We will not extend the expiration date of the initial offer period for the US offer unless the expiration date for the initial offer period in the South African offer is extended, unless otherwise required by law.

The subsequent offer period starts as soon as the initial offer period terminates. Harmony reserves the right (but will not be obliged) at any time and from time to time to extend the subsequent offer period for any period it chooses, subject to applicable law. It is anticipated that the subsequent offer period will remain open for at least 14 calendar days but it may remain open for fewer than 14 calendar days (but not less than three US business days pursuant to Rule 14d-11 under the Exchange Act) and may be extended beyond that time until a further specified date or until further notice. If Harmony states that the offers will remain open until further notice, Harmony will give not less than 14 calendar days’ notice in writing to Gold Fields securityholders who have not accepted the offers before closing the subsequent offer period. During the subsequent offer period no withdrawal rights apply, except in limited circumstances, for instance if there were a material change to the offers, in order to comply with applicable regulations.

Publication of Results (See page 80)

In accordance with JSE and regulations of the South African Securities Regulation Panel, or SRP, Harmony will publish an announcement through SENS, the JSE Stock Exchange News Service, and through a simultaneous announcement in the United States and South African press on the date of settlement of the new Harmony securities. We will file those press releases with the SEC as amendments to our Schedule TO.

Procedures for Tendering Gold Fields Securities (See pages 80-84)

The procedure for tendering Gold Fields securities varies depending on a number of factors, including:

•	whether you hold Gold Fields ordinary shares or Gold Fields ADSs;

•	whether you possess physical certificates or a financial intermediary holds physical certificates for your Gold Fields securities;

•	whether you hold your securities in book-entry form; and

•	whether you hold your Gold Fields securities through a financial intermediary in the United States or South Africa.

You should read carefully the procedures for tendering your Gold Fields securities in this prospectus as well as the related transmittal materials enclosed with this prospectus.

Withdrawal Rights (See page 84)

You have the right to withdraw any Gold Fields securities that you have tendered at any time until the end of the initial offer period in the current offer. Shareholders will not have withdrawal rights after such time during the subsequent offering period.

For a withdrawal to be effective, the US custodian, the US ADS exchange agent or your South African financial intermediary, as applicable, must receive a written notice of withdrawal prior to the end of the initial offer period.

Withdrawn Gold Fields securities may be retendered prior to the end of the initial offer period by following the appropriate tender procedures.

Delivery of Harmony Ordinary Shares and Harmony ADSs; Settlement (See page 86)

Initial offer period

In the event that the offers are successful, if you tendered certificated Gold Fields shares, new Harmony ordinary shares will be mailed to you within five South African business days of the expiration of the initial offer period, provided that you have timely surrendered your documents of title to your Gold Fields shares. If you tendered Gold Fields shares in “dematerialized” form, new Harmony ordinary shares will be credited to the account of the broker or central securities depositary participant through which your shares are held within five South African business days of the expiration date of the initial offer period. Holders of Gold Fields ADSs who have tendered their ADSs will receive new Harmony ADSs in accordance with the terms of the deposit agreement and the procedures and practices of the nominee, broker or other intermediary through which they hold their ADSs. If your Harmony ADSs will be evidenced by ADRs registered in your name, you may not receive the certificates until approximately two weeks after expiration of the initial offer period.

Subsequent offer period

In the event that the offers are successful, if you tendered certificated Gold Fields shares, new Harmony ordinary shares will be mailed to you on a rolling basis, within five South African business days of the date on which you surrendered your documents of title to your Gold Fields shares. If you tendered Gold Fields shares in “dematerialized” form, new Harmony ordinary shares will be credited to the account of the broker or central securities depositary participant through which your shares are held within five South African business days of date on which you tendered your Gold Fields shares. Holders of Gold Fields ADSs who have tendered their ADSs will receive new Harmony ADSs in accordance with the terms of the deposit agreement and the procedures and practices of the nominee, broker or other intermediary through which they hold their ADSs. If your Harmony ADSs will be evidenced by ADRs registered in your name, you may not receive the certificates until approximately two weeks after the date on which you tendered your Gold Fields securities.

Future Plans for Gold Fields; Compulsory Acquisition (See pages 98 and 99)

It is the present intention of Harmony, as soon as practicable after the expiration of the US and South African offers, to obtain control of Gold Fields. If at least 18.5% of the outstanding Gold Fields ordinary shares (including Gold Fields ADSs), apart from those held by Norilsk, are tendered and accepted in the US and South African offers, then together with the 11.5% of the ordinary shares held by Harmony and the tender and acceptance of 20.03% of Gold Fields ordinary shares held by Norilsk in these offers pursuant to the terms of its irrevocable undertaking, Harmony would obtain effective control of Gold Fields. If fewer than 18.5% of the outstanding Gold Fields ordinary shares (including Gold Fields ADSs) are tendered into the offers, Harmony may not obtain effective control of Gold Fields upon expiration of the offers. In such circumstances Harmony could, subject to applicable law and regulation, seek to acquire additional Gold Fields ordinary shares.

If, following the completion of these offers and the exercise of the irrevocable undertaking Harmony has acquired at least 90% in nominal value of Gold Fields securities (including Gold Fields shares represented by Gold Fields ADSs) within four months of commencement of the offers, then we will be entitled to acquire all remaining Gold Fields shares and Gold Fields ADSs pursuant to section 440K of the South African Companies Act 1973, or Companies Act. Holders of Gold Fields shares and Gold Fields ADSs subject to the compulsory acquisition would receive the same consideration as those holders of Gold Fields shares and Gold Fields ADSs who accept the offer. In the event that the board of directors of Gold Fields recommend the transaction, Harmony may implement the proposed merger by way of a scheme of arrangement between Gold Fields and the Gold Fields shareholders in terms of section 311 of the Companies Act. In a scheme of arrangement the approval of 75% of shareholders present in person or by proxy at a general meeting convened for the purposes of considering the scheme will, if sanctioned by the court, enable Harmony to compulsorily acquire those shares which are not owned by it.

If Harmony acquires more than 50% of the entire issued share capital of Gold Fields, but fails to acquire 90% in nominal value of Gold Fields securities, Harmony may use those means legally available to it to acquire those Gold Fields securities not tendered. Subject to applicable law and regulation, Harmony could effect any such acquisitions by way of market purchases, block trades, a subsequent offer or a repurchase offer. The consideration offered in any such acquisition could, to the extent permitted by applicable law and regulation, differ from the consideration offered in these offers. Harmony intends to also seek to use its shareholding to influence and direct the policies and business strategies of Gold Fields. Harmony may also engage in transactions with Gold Fields to combine and integrate the two companies’ respective businesses. The business strategies and dividend policies of Gold Fields subsequent to a successful offer may differ from those that would be followed if it remained an independent company. Harmony has not conclusively determined whether and when it would seek to acquire any Gold Fields securities not tendered into the offers and expects to make those determinations based on the circumstances existing at the appropriate time.

Market for Gold Fields Securities after the Offers (See page 99)

If Harmony were to acquire more than 90% in nominal value of Gold Fields securities, it may then petition the JSE to cause the delisting of the Gold Fields ordinary shares. After any compulsory acquisition resulting in Harmony acquiring 100% of the ordinary shares in Gold Fields, the JSE would in all likelihood delist the Gold Fields ordinary shares. In addition, subject to the completion of the offers, Harmony intends to cause Gold Fields to terminate its deposit agreement with the depositary for the Gold Fields ADSs, and to petition, or cause Gold Fields to petition, the NYSE to delist the Gold Fields ADSs.

Comparison of the Rights of Holders of Gold Fields Ordinary Shares and Harmony Ordinary Shares (See page 169)

There are differences between the rights of a shareholder in Gold Fields and the rights of a shareholder in Harmony. We urge you to review the discussion under “Comparison of Shareholders’ Rights” for a summary of these differences.

Accounting Treatment (See page 88)

Harmony’s acquisition of the Gold Fields securities will be accounted for as a purchase business combination as defined by Statement of Financial Accounting Standards No. 141, Business Combinations.

Regulatory Approvals (See page 88)

In addition to the SEC declaring effective the registration statement on Form F-4, of which this prospectus forms a part, completion of the US offer is subject to competition authority approval in South Africa.

Listing of Harmony Ordinary Shares and Harmony ADSs (See pages 87 and 173)

Harmony ordinary shares are currently listed and admitted to trade on the JSE. Harmony ordinary shares are currently listed on the NYSE for listing purposes only and Harmony ADSs are currently listed and traded on the NYSE. The ordinary shares of Harmony are also listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange, or LSE, and are listed on the Premier Marché of Euronext Paris. Harmony’s International Depositary Shares are listed on Euronext Brussels. Harmony has applied for the supplemental listing of the Harmony ordinary shares and Harmony ADSs to be issued in these offers on the NYSE and will also complete similar applications on the JSE and LSE, as applicable.

Interests of Directors and Executive Officers of Harmony and Gold Fields (See pages 171 and 172)

Based on the number of Harmony ordinary shares issued and outstanding on September 30, 2004, the directors and executive officers of Harmony, individually and the group as a whole, held less than one percent of the share capital of Harmony, including any Harmony ordinary shares held indirectly.

The Gold Fields US Annual Report on Form 20-F for the year ended June 30, 2004 states that as of October 29, 2004 the directors and executive officers of Gold Fields, individually and the group as a whole, held, directly or indirectly, less than one percent of the shares of Gold Fields.

Material US Federal Tax Consequences of the Exchange (See page 90)

The following applies to you if you are a US holder (as defined under “Material US Federal Income Tax Consequences”) and you are not a member of a special class of taxpayers (as described under “Material US Federal Income Tax Consequences”) for US federal income tax purposes. As a result of exchanging your Gold Fields securities pursuant to the US offer, you will generally recognize gain or loss unless (i) the US offer and the South African offer are consummated as described herein and as part of the same transaction as the prior offers (for US federal tax purposes) and, (ii) as a result of the offers, taken together, not less than 80% of the voting share capital and 80% of all other classes of Gold Fields share capital are validly deposited and not validly withdrawn (collectively, conditions (i) and (ii) are referred to herein as the primary supporting conditions). However, if the primary supporting conditions are satisfied, it is possible that exchange would be treated as part of a tax-free reorganization for US federal income tax purposes. You are urged to read carefully the information regarding US federal income tax consequences under “Material US Federal Income Tax Consequences — Tax Consequences of Exchanging Gold Fields Securities — United States federal income taxation — US holders”, and to consult with your tax advisor regarding the tax consequences of the exchange to you.

In general, if you are a non-US holder (as defined in “Material US Federal Income Tax Consequences”), you will not be subject to United States federal income taxation on any gain or loss recognized in exchanging your Gold Fields securities. Exceptions, however, are described under “Material US Federal Income Tax Consequences — Tax Consequences of Exchanging Gold Fields Securities — United States federal income taxation — Non-US holders”.

The US ADS Exchange Agent (See page 87)

The Bank of New York has been appointed US ADS exchange agent in connection with the US offer. Your ADS letter of transmittal (or facsimile copies thereof) and certificates for Gold Fields ADSs should be sent by each tendering Gold Fields securityholder or his or her broker, dealer, bank or other nominee to the US ADS exchange agent at the addresses set forth on the back cover of this prospectus.

Appraisal Rights (See page 89)

Neither holders of Gold Fields ordinary shares nor holders of Gold Fields ADSs are entitled to appraisal rights with respect to the US offer as a matter of South African law.

Additional Information

If you have questions or want copies of additional documents, you may contact:

The information agent:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Bankers and Brokers Call: (212) 929-5500

Toll-Free Call: (800) 322-2885

or

the lead financial advisor:

HSBC Securities (USA) Inc.
452 Fifth Avenue
New York, New York 10018

or

the co-financial advisors:

Merrill Lynch South Africa (Pty) Limited, acting, where required, through its U.S. registered broker-dealer, Merrill Lynch, Pierce, Fenner & Smith 4 World Financial Center New York, New York 10080	Morgan Stanley South Africa (Proprietary) Limited,
acting, where required, through its U.S. registered broker-dealer,
Morgan Stanley & Co., Incorporated
First Floor, SW Wing
160 Jan Smuts Avenue
Rosebank, 2196
Johannesburg, South Africa

SUMMARY SELECTED FINANCIAL DATA

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HARMONY

Selected Financial Data

The selected consolidated financial data below should be read in conjunction with, and are qualified in their entirety by reference to, our consolidated financial statements and the notes thereto and with Item 5. “Operating and Financial Review Prospectus” of our Annual Report on Form 20-F filed with the SEC on October 8, 2004, as amended, and incorporated by reference.

Selected Historical Consolidated Financial Data

The following selected historical consolidated financial data for the last five fiscal years has been extracted from the more detailed information and financial statements, including Harmony’s audited consolidated financial statements for each of the years in the three years ended June 30, 2004 and at June 30, 2004 and 2003 and the related notes thereto, which are incorporated by reference into this registration statement. The historical consolidated financial data at June 30, 2002, 2001 and 2000, and for each of the years in the two years ended June 30, 2000 and 2001, has been extracted from Harmony’s audited consolidated financial statements not included in this document.

The audited financial information included in this registration statement has been prepared in accordance with US GAAP.

	FISCAL YEAR ENDED JUNE 30,
	2004	2003	2002	2001	2000
	(in $ thousands, except per share amounts)
Income statement data
Revenues	1,283,056	782,945	696,840	607,220	490,651
Operating income	71,975	182,046	206,375	88,424	72,971
Equity income of joint venture	7,918	52,843	13,146	—
Equity income/(loss) of associate companies	2,020	(1,233)	(473)	—	1,401
Income before taxes and minority interests	(74,568)	97,515	103,659	29,804	73,489
Minority interests	1,281	(468)	(1,575)	(349)	(2,910)
Income/(loss) before cumulative effect of change in accounting principles	(31,403)	71,792	87,716	14,830	57,030
Cumulative effect of change in accounting principles, net of tax[1]	—	14,770	—	(5,822)	—

Net (loss) income	(31,403)	86,562	87,716	9,008	57,030

Basic (loss) earnings per share ($) before cumulative effect of change in accounting principles[2]	(0.12)	0.40	0.57	0.15	0.68
Basic (loss) earnings per share ($)[2]	(0.12)	0.49	0.57	0.09	0.68
Diluted (loss) earnings per share before cumulative effect of change in accounting principles[2]	(0.12)	0.39	0.53	0.14	0.67
Diluted (loss) earnings per share[2]	(0.12)	0.47	0.53	0.09	0.67
Weighted average number of shares used in the computation of basic earnings per share	254,240,500	177,954,245	153,509,862	102,156,205	83,593,424
Weighted average number of shares used in the computation of diluted earnings per share	254,240,500	182,721,629	165,217,088	105,504,328	85,590,876
Cash dividends per share ($)	0.26	0.57	0.07	0.16	0.19
Cash dividends per share (R)	0.70	5.50	0.75	1.20	1.20
Other financial data
Cash dividends per share ($)[3]	0.05	0.20	0.41	—	—
Cash dividends per share (R)[3]	0.30	1.50	4.25	—	—
Cash cost per ounce of gold ($/oz)[4]	362	253	196	234	245

[1]	As discussed in the consolidated financial statements incorporated by reference in this registration statement, the company changed its method of accounting for mineral and surface use rights during the 2004 fiscal year, its accounting for environmental obligations during the 2003 fiscal year, and its method of accounting for share based compensation during the 2002 fiscal year.

[2]	Earnings (Loss) per share amount have been rounded to the nearest whole cent. These amounts may differ from earnings per share amounts presented in our Annual Report on Form 20-F which were rounded to one decimal place.

[3]	Reflects dividends related to fiscal 2004, 2003 and 2002 that we declared on July 30, 2004, August 1, 2003 and August 2, 2002, respectively.

[4]	Harmony has calculated cash costs per ounce by dividing total cash costs, as determined using the Gold Institute industry standard, by gold ounces sold for all periods presented. The Gold Institute is a non-profit international association of miners, refiners, bullion suppliers and manufacturers of gold products that has developed a uniform format for reporting production costs on a per ounce basis. The standard was first adopted in 1996 and was revised in November 1999. Cash costs, as defined in the Gold Institute standard, include mine production costs, transport and refinery costs, general and administrative costs, costs associated with movements in production inventories and ore stockpiles, costs associated with transfers to deferred stripping and costs associated with royalties. Cash costs have been calculated on a consistent basis for all periods presented. Changes in cash costs per ounce are affected by operational performance, as well as changes in the currency exchange rate between the Rand and the US dollar. Cash costs per ounce is not a US GAAP measure. Cash costs per ounce should not be considered by investors in isolation or as an alternative to net income, income before tax, operating cash flows or any other measure of financial performance presented. While the Gold Institute has provided a definition for the calculation of cash costs per ounce, the calculation of cash costs per ounce may vary from company to company and may not be comparable to other similarly titled measures of other companies. However, Harmony believes that cash costs per ounce is a useful indicator to investors and management of a mining company’s performance as it provides (1) an indication of a company’s profitability and efficiency, (2) the trends in costs as the company’s operations mature, (3) a measure of a company’s gross margin per ounce, by comparison of cash costs per ounce to the spot price of gold and (4) internal benchmark of performance to allow for comparison against other companies.

	FISCAL YEAR ENDED JUNE 30,
	2004	2003	2002	2001	2000
	(in $ thousands)
Balance sheet data
Cash and cash equivalents	217,022	189,040	90,223	144,096	77,942
Other current assets	223,370	146,709	109,753	136,794	59,582
Property, plant and equipment - net	3,363,773	1,121,592	812,753	667,113	557,725
Goodwill	32,480	—	—	—	—
Restricted cash	9,922	—	—	—	7,310
Investments in associates	19,908	63,782	42,791	—	—
Investment in joint venture	—	272,754	102,578	—	—
Other long-term assets	451,216	89,183	137,399	81,822	69,629

Total assets	4,590,691	1,883,060	1,295,141	1,029,825	772,188

Current liabilities	322,632	173,890	138,677	152,886	150,148
Provision for environmental rehabilitation	125,917	62,977	63,125	53,136	52,525
Provision for social plan	1,958	—	—	—	—
Deferred income and mining taxes	558,812	209,628	99,789	47,050	48,686
Provision for post-retirement benefits	1,584	1,017	737	1,002	3,709
Deferred financial liability	91,513	37,228	87,226	49,374	40,174
Long-term loans	509,195	301,572	152,461	151,466	46,635
Preference shares	—	—	—	681	—
Minority interest	—	18,408	—	331	—
Shareholders’ equity	2,979,080	1,078,340	573,126	573,899	430,311

Total liabilities and shareholders’ equity	4,590,691	1,883,060	1,295,141	1,029,825	772,188

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GOLD FIELDS

The selected historical financial data set out below for the three years ended June 30, 2004, and as of June 30, 2002, 2003 and 2004, have been extracted from the more detailed information and financial statements, including Gold Fields’ audited consolidated financial statements for those years and as of those dates and the related notes, which have been incorporated by reference into this registration statement. The summary financial data for the years ended June 30, 2000 and 2001, and as of June 30, 2001 and 2000 have been derived from Gold Fields’ audited consolidated financial statements as of that date, which are not incorporated by reference or included in this registration statement. The selected historical financial data presented below have been prepared in accordance with US GAAP.

	Year ended June 30,
	2000	2001	2002	2003	2004
	(in $ millions, except where otherwise noted)
Statement of Operations Data
Revenues	1,130.4	1,028.4	1,219.4	1,564.2	1,727.3
Production costs	861.8	743.4	710.0	1,015.0	1,355.2
Corporate expenditure	13.9	16.0	12.3	16.6	20.3
Depreciation and amortization	135.5	99.8	113.3	188.1	198.6
Exploration expenditure	11.7	17.7	16.5	29.6	39.9
Franco-Nevada merger costs	—	2.5	—	—	—
Settlement costs of Oberholzer irrigation water dispute	—	1.2	1.0	—	—
Impairment of assets	15.7	112.1	—	29.6	72.7
(Decrease)/increase in post-retirement healthcare provision	8.4	8.8	6.6	(5.0)	(5.1)
Increase in provision for environmental rehabilitation	5.6	12.2	4.7	5.3	8.4
Finance (income)/expense	3.2	1.9	(8.3)	(4.2)	12.2
Unrealized (loss)/gain on financial instruments	2.0	(0.8)	(45.9)	(35.7)	(39.2)
Realized (loss)/gain on financial instruments	14.4	(7.4)	(4.7)	(15.1)	8.7
Employment termination costs	16.0	5.0	6.4	3.8	10.5
Profit on sale of non-current investments	—	—	—	(57.2)	(13.9)
Write-down of investments	—	2.0	—	—	—
Stock compensation	—	—	4.8	—	—
New York Stock Exchange listing and associated costs	—	—	4.3	—	—
Gain on disposal of St. Helena mine	—	—	—	(13.4)	—
Share of equity investees’ losses	0.8	—	—	—	—
Cost of Driefontein merger	—	—	—	—	—
Other expenses	1.4	1.0	—	0.3	—
(Loss)income before tax	40.0	13.0	398.4	406.5	82.5
Income and mining tax benefit/(expense)	85.2	(21.6)	(147.1)	(133.8)	(11.8)

(Loss)/income before minority interests	125.2	(8.6)	251.3	272.7	70.7
Minority interests	1.7	(8.8)	(12.2)	(14.4)	(21.8)
Income/(loss) before cumulative effect of changes in accounting principles	126.9	(17.4)	239.1	258.3	48.9
Cumulative effect of changes in accounting principles, net of tax	—	(0.6)	—	(1.3)	—

Net (loss)/income	126.9	(18.0)	239.1	257.0	48.9

Other Financial and Operating Data
Basic (loss)/earnings per share before cumulative effect of changes in accounting principles ($)	0.28	(0.04)	0.52	0.55	0.10
Diluted (loss)/earnings per share before cumulative effect of changes in accounting principles ($)	0.28	(0.04)	0.51	0.54	0.10
Basic (loss)/earnings per share ($)	0.28	(0.04)	0.52	0.54	0.10
Diluted (loss)/earnings per share ($)	0.28	(0.04)	0.51	0.54	0.10
Dividend per share (Rand)	0.50	1.05	1.30	3.70	1.40
Dividend per share ($)	0.08	0.13	0.13	0.39	0.19
Total cash costs per ounce of gold produced ($/oz)(1)	215	194	170	212	302
Total production costs per ounce of gold produced ($/oz)(2)	251	224	198	254	349

(1)

Gold Fields has calculated total cash costs per ounce by dividing total cash costs, as determined using the Gold Institute industry standard, by gold ounces sold for all periods presented. The Gold Institute is a non-profit international industry association of miners, refiners, bullion suppliers and manufacturers of gold products that ceased operation in 2002, which developed a uniform format for reporting production costs on a per ounce basis. The standard was first adopted in 1996 and revised in November 1999. Total cash costs, as defined in the Gold Institute industry standard, are production costs as recorded in the statement of operations, less offsite (ie, central) general and administrative expenses (including head office costs charged to the mines, central training expenses, industry association fees, refinery charges and social development costs), rehabilitation costs, amortization, reclamation, capital development and exploration costs, plus royalties and employee termination costs. Under U.S. GAAP, production costs do not include amortization, reclamation, capital development or certain exploration charges. Changes in total cash cost per ounce are affected by operational performance, as well as changes in the currency exchange rate between the Rand and Australian dollar compared with the US dollar. Management, however, believes that total cash costs per ounce provides a measure for comparing Gold Fields’ operational performance against that of its peer group, both for Gold Fields as a whole, and for its individual operations. Total cash cost per ounce is not a US GAAP measure. An investor should not consider total cash costs per ounce in isolation or as an alternative to net income/(loss), income before tax, operating cash flows or any other measure of financial performance presented in accordance with US GAAP. While the Gold Institute has provided a definition for the calculation of total cash costs, adoption of the standard is voluntary and thus the calculation of total cash costs per ounce may vary significantly among gold mining companies, and by itself does not necessarily provided a basis for comparison with other gold mining companies. See “Information on the Company — Glossary of Mining Terms — Total cash costs per ounce”. For a reconciliation of Gold Fields’ production costs to its total cash costs for fiscal 2004, 2003 and 2002, see “Operating and Financial Review and Prospects — Results of Operations — Years Ended June 30, 2003 and 2004” and “Years Ended June 30, 2002 and 2003” in the Gold Fields Annual report on Form 20-F filed with the SEC.

(2)	Gold Fields has calculated total production costs per ounce by dividing total production costs, as determined using the Gold Institute industry standard, by gold ounces sold for all periods presented. Total production costs, as defined by the Gold Institute industry standard, are total cash costs, as calculated using the Gold Institute industry standard, plus amortization, depreciation and rehabilitation costs. Changes in total production costs per ounce are affected by operational performance, as well as changes in the currency exchange rate between the Rand and the Australian dollar compared with the US dollar. Management, however, believes that total production costs per ounce provides a measure for comparing Gold Fields’ operational performance against that of its peer group, both for Gold Fields as a whole, and for its individual operations. Total production costs per ounce is not a US GAAP measure. An investor should not consider total production costs per ounce in isolation or as an alternative to net income/(loss), income before tax, operating cash flows or any other measure of financial performance presented in accordance with US GAAP. While the Gold Institute has provided a definition for the calculation of total production costs, adoption of the standard is voluntary and thus the calculation of total production costs per ounce may vary significantly among gold mining companies, and by itself does not necessarily provide a basis for comparison with other gold mining companies. See “Information on the Company —Glossary of Mining Terms — Total production costs per ounce”. For a reconciliation of Gold Fields’ production costs to its total production costs for fiscal 2004, 2003 and 2002, see “Operational and Financial Review and Prospects — Results of Operations — Years Ended June 30, 2003 and 2004” and “Years Ended June 30, 2002 and 2003” in the Gold Fields annual report on Form 20-F filed with the SEC.

	Year ended June 30,
	2000	2001	2002	2003	2004
	(in $ millions, except where otherwise noted)
Balance Sheet Data
Cash and cash equivalents	75.8	23.6	195.1	133.6	656.3
Financial instruments	—	—	—	—	37.0
Receivables	36.0	50.5	56.2	74.9	116.4
Inventories	24.5	21.1	68.5	76.8	63.9
Material contained on heap leach pads	17.7	31.3	45.0	41.8	42.5
Total current assets	159.0	126.5	364.8	327.1	916.1
Net property, plant and equipment	2,178.1	1,798.7	1,726.9	2,231.0	2,805.5
Fair value of financial instruments	—	—	46.2	67.7	70.3
Non-current investments	38.5	42.2	73.3	101.0	179.8
Total assets	2,375.6	1,967.4	2,211.2	2,726.8	3,971.7

Accounts payable and provisions	148.1	127.4	153.3	184.7	290.6
Income and mining taxes payable	13.9	1.2	44.5	52.0	14.2
Current portion of long-term loans	10.0	—	37.0	20.5	—
Total current liabilities	172.0	128.6	234.8	257.2	304.8
Long term loans	20.0	—	145.0	21.1	643.2
Deferred income and mining taxes	588.8	506.9	448.2	647.3	769.0
Provision for environmental rehabilitation	42.6	47.5	58.8	99.2	116.0
Provision for post-retirement health care costs	55.9	51.0	44.7	23.9	18.9
Minority interests	29.4	39.0	52.8	58.8	102.7
Share capital	41.1	41.3	42.1	42.2	43.6
Additional paid-in capital	1,493.0	1,498.1	1,560.8	1,565.2	1,792.3
(accumulated loss)/retained earnings	81.9	2.7	182.6	255.3	211.6
Accumulated other comprehensive income/(loss)	(149.1)	(347.7)	(556.8)	(243.4)	(30.4)
Total shareholders’ equity	1,466.9	1,194.4	1,226.9	1,619.3	2,017.1
Total liabilities and shareholders’ equity	2,375.6	1,967.4	2,211.2	2,726.8	3,971.7
Other Data
Number of ordinary shares as adjusted to reflect changes in capital structure	453,250,595	455,836,608	470,522,224	472,364,872	491,492,520
Net assets	1,466.9	1,194.4	1,226.9	1,619.3	2,017.1

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information, which gives effect to the offers, is presented in US dollars and reflects the combination of Harmony and Gold Fields using the purchase method of accounting. Accounting for business combinations under US GAAP requires Harmony to weigh many factors in determining which company is determined to be the accounting acquirer for US GAAP financial reporting purposes. All pertinent facts and circumstances need to be considered and the preponderance of the evidence of the following criteria will determine whether Harmony or Gold Fields is determined to the be accounting acquirer in accordance with US GAAP:

•	The relative voting rights in the combined entity after acquisition — all else being equal, the acquiring entity will have the larger portion of the voting rights in the combined entity after the acquisition;

•	The composition of the governing body of the combined entity — all else being equal, the acquiring entity will have the ability to elect or appoint a voting majority of the governing body of the combined entity;

•	The composition of the senior management of the combined entity — all else being equal, the acquiring entity will be the entity whose senior management dominates that of the combined entity;

•	The terms of exchange of equity securities — all else being equal, the acquiring entity pays a premium over the market value of the equity securities of the other combined entity.

If the offers result in the acquisition of 100% of the Gold Fields outstanding ordinary shares and ADSs, Gold Fields shareholders will hold approximately 66.2% of Harmony’s outstanding share capital, not including the potential impact of exchange of Gold Fields share options. However, currently, Harmony believes that upon completion of the acquisition, the composition of the governing body as well as the composition of senior management will be dominated by current Harmony board members and senior management, respectively. Harmony is also paying a premium of 29% to the 30-day Gold Fields average share price calculated as of October 14, 2004. Since future events could significantly change the facts described above, it is unclear as to whether Harmony or Gold Fields will be the accounting acquirer in accordance with US GAAP. Therefore, we have presented in this pro forma financial information the pro forma effects of both scenarios. The differing results for each scenario are described in the pro forma tables and the accompanying text and notes. The pro forma adjustments for both scenarios are based upon available information and certain assumptions that Harmony believes are reasonable, including the assumptions that, pursuant to the offers:

•	the unaudited pro forma condensed combined balance sheet is based on the audited historical balance sheets of Harmony and Gold Fields at June 30, 2004;

•	the unaudited pro forma condensed combined income statement combine the audited results of operations of Harmony for the year ended June 30, 2004, adjusted to include twelve months results of operations for Avgold and ARMgold, and the audited Gold Fields results of operations for the year ended June 30, 2004;

•	Harmony acquires 100% of outstanding Gold Fields ordinary shares and ADSs at an exchange ratio of 1.275 Harmony shares for each Gold Fields share or ADS;

•	no Gold Fields share options are exercised or tendered for the offers.

For an analysis of the impact on the unaudited condensed combined pro forma balance sheet and income statement assuming that Harmony acquires 100% of the remaining outstanding Gold Fields ordinary shares and ADSs not already owned by it, please see the Notes to Unaudited Pro Forma Condensed Combined Financial Statements on page137.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the combined entities that would have been achieved had the US offer and the South African offer been completed during the periods presented, nor is the selected unaudited pro forma condensed combined financial information necessarily indicative of the future operating results or financial position of the combined entities. The unaudited pro forma condensed combined financial information does not reflect any cost savings or other synergies which may result from the acquisition of 100% of the remaining outstanding shares of Gold Fields. The unaudited condensed combined pro forma financial information does not reflect any special items such as payments pursuant to change of control provisions or restructuring and integration costs which may be incurred as a result of the acquisition. Because Harmony has access only to publicly available financial information about Gold Fields’ accounting policies, there can be no assurance that the accounting policies of Gold Fields conform to those of Harmony.

This selected unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Statements of Harmony and Gold Fields” and the related notes included in this prospectus, and with the respective consolidated financial information of Harmony and Gold Fields as of and for the year ended June 30, 2004. All amounts are stated in US dollars. This pro forma information is subject to risks and uncertainties, including those discussed under “Risk Factors — We have not been given the opportunity to conduct a due diligence review of the non-public records of Gold Fields. Therefore, we may be subject to unknown liabilities of Gold Fields which may have an adverse effect on our profitability and results of operations” and “Risk Factors — We have not verified the reliability of the Gold Fields information included in, or incorporated by reference into, this prospectus and, as a result, our estimates of the impact of consummation of the offers on the pro forma condensed combined financial information in this prospectus may be incorrect.”

The unaudited pro forma condensed combined financial information is based on preliminary estimates and assumptions based on current circumstances, which Harmony believes to be reasonable. The unaudited pro forma adjustments and allocation of purchase price for both scenarios are preliminary and may be subject to change. Due to the limited financial and other information related to Gold Fields available to Harmony’s management, the excess of purchase price over the book value of the assets to be acquired in the scenario that Harmony is determined to be the accounting acquirer under US GAAP has been allocated according to a preliminary analysis by Harmony’s management based on available public information. The final allocation of the purchase price for both scenarios will be completed after the asset and liability valuations are finalized by Harmony’s management. There can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation. The final determination as to the accounting acquiror as a result of the offers will be determined upon completion of the offerings.

Harmony and Gold Fields

Summary Unaudited Pro Forma Condensed Combined Balance Sheet

(in $ thousands)

June 30, 2004

(Harmony as Acquirer)

Pro Forma Combined Group $’000
ASSETS
CURRENT ASSETS
Cash and cash equivalents	828,076
Receivables	254,518
Inventories	148,559
Materials contained in heap leach pads	43,093
Deferred income and mining taxes	71,132
Current portion of financial instruments	37,000

Total current assets	1,382,378

Property, plant and equipment	8,824,556
Other assets	31,838
Goodwill	5,053,015
Restricted cash	9,922
Investments	599,178
Investments in associates	19,908
Non-current portion of financial instruments	70,300

TOTAL ASSETS	15,991,095

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	673,458
Income and mining taxes	23,765
Dividends payable	1,341

Total current liabilities	698,564

Long term loans	1,152,395
Deferred income and mining taxes	2,280,725
Deferred financial liability	91,513
Provision for environmental rehabilitation	241,917
Provision for social plan	1,958
Provision for post retirement benefits	20,484
Minority interest	102,700
SHAREHOLDERS’ EQUITY
Share capital	77,900
Additional paid-in capital	11,001,846
Retained earnings	108,029
Deferred share-based compensation	(3,624)
Accumulated other comprehensive income	216,688

Total shareholders’ equity	11,400,839

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	15,991,095

Harmony and Gold Fields

Summary Unaudited Pro Forma Condensed Combined Income Statement

(in $ thousands, except per share amounts)

(Harmony as Acquirer)

Proforma Combined Group Year Ended June 30, 2004 $’000
REVENUES
Product sales	3,187,320
Interest received	56,917
Dividends received	579
Other income—net	59,514

3,304,330

COSTS AND EXPENSES
Production costs	2,704,337
Deferred stripping costs	(4,119)
Depreciation and amortization	119,114
Impairment of assets	75,845
Employment termination and restructuring costs	44,259
Corporate expenditure	37,820
Exploration expenditure	55,710
Marketing and new business expenditure	12,533
Loss on financial instruments	25,954
Profit on sale of other assets and listed investments	(18,799)
Profit on sale and loss on dilution of investment in associates—net	(65,097)
Profit on sale of subsidiary	(115)
Write off of mineral rights	3,600
Share-based compensation	7,135
Equity income of joint venture	—
Equity (profit)/loss of associated companies	—
Impairment of investment in associate	1,956
Interest paid	91,366
Reversal of provision for rehabilitation costs	(481)
Provision for former employees’ post retirement benefits	(5,100)

3,428,401

LOSS BEFORE TAX, MINORITY INTERESTS AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES	(124,071)
INCOME AND MINING TAX BENEFIT	72,795

LOSS BEFORE MINORITY INTERESTS AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES	(51,276)
MINORITY INTERESTS	(20,519)

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES	(71,795)
Cumulative effect of change in accounting principles—net of tax	—

NET LOSS	(71,795)

Basic loss per share—before cumulative effect of changes in accounting principles	(0.08)
Fully diluted loss per share—before cumulative effect of changes in accounting principles	(0.08)
Basic loss per share	(0.08)
Fully diluted loss per share	(0.08)
Dividend per share	0.17
Weighted average number of shares used in the computation of basic earnings per share	945,337,072
Weighted average number of shares used in the computation of diluted earnings per share	945,337,072
Shareholders’ Equity per Share	1,206.01

Harmony and Gold Fields

Summary Unaudited Pro Forma Condensed Combined Balance Sheet

(in $ thousands)

June 30, 2004

(Gold Fields as Acquirer)

Pro forma Combined Group $'000
ASSETS
CURRENT ASSETS
Cash and cash equivalents	828,076
Receivables	254,518
Inventories	148,559
Materials contained in heap leach pads	43,093
Deferred income and mining taxes	71,132
Current portion of financial instruments	37,000

Total current assets	1,382,378

Property, plant and equipment	7,287,884
Other assets	31,838
Goodwill	—
Restricted cash	9,922
Investments	599,178
Investments in associates	19,908
Non-current portion of financial instruments	70,300

TOTAL ASSETS	9,401,408

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	673,458
Income and mining taxes	23,765
Dividends payable	1,341

Total current liabilities	698,564

Long term loans	1,152,395
Deferred income and mining taxes	1,556,634
Deferred financial liability	91,513
Provision for environmental rehabilitation	241,917
Provision for social plan	1,958
Provision for post retirement benefits	20,484
Minority interest	102,700
SHAREHOLDERS’ EQUITY
Share capital	77,900
Additional paid-in capital	5,276,142
Retained earnings	211,600
Deferred share-based compensation	—
Accumulated other comprehensive income/(loss)	(30,400)

Total shareholders’ equity	5,535,242

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	9,401,408

Harmony and Gold Fields

Summary Unaudited Pro Forma Condensed Combined Income Statement

(in $ thousands, except per share amounts)

(Gold Fields as Acquirer)

Pro forma Combined Group Year Ended June 30, 2004 $'000
REVENUES
Product sales	3,187,320
Interest received	56,917
Dividends received	579
Other income—net	59,514

3,304,330

COSTS AND EXPENSES
Production costs	2,704,337
Deferred stripping costs	(4,119)
Depreciation and amortization	384,763
Impairment of assets	75,845
Employment termination and restructuring costs	44,259
Corporate expenditure	37,820
Exploration expenditure	55,710
Marketing and new business expenditure	12,533
Loss on financial instruments	25,954
Profit on sale of other assets and listed investments	(18,799)
Profit on sale and loss on dilution of investment in associates—net	(65,097)
Profit on sale of subsidiary	(115)
Write off of mineral rights	3,600
Share-based compensation	7,135
Equity (income)/loss of joint venture	—
Equity (profit)/loss of associated companies	—
Impairment of investment in associate	1,956
Interest paid	91,366
Reversal of provision for rehabilitation costs	(481)
Provision for former employees' post retirement benefits	(5,100)

3,351,567

LOSS BEFORE TAX, MINORITY INTERESTS AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES	(47,237)
INCOME AND MINING TAX BENEFIT/(EXPENSE)	36,590

LOSS BEFORE MINORITY INTERESTS AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES	(10,647)
MINORITY INTERESTS	(20,519)

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES	(31,166)
Cumulative effect of change in accounting principles—net of tax	—

NET LOSS	(31,166)

Basic loss per share—before cumulative effect of changes in accounting principles	(0.03)
Fully diluted loss per share—before cumulative effect of changes in accounting principles	(0.03)
Basic loss per share	(0.03)
Fully diluted loss per share	(0.03)
Dividend per share	0.17
Weighted average number of shares used in the computation of basic earnings per share	945,337,072
Weighted average number of shares used in the computation of diluted earnings per share	945,337,072

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Should Harmony not acquire 100% of the outstanding ordinary shares and ADSs of Gold Fields, the pro forma effects would differ depending on the percentage of shares acquired as described below.

In its unaudited pro forma condensed combined financial information, Harmony would classify its current 11.5% investment in Gold Fields as an available-for-sale investment and report the investment at fair value in its unaudited pro forma consolidated balance sheet as of June 30, 2004. Changes in the fair value of the investment would be excluded from earnings and included as a separate component of shareholders’ equity, to be transferred to income/(loss) on disposal of all or a portion of the investment. As of December 31, 2004, the fair value of the 11.5% investment amounted to $3,934.2 million (unaudited), which would result in an unrealized loss of $570.5 million (unaudited) being included as a separate component of shareholders’ equity.

Harmony will continue to account for its investment in Gold Fields as an available-for-sale investment if the current offers result in Harmony owning less than 20% of the Gold Fields outstanding ordinary shares and ADSs, as Harmony will likely be deemed not to be able to exercise significant influence over the financial and operating policies of Gold Fields unless it acquires more than 20% of the Gold Fields outstanding ordinary shares and ADSs. Therefore, since changes in fair value are generally excluded from earnings for investments classified as held-for-sale, the acquisition of the additional shares up to the 20% level would have had no impact on unaudited pro forma net loss for the year ended June 30, 2004. Unaudited pro forma net loss however, would be adjusted to include 12 months results of operations for Avgold and ARMgold, as shown in the table below. Unaudited pro forma basic loss and fully diluted loss per share for the year ended June 30, 2004 would have been as follows (assuming the offers result in Harmony owning 11.5% or 15% of Gold Fields shares and ADSs):

	Assuming the Offers would have resulted in Harmony owning on July 1, 2003:
	11.5%	15%
	$’000	$’000
Net loss—as reported	(31,403)	(31,403)
Adjustment to include 12 months results of operations for Avgold and ARMgold (unaudited)	(17,823)	(17,823)

Unaudited pro forma net loss	(49,226)	(49,226)

Basic loss per share—as reported(1)	(0.12)	(0.12)
Adjustment to include 12 months results of operations for Avgold and ARMgold (unaudited)	(0.07)	(0.07)
Adjustment to reflect additional shares to be issued (unaudited)	0.06	0.07

Unaudited pro forma loss per share	(0.13)	(0.12)

Fully diluted loss per share—as reported(1)	(0.12)	(0.12)
Adjustment to include 12 months results of operations for Avgold and ARMgold (unaudited)	(0.07)	(0.07)
Adjustment to reflect additional shares to be issued (unaudited)	0.06	0.07

Unaudited pro forma fully diluted loss per share	(0.13)	(0.12)

(1)	Earnings (loss) per share amounts have been rounded to the nearest whole cent. These amounts may differ from earnings (loss) per share amounts presented in our Annual Report on Form 20-F, which were rounded to one decimal place.

If the offers result in Harmony acquiring more than 20%, but less than 29.97% of the outstanding ordinary shares and ADSs of Gold Fields (excluding the Gold Fields shares currently held by Norilsk), Harmony will account for its investment in Gold Fields under the equity method of accounting.

This is because Harmony will likely be deemed to be able to exercise significant influence over the financial and operating policies of Gold Fields. Unaudited pro forma equity profit of associated companies, unaudited pro forma net loss, unaudited pro forma basic loss and fully diluted loss per share for the year ended June 30, 2004, would have been as follows (assuming the offers result in acquisition of 20%, 25% or 29.97% of Gold Fields shares and ADSs):

	Assuming the Offers would have resulted in Harmony owning on July 1, 2003:
	20%	25%	29.97%
	$’000	$’000	$’000
Equity profit from associated companies—as reported	2,020	2,020	2,020
Adjustment to include 12 months results of operations for Avgold and ARMgold (unaudited)	(2,020)	(2,020)	(2,020)
Adjustment to equity account Harmony’s investment in Gold Fields (unaudited)	(4,514)	(5,642)	(6,764)

Unaudited pro forma equity loss from associated companies	(4,514)	(5,642)	(6,764)

Net loss—as reported	(31,403)	(31,403)	(31,403)
Adjustment to include 12 months results of operations for Avgold and ARMgold (unaudited)	(17,823)	(17,823)	(17,823)
Adjustment to equity account Harmony’s investment in Gold Fields (unaudited)	(4,514)	(5,642)	(6,764)

Unaudited net loss	(53,740)	(54,868)	(55,990)

Basic loss per share—as reported(1)	(0.12)	(0.12)	(0.12)
Adjustment to include 12 months results of operations for Avgold and ARMgold (unaudited)	(0.07)	(0.07)	(0.07)
Adjustment to equity account Harmony’s investment in Gold Fields and reflect additional shares to be issued (unaudited)	0.07	0.08	0.08

Unaudited pro forma loss per share	(0.12)	(0.11)	(0.11)

Fully diluted loss per share—as reported(1)	(0.12)	(0.12)	(0.12)
Adjustment to include 12 months results of operations for Avgold and ARMgold (unaudited)	(0.07)	(0.07)	(0.07)
Adjustment to equity account Harmony’s investment in Gold Fields and reflect additional shares to be issued (unaudited)	0.07	0.08	0.08

Unaudited pro forma fully diluted loss per share	(0.12)	(0.11)	(0.11)

(1)	Earnings (loss) per share amounts have been rounded to the nearest whole cent. These amounts may differ from earnings (loss) per share amounts presented in our Annual Report on Form 20-F, which were rounded to one decimal place.

The unuadited pro forma information presented above is not necessarily indicative of the basic loss and fully diluted loss per share that would have been achieved had the US offer and the South African offer been completed during the periods presented.

If the offers result in Harmony receiving acceptances sufficient for it to hold in excess of 29.97% of the outstanding shares and ADSs of Gold Fields (excluding the Gold Fields shares currently held by Norilsk) Norilsk, which currently owns approximately 20.03% of Gold Fields’ outstanding share capital, would be obligated under its arrangement with Harmony to tender its shares for the current offer from Harmony. This would result in Harmony owning more than 50% of the outstanding shares and ADSs of Gold Fields and obtaining control over the financial and operating policies of Gold Fields. This transaction would be accounted for as a business combination under Statement of Financial Accounting Standards No. 141 “Business Combinations” (“FAS 141”).

Harmony and Gold Fields

COMPARATIVE PER SHARE MARKET INFORMATION

Harmony ordinary shares are listed on the JSE under the symbol “HAR”, and Harmony ADSs are listed on the NYSE under the symbol “HMY”. Gold Fields ordinary shares are listed on the JSE under the symbol “GFI” and Gold Fields ADSs are listed on the NYSE under the symbol “GFI”. The following table presents the closing market prices per security for Harmony ordinary shares and Harmony ADSs and Gold Fields ordinary shares and Gold Fields ADSs in Rand or US dollars, as the case may be:

•	as reported on the JSE for Harmony ordinary shares and Gold Fields ordinary shares; and

•	as reported on the NYSE for Harmony ADSs and Gold Fields ADSs.

In each case the prices are given:

•	as of October 14, 2004, which was the last full trading day on the JSE and the NYSE before rumors and press articles significantly affected the share prices and trading volumes of Harmony ordinary shares and Gold Fields ordinary shares before the prior offers by Harmony for up to 34.9% of Gold Fields;

•	as of November 24, 2004, which was the last full trading day on the JSE and on the NYSE, prior to the public announcement of the offers;

•	as of December 2, 2004, which was the last trading day prior to commencement of the offers;

•	as of February 24, 2005, which was the last trading day prior to the date of this prospectus.

See “Market Price and Dividend Data” for further information about historical market prices of these securities.

The following table also presents the implied equivalent value per security for Gold Fields ordinary shares in Rand and Gold Fields ADSs in US dollars. The implied equivalent value of a Gold Fields ordinary share was calculated by multiplying the closing market price per Harmony ordinary share by 1.275, the exchange ratio for each Gold Fields ordinary share in the US offer. The implied equivalent value of an Gold Fields ADS was calculated by multiplying the closing market prices per Harmony ADS by 1.275, the applicable ratio for each Gold Fields ADS in the US offer.

	Harmony		Gold Fields		Implied Equivalent Value per Gold Fields Security
	Ordinary Shares (Rand)	ADSs ($)	Ordinary Shares (Rand)	ADSs ($)	Ordinary Shares (Rand)	ADSs ($)
October 14, 2004	84.41	12.93	90.89	13.79	107.62	16.49
November 24, 2004	62.75	10.56	82.30	14.27	80.01	13.46
December 2, 2004	61.60	10.40	82.15	14.10	78.54	13.26
February 24, 2005	49.59	8.37	69.50	11.84	62.23	10.67

The market prices of Harmony ordinary shares and Harmony ADSs and Gold Fields ordinary shares and Gold Fields ADSs are likely to fluctuate prior to the expiration date of these offers and cannot be predicted. We urge you to obtain current market information regarding Harmony ordinary shares and Harmony ADSs and Gold Fields ordinary shares and Gold Fields ADSs.

SUMMARY SELECTED COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following tables set forth certain historical per share data for Harmony and Gold Fields as well as unaudited pro forma and equivalent pro forma combined per share data to reflect the combination of Harmony and Gold Fields for both acquisition scenarios. The pro forma adjustments are based upon available information and certain assumptions that Harmony believes are reasonable, including the assumptions that, pursuant to the offers:

•	the unaudited pro forma condensed combined balance sheet is based on the audited historical balance sheets of Harmony and Gold Fields at June 30, 2004;

•	the unaudited pro forma condensed combined income statement combine the audited results of operations of Harmony for the year ended June 30, 2004, adjusted to include twelve months results of operations for Avgold and ARMgold, and the audited Gold Fields results of operations for the year ended June 30, 2004;

•	Harmony acquires 100% of outstanding Gold Fields ordinary shares and ADSs at an exchange ratio of 1.275 Harmony shares for each Gold Fields share or ADS;

•	no Gold Fields share options are exercised or tendered for the offers.

The summary selected comparative historical and pro forma per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the combined entities that would have been achieved had the US offer and the South African offer been completed during the periods presented, nor is the summary selected comparative historical and pro forma per share data necessarily indicative of the future operating results or financial position of the combined entities.

The summary selected comparative historical and pro forma per share data has been derived from and should be read in conjunction with the “Pro Forma Condensed Combined Financial Statements of Harmony and Gold Fields” and the related notes included in this prospectus, and with the respective consolidated financial information of Harmony and Gold Fields as of and for the year ended June 30, 2004. All amounts are stated in US dollars. This pro forma information is subject to risks and uncertainties, including those discussed under “Risk Factors — We have not been given the opportunity to conduct a due diligence review of the non-public records of Gold Fields. Therefore, we may be subject to unknown liabilities of Gold Fields which may have an adverse effect on our profitability and results of operations” and “Risk Factors — We have not verified the reliability of the Gold Fields information included in, or incorporated by reference into, this prospectus and, as a result, our estimates of the impact of consummation of the offers on the pro forma condensed combined financial information in this prospectus may be incorrect.”

The unaudited pro forma condensed combined financial information is based on preliminary estimates and assumptions, which Harmony believes to be reasonable. The unaudited pro forma adjustments and allocations of purchase price for both scenarios are preliminary and may be subject to change. The final allocation of the purchase price for both scenarios will be completed after the asset and liability valuations are finalized by Harmony’s management. There can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation. The final determination as to the accounting acquiror as a result of the offers will be determined upon completion of the offerings.

	Harmony		Gold Fields
	Year Ended June 30, 2004 USGAAP Historical per Ordinary Share/ADS ($)	USGAAP Pro Forma Combined per Ordinary Share/ADS ($)	Year Ended June 30, 2004 USGAAP Historical per Ordinary Share/ ADS ($)	Equivalent USGAAP Pro Forma per Ordinary Share/ADS ($)
Harmony as acquiror:
Net (loss)/income	(0.12)	(0.08)	0.10	(0.10)
Net (loss)/income before non-recurring charges or credits directly attributable to the transaction	(0.12)	(0.08)	0.10	(0.10)
Dividends	0.26	0.17	0.19	0.21
Shareholders’ equity	11.72	12.06	4.16	15.38

	Gold Fields		Harmony
	Year Ended June 30, 2004 USGAAP Historical per Ordinary Share/ ADS ($)	USGAAP Pro Forma Combined per Ordinary Share/ADS ($)	Year Ended June 30, 2004 USGAAP Historical per Ordinary Share/ADS ($)	Equivalent USGAAP Pro Forma per Ordinary Share/ADS ($)
Gold Fields as acquiror:
Net (loss)/income	0.10	(0.03)	(0.12)	(0.03)
Net (loss)/income before non-recurring charges or credits directly attributable to the transaction	0.10	(0.03)	(0.12)	(0.03)
Dividends	0.19	0.17	0.26	0.13
Shareholders’ equity	4.16	12.06	11.72	9.42

(1)	Earnings (loss) per share amounts have been rounded to the nearest whole cent. These amounts may differ from earnings (loss) per share amounts presented in our Annual Report on Form 20-F, which were rounded to one decimal place.

EXCHANGE RATE INFORMATION

The following tables show, for the periods indicated, information concerning the exchange rate between the US dollar and the Rand. The average rates for the monthly periods presented in these tables were calculated by taking the simple average of the daily noon buying rates, as published by the Federal Reserve Bank of New York. The average rates for the interim periods and annual periods presented in these tables were calculated by taking the simple average of the noon buying rates on the last day of each month during the relevant period. This information is provided solely for your information, and we do not represent that the Rand could be converted into US dollars at these rates or at any other rate. These rates are not the rates used by Harmony or Gold Fields in the preparation of their respective consolidated financial statements incorporated by reference into this prospectus.

The data provided in the following table are expressed in Rand per US dollar and are based on noon buying rates published by the Federal Reserve Bank of New York for the Rand. On November 24, 2004, the last trading day prior to public announcement of the offers, the exchange rate was Rand 5.9275=US$1.00. On February 24, 2005, the most recent practicable date prior to the printing of this prospectus, the exchange rate was Rand 5.8225=US$1.00.

	Period-end Rate(1)	Average Rate(2)	High	Low
Recent Monthly Data
February, 2005 (through February 24, 2005)	5.8225	6.0228	6.2324	5.7625
January, 2005	5.9300	5.9587	6.1030	5.6425
December, 2004	5.6450	5.7235	5.8750	5.6150
November, 2004	5.8110	6.0305	6.1925	5.7750
October, 2004	6.1355	6.3815	6.6340	6.0750
September, 2004	6.4780	6.5349	6.6800	6.4020
August, 2004	6.6450	6.4667	6.7400	6.0900
Interim Period Data
Six months ended December 31, 2004	5.6450	6.2064	6.7400	5.6150
Nine months ended March 31, 2004	6.3235	6.9776	7.8000	6.2601
Six months ended December 31, 2003	6.7000	7.0845	7.8000	6.2601
Nine months ended March 31, 2003	7.9000	9.4944	10.9000	7.9000
Annual Data Fiscal Year ended June 30
2004	6.2275	6.8794	7.8000	6.1650
2003	7.5100	9.0418	10.9000	7.1750
2002	10.3900	10.1670	13.6000	8.0140
2001	8.0500	7.6229	8.1620	6.7850
2000	6.7900	6.3553	7.1800	5.9800

(1)	The period-end rate is the noon buying rate on the last business day of the applicable period.

(2)	The average rates for the monthly periods were calculated by taking the simple average of the daily noon buying rates, as published by the Federal Reserve Bank of New York. The average rates for the interim periods and annual periods were calculated by taking the simple average of the noon buying rates on the last day of each month during the relevant period.

RISK FACTORS

In deciding whether to accept this US offer, you should carefully consider the following risks that relate to the US offer as well as the risk factors related to an investment in Harmony’s ordinary shares or ADSs and related to an investment in Gold Fields’ ordinary shares or ADSs. There may be additional risks that Harmony does not know of or that Harmony currently deems immaterial based on information available to it. Harmony’s business, financial condition or results of operations could be materially adversely affected by any of these risks, resulting in a decline in the trading price of Harmony ordinary shares or Harmony ADSs.

RISKS RELATING TO THE OFFERS

Even if Harmony consummates the offers, and exercises the irrevocable undertaking from Norilsk, Gold Fields’ largest shareholder, there may be a delay before Harmony can obtain control of the management of Gold Fields or Harmony may not gain control at all.

In order for Harmony to control the management of Gold Fields following successful completion of the offers and the exercise of the irrevocable undertaking, Harmony will need to take control of the board of directors of Gold Fields. Harmony has waived the minimum tender condition to the US offer; as the irrevocable undertaking is not exercisable unless Harmony receives in excess of 50% of the issued share capital of Gold Fields, Harmony may not gain control of Gold Fields even if the other conditions to the offers are met and regulatory approvals are obtained.

South African law allows a shareholder or shareholders who hold more than 50% of the issued share capital of a company to remove the directors of that company by ordinary resolution. However, the law also stipulates the procedures to be followed to remove a director, which procedures require a notice of removal to be delivered to the company and the director, and for a general meeting of shareholders to be called.

There is no assurance that Harmony will acquire enough shares or ADSs pursuant to this US offer and South African offer or that it will obtain competition and other regulatory approvals to enable Harmony to exert control over Gold Fields. If Norilsk is unable or fails to perform its obligations pursuant to its irrevocable agreement for any reason, there is a risk that Harmony will not be able to exert control over Gold Fields. If the Competition Tribunal does not rule on or prior to May 20, 2005, with the consequence that all conditions to the offers have not then been satisfied or, to the extent permitted, waived, Norilsk’s obligation to tender under the irrevocable agreement will terminate.

The integration of the companies will present significant challenges that may result in the combined business not operating as effectively as expected or in the failure to achieve some or all of the anticipated benefits of the transaction.

The benefits and cost savings expected to result from the offers will depend in part on whether the operations of Gold Fields can be integrated in a timely and efficient manner with those of Harmony. Harmony will face significant challenges in consolidating its functions with those of Gold Fields, and integrating the organizations, procedures and operations of the two businesses. The integration of Harmony and Gold Fields will be complex and time-consuming, and the managements of both companies will have to dedicate substantial time and resources to it. These efforts could divert management’s focus and resources from other strategic opportunities and from day-to-day operational matters during the integration process. Failure to integrate successfully the operations of Harmony and Gold Fields could result in the failure to achieve some or all of the anticipated benefits from the transaction, including cost savings and other operating efficiencies, and could have an adverse effect on the business, results of operations, financial condition or prospects of Harmony after the transaction.

Because the offers for Gold Fields are subject to certain conditions that are to some extent out of Harmony’s control, there is a risk that Harmony will not be able to complete the offers.

The US offer and the concurrent South African offer are subject to several conditions, the fulfillment of which are not directly controlled by Harmony. In particular, these conditions include the approval of the offers by South African competition authorities and the grant of effectiveness of Harmony’s registration statement, of which this prospectus forms a part, by the SEC. See “Conditions to the US offer”.

We have not been given the opportunity to conduct a due diligence review of the non-public records of Gold Fields. Therefore, we may be subject to unknown liabilities of Gold Fields which may have an adverse effect on our profitability and results of operations.

In commencing the offers and determining their terms and conditions, we have relied solely and exclusively upon publicly available information relating to Gold Fields, including periodic and other reports for Gold Fields as filed with or furnished to the SEC on Form 20-F and Form 6-K. We have not conducted an independent due diligence review of, nor had access to, any non-public information about Gold Fields. As a result, after the consummation of our offers, we may be subject to unknown liabilities of Gold Fields, which may have an adverse effect on our profitability, results of operations and financial position, which we might have otherwise discovered if we had been permitted by Gold Fields to conduct a complete due diligence review.

We have not verified the reliability of the Gold Fields information included in, or incorporated by reference into, this prospectus.

In respect of information relating to Gold Fields presented in, or incorporated by reference into, this prospectus, including all Gold Fields financial information, we have relied exclusively upon publicly available information, including information publicly filed by Gold Fields with securities regulatory authorities. Although we have no knowledge that would indicate that any statements contained in this prospectus based upon such reports and documents are inaccurate, incomplete or untrue, we were not involved in the preparation of such information and statements and, therefore, cannot verify the accuracy, completeness or truth of such information or any failure by Gold Fields to disclose events that may have occurred, but that are unknown to us, that may affect the significance or accuracy of any such information.

Consummation of the offers may result in adverse tax consequences to Harmony resulting from a change of ownership of Gold Fields.

We have not had access to information concerning Gold Fields’ tax situation. It is possible that the consummation of the offers may result in adverse tax consequences arising from a change of ownership of Gold Fields. The tax consequences of a change of ownership of a corporation can lead to an inability to carry-over certain tax attributes, including, but not limited to, tax losses, tax credits and/or tax basis of assets. In addition, the change of ownership may result in other tax costs not normally associated with the ordinary course of business. Such other tax costs include, but are not limited to, stamp duties, land transfer taxes, franchise taxes and other levies. The fact that Harmony is unaware of information relevant to a determination of the potential tax consequences and related costs represents an additional transaction risk.

Change of control provisions in Gold Fields’ agreements may be triggered upon Harmony’s acquisition of control of Gold Fields and may lead to adverse consequences for Harmony, including the loss of significant contractual rights and benefits, the termination of joint venture and/or licensing agreements or the need to renegotiate financing agreements.

Gold Fields may be a party to joint ventures, licenses and other agreements and instruments that contain change of control provisions that may be triggered when Harmony acquires control of Gold

Fields upon the completion of this US offer and South African offer and the further offers. Gold Fields has not provided us with copies of any of the agreements to which it is party and these types of agreements are not generally publicly available. Agreements with change of control provisions typically provide for, or permit the termination of, the agreement upon the occurrence of a change of control of one of the parties or, in the case of debt instruments, require repayment of all outstanding indebtedness. These provisions, if any, may be waived with the consent of the other party and Harmony will consider whether it will seek these waivers. In the absence of these waivers, the operation of the change of control provisions, if any, could result in the loss of significant contractual rights and benefits, the termination of joint venture agreements and licensing agreements or require the renegotiation of financing agreements.

In addition, employment agreements with members of the Gold Fields senior management and other Gold Fields employees may contain change of control clauses providing for compensation to be paid in the event the employment of these employees is terminated, either by Gold Fields or by those employees, following the consummation of the offers. These payments, if triggered, could be substantial and could adversely affect our results of operations in the period they become payable.

If this US offer and South African offer for Gold Fields securities are successful, but some Gold Fields securities remain outstanding, the existence of minority interests in Gold Fields following the offers may limit our ability to integrate and manage the assets and operations of the combined businesses and therefore reduce benefits that we could otherwise achieve.

The existence of minority interests in Gold Fields after the completion of the offers could impede the integration of our operations with those of Gold Fields and thereby make it more difficult to achieve the cost savings and other operating efficiencies or to realize the revenue and earnings growth that might otherwise be possible.

If this US offer and South African offer for Gold Fields securities are successful, but some Gold Fields securities remain outstanding, the liquidity and market value of the remaining Gold Fields securities held by the public could be adversely affected by the fact that they will be held by a smaller number of holders.

Depending upon the number of Gold Fields securities acquired pursuant to the offers, following the completion of the offers, the Gold Fields ADSs may no longer meet the requirements of the NYSE for continued listing. Moreover, to the extent permitted under applicable law and stock exchange regulations, and should Harmony receive sufficient acceptances, Harmony intends to seek to cause the delisting of the Gold Fields ADSs from the NYSE, and, the delisting of the Gold Fields ordinary shares from the JSE.

If the NYSE were to delist the Gold Fields ADSs, or if the JSE were to delist the Gold Fields ordinary shares, the market for these Gold Fields securities could be adversely affected. Although it is possible that the Gold Fields ADSs and/or the Gold Fields ordinary shares would be traded in over-the-counter markets, such alternative trading markets may not occur. In addition, the extent of the public market for the Gold Fields ADSs and Gold Fields ordinary shares and the availability of market quotations would depend upon the number of holders and/or the aggregate market value of the Gold Fields ADSs and Gold Fields ordinary shares, remaining at such time, the interest in maintaining a market in the Gold Fields ADSs and Gold Fields ordinary shares, on the part of securities firms and the possible termination of registration of Gold Fields ADSs under the Exchange Act. If such registration is terminated, Gold Fields could cease filing periodic reports with the SEC, which could further impact the value of the Gold Fields ADSs. To the extent the availability of such continued listings or quotations depends on steps taken by Harmony or Gold Fields, Harmony or Gold Fields may or may not take such steps. Therefore, you should not rely on any such listing or quotation being available.

Harmony’s largest shareholders will continue to own a significant percentage of the enlarged share capital and voting rights of Harmony immediately after the offers are completed and accordingly, may be in a position to exert heightened influence over Harmony, including delaying or preventing a future change of control of Harmony.

If all of the Gold Fields securities are validly tendered and exchanged pursuant to this offer and the South African offer, the exercise of the irrevocable undertaking with Norilsk, African Rainbow Minerals Limited (ARM) will own, on a diluted basis, approximately 6.72% of the combined company. In addition, Norilsk, the largest shareholder of Gold Fields, will own, on a diluted basis, 13.25% of the combined company.

To the extent these shareholders maintain such level of shareholding and particularly if they act in concert, after the exchange, ARM and Norilsk may be in a position to exert heightened influence in the election of the directors and officers of Harmony and in other corporate actions that require shareholders’ approval. Ownership of a large percentage of the share capital and voting rights of Harmony by these two principal shareholders, particularly if they act in concert, may have the effect of delaying, deferring or preventing a future change in the control of Harmony and may discourage future bids for Harmony other than with the support of these shareholders.

Harmony’s offer to purchase Gold Fields’ outstanding ordinary shares may result in an event of default under the Mvela Loan Agreement.

Gold Fields, GFI Mining South Africa (Proprietary) Limited, or GFIMSA, Mvelaphanda Gold (Proprietary) Limited, or Mvela Gold, First Rand Bank Limited, Gold Fields Australia Pty Limited, or Gold Fields Australia, and Gold Fields Guernsey Limited, or Gold Fields Guernsey, entered into a loan agreement dated December 11, 2003, as amended on February 13, 2004 and on November 17, 2004, which is referred to in this discussion as the Mvela Loan Agreement. Pursuant to the Mvela Loan Agreement, Mvela Gold advanced a loan of Rand 4,139 million, or the Mvela Loan, to GFIMSA on March 17, 2004. The events of default under the Mvela Loan Agreement include any change in control of Gold Fields that occurs without the written consent of the agent, or the Senior Agent, of the providers of the commercial bank debt that funded, in part, the Mvela Loan, where the change in control could reasonably be expected to have a material adverse effect on the ability of Gold Fields, Gold Fields Australia and Gold Fields Guernsey, as guarantors of the Mvela Loan, or on GFIMSA, to perform their obligations under the Mvela Loan or on the validity or enforceability of any document relating to the Mvela Loan. If Harmony acquires enough Gold Fields shares in the early settlement offer or the subsequent offer to effect a change of control and Gold Fields does not obtain the consent of the Senior Agent to that change of control, there may be an event of default under the Mvela Loan Agreement. The occurrence of an event of default under the Mvela Loan Agreement would allow the Senior Agent, on behalf of Mvela Gold, to demand immediate repayment of the principal amount of Mvela Loan, the present value of all future interest payments on the Mvela Loan and any tax payable by Mvela Gold as a result of the early payment of the principal and interest. The source of funds for these repayments would be Gold Fields’ available cash. However, there can be no assurance that Gold Fields will have sufficient cash upon a change of control to satisfy these repayment obligations. If Gold Fields does not have sufficient cash, it may be required, among other things, to seek financing in the debt market, sell selected assets or reduce or delay planned capital expenditures or acquisitions. There can be no assurance that any of these measures would enable Gold Fields to satisfy the repayment obligations or that any such financing or sale of assets would be available on commercially favorable terms.

RISK FACTORS RELATING TO AN INVESTMENT IN HARMONY

Due to the fact that the majority of Harmony’s production costs are incurred in Rand and that gold is sold in US dollars, Harmony’s financial condition could be materially harmed by an appreciation in the value of the Rand.

Gold is sold throughout the world in US dollars, but the majority of Harmony’s operating costs are incurred in Rand. As a result, any significant and sustained appreciation of Rand against the US dollar will serve materially to reduce Harmony’s Rand revenues and overall net income.

The Rand appreciated significantly against the US dollar during 2003 and most of calendar 2004 following significant depreciation against the US dollar since 1997. Harmony’s operating environment has been severely influenced by the strong Rand particularly during fiscal 2004, which has impacted on the company’s short-term profitability.

The profitability of Harmony’s operations, and the cash flows generated by those operations, are affected by changes in the market price for gold, which in the past has fluctuated widely, such that a fall in the price of gold below Harmony’s cost of production for any sustained period may lead Harmony to experience losses and curtail or suspend certain operations.

Substantially all of Harmony’s revenues come from the sale of gold. Historically, the market price for gold has fluctuated widely and has been affected by numerous factors over which Harmony has no control, including:

•	the demand for gold industrial uses and for use in jewelry;

•	international or regional political and economic trends;

•	the strength of the US dollar (the currency in which gold prices generally are quoted) and of other currencies;

•	financial market expectations regarding the rate of inflation;

•	interest rates;

•	speculative activities;

•	actual or expected purchases and sales of gold bullion holdings by central banks or other large gold bullion holders or dealers;

•	forward sales by gold producers; and

•	the production and cost levels for gold in major gold-producing nations, such as South Africa.

In addition, the current demand for and supply of gold affects the price of gold, but not necessarily in the same manner as current demand and supply affect the prices of other commodities. Historically, gold has tended to retain its value in relative terms against basic goods in times of inflation and monetary crisis. As a result, central banks, financial institutions and individuals hold large amounts of gold as a store of value and production in any given year constitutes a very small portion of the total potential supply of gold. Since the potential supply of gold is large relative to mine production in any given year, normal variations in current production will not necessarily have a significant effect on the supply of gold or its price.

The volatility of gold prices is illustrated in the following table, which shows the annual high, low and average of the afternoon London Bullion Market fixing price of gold in US dollars for the past ten years:

		Price per Ounce
Year	High	Low	Average
	($)	($)	($)
1994	396	370	384
1995	396	372	384
1996	415	367	388
1997	367	283	331
1998	313	273	294
1999	326	253	279
2000	313	264	282
2001	293	256	271
2002	332	278	309
2003	412	322	361
2004	454	375	409
2005 (through February 24, 2005)	434	411	423

On June 30, 2004, the afternoon fixing price of gold on the London Bullion Market was $396 per ounce. On February 24, 2005, the afternoon fixing price of gold on the London Bullion Market was $434 per ounce.

While the aggregate effect of these factors is impossible for Harmony to predict, if gold prices should fall below Harmony’s cost of production and remain at such levels for any sustained period, Harmony may experience losses and may be forced to curtail or suspend some or all of its operations. In addition, Harmony would also have to assess the economic impact of low gold prices on its ability to recover any losses it may incur during that period and on its ability to maintain adequate reserves. Harmony’s average cash cost of production per ounce of gold sold was approximately $362 in fiscal 2004, $253 in fiscal 2003, $196 in fiscal 2002.

Actual or expected sales of gold by central banks have had a significant impact on the price of gold such that the price of gold generally decreases following each announcement and sale of gold by a central bank or monetary authority.

Over the past several years, one of the most important factors influencing the gold price has been actual or expected sales of gold reserves by central banks. Since 1997, a number of central banks, including the central banks of Australia, Switzerland and the United Kingdom, have announced plans to sell significant gold reserves, and, more recently, the International Monetary Fund has discussed selling significant gold reserves to fund international debt relief. The gold price has declined following each such announcement and sale, culminating in a drop in the gold price to its lowest level in at least twenty years in July 1999, after the Bank of England completed the first part of its announced sale of more than half of its gold reserves. In September 1999, the central banks of fifteen European countries agreed to limit sales of gold reserves for the next five years to sales announced at that time and to limit gold lending and derivative operations for five years. The announcement of this agreement led to an immediate increase in the price of gold, although the gold price was subsequently subject to downward pressure, around the time of the periodic auctions held by the Bank of England. The agreement by the central banks is voluntary and there are a number of central banks with significant gold reserves that are not subject to the agreement. Any future sales or publicly announced proposed sales by central banks of their gold reserves are likely to result in a decrease in the price of gold.

Because Harmony does not use commodity or derivative instruments to protect against low gold prices with respect to most of its production, Harmony is exposed to the impact of any significant drop in the gold price.

As a general rule Harmony sells its gold production at market prices. There have been two instances in which Harmony has made use of gold price hedges: Harmony’s forward sale of a portion of the production at Bissett at a set gold price and put options relating to 1 million ounces of Harmony’s production at Elandskraal. Both of these hedges were affected by Harmony in order to secure loan facilities and have since been closed out. A significant proportion of the production at Randfontein was already hedged when acquired by Harmony, and these hedges have since been closed out. In addition, a substantial proportion of the production at each of New Hampton and Hill 50 was also hedged when acquired by Harmony and remains hedged. During fiscal 2004 a significant portion, amounting to 500,000 ounces, of these inherited hedge agreements were closed out, at a cost of US$ 14.4 million. The outstanding agreements are now treated as speculative and the mark-to-market movement will be reflected in the income statement. Harmony generally does not enter into forward sales, derivatives or other hedging arrangements to establish a price in advance for the sale of its future gold production. See Item 4. “Information on the Company — Business — Hedge Policy” and Item 11. “Quantitative and Qualitative Disclosures About Market Risk — Commodity Price Sensitivity” of our annual report on Form 20-F filed with the SEC on October 8, 2004, as amended, and incorporated by reference. In general, hedging in this manner reduces the risk of exposure to volatility in the gold price. Because Harmony does not generally establish a future price for hedged gold, Harmony can realize the positive impact of any increase in the gold price. However, this also means that Harmony is not protected against decreases in the gold price and if the gold price decreases significantly Harmony runs the risk of reduced revenues in respect of gold production that is not hedged.

Harmony’s gold reserve figures are estimated based on a number of assumptions, including assumptions as to mining and recovery factors, future production costs and the price of gold and may yield less gold under actual production conditions that currently estimated.

The ore reserve estimates contained in this document are estimates of the mill delivered quantity and grade of gold in Harmony’s deposits and stockpiles. They represent the amount of gold which Harmony believes can be mined, processed and sold at prices sufficient to recover it estimated future total costs of production, remaining investment and anticipated additional capital expenditures. Harmony ore reserves are estimated based upon a number of factors, which have been stated under the Reserves section of this document.

As Harmony’s ore reserve estimates are calculated based on estimates of future production costs, future gold prices and, because of the fact that Harmony’s gold sales are primarily in US dollar and Harmony incurs most of its production costs in Rand, the exchange rate between the Rand and the US dollar and, in the case of Harmony’s Australian operations, the Australian dollar. As a result, the reserve estimates contained in the annual report should not be interpreted as assurances of the economic life of Harmony’s gold deposits or the profitability of its future operations.

Since ore reserves are only estimates that Harmony makes based on the above factors, Harmony may in future need to revise these estimates. In particular, if Harmony’s production costs increase (whether in Rand terms, in Australian dollar terms, or in relative terms due to appreciation of the Rand or the Australian dollar against the US dollar) or the gold price decreases, a portion of Harmony’s ore reserves may become uneconomical to recover. This will force Harmony to lower its estimated reserves.

Harmony’s strategy depends on its ability to make additional acquisitions.

In order to increase Harmony’s gold production and to acquire additional reserves, Harmony continuously explores opportunities to expand its production base by acquiring selected gold producers and mining operations. However, Harmony cannot guarantee that:

•	it will be able to identify appropriate acquisition candidates or negotiate acquisitions on favorable terms;

•	it will be able to obtain the financing necessary to complete future acquisitions; or

•	the issuance of Harmony’s ordinary shares or other securities in connection with any future acquisition will not result in a substantial dilution in ownership interests of holders of Harmony’s ordinary shares.

As at June 30, 2004 Harmony’s mining operations reported total proven and probably reserves of approximately 62.2 million ounces. If Harmony is unable to acquire additional gold producers or generate additional proven and probable reserves at Harmony’s existing operations or through its exploration activities, Harmony cannot be certain that it will be able to expand or replace its current production with new reserves in an amount sufficient to its mining operations beyond the current life of its reserves.

To maintain gold production beyond the expected lives of Harmony’s existing mines or to increase production materially above projected levels, Harmony will need to access additional reserves through development or discovery.

Harmony’s Australian operations have limited proven and probable reserves and exploration and discovery is necessary to maintain current gold production levels at these operations. Exploration for gold and other precious metals is speculative in nature, is frequently unsuccessful and involves many risks, including risks related to:

•	locating ore bodies;

•	identifying the metallurgical properties of ore bodies;

•	estimating the economic feasibility of mining ore bodies;

•	developing appropriate metallurgical processes;

•	obtaining necessary governmental permits; and

•	constructing mining and processing facilities at any site chosen for mining.

Harmony’s exploration efforts might not result in the discovery of mineralization and any mineralization discovered might not result in an increase in Harmony’s proven and probable reserves. To access additional reserves in South Africa, Harmony will need to successfully complete development projects, including extending existing mines and, possibly, developing new mines. Development projects would also be necessary to access any mineralization discovered through exploration in Australia or elsewhere. Harmony typically uses feasibility studies to determine whether or not to undertake significant development projects. Feasibility studies include estimates of expected or anticipated economic returns, which are based on assumptions about:

•	future gold and other metal prices;

•	anticipated tonnage, grades and metallurgical characteristics of ore to be mined and processed;

•	anticipated recovery rates of gold and other metals from the ore, and

•	anticipated total costs of the project, including capital expenditure and cash operating costs.

Actual costs, production and economic returns may differ significantly from those anticipated by Harmony’s feasibility studies. Moreover, it can take a number of years from the initial feasibility studies until development is completed and during that time, the economic feasibility of production may change. In addition, there are a number of uncertainties inherent in the development and construction of an extension to an existing mine or any new mine, including:

•	the availability and timing of necessary environmental and governmental permits;

•	the timing and cost necessary to construct mining and processing facilities, which can be considerable;

•	the availability and cost of skilled labor, power, water and other materials;

•	the accessibility of transportation and other infrastructure, particularly in remote locations;

•	the availability and cost of smelting and refining arrangements; and

•	the availability of funds to finance construction and development activities.

Harmony has addressed growth through the recent expansion of its exploration activities. The company currently maintains a range of focused exploration programs, concentrating on areas not too distant from its operation mines, as well as a number of prospective known gold mineralized regions around the world. During 2004, the bulk of exploration expenditure was allocated to activities in Australia, Papua New Guinea, South Africa and Peru with subordinate expenditure in West Africa and Madagascar. In fiscal 2005, Harmony intends to carry out exploration in South Africa, West Africa, Australia, South America and Papua New Guinea.

However, there is no assurance that any future development projects will extend the life of Harmony’s existing mining operations or result in any new commercial mining operations.

Harmony may experience problems in managing new acquisitions and integrating them with its existing operations.

Acquiring new gold mining operations involves a number of risks including:

•	difficulties in assimilating the operations of the acquired business;

•	difficulties in maintaining the financial and strategic focus of Harmony while integrating the acquired business;

•	problems in implementing uniform standards, controls, procedures and policies;

•	increasing pressures on existing management to oversee a rapidly expanding company; and

•	to the extent Harmony acquires mining operations outside South Africa, encountering difficulties relating to operating in countries in which Harmony has not previously operated.

Any difficulties or time delays in achieving successful integration of new acquisitions could have a material adverse effect on Harmony’s business, operating results, financial condition and share price.

Due to the nature of mining and the type of gold mines it operates, Harmony faces a material risk of liability, delays and increased production costs from environmental and industrial accidents and pollution.

The business of gold mining by its nature involves significant risks and hazards, including environmental hazards and industrial accidents. In particular, hazards associated with underground mining include:

•	rock bursts;

•	seismic events;

•	underground fires;

•	cave-ins or falls of ground;

•	discharges of gases and toxic chemicals;

•	release of radioactive hazards;

•	flooding;

•	accidents; and

•	other conditions resulting from drilling, blasting and removing and processing material from a deep level mine.

Hazards	associated with open cast mining (also known as open pit mining) include:

•	flooding of the open pit;

•	collapse of the open pit walls;

•	accidents associated with the operation of large open pit mining and rock transportation equipment; and

•	accidents associated with the preparation and ignition of large scale open pit blasting operations.

Hazards	associated with waste rock mining include:

•	accidents associated with operating a waste dump and rock transportation; and

•	production disruptions due to weather.

Harmony is at risk of experiencing any and all of these environmental or other industrial hazards. The occurrence of any of these hazards could delay production, increase production costs and result in liability.

Harmony’s land and mineral rights in South Africa could be subject to land restitution claims which could impose significant costs and burdens.

Harmony’s privately held land and mineral rights could be subject to land restitution claims under the South African Restitution of Land Rights Act 1994, or the Land Claims Act. Under this Act, any person who was dispossessed of rights in land in South Africa as a result of past racially discriminatory laws or practices without payment of just and equitable compensation is granted certain remedies, including the restoration of the land. Under the Land Claims Act, persons entitled to institute a land claim were required to lodge their claims by December 31, 1998. Harmony has not been notified of any land claims, but any claims of which it is notified in the future could have a material adverse effect on Harmony’s right to the properties to which the claims relate and, as a result, on Harmony’s business, operating results and financial condition.

The South African Restitution of Land Rights Amendment Act 2004, or the Amendment Act, became law on February 4, 2004. Under the Land Claims Act, the Minister for Agriculture and Land Affairs, or the Land Minister, may not acquire ownership of land for restitution purposes without a court order unless an agreement has been reached between the affected parties. The Amendment Act, however, entitles the Land Minister to acquire ownership of land by way of expropriation either for claimants who do not qualify for restitution, or, in respect of land as to which no claim has been lodged but the acquisition of which is directly related to or affected by a claim, the acquisition of which would promote restitution to those entitled or would encourage alternative relief to those not entitled. Expropriation would be subject to provisions of legislation and the South African Constitution which provides, in general, for just and equitable compensation. There is, however, no guarantee that any of Harmony’s privately held land rights could not become subject to acquisition by the state without Harmony’s agreement, or that Harmony would be adequately compensated for the loss of its land rights, which could have a negative impact on Harmony’s South African operations and therefore an adverse effect on its business, operating results and financial condition.

Harmony’s insurance coverage may prove inadequate to satisfy future claims against it.

Harmony has third party liability coverage for most potential liabilities, including environmental liabilities. While Harmony believes that its current insurance coverage for the hazards described above is adequate and consistent with industry practice, Harmony may become subject to liability for pollution or other hazards against which it has not insured or cannot insure, including those in respect of past mining activities. Further, Harmony maintains and intends to continue to maintain, property and liability insurance consistent with industry practice, but such insurance contains exclusions and limitations on coverage. In addition, there can be no assurance that insurance will continue to be available at economically acceptable premiums. As a result, in the future Harmony’s insurance coverage may not cover the extent of claims against it for environmental or industrial accidents or pollution.

The results of Harmony’s South African operations may be negatively impacted by inflation.

Harmony’s operations have not in recent years been materially affected by inflation, however, Harmony’s profits and financial condition could be affected adversely in the absence of a concurrent devaluation of the Rand and an increase in the price of gold.

Socio-economic instability in South Africa or regionally may have an adverse effect on Harmony’s operations and profits.

Harmony is incorporated and owns significant operations in South Africa. As a result, it is subject to political and economic risks relating to South Africa, which could affect an investment in Harmony. South Africa was transformed into a democracy in 1994, with successful rounds of democratic elections held during 1999 and 2004. Harmony fully supports government policies aimed at redressing the disadvantages suffered by the majority of citizens under previous governments and recognizes that in order to implement these policies, Harmony’s operations and profits may be impacted. In addition to political issues, South Africa faces many challenges in overcoming substantial differences in levels of economic development among its people. While South Africa features highly developed and sophisticated business sectors and infrastructure at the core of its economy, large parts of the population do not have access to adequate education, health care, housing and other services, including water and electricity.

The South African government has committed itself to creating a stable, democratic, free-market economy, which it has achieved to a great extent in the past 10 years since the first democratic elections in 1994. It remains cumbersome however, to predict the future political, social and economic direction of South Africa or the manner in which government will attempt to address the country’s inequalities. It is also difficult to predict the impact of addressing these inequalities on Harmony’s business. Furthermore, there has been regional political and economic instability in countries north of South Africa, which may have a negative impact on Harmony’s ability to manage and operate its South African mines.

Harmony’s financial flexibility could be materially constrained by South African currency restrictions.

South Africa’s exchange control regulations provide for restrictions on exporting capital from South Africa. As a result, Harmony’s ability to raise and deploy capital outside South Africa is restricted. In particular, Harmony:

•	is generally not permitted to export capital from South Africa or to hold foreign currency without the approval of the South African exchange control authorities;

•	is generally required to repatriate to South Africa profits of foreign operations; and

•	is limited in its ability to utilize profits of one foreign business to finance operations of a different foreign business.

These restrictions could hinder Harmony’s normal corporate functioning. While exchange controls have been relaxed in recent years and are continuing to be so relaxed, it is difficult to predict whether or how the South African government will further relax the exchange control regulations in the future.

Since Harmony’s South African labor force has substantial trade union participation, Harmony faces the risk of disruption from labor disputes and new South African labor laws.

Despite the history of positive and constructive engagement with the unions, there are periods during which the various stakeholders are unable to agree on dispute resolving processes. Labor disruptive activities which normally differ in intensity then become unavoidable. Due to the high level of union membership among Harmony’s employees, Harmony is at risk of having its production stopped for indefinite periods due to strikes and other labor disputes. Significant labor disruptions may have a material adverse effect on our operations and financial condition and we are not able to predict whether we will experience significant labor disputes in the future.

Our production may also be materially affected by labor laws. Since 1995, South African laws relating to labor have changed significantly in ways that affect Harmony’s operations. In particular, laws enacted since then which regulate work time, provide for mandatory compensation in the event of termination of employment for operational reasons, and impose large monetary penalties for non-compliance with administrative and reporting requirements in respect of affirmative action policies, could result in significant costs. In addition, future South African legislation and regulations relating to labor may further increase our costs or alter our relationship with our employees. Harmony may continue to experience significant changes in labor law in South Africa over the next several years.

HIV/AIDS poses risks to Harmony in terms of productivity and costs.

The incidence of HIV/AIDS in South Africa, which is forecast to increase over the next decade, poses risks to Harmony in terms of potentially reduced productivity and increased medical and other costs. Harmony expects that significant increases in the incidence of HIV/AIDS infection and HIV/AIDS-related diseases among the workforce over the next several years may adversely impact on Harmony’s operations and financial status. This expectation, however, is based on assumptions about, among other things, infection rates and treatment costs which are subject to material risks and uncertainties beyond Harmony’s control. As a result, actual results may differ from the current estimates.

The cost of occupational healthcare services may increase in the future.

Occupational healthcare services are available to Harmony’s employees from its existing healthcare facilities. There is a risk that the cost of providing such services could increase in future depending on changes in the nature of underlying legislation and the profile of Harmony’s employees. This increased cost, should it transpire, is currently indeterminate. Harmony embarked on a number of interventions focused on improving the quality of life of Harmony’s work force, however, there can be no guarantee that such initiatives will not be adversely affected by increased costs.

Laws governing mineral rights ownership have changed in South Africa recently.

On May 1, 2004, the South African Mineral and Petroleum Resources Development Act 2002, or Minerals Act, became effective. The principal objectives set out in the Act are:

•	to recognize the internationally accepted right of the state of South Africa to exercise full and permanent sovereignty over all the mineral and petroleum resources within South Africa;

•	to give effect to the principle of the State’s custodianship of the nation’s mineral and petroleum resources;

•	to promote equitable access to South Africa’s mineral and petroleum resources to all the people of South African and redress the impact of past discrimination;

•	to substantially and meaningfully expand opportunities for historically disadvantaged persons, including women, to enter the mineral and petroleum industry and to benefit from the exploitation of South Africa’s mineral and petroleum resources;

•	to promote economic growth and mineral and petroleum resources development in South Africa;

•	to promote employment and advance the social and economic welfare of all South Africans;

•	to provide security of tenure in respect of prospecting, exploration, mining and production operations;

•	to give effect to Section 24 of the South African Constitution by ensuring that South Africa’s mineral and petroleum resources are developed in an orderly and ecologically sustainable manner while promoting justifiable social and economic development;

•	to follow the principle that mining companies keep and use their mineral rights, with no expropriation and with guaranteed compensation for mineral rights; and

•	to ensure that holders of mining and production rights contribute towards socio-economic development of areas in which they are operating.

Under the Act, tenure licenses over established operations will be secure for 30 years (and renewable for 30 years thereafter), provided that mining companies obtain new licenses over existing operations within five years of the date of enactment of the Act and fulfil requirements specified in the Broad-Based Socio-Economic Empowerment Charter for the South African mining industry, or the Mining Charter.

The principles contained in the Mining Charter relate to the transfer of 26 percent of South Africa’s mining assets to historically disadvantaged South Africans, or HDSAs, over a 10-year period, as defined in the Mining Charter. Under the Mining Charter, the South African mining industry has committed to securing financing to fund participation of HDSAs in an amount of R100 billion within the first five years of the Mining Charter’s tenure. The Mining Charter provides for the review of the participation process after five years to determine what further steps, if any, are needed to achieve the 26 percent target participation. The Mining Charter requires programs for black economic empowerment and the promotion of value-added production, such as jewellery-making and other gold fabrication, in South Africa. The Mining Charter also sets out targets for broad-based black economic empowerment in the areas of human resources, skill development, employment equality, procurement and beneficiation. In addition, the Mining Charter addresses other socio-economic issues, such as migrant labor, housing and living conditions.

Harmony actively carries out mining and exploration activities in all of its material mineral rights areas. Accordingly, we will be eligible to apply for new licenses over its existing operations, provided that we comply with the Mining Charter. Harmony has taken steps to comply with the expected provisions of the Mining Charter, such as promoting value-added production, exploring black empowerment initiatives and increasing worker participation. We expect more costs involved in complying with the Mining Charter, which may have an adverse impact on the profits generated by Harmony’s operations in South Africa.

The Act also makes reference to royalties payable to the state in terms of an Act of Parliament, known as the Money Bill, which was made available for public comment. The introduction of the Money Bill will have an adverse impact on the profits generated by Harmony’s operations in South Africa. In terms of the draft regulations, royalties will only be payable starting in 2009.

In Australia, most mineral rights belong to the government, and mining companies pay royalties to government based on production. There are, however, limited areas where government granted freehold estates without reserving mineral rights. Harmony’s subsidiary, New Hampton, has freehold ownership of its Jubilee mining areas, but the other mineral rights in Harmony’s Australian operations belong to the Australian government and are subject to royalty payments. In addition, current Australian law generally requires native title approval to be obtained before a mining license can be granted and mining operations can commence. New Hampton and Hill 50 have approved mining leases for most of their reserves, including all reserves that are currently being mined, and Bendigo has an approved mining license for its current development area. Should New Hampton, Hill 50 or Bendigo desire to expand operations into additional areas under exploration, these operations would need to convert the relevant exploration licenses prior to commencing mining, and that process could require native title approval. There can be no assurance that any approval would be received.

Harmony is subject to extensive environmental regulations.

As a gold mining company, Harmony is subject to extensive environmental regulation. Harmony has experienced and expects to continue to experience increased costs of production arising from compliance with South African environmental laws and regulations. The Minerals Act, certain other environmental legislation and the administrative policies of the South African government regulate the impact of Harmony’s prospecting and mining operations on the environment.

Pursuant to these regulations, upon the suspension, cancellation, termination or lapsing of a prospecting permit or mining authorization in South Africa, Harmony will remain liable for compliance with the provisions of the Minerals Act, including any rehabilitation obligations. This liability will continue until such time as the South African Department of Minerals and Energy certifies that Harmony has complied with such provisions.

In the future, Harmony may incur significant costs associated with complying with more stringent requirements imposed under new legislation and regulations. This may include the need to increase and accelerate expenditure on environmental rehabilitations and alter provisions for this expenditure, which could have a material adverse effect on Harmony’s results and financial condition.

The South African government has reviewed requirements imposed upon mining companies to ensure environmental restitution. For example, with the introduction of an environmental rights clause in South Africa’s constitution, a number of environmental legislative reform processes have been initiated. Legislation passed as a result of these initiatives has tended to be materially more onerous than laws previously applied in South Africa. Examples of such legislation include the Minerals Act, the South African National Nuclear Regulator Act 1999, the South African National Water Act 1998 and the South African National Environmental Management Act 1998, which include stringent “polluter-pays” provisions. The adoption of these or additional or more comprehensive and stringent requirements, in particular with regard to the management of hazardous wastes, the pollution of ground and ground water systems and the duty to rehabilitate closed mines, may result in additional costs and liabilities.

Many of the ore bodies that are mined by Harmony and Gold Fields in South Africa are substantially similar in terms of mineral composition. Moreover, the plants each company uses to treat the ore use similar chemicals and processes. Accordingly, we believe that the environmental risks the two companies face with regard to their underground operations in South Africa are similar.

Harmony’s Australian operations are also subject to various laws and regulations relating to the protection of the environment, which are similar in scope to those of South Africa.

Because the principal non-United States trading market for Harmony’s ordinary shares is the JSE Securities Exchange South Africa, investors face liquidity risk in the market for Harmony’s ordinary shares.

The principal non-United States trading market for Harmony’s ordinary shares is the JSE Securities Exchange South Africa, or the JSE. Historically, trading volumes and liquidity of shares listed on the JSE have been low in comparison with other major markets. The ability of a holder to sell a substantial number of Harmony’s ordinary shares on the JSE in a timely manner, especially with regard to a large block trade, may be restricted by the limited liquidity of shares listed on the JSE.

Harmony may not pay cash dividends to its shareholders in the future.

It is the current policy of Harmony’s Board to declare and pay cash dividends if profits and funds are available for that purpose. Whether or not funds are available depends on a variety of factors, including the amount of cash available and on capital expenditures and other cash requirements existing at that time. Under South African law, cash dividends may only be paid out of the profits of Harmony. No assurance can be given that cash dividends will be paid in the future.

To maintain gold production beyond the expected lives of Harmony’s existing mines or to increase production materially above projected levels, Harmony continues efforts to access additional reserves through development or discovery.

Harmony has addressed growth through the recent expansion of its exploration activities. The company currently maintains a range of focused exploration programs, concentrating on areas not too distant from its operation mines, as well as a number of prospective known gold mineralized regions around the world. During 2004, the bulk of exploration expenditure was allocated to activities in Australia, South Africa and Peru with subordinate expenditure in West Africa and Madagascar. In fiscal 2005, Harmony intends to carry out exploration in South Africa, West Africa, Australia, South America and Papua New Guinea.

During 2004, Harmony continued to evaluate new projects in Peru. Two joint venture agreements were entered into with local partners whereby Harmony could earn-in to prospective projects by undertaking phased exploration expenditure. Analytical results from drilling and sampling of these projects, suggested that they did not conform to Harmony’s investment criteria and the joint ventures were terminated. In addition to these joint ventures, Harmony has undertaken a comprehensive target generation program in Peru, supported by surface sampling programs. New projects generated by this program, or coming under negotiation, shall form the focus of an accelerated exploration program in 2005. For this reason, Harmony established a small exploration office in Peru during 2004.

Harmony non-South African shareholders face additional investment risk from currency exchange rate fluctuations since any dividends will be paid in Rand.

Dividends or distributions with respect to Harmony’s ordinary shares have historically been paid in Rand. The US dollar equivalent of any dividends or distributions with respect to Harmony’s ordinary shares would be adversely affected by potential future decreases in the value of the Rand against the US dollar. In fiscal 2004, the value of the Rand relative to the US dollar increased by an average of 40 percent.

Because Harmony has a significant number of outstanding options, Harmony’s ordinary shares are subject to dilution.

On June 30, 2004, Harmony had an aggregate of 350,000,000 ordinary shares authorized to be issued and at that date an aggregate of 320,741,577 ordinary shares were issued and outstanding. As of September 30, 2004, the issued share capital of Harmony consisted of Rand 160,409,869.50, divided into 320,819,739 ordinary shares with a par value of Rand 0.50 each. At the annual general meeting held on September 1, 2003, Harmony authorized share capital was increased from 250,000,000 ordinary shares with a par value of Rand 0.50 each to 350,000,000 ordinary shares with a par value of 0.50 each. Following the extraordinary general meeting on November 12, 2004 the authorized share capital is 1,200,000,000 ordinary shares with a par value of Rand 0.50 each. In addition, Harmony also has employee share option schemes. The employee share option schemes came into effect in 1994, 2001 and 2003 respectively. At June 30, 2004, options to purchase a total of 5,855,300 ordinary shares were outstanding. The exercise prices of these options vary between R11.70 and R93.00. As a result, shareholders’ equity interests in Harmony are subject to dilution to the extent of the future exercises of the options.

Investors in the United States may have difficulty bringing actions, and enforcing judgments, against Harmony, its directors and its executive officers based on the civil liabilities provisions of the federal securities laws or other laws of the United States or any state thereof.

Harmony is incorporated in South Africa. All of Harmony’s directors and executive officers (and certain experts named herein) reside outside of the United States. Substantially all of the assets of these persons and substantially all of the assets of Harmony are located outside the United States. As a result, it may not be possible for investors to enforce against these persons or Harmony a judgment obtained in a United States court predicated upon the civil liability provisions of the federal securities or other laws of the Unites States or any state thereof. A foreign judgment is not directly enforceable in South Africa, but constitutes a cause of action which will be enforced by South African courts provided that:

•	the court that pronounced the judgment had jurisdiction to entertain the case according to the principles recognized by South African law with reference to the jurisdiction of foreign courts;

•	the judgment is final and conclusive (that is, it cannot be altered by the court which pronounced it);

•	the judgment has not lapsed;

•	the recognition and enforcement of the judgment by South African courts would not be contrary to public policy, including observance of the rules of natural justice which require that the documents initiating the United States proceeding were properly served on the defendant and that the defendant was given the right be heard and represented by counsel in a free and fair trial before an impartial tribunal;

•	the judgment does not involve the enforcement of a penal or revenue law; and

•	the enforcement of the judgment is not otherwise precluded by the provisions of the South African Protection of Business Act 1978, as amended.

It is the policy of South African courts to award compensation for the loss or damage actually sustained by the person to whom the compensation is awarded. Although the award of punitive damages is generally unknown to the South African legal system, that does not mean that such awards are necessarily contrary to public policy. Whether a judgment was contrary to public policy depends on the facts of each case. Exorbitant, unconscionable, or excessive awards will generally be contrary to public policy. South African courts cannot enter into the merits of a foreign judgment and cannot act as a court of appeal or review over the foreign court. South African courts will usually implement their own procedural laws and, where an action based on an international contract is brought before a South African court, the capacity of the parties to the contract will usually be determined in accordance with South African law.

It is doubtful whether an original action based on United States federal securities laws may be brought before South African courts. A plaintiff who is not a resident in South Africa may be required to provide security for costs in the event of proceedings being initiated in South Africa. Furthermore, the Rules of the High Court of South Africa require that documents executed outside South Africa must be authenticated for the purpose of use in South Africa.

RISK FACTORS RELATING TO AN INVESTMENT IN GOLD FIELDS

In addition to the other information included in this registration statement, the considerations listed below could have a material adverse effect on Gold Fields’ business, financial condition or results of operations, resulting in a decline in the trading price of Gold Fields’ ordinary shares or ADSs. The risks set forth below comprise all material risks currently known to Gold Fields. However, there may be additional risks that Gold Fields does not currently know of or that Gold Fields currently deems immaterial based on the information available to it. These factors should be considered carefully, together with the information and financial data set forth in this document.

Harmony’s offer to purchase Gold Fields’ outstanding ordinary shares may allow it to exercise a substantial degree of control over Gold Fields.

The structure of Harmony’s offer to purchase Gold Fields’ outstanding shares means that Harmony could end up holding a significant portion, but less than all, of Gold Fields’ outstanding ordinary shares. Under the prior offers, Harmony offered, subject to certain conditions, to acquire up to 34.9% of Gold Fields’ outstanding ordinary shares. Harmony now holds 11.5% of Gold Fields securities as a result of the prior offers. In the current offers Harmony is seeking to acquire the remaining Gold Fields securities not tendered in the prior offers. The current offers are subject to certain conditions including receiving acceptances from Gold Fields’ shareholders holding in excess of 50% of the entire issued share capital of Gold Fields, including those Gold Fields ordinary shares settled by Harmony under the prior offers and those Gold Fields ordinary shares in respect of which Gold Fields’ largest shareholder, Norilsk, has irrevocably undertaken to accept the South African offer. Depending on the number of Gold Fields’ ordinary shares Harmony obtains in the current offers, Harmony could be able to exercise significant influence over Gold Fields’ operations and business strategy, including the composition of the Board of Directors, declaration of dividends, disposal of assets and changes of control. The interests of Harmony in these matters may not be aligned with, and could conflict with, the interests of other shareholders and could inhibit Gold Fields’ development. If Harmony obtains a significant number, even if less than 50%, of Gold Fields’ outstanding share capital, it could have the effect of delaying, deferring or preventing a change of control, may discourage other bids for Gold Fields’ ordinary shares and may adversely affect the market price of Gold Fields’ ordinary shares or ADSs. If Harmony acquires more than 50%, but less than all, of the Gold Fields’ outstanding share capital, it will have no fiduciary obligations under South African common law to minority shareholders.

Changes in the market price for gold, which in the past has fluctuated widely, affect the profitability of Gold Fields’ operations and the cash flows generated by those operations.

Substantially all of Gold Fields’ revenues are derived from the sale of gold. Historically, the market price for gold has fluctuated widely and has been affected by numerous factors over which Gold Fields has no control, including:

•	the demand for gold for industrial uses and for use in jewelry;

•	actual, expected or rumored purchases and sales of gold bullion holdings by central banks or other large gold bullion holders or dealers;

•	speculative trading activities in gold;

•	the overall level of forward sales by other gold producers;

•	the overall level and cost of production by other gold producers;

•	international or regional political and economic events or trends;

•	the strength of the U.S. dollar (the currency in which gold prices generally are quoted) and of other currencies;

•	financial market expectations regarding the rate of inflation; and

•	interest rates.

In addition, the current demand for and supply of gold affects the price of gold, but not necessarily in the same manner as current demand and supply affect the prices of other commodities. Since the potential supply of gold is large relative to mine production in any given year, normal variations in current production will not necessarily have a significant effect on the supply of gold or the gold price. Central banks, financial institutions and individuals historically have held large amounts of gold as a store of value and production in any given year historically has constituted a small portion of the total potential supply of gold. Historically, gold has tended to retain its value in relative terms against basic goods in times of inflation and monetary crisis.

On March 8, 2004, fifteen European central banks entered into a new gold sales agreement effective September 27, 2004, pursuant to which they restrict their annual sales of gold to specified limits. This agreement will be reviewed in five years. Although the new agreement calls for an increase in the amount of gold that can be sold of 100 tonnes of gold per year to 500 tonnes yearly, the effect on the market in terms of total gold sales is unclear.

While the aggregate effect of these factors is impossible for Gold Fields to predict, if gold prices should fall below Gold Fields’ cost of production and remain at such levels for any sustained period, Gold Fields may experience losses and may be forced to curtail or suspend some or all of its operations. In addition, Gold Fields might not be able to recover any losses it may incur during that period.

Because Gold Fields does not use commodity or derivative instruments to protect against low gold prices with respect to its production, Gold Fields is exposed to the impact of any significant drop in the gold price.

Unlike many other gold producers, as a general rule Gold Fields sells its gold production at market prices. Gold Fields generally does not enter into forward sales, derivatives or other hedging arrangements to establish a price in advance for the sale of its future gold production. In general, hedging reduces the risk of exposure to volatility in the gold price. Hedging also enables a gold producer to fix a future price for hedged gold that generally is higher than the then current spot price. To the extent that it does not generally use commodity or derivative instruments, Gold Fields will not be protected against decreases in the gold price, and if the gold price decreases significantly, Gold Fields runs the risk of reduced revenues in respect of gold production that is not hedged. See Item 11 “Quantitative and Qualitative Disclosures About Market Risk” of Gold Fields’ annual report on Form 20-F filed with the SEC on November 26, 2004 and incorporated by reference.

Gold Fields’ gold reserves are estimates based on a number of assumptions, any changes to which may require Gold Fields to lower its estimated reserves.

The ore reserves stated in this annual report represent the amount of gold that Gold Fields believed, as of June 30, 2004, could be mined, processed and sold at prices sufficient to recover Gold Fields’ estimated future total costs of production, remaining investment and anticipated additional capital expenditures. Ore reserves are only estimates based on assumptions regarding, among other things, Gold Fields’ costs, expenditures, prices and exchange rates, many of which are beyond Gold Fields’ control. In the event that Gold Fields revises any of these assumptions in an adverse manner, Gold Fields may need to revise its ore reserves downwards. In particular, if Gold Fields’ production costs or capital expenditures increase or if gold prices decrease or the Rand or Australian dollar strengthens against the U.S. dollar, a portion of Gold Fields’ ore reserves may become uneconomical to recover, forcing Gold Fields to lower its estimated reserves.

To the extent that Gold Fields seeks to expand through acquisitions, it may experience problems in executing acquisitions or managing and integrating the acquisitions with its existing operations.

In order to expand its operations and reserve base, Gold Fields may seek to make acquisitions of selected precious metal producing companies or assets. Gold Fields’ success at making any acquisitions will depend on a number of factors, including, but not limited to:

•	negotiating acceptable terms with the seller of the business to be acquired;

•	obtaining approval from regulatory authorities in South Africa and the jurisdiction of the business to be acquired;

•	assimilating the operations of an acquired business in a timely and efficient manner;

•	maintaining Gold Fields’ financial and strategic focus while integrating the acquired business;

•	implementing uniform standards, controls, procedures and policies at the acquired business; and

•	to the extent that Gold Fields makes an acquisition outside of markets in which it has previously operated, conducting and managing operations in a new operating environment.

Any problems experienced by Gold Fields in connection with an acquisition as a result of one or more of these factors could have a material adverse effect on Gold Fields’ business, operating results and financial condition.

To the extent that Gold Fields seeks to expand through its exploration program, it may experience problems associated with mineral exploration or developing mining projects.

In order to expand its operations and reserve base, Gold Fields may rely on its exploration program for gold and platinum group metals and its ability to develop mining projects. Exploration for gold and other precious metals is speculative in nature, involves many risks and frequently is unsuccessful. Any exploration program entails risks relating to the location of economic orebodies, the development of appropriate metallurgical processes, the receipt of necessary governmental permits and regulatory approvals and the construction of mining and processing facilities at the mining site. Gold Fields’ exploration efforts may not result in the discovery of gold or platinum group metal mineralization and any mineralization discovered may not result in an increase of Gold Fields’ reserves. If orebodies are developed, it can take a number of years and substantial expenditures from the initial phases of drilling until production commences, during which time the economic feasibility of production may change. Gold Fields’ exploration program may not result in the replacement of current production with new reserves or result in any new commercial mining operations. Also, to the extent Gold Fields participates in the development of a project through a joint venture there could be disagreements or divergent interests or goals among the joint venture parties, which could jeopardize the success of the project.

In addition, significant capital investment is required to achieve commercial production from exploration efforts. There is no assurance that Gold Fields will have, or be able to raise, the required funds to engage in these activities or to meet its obligations with respect to the exploration properties in which it has or may acquire an interest.

Due to the nature of mining and the type of gold mines it operates, Gold Fields faces a material risk of liability, delays and increased production costs from environmental and industrial accidents and pollution.

The business of gold mining by its nature involves significant risks and hazards, including environmental hazards and industrial accidents. In particular, hazards associated with Gold Fields’ underground mining operations include:

•	rock bursts;

•	seismic events, particularly at the Driefontein and Kloof operations;

•	underground fires and explosions, including those caused by flammable gas;

•	cave-ins or falls of ground;

•	discharges of gases and toxic chemicals;

•	releases of radioactivity;

•	flooding;

•	sinkhole formation and ground subsidence; and

•	other accidents and conditions resulting from drilling, blasting and removing and processing material from an underground mine.

Hazards associated with Gold Fields’ open pit mining operations include:

•	flooding of the open pit;

•	collapses of the open pit walls;

•	accidents associated with the operation of large open pit mining and rock transportation equipment;

•	accidents associated with the preparation and ignition of large scale open pit blasting operations;

•	production disruptions due to weather; and

•	hazards associated with heap leach processing, such as groundwater and waterway contamination.

Hazards associated with Gold Fields’ rock dump and production stockpile mining and tailings disposal include:

•	accidents associated with operating a rock dump and production stockpile and rock transportation;

•	production disruptions due to weather;

•	collapses of tailings dams; and

•	ground and surface water pollution, on and off site.

Gold Fields is at risk of experiencing any and all of these environmental or other industrial hazards. The occurrence of any of these hazards could delay production, increase production costs and result in liability for Gold Fields.

Gold Fields’ insurance coverage may prove inadequate to satisfy potential claims.

Gold Fields may become subject to liability for pollution or other hazards against which it has not insured or cannot insure, including those in respect of past mining activities. Gold Fields’ existing property and liability insurance contains exclusions and limitations on coverage. In fiscal 2003, in an effort to reduce costs, Gold Fields changed from business interruption insurance cover based on gross profit to cover based on fixed operating costs or standing charges only. Should Gold Fields suffer a major loss, future earnings could be affected. In addition, insurance may not continue to be available at economically acceptable premiums. As a result, in the future Gold Fields’ insurance coverage may not cover the extent of claims against Gold Fields, including, but not limited to, claims for environmental or industrial accidents or pollution.

Because most of Gold Fields’ production costs are in Rand and Australian dollars, while gold is generally sold in U.S. dollars, Gold Fields’ operating results or financial condition could be materially harmed by an appreciation in the value of the Rand or the Australian dollar.

Gold is sold throughout the world principally in U.S. dollars, but Gold Fields’ operating costs are incurred principally in Rand and Australian dollars. As a result, any significant and sustained appreciation of either of these currencies against the U.S. dollar may materially increase Gold Fields’ costs and reduce its net revenue.

The Rand and the Australian dollar each appreciated against the U.S. dollar during calendar years 2002 and 2003, with the Rand appreciating by approximately 28.4% and 22.9% in 2002 and 2003, respectively, and the Australian dollar appreciating by approximately 10.0% and 24.6% in 2002 and 2003, respectively. More recently, the Rand and the Australian dollar have experienced a period of further appreciation against the U.S. dollar. As of October 29, 2004, the Rand had appreciated by 8.8%, and the Australian dollar had appreciated by 0.3%, against the U.S. dollar since January 1, 2004. This appreciation has already significantly increased Gold Fields’ costs in U.S. dollar terms particularly at its South African operations and continuation of the appreciation trend for either of these currencies could have a material adverse effect on Gold Fields’ operating results or financial condition.

Political or economic instability in South Africa or regionally may have an adverse effect on Gold Fields’ operations and profits.

Gold Fields is incorporated and owns significant operations in South Africa. As a result, political and economic risks relating to South Africa could affect an investment in Gold Fields. Large parts of the South African population do not have access to adequate education, health care, housing and other services, including water and electricity. Government policies aimed at alleviating and redressing the disadvantages suffered by the majority of citizens under previous governments may have an adverse impact on Gold Fields’ operations and profits. In recent years, South Africa has experienced high levels of crime and unemployment. These problems have impeded fixed inward investment into South Africa and have prompted emigration of skilled workers. As a result, Gold Fields may have difficulties attracting and retaining qualified employees.

Recently, the South African economy has been growing at a relatively slow rate, inflation and unemployment have been high by comparison with developed countries, and foreign reserves have been relatively low. GDP (based on 1990 prices given by Statistics South Africa) growth was 3.4% for 2000, 2.7% for 2001, 3.6% for 2002 and 1.9% for 2003. Corresponding inflation rates were 5.3% in 2000, 5.7% in 2001, 9.2% in 2002 and 5.9% in 2003, while corresponding unemployment rates were 26.7%, 26.9%, 30.5% and 28.4% as of December 31, 2000, 2001, 2002 and 2003, respectively. Gross foreign exchange reserves stood at $13.0 billion as of October 31, 2004. The depreciation of the Rand in 1997 and 1998 resulted in an increase in the South African bank prime lending rate, which peaked at approximately 25.5% during 1998, although rates have since decreased substantially. On October 29, 2004, the rate was 11%. Consequently, Gold Fields faces a high cost of capital should it need to borrow in South Africa.

In the late 1980s and early 1990s, inflation in South Africa reached record highs. This increase in inflation resulted in considerable year over year increases in operational costs. In recent years, the inflation rate has decreased to single-digit figures. A return to significant inflation in South Africa, without a concurrent devaluation of the Rand or an increase in the price of gold, could have a material adverse effect on Gold Fields’ operating results and financial condition.

There has been regional political and economic instability in the countries surrounding South Africa. Any similar political or economic instability in South Africa could have a negative impact on Gold Fields’ ability to manage and operate its South African operations.

Political or economic instability in Ghana may have an adverse effect on Gold Fields’ operations and profits.

A significant portion of Gold Fields’ production takes place in Ghana at the Tarkwa and Damang mines. As a result, political and economic risks relating to Ghana could affect an investment in Gold Fields.

Ghana has had periods of political instability, and could be subject to instability again in the future. Presidential and parliamentary elections were conducted under the present Ghanaian constitution in 1992, 1996 and 2000. The 2000 elections resulted in the principal opposition party winning the elections and forming the present government. Since the present government came into power it has passed legislation imposing a tax and import duty which have affected the mining industry. The Ghana Chamber of Mines, of which Gold Fields Ghana Limited and Abosso Goldfields Limited, subsidiaries of Gold Fields, are members, has expressed its concern to the government that these legislative measures have eroded the competitiveness of the fiscal regime affecting mining companies in Ghana. The current government or a future government might adopt additional changes to policies in the future, which could: (1) modify the regulatory or fiscal regime governing mining companies in Ghana, such as increasing the proportion of foreign currency earnings that mining companies are required to repatriate to Ghana or (2) otherwise make investments or foreign-owned operations in Ghana less attractive. Any departure from current policies by the government of Ghana could have a material adverse effect on Gold Fields’ business, operating results and financial condition.

In addition, it is possible that in the future Ghana will experience adverse economic conditions or disruptions which may negatively impact Gold Fields’ Ghana operations.

Gold Fields’ financial flexibility could be materially constrained by South African exchange control regulations.

South Africa’s exchange control regulations restrict the export of capital from South Africa, the Republic of Namibia, and the Kingdoms of Lesotho and Swaziland, known collectively as the Common Monetary Area. Transactions between South African residents (including companies) and non- residents of the Common Monetary Area are subject to exchange controls enforced by the South African Reserve Bank, or SARB. As a result, Gold Fields’ ability to raise and deploy capital outside the Common Monetary Area is restricted.

Under South African exchange control regulations, Gold Fields must obtain approval from the SARB regarding any capital raising involving a currency other than the Rand. For example, in connection with its approval, it is possible that the SARB may impose conditions on Gold Fields’ use of the proceeds of any such capital raising, such as limits on Gold Fields’ ability to retain the proceeds of the capital raising outside South Africa or requirements that Gold Fields seek further SARB approval prior to applying any such funds to a specific use. These restrictions could hinder Gold Fields’ financial and strategic flexibility, particularly its ability to fund acquisitions, capital expenditures and exploration projects outside South Africa.

An acquisition of shares in or assets of a South African company by a non-South African purchaser that is subject to exchange control regulations may not be granted regulatory approval.

In some circumstances, potential acquisitions of shares in or assets of South African companies by non-South African resident purchasers are subject to review by the SARB pursuant to South African exchange control regulations. In 2000, the SARB refused to approve an acquisition of Gold Fields by Franco-Nevada Mining Corporation Limited, a Canadian mining company. The SARB may refuse to approve similar proposed acquisitions of Gold Fields in the future. As a result, Gold Fields’ management may be limited in its ability to consider strategic options and Gold Fields’ shareholders may not be able to realize the premium over the current trading price of Gold Fields’ ordinary shares which they might otherwise receive upon such an acquisition.

Gold Fields’ operations and financial condition may be adversely affected by labor disputes or changes in South African, Ghanaian or Australian labor laws.

As of June 30, 2004, approximately 79% of Gold Fields’ employees belonged to unions. Accordingly, Gold Fields is at risk of having its production stopped for indefinite periods due to strikes called by unions and other labor disputes. In South Africa, in addition to strikes, on occasion Gold Fields experiences work stoppages based on national trade union “stay away” days regardless of the state of its relations with its workforce. Significant labor disruptions at any of Gold Fields’ operations could have a material adverse effect on Gold Fields’ business, operating results and financial condition.

Gold Fields’ production may also be materially affected by relatively new labor laws. Since 1995, South African laws relating to labor have changed significantly in ways that affect Gold Fields’ operations. In particular, laws enacted since then that provide for mandatory compensation in the event of termination of employment for operational reasons and that impose large monetary penalties for non-compliance with the administrative and the reporting requirements in respect of affirmative action policies, could result in significant costs to Gold Fields. There may continue to be significant and adverse changes in labor law in South Africa over the next several years.

Ghanaian law contains broad provisions requiring mining companies to recruit and train Ghanaian personnel and to use the services of Ghanaian companies.

The Labour Relations Reform Act of Western Australia was passed by Parliament in July 2002. This law reduces the availability of state workplace agreements and is designed to promote collective bargaining and union access to the workplace. This law could strengthen the role of unions in Western Australia’s mining industry, which could have a material adverse effect on labor costs at Gold Fields’ mining operations in Australia and, accordingly, on Gold Fields’ business, operating results and financial condition. See Item 6 “Directors, Senior Management and Employees — Employees — Labor Relations — Australia” of Gold Fields’ annual report on Form 20-F filed with the SEC on November 26, 2004 and incorporated by reference.

Any expansion of these provisions or new labor legislation which increases labor costs in Ghana could have a material adverse effect on Gold Fields’ mining operations in Ghana and, accordingly, on Gold Fields’ business, operating results and financial condition.

Gold Fields may suffer adverse consequences as a result of its reliance on outside contractors to conduct its operations in Ghana and Australia.

A significant portion of Gold Fields’ operations at the Damang mine in Ghana and in Australia are currently conducted by outside contractors. As a result, Gold Fields’ operations at those sites are subject to a number of risks, some of which are outside Gold Fields’ control, including:

•	negotiating agreements with contractors on acceptable terms;

•	the inability to replace a contractor and its operating equipment in the event that either party terminates the agreement;

•	reduced control over those aspects of operations which are the responsibility of the contractor;

•	failure of a contractor to perform under its agreement with Gold Fields;

•	interruption of operations in the event that a contractor ceases its business due to insolvency or other unforeseen events;

•	failure of a contractor to comply with applicable legal and regulatory requirements, to the extent it is responsible for such compliance; and

•	problems of a contractor with managing its workforce, labor unrest or other employment issues.

In addition, Gold Fields may incur liability to third parties as a result of the actions of its contractors. The occurrence of one or more of these risks could have a material adverse effect on Gold Fields’ business, results of operations and financial condition.

Gold Fields’ South African operations may be adversely affected by increased labor costs at its mining operations in South Africa.

Wages and related labor costs account for approximately 37% of Gold Fields’ total production costs in fiscal 2004. Accordingly, Gold Fields’ costs may be materially affected by increases in wages and related labor costs, particularly with respect to Gold Fields’ South African employees, who are unionized. Negotiations with South African unions in 2003 resulted in agreements on above-inflation wage increases required to be implemented through July 2005. If Gold Fields is unable to increase production levels or implement cost cutting measures to offset these increased wages and labor costs, these costs could have a material adverse effect on Gold Fields’ mining operations in South Africa and, accordingly, on Gold Fields’ business, operating results and financial condition.

HIV/AIDS poses risks to Gold Fields in terms of lost productivity and increased costs.

The incidence of HIV/AIDS in South Africa, which is forecast to increase over the next decade, poses risks to Gold Fields in terms of potentially reduced productivity and increased medical and other costs. Gold Fields’ current estimate of the potential impact of HIV/AIDS on its operations and financial condition is based on a variety of existing data and certain assumptions, including the incidence of HIV infection among its employees, the progressive impact of HIV/AIDS on infected employees’ health, and the medical and other costs associated with the disease, most of which involve factors beyond Gold Fields’ control. Should Gold Fields’ actual experience significantly differ from the assumptions on which its current estimate is based, the actual impact of HIV/AIDS on its business, operating results and financial condition could be significantly worse than Gold Fields expects.

Gold Fields’ operations in South Africa are subject to environmental regulations which could impose significant costs and burdens.

Gold Fields’ South African operations are subject to various environmental laws and regulations including, for example, those relating to waste treatment, emissions and disposal, and must comply with permits or standards governing, among other things, tailings dams and waste disposal areas, water consumption, air emissions and water discharges. Gold Fields may, in the future, incur significant costs to comply with the South African environmental requirements imposed under existing or new legislation, regulations or permit requirements or to comply with changes in existing laws and regulations or the manner in which they are applied. Also, Gold Fields may be subject to litigation and other costs as a result of environmental rights granted to individuals under South Africa’s Constitution or other sources of rights. These costs could have a material adverse effect on Gold Fields’ business, operating results and financial condition.

South African mining companies are required by law to undertake rehabilitation works as part of their ongoing operations. In addition, during the operational life of their mines, they must provide for the cost of mine closure and post-closure rehabilitation and monitoring once mining operations cease. Gold Fields funds these environmental rehabilitation costs by making contributions into an environmental trust fund, with amounts approved by the authorities. As of October 29, 2004, Gold Fields had contributed a total of approximately Rand 340.5 million, including accrued interest, to the fund. Changes in legislation or regulations (or the approach to enforcement of them) or other unforeseen circumstances may materially and adversely affect Gold Fields’ future environmental expenditures or the level and timing of Gold Fields’ provisioning for these expenditures.

Gold Fields’ operations in South Africa are subject to health and safety regulations which could impose significant costs and burdens.

The present Mine Health and Safety Act 1996, or the Mine Health and Safety Act, came into effect in January 1997. The principal objective of the Mine Health and Safety Act is to improve health and safety at South African mines and to this end, the Mine Health and Safety Act imposes various duties on Gold Fields at its mines, and grants the authorities broad powers to, among other things, close unsafe mines and order corrective action relating to health and safety matters. Exercising her authority under the Mine Health and Safety Act, the Minister of Minerals and Energy stopped production at Beatrix Shaft Nos. 1 and 2 for 10 days in May 2001 and required Gold Fields to implement various safety measures at the mine, following a methane gas explosion in which 13 people lost their lives and which was the second such explosion since May 2000. In the event of any future accidents at Gold Fields’ mines, regulatory authorities could take similar steps.

The Occupational Diseases in Mines and Works Act 78 of 1973, or the Occupational Diseases Act, governs the payment of compensation and medical costs related to certain illnesses contracted by persons employed in mines or at sites where activities ancillary to mining are conducted. Occupational health care services are made available by Gold Fields to employees from its existing facilities. Pursuant to changes in the Occupational Diseases Act, Gold Fields may experience an increase in the cost of these services, which could have an adverse effect on Gold Fields’ business, operating results and financial condition. This increased cost, should it transpire, is currently indeterminate. See Item 4 “Information on the Company — Regulatory and Environmental Matters — South Africa — Health and Safety” of Gold Fields’ annual report on Form 20-F filed with the SEC on November 26, 2004 and incorporated by reference.

Gold Fields’ mineral rights in South Africa have become subject to new legislation which could impose significant costs and burdens.

The Minerals Act. The Mineral Act, came into effect on May 1, 2004. There is no guarantee that Gold Fields will be able to apply successfully for any or all of its existing mining rights under the Minerals Act or that the terms on which they will be granted will not be significantly less favorable to Gold Fields than the current terms. The requirements of the Minerals Act could have a material adverse effect on Gold Fields’ mining and exploration activities in South Africa and, as a result, Gold Fields’ business, operating results and financial condition.

The Mining Titles Registration Amendment Act 2004, or the Mining Titles Act, came into force on May 1, 2004. The Mining Titles Act provides for the registration of rights granted under the New Minerals Act. The Mining Titles Act repeals certain sections of the former legislation dealing with the registration of mineral rights, subject to the transitional provisions of the Minerals Act. Until rights held under the previous regime are converted to rights under the Minerals Act, rights held under the previous regime that become subject to a change in ownership during the transition period will not be able to be registered under the name of the new owner.

The Minerals Act contains a provision requiring the Minister of Minerals and Energy, or the Minister, within six months of the relevant provision becoming operational, to develop a broad-based socio-economic empowerment charter for effecting entry of HDSAs, into the mining industry. The South African Government appointed a task team which included representatives from mining companies, including Gold Fields, to develop a charter. On October 11, 2002, the Minister and representatives of certain mining companies and the National Union of Mineworkers signed a charter that reflects the consultation process called for by the New Minerals Act. The Mining Charter became effective on May 1, 2004.

The charter’s stated objectives are to:

•	promote equitable access to South Africa’s mineral resources for all the people of South Africa;

•	substantially and meaningfully expand opportunities for HDSAs, including women, to enter the mining and minerals industry and to benefit from the exploitation of South Africa’s mineral resources;

•	utilize the existing skills base for the empowerment of HDSAs;

•	expand the skills base of HDSAs in order to serve the community;

•	promote employment and advance the social and economic welfare of mining communities and areas supplying mining labor; and

•	promote beneficiation of South Africa’s mineral commodities beyond mining and processing, including the production of consumer products.

To achieve these objectives, the charter requires that mining companies achieve a 15% HDSA ownership of mining assets within five years and a 26% HDSA ownership of mining assets within 10 years by each mining company. Under the charter, the mining industry as a whole agrees to assist HDSA companies in securing finance to fund participation in an amount of Rand 100 billion over the first five years. Beyond the Rand 100 billion commitment, HDSA participation will be increased on a willing seller-willing buyer basis, at fair market value, where the mining companies are not at risk. In addition, the charter requires, among other things, that mining companies spell out plans for achieving employment equity at management level with a view to achieving a baseline of 40% HDSA participation in management and achieving a baseline of 10% participation by women in the mining industry, in each case within five years. When considering applications for the conversion of existing licenses, the government will take a “scorecard” approach, evaluating the commitments of stakeholders to the different facets of promoting the objectives of the charter.

In order to comply with the terms of the charter, Gold Fields has adjusted the ownership structure of its South African mining assets. On March 8, 2004, the shareholders of Gold Fields approved a series of transactions, referred to in this discussion as the Mvelaphanda Transaction, involving the acquisition by Mvelaphanda Resources Limited of a 15% beneficial interest in the South African gold mining assets of Gold Fields for cash consideration of R4,139 million. See Item 4 “Operating and Financial Review and Prospects — Overview — Mvelaphanda Transaction” of Gold Fields’ annual report on Form 20-F filed with the SEC on November 26, 2004 and incorporated by reference. The Mvelaphanda Transaction is intended to meet the charter’s requirement that mining companies achieve a 15% HDSA ownership within five years of the charter coming into effect. See Item 4 “Information on the Company — Regulatory and Environmental Matters — South Africa — Mineral Rights — The New Minerals Act” of Gold Fields’ annual report on Form 20-F filed with the SEC on November 26, 2004 and incorporated by reference. There is no guarantee, however, that the Mvelaphanda Transaction will not have a negative effect on the value of Gold Fields’ ordinary shares. In addition, any further adjustment to the ownership structure of Gold Fields’ South African mining assets in order to meet the mining charter’s 10 year HDSA ownership requirement of 26% could have a material adverse effect on the value of Gold Fields’ ordinary shares and failing to comply with the charter’s requirements could subject Gold Fields to negative consequences, the scope of which has not yet been fully determined.

Gold Fields may also incur expenses to give effect to the charter’s other requirements, and may need to incur additional indebtedness in order to comply with the industry-wide commitment to assist HDSAs in securing Rand 100 billion of financing during the first five years of the mining charter’s effectiveness. Moreover, there is no guarantee that any steps Gold Fields has already taken or might take in the future will ensure the successful conversion of any or all of its existing mining rights or for the grant of new mining rights or that the terms of any conversion or grant would not be significantly less favorable to Gold Fields than the terms of its current rights.

The Royalty Bill. On March 20, 2003 the draft South African Mineral and Petroleum Royalty Bill, or the Royalty Bill, was released for public comment. The South African National Treasury subsequently missed an August 1, 2003 deadline for submitting a revised draft to the South African Parliament and, as yet, no revised draft has been submitted or published.

The Royalty Bill proposes to impose a 3% revenue based royalty on the South African gold mining sector payable to the South African government. Under the terms of the proposed Royalty Bill, the royalty is to take effect when companies convert to new order mining rights in accordance with the New Minerals Act, although the Minister has indicated that the royalty is not expected to take effect until the transitional period for the conversion of mining rights under the New Minerals Act expires. The Minister of Finance in his Budget Speech in February 2004 indicated that the royalty will be based on revenues and will take effect in 2009. There is uncertainty as to what further amendments will be made to the Royalty Bill. If adopted, in either its current or a revised form, the Royalty Bill could have a negative impact on Gold Fields’ South African operations and therefore an adverse effect on its business, operating results and financial condition.

Gold Fields’ land and mineral rights in South Africa could be subject to land restitution claims which could impose significant costs and burdens.

Gold Fields’ privately held land and mineral rights could be subject to land restitution claims under the Land Claims Act. Under this Act, any person who was dispossessed of rights in land in South Africa as a result of past racially discriminatory laws or practices without payment of just and equitable compensation is granted certain remedies, including the restoration of the land. Under the Land Claims Act, persons entitled to institute a land claim were required to lodge their claims by December 31, 1998. Gold Fields has not been notified of any land claims, but any claims of which it is notified in the future could have a material adverse effect on Gold Fields’ right to the properties to which the claims relate and, as a result, on Gold Fields’ business, operating results and financial condition.

The Amendment Act became law on February 4, 2004. Under the Land Claims Act, the Minister for Agriculture and Land Affairs, or the Land Minister, may not acquire ownership of land for restitution purposes without a court order unless an agreement has been reached between the affected parties. The Amendment Act, however, entitles the Land Minister to acquire ownership of land by way of expropriation either for claimants who do not qualify for restitution, or, in respect of land as to which no claim has been lodged but the acquisition of which is directly related to or affected by a claim, the acquisition of which would promote restitution to those entitled or would encourage alternative relief to those not entitled. Expropriation would be subject to provisions of legislation and the South African Constitution which provides, in general, for just and equitable compensation. There is, however, no guarantee that any of Gold Fields’ privately held land rights could not become subject to acquisition by the state without Gold Fields’ agreement, or that Gold Fields would be adequately compensated for the loss of its land rights, which could have a negative impact on Gold Fields’ South African operations and therefore an adverse effect on its business, operating results and financial condition.

Gold Fields’ operations in Ghana are subject to environmental regulations which could impose significant costs and burdens.

Gold Fields’ Ghana operation is subject to extensive environmental laws and regulations. The Ghanaian environmental protection laws require, among other things, that Gold Fields register with the Ghanaian environmental authorities, and obtain environmental permits and certificates for the Ghana operation.

Ghanaian mining companies are required by law to rehabilitate land disturbed as a result of their mining operations pursuant to an environmental reclamation plan agreed with the Ghanaian environmental authorities. Gold Fields funds these environmental rehabilitation costs in part by posting a reclamation bond to secure estimated costs of rehabilitation. Changes in the required method of calculation for these bonds or an unforeseen circumstance which produces unexpected costs may materially and adversely affect Gold Fields’ future environmental expenditures.

Gold Fields’ operations in Ghana are subject to health and safety regulations which could impose significant costs and burdens.

The Ghanaian health and safety regulations impose statutory duties on an owner of a mine to, among other things, take steps to ensure that the mine is managed and worked in a manner which provides for the safety and proper discipline of the mine workers. The regulations prescribe the measures to be taken to ensure the safety and health of the mine workers. Additionally, Gold Fields is required under the terms of its mining leases to comply with the reasonable instructions of the relevant authorities for securing the health and safety of persons working in or connected with the mine. A violation of the health and safety regulations or a failure to comply with the reasonable instructions of the relevant authorities could lead to, among other things, a temporary shut down of all or a portion of the mine, a loss of the right to mine or the imposition of costly compliance procedures and, in the case of a violation of the regulations relating to health and safety, constitutes an offense under Ghanaian law. If Ghanaian health and safety authorities require Gold Fields to shut down all or a portion of its mines or to implement costly compliance measures, whether pursuant to existing or new health and safety laws and regulations, such measures could have a material adverse effect on Gold Fields’ business, operating results and financial condition.

Gold Fields, as the holder of the mining lease, has potential liability arising from injuries to, or deaths of, workers, including, in some cases, workers employed by its contractors. In Ghana, statutory workers’ compensation is not the exclusive means for workers to claim compensation. Gold Fields’ insurance for health and safety claims or the relevant workers’ compensation arrangements may not be adequate to meet the costs which may arise upon any future health and safety claims.

On September 12, 2003, the Ghanan National Health Insurance Act 2003 came into effect. The act requires every person resident in Ghana to belong to either a public or private health insurance scheme. To fund the National Health Insurance Fund, the act imposes a levy of 2.5% on goods and services produced or provided in, or imported into, Ghana. The provisions of the act relating to the levy came into effect on August 1, 2004. The levy could have an adverse impact on Gold Fields’ Ghanaian operations and thus an adverse effect on its business, operating results and financial condition.

Gold Fields’ mineral rights in Ghana are subject to regulations which could impose significant costs and burdens.

In Ghana, the ownership of land on which there are mineral deposits is separate from the ownership of the minerals. All minerals in their natural state in or upon any land or water are, under Ghanaian law, the property of Ghana and vested in the President on behalf of the people of Ghana. Gold Fields’

mining leases for the Tarkwa property have not yet been ratified by the Ghanaian parliament, as required by law. To the extent that failure to ratify these leases adversely affects their validity, there may be a material adverse effect on Gold Fields’ business, operating results and financial condition.

Gold Fields’ operations in Australia are subject to environmental regulations which could impose significant costs and burdens.

Gold Fields’ Australian operations are subject to various laws and regulations relating to the protection of the environment, which are similar in scope to those of South Africa and Ghana. Gold Fields may, in the future, incur significant costs to comply with the Australian environmental requirements imposed under existing or new legislation, regulations or permit requirements or to comply with changes in existing laws and regulations or the manner in which they are applied. These costs may have a material adverse effect on Gold Fields’ business, operating results and financial condition.

Australian mining companies are required by law to undertake rehabilitation works as part of their ongoing operation. Gold Fields makes provisions in its accounts for the estimated cost of environmental rehabilitation for its Australian mining properties. Gold Fields guarantees its environmental obligations by providing the Western Australian Government with unconditional bank-guaranteed performance bonds to secure the estimated costs. These bonds do not cover remediation for events that were unforeseen at the time the bond was taken. Changes in the required method of calculation for these bond amounts or an unforeseen circumstance which produces unexpected costs may materially and adversely affect future environmental expenditures.

Gold Fields’ operations in Australia are subject to health and safety regulations which could impose significant costs and burdens.

Western Australian health and safety laws impose a duty on a mine owner to provide and maintain a working environment which is safe for mine workers. The regulations prescribe specific measures to be taken and provide for inspectors to review the work site for hazards and violations of the health and safety laws. A violation of the health and safety laws or a failure to comply with the instructions of the relevant health and safety authorities could lead to, among other things, a temporary shutdown of all or a portion of the mine, a loss of the right to mine or the imposition of costly compliance procedures. If health and safety authorities require Gold Fields to shut down all or a portion of the mine or to implement costly compliance measures, whether pursuant to existing or new health and safety laws and regulations, such measures could have a material adverse effect on Gold Fields’ business, operating results and financial condition. A bill to reform laws with respect to health and safety in Western Australia’s mining industry was introduced in the Western Australia parliament in August 2004 but has not, as yet, been passed. The proposed reforms will increase penalties for breaches of the health and safety law, including imprisonment of persons found liable for the breaches and introduce new offenses, including gross negligence causing death or serious injury. In addition, there will be broader powers for inspectors to impose improvement or prohibition notices on machinery and work practices, and a new duty of care imposed on employers with respect to residential accommodation supplied in connection with employment. If these changes are enacted, Gold Fields’ exposure to prosecution will be increased, as will be the costs of health and safety compliance of Gold Fields’ mining operations in Australia.

Gold Fields’ tenements in Australia are subject to native title claims and include Aboriginal heritage sites which could impose significant costs and burdens.

Certain of Gold Fields’ tenements are subject to native title claims, and there are Aboriginal heritage sites located on certain of Gold Fields’ tenements. Native title and Aboriginal legislation protects the rights of Aboriginals in relation to the land in certain circumstances. Other tenements may become subject to native title claims if Gold Fields seeks to expand or otherwise change its interest in rights to those tenements. Native title claims could require costly negotiations with the claimants or could affect Gold Fields’ access to or use of its tenements, and, as a result, have a material adverse effect on Gold Fields’ business, operating results and financial condition.

Aboriginal heritage sites relate to distinct areas of land which have either ongoing ethnographic or archaeological or historic significance. Aboriginal heritage sites have been identified with respect to portions of some of Gold Fields Australian mining tenements. Additional Aboriginal heritage sites may be identified on the same or additional tenements. Gold Fields may, in the future, incur significant costs as a result of changes in the interpretation of, or new laws regarding, native title and Aboriginal heritage, which may result in a material adverse effect on Gold Fields’ business, operating results and financial conditions.

Investors in the United States may have difficulty bringing actions, and enforcing judgments, against Gold Fields, its directors and its executive officers based on the civil liabilities provisions of the federal securities laws or other laws of the United States or any state thereof.

Gold Fields is incorporated in South Africa. The majority of Gold Fields’ directors and executive officers (and certain experts named herein) reside outside of the United States. Substantially all of the assets of these persons and substantially all of the assets of Gold Fields are located outside the United States. As a result, it may not be possible for investors to enforce against these persons or Gold Fields a judgment obtained in a United States court predicated upon the civil liability provisions of the federal securities or other laws of the United States or any state thereof. A foreign judgment is not directly enforceable in South Africa, but constitutes a cause of action which will be enforced by South African courts provided that:

•	the court which pronounced the judgment had jurisdiction to entertain the case according to the principles recognized by South African law with reference to the jurisdiction of foreign courts;

•	the judgment is final and conclusive (that is, it cannot be altered by the court which pronounced it);

•	the judgment has not lapsed;

•	the recognition and enforcement of the judgment by South African courts would not be contrary to public policy, including observance of the rules of natural justice which require that the documents initiating the United States proceeding were properly served on the defendant and that the defendant was given the right to be heard and represented by counsel in a free and fair trial before an impartial tribunal;

•	the judgment was not obtained by fraudulent means;

•	the judgment does not involve the enforcement of a penal or revenue law; and

•	the enforcement of the judgment is not otherwise precluded by the provisions of the Protection of Businesses Act 99 of 1978, as amended, of the Republic of South Africa.

It is the policy of South African courts to award compensation for the loss or damage actually sustained by the person to whom the compensation is awarded. Although the award of punitive damages is generally unknown to the South African legal system, that does not mean that such awards are necessarily contrary to public policy. Whether a judgment was contrary to public policy depends on the facts of each case. Exorbitant, unconscionable, or excessive awards will generally be contrary to public policy. South African courts cannot enter into the merits of a foreign judgment and cannot act as a court of appeal or review over the foreign court. South African courts will usually implement their own procedural laws and, where an action based on an international contract is brought before a South African court, the capacity of the parties to the contract will usually be determined in accordance with South African law. It is doubtful whether an original action based on United States federal securities laws may be brought before South African courts. A plaintiff who is not resident in South Africa may be required to provide security for costs in the event of proceedings being initiated in South Africa. Furthermore, the Rules of the High Court of South Africa require that documents executed outside South Africa must be authenticated for the purpose of use in South Africa.

Gold Fields is a named defendant in two lawsuits filed in the United States alleging human rights violations during the apartheid era which could impose significant costs and burdens.

On May 6, 2003, a lawsuit was filed by Zalumi Singleton Mtwesi against Gold Fields in the State of New York. Mr. Mtwesi alleges that during the apartheid era in South Africa he was subjected to human rights violations while employed by Kloof Gold Mining Company Limited, which at the time was a subsidiary of a predecessor of Gold Fields. Mr. Mtwesi filed the lawsuit on behalf of himself and as representative of all other victims and all other persons similarly situated. Mr. Mtwesi and the plaintiffs’ class have demanded an order certifying the plaintiffs’ class and compensatory damages from Gold Fields in the amount of $7 billion. A complaint has not been served on Gold Fields. Should the lawsuit proceed, defending it may be costly and time consuming and there can be no assurance that Gold Fields will be successful. If Gold Fields is unsuccessful in defending the lawsuit considerable compensatory damages or other penalties may be imposed on Gold Fields which may have a material adverse effect on Gold Fields’ business, operating results and financial condition.

On July 9, 2004, a lawsuit was filed in a federal district court in New York by six individuals against Gold Fields and a number of other defendants including IBM Corporation, Anglo American PLC, UBS AG, Union Bank of Switzerland, Fluor Corporation, Strategic Minerals Corporation, the Republic of South Africa and President Thabo Mbeki. The lawsuit alleges, among other things, that one of the plaintiffs was a victim of apartheid by virtue of acts committed against him at facilities in Randfontein, South Africa including those allegedly owned by one or more predecessors of Gold Fields. The suit further alleges that Gold Fields is liable for various wrongful acts and property expropriation, as well as violations of international law, allegedly committed during the apartheid era in South Africa. The plaintiffs are jointly and severally seeking, on each of two counts, unspecified compensatory damages and punitive damages of $10 billion with interest and costs against the various defendants. A complaint has not been served on Gold Fields. Should the lawsuit proceed, defending it may be costly and time consuming and there can be no assurance that Gold Fields will be successful. If Gold Fields is unsuccessful in defending the lawsuit, considerable compensation damages or other penalties may be imposed on Gold Fields, which may have a material adverse effect on Gold Fields’ business, operating results and financial condition.

Gold Fields is unable to issue any ordinary shares for cash on a non-pre-emptive basis without shareholder approval.

At the annual general meeting of Gold Fields held on November 16, 2004, the proposed resolution giving the directors a general authority to issue shares for cash was not passed by the requisite majority. Under the listing requirements of the JSE Securities Exchange South Africa and the Companies Act, 75% of the votes cast by shareholders present or represented by proxy is required for the passing of a resolution providing such general authority. As a result, the Gold Fields’ board is prevented from allotting and issuing any ordinary shares for cash without first seeking shareholder approval unless the shares are offered to all existing shareholders on a pre-emptive basis. This requirement could affect Gold Fields’ ability to raise capital for specific transactions or for general corporate purposes, which could have an adverse effect on its business.

Because the principal trading market for Gold Fields’ ordinary shares is the JSE, investors face liquidity risk in the market for Gold Fields’ ordinary shares.

The principal trading market for Gold Fields’ ordinary shares is the JSE. Historically, trading volumes and liquidity of shares listed on the JSE have been low in comparison with other major markets. The ability of a holder to sell a substantial number of Gold Fields’ ordinary shares on the JSE in a timely manner, especially in a large block trade, may be restricted by this limited liquidity.

Gold Fields may not pay dividends or make similar payments to its shareholders in the future.

Gold Fields pays cash dividends only if funds are available for that purpose. Whether funds are available depends on a variety of factors, including the amount of cash available and Gold Fields’ capital expenditures and other cash requirements existing at the time. Under South African law, Gold Fields will be entitled to pay a dividend or similar payment to its shareholders only if it meets the solvency and liquidity tests set out in the Companies Act and Gold Fields’ Articles of Association. Cash dividends or other similar payments may not be paid in the future.

Gold Fields’ non-South African shareholders face additional investment risk from currency exchange rate fluctuations since any dividends will be paid in Rand.

Dividends or distributions with respect to Gold Fields’ ordinary shares have historically been paid in Rand. The U.S. dollar or other currency equivalent of any dividends or distributions with respect to Gold Fields’ ordinary shares will be adversely affected by potential future reductions in the value of the Rand against the U.S. dollar or other currencies. In the future, it is possible that there will be changes in South African exchange control regulations, such that dividends paid out of trading profits will no longer be freely transferable outside South Africa to shareholders who are not residents of the Common Monetary Area.”

Gold Fields’ ordinary shares are subject to dilution upon the exercise of Gold Fields’ outstanding options.

As of October 29, 2004, Gold Fields had an aggregate of 1,000,000,000 ordinary shares authorized to be issued and as of that date an aggregate of 491,831,765 ordinary shares were issued and outstanding. Gold Fields has two securities option plans which are authorized to grant options in an amount of up to an aggregate of 25,071,013 ordinary shares. Gold Fields had outstanding as of October 29, 2004 options to purchase a total of 9,334,683 ordinary shares at exercise prices of between Rand 13.55 and Rand 154.65 that expire between June 17, 2005 and October 22, 2011 under the GF Management Incentive Scheme and 313,000 ordinary shares at exercise prices of between Rand 43.70 and 110.03 that expire between October 31, 2006 and November 27, 2008 under the GF Non-Executive Director Share Plan. Shareholders’ equity interests in Gold Fields will be diluted to the extent of future exercises of these options and any additional options.

As part of the Mvelaphanda Transaction, Mvela Gold is obliged to subscribe for 15% of the share capital of GFIMSA upon repayment of the Mvela Loan. Under the Subscription and Share Exchange Agreement entered into in connection with the Mvelaphanda Transaction for a period of one year after the subscription of the GFIMSA shares each of Gold Fields and Mvela Gold will be entitled to require the exchange of Mvela Gold’s GFIMSA shares for ordinary shares of Gold Fields of an equivalent value, but numbering not less than 45,000,000 and not more than 55,000,000 Gold Fields’ ordinary shares, adjusted as necessary to reflect changes to Gold Fields’ capital structure and certain corporate activities of Gold Fields. Shareholders’ equity interests in Gold Fields will be diluted if Gold Fields or Mvela Gold requires the exchange of GFIMSA shares for Gold Fields shares.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements made or incorporated by reference into this prospectus are forward-looking statements that express or imply expectations of future events or results. Examples of such forward-looking statements include but are not limited to:

•	projections of operating revenues, net income, net earnings per share, capital expenditures, dividends, capital structure or other financial items or ratios;

•	statements of our plans, objectives or goals, business strategies, operating efficiencies, competitive positions, growth opportunities for existing services; and

•	statements of assumptions underlying such statements.

Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “target,” “estimate,” “project,” “predict,” “forecast,” “guideline,” “should” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Such factors, some of which are discussed under “Risk Factors”, include but are not limited to:

•	overall economic and business conditions in South Africa and elsewhere;

•	the ability to achieve anticipated efficiencies and other cost savings in connection with past and future acquisitions;

•	decreases in the market price of gold;

•	the occurrence of hazards associated with underground and surface gold mining;

•	the occurrence of labor disruptions;

•	availability, terms and deployment of capital;

•	changes in government regulation, particularly mining rights and environmental regulation;

•	fluctuations in exchange rates, currency devaluations and other macroeconomic monetary policies; and

•	political instability in South Africa and regionally.

We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.

Forward-looking statements speak only as of the date they are made. Except as otherwise required by applicable law, we do not undertake any obligation to update them in light of new information or future developments.

RECENT DEVELOPMENTS OF HARMONY

On July 7, 2004, Bendigo announced that it raised A$100 million in a capital raising exercise and subsequently issued additional shares in a employee share purchase plan. As a result, Harmony’s shareholding in Bendigo was diluted from 31.8% to its current 11.63% stake. Bendigo is no longer classified as an investment in an associate.

On August 11, 2004, share options over 4,411,149 shares were reserved for issuance to management of Harmony and 12,908,311 to the broad-based Employees’ Share Option Plan.

On October 25, Harmony announced that it received the first approvals for the conversion to ‘new order’ mining rights for the Evander and Randfontein Operations from the Department of Minerals and Energy.

On February 3, 2005, Harmony announced that it had been approached by the financial advisor to a consortium being formed to create a new black empowerment company proposing to purchase Harmony’s 20% stake in African Rainbow Minerals Limited for approximately Rand 1.1 billion ($181 million). The consortium is expected to be led by African Rainbow Minerals and Exploration Investments (Pty) Limited, a company affiliated with Harmony’s chairman Patrice Motsepe. The details of the consortium and of the proposed sale have not yet been finalized and Harmony currently expects to conclude this transaction on or about the end of March 2005.

For a description of the legal and regulatory actions and developments related to the offers, please see “Background and Reasons for the Offers — Background of the Offers.”

BACKGROUND AND REASONS FOR THE OFFERS

BACKGROUND OF THE OFFERS

Since undergoing a change in management in 1995, Harmony has employed a successful strategy of growth through a series of acquisitions and through the evolution and implementation of a simple set of management systems and philosophies, which Harmony refers to as the “Harmony Way,” and which Harmony believes are unique in the South African gold mining industry. A significant component of the success of Harmony’s strategy to date has been its ability to acquire under-performing mining assets, mainly in South Africa, and in a relatively short time frame to transform these mines into cost-effective production units. The execution of Harmony’s strategy between fiscal 1995 and fiscal 2004 has resulted in the growth of Harmony’s annual gold sales from approximately 650,000 ounces in fiscal 1995 to approximately 3.3 million ounces in fiscal 2004 (3.2 million ounces under US GAAP). Despite increased cash operating costs, resulting largely from the strength of the Rand against the US dollar, Harmony has expanded its proven and probable ore reserve base and, as at June 30, 2004, Harmony’s mining operations reported total proven and probable reserves of approximately 62 million ounces.

Harmony’s acquisition strategy in South Africa has been, and will continue to be, mainly to pursue mature, underperforming gold mining operations in which it believes it can successfully introduce the “Harmony Way” to increase productivity, reduce costs and extend mine life. The advantage to acquiring mature, underperforming operations is that they tend to be cheaper to acquire and, particularly for underground operations, much of the required capital expenditure has already been made. Harmony’s corporate strategy with respect to acquisition targets is as follows:

•	to make acquisitions in addition to pursuing greenfield and brownfield developments when it is economical to do so;

•	to acquire mature assets with turnaround potential;

•	to acquire assets that fit Harmony’s management model; and

•	to acquire assets that enhance Harmony’s overall resource base.

In South Africa, Harmony has continued to explore a number of potential acquisitions. The South African gold mining industry has undergone a significant restructuring since 1990 with the result that a number of gold mining companies owned principally by mining houses have been sold to other gold operators. Harmony believes that this restructuring process has not yet been completed and that there will continue to be opportunities for further acquisitions in South Africa.

Outside of South Africa, Harmony intends to leverage the broad gold mining experience it has gained through acquisitions and existing operations. Through Harmony’s existing operations, Harmony has gained extensive underground mining experience. Harmony has also gained extensive experience in surface mining by open cast methods through its acquisition of Kalgold and the open cast operations of Randfontein, New Hampton and Hill 50 and in mechanized mining of greenstone orebodies through Harmony’s acquisitions of Bissett, New Hampton and Hill 50. These types of mining are more typical outside of South Africa. Harmony believes that these skills should position it to be able to pursue a broad range of acquisition opportunities. Harmony continues to explore new business opportunities both inside and outside of South Africa. Harmony may in the future pursue additional suitable potential acquisitions in South Africa or internationally.

As part of Harmony’s core strategy, Harmony continuously evaluates potential acquisitions to expand its resource base and actively seeks out potential opportunities. It also receives unsolicited proposals from other companies and from financial advisers. Since 1995, Harmony has made 26 acquisitions, 17 of which were either shafts or listed companies.

In November 2003, Harmony requested Investec to conduct a review of its operations and potential opportunities for acquisitions. During the course of this work, Investec prepared various proposals to the Harmony senior management team for consideration with regard to acquisition opportunities both in South Africa and internationally.

In July 2004, in connection with its evaluation of the entire South African gold mining industry, Investec prepared a presentation to the Harmony management team with regard to the value that Harmony could obtain from the Gold Fields’ South African mining assets, in particular. Coupled with this analysis was the observation by Investec that Norilsk, the largest shareholder of Gold Fields, was known in the market to be interested in identifying an international entity into which its international gold assets might be infused. Therefore, the initial proposal developed by Investec focused on Harmony working with Norilsk to form two separate geographically-focused entities with Harmony acquiring the South African assets and Norilsk acquiring the international assets. The primary question at that point was the most effective manner in which to approach Gold Fields with regard to this proposal.

On July 15, 2004, during a periodic visit to discuss potential business opportunities, representatives of HSBC met with Ferdi Dippenaar, Harmony’s Marketing Director, to present concepts for possible business combinations with Gold Fields. Various scenarios were discussed and HSBC was asked by Harmony to develop further analysis for Harmony’s consideration.

In late July 2004, Harmony requested Investec to perform a detailed analysis on the value proposition of the proposal that had been presented by Investec with regard to the Gold Fields assets. This analysis was completed in late July and presented to the Harmony senior management team. This discussion was further reviewed by Harmony’s senior management team, with the question remaining as to the most appropriate approach strategy, particularly whether to explore the discussion with Gold Fields management or with Norilsk.

On August 3, 2004, HSBC presented to Bernard Swanepoel, Harmony’s Chief Executive Officer, Mr. Dippenaar and De Wet Schutte, Harmony’s executive responsible for Exploration and New Business, a more detailed analysis of the potential opportunities, including detailed consideration of the strategic implications for Norilsk. HSBC suggested the possibility of a meeting with Norilsk to explore Norilsk’s strategic thinking with respect to their investment in Gold Fields and whether there might be synergies between Harmony’s interests and Norilsk’s objectives. Given that Investec had also recommended an approach to Norilsk, and that HSBC had contacts with Norilsk, HSBC was requested to discuss a potential meeting with Norilsk. Later that week, a meeting was arranged for September 6, 2004 with Leonid Rozhetskin, the Deputy Chairman of Norilsk. HSBC did not mention a possible

Harmony-Gold Fields transaction when they arranged the meeting and Mr. Rozhetskin was only informed of this at the meeting.

On August 11, 2004, the proposed IAMGold transaction was announced by Gold Fields.

HSBC prepared an initial analysis of the transaction for Harmony based on the information then available about the proposed transaction, which was then discussed with Mr. Swanepoel and Mr. Schutte.

Following the announcement of the proposed IAMGold transaction, HSBC mobilized its team to produce a more detailed analysis of the potential transaction for implications for shareholders of Gold Fields and IAMGold, as well as the potential benefits for Harmony to consider the acquisition of all or part of the assets of Gold Fields. In line with its initial reaction, HSBC’s analysis indicated that the offer had negative implications for the shareholders of Gold Fields and that there were opportunities for Harmony to present a transaction that would be more favorable to the shareholders of Gold Fields than the IAMGold transaction, while also being in the interest of Harmony shareholders.

Investec also analyzed the IAMGold transaction and concluded that there was considerable value leakage from Gold Fields and that an opportunity existed for Harmony to develop a proposal that would be more favorable to the Gold Fields shareholders than the IAMGold transaction. The determination of value leakage was based on the belief that Gold Fields was disposing of its international asset portfolio at a price equal to 1.1 times net present value, which the advisors believe is less than fair value, as well as the conclusion that, based on the relative contributions of Gold Fields and IAMGold, Gold Fields shareholders would be paying a substantial premium to IAMGold shareholders. They believed that Harmony could structure a deal that would be more favorable to Gold Fields shareholders by, among other factors: (i) offering an upfront premium to Gold Fields shareholders; (ii) preventing the disposal of Gold Fields’ international asset portfolio at significantly less than fair value; (iii) retaining access to future growth opportunities locally and internationally as well as to cash resources and future cash flows; (iv) supporting the creation, rather than potential erosion, of value in South Africa through the revitalization of Gold Fields’ South African asset portfolio; and (v) creating the world’s largest gold producer with global scale and relevance.

On September 6, 2004, Mr. Swanepoel and HSBC met with Mr. Rozhetskin. Harmony and HSBC presented their observations on the value leakage to Gold Fields shareholders of the IAMGold transaction. They also presented a view on possible synergy benefits of a combination of Harmony and Gold Fields. Harmony expressed interest in exploring a possible transaction to acquire all or part of Gold Fields. Harmony requested from Norilsk a response as to whether such a transaction would be opposed by Norilsk as a major shareholder or might attract the support of Norilsk. Norilsk declined to provide any response but promised to consider and revert.

On September 10, 2004 HSBC met with Mr. Rozhetskin. Norilsk declared its dissatisfication with the proposed IAMGold transaction from the perspective of shareholder value. Norilsk expressed an interest in receiving a specific proposal from Harmony that would be more favorable to shareholders of Gold Fields.

Through late September and early October, Harmony assembled a team of outside advisors to assist in the feasibility of a possible public offer for all the Gold Fields securities, including an unsolicited public offer. Given the synergies in the proposals developed by HSBC and Investec, Harmony engaged Investec and HSBC to act as its joint financial advisers to perform further analysis. For legal counsel, Harmony retained Cliffe Dekker to advise on South African corporate, securities and competition law and Hogan & Hartson L.L.P. to advise on US securities law issues and related matters and international competition and regulatory issues.

On September 23, 2004, a further meeting took place between Mr. Swanepoel, HSBC, and Mr. Rozhetskin. Harmony expressed continued interest in a possible transaction but stated that a condition precedent would be signature by Norilsk of an irrevocable agreement, a draft of which was handed to Norilsk. Norilsk stated its intention to retain legal and financial advisers to advise on the irrevocable agreement and on the likelihood of success of such a transaction. Norilsk also observed that Harmony had yet to provide any indicative pricing on the possible offer. On September 28, 2004, HSBC received a call from Mr. Rozhetskin who expressed continued interest in evaluating the possible transaction.

During late September and early October, initial discussions were held with the SRP on a confidential basis. Prior to the announcement of the offers, representatives of Harmony’s US legal advisers contacted the staff of the SEC to discuss certain aspects of the US offer and related documentation.

In early October, Harmony also retained Financial Dynamics Business Communications as its communications adviser, Beachhead Media and Investor Relations as media and investor relations advisers and MacKenzie Partners, Inc., as proxy solicitation agent.

Through early October, a team of key Harmony executives worked with Harmony’s outside advisors to analyze the opportunity presented by a combination with Gold Fields and to begin preliminary preparations for a possible unsolicited offer for all the Gold Fields shares that would be presented directly to Gold Fields shareholders. During this period, initial drafts of the applicable offer documentation required to be filed with stock market and securities regulators in South Africa and the United States were started. Harmony’s senior management and advisers reviewed with Mr. Swanepoel various aspects of a possible transaction with Gold Fields, including the potential financial impact of a possible transaction with Gold Fields under a range of possible offer terms. However, no decision was made to proceed with the offer or regarding the definitive terms of any offer.

On October 5, 2004, a meeting took place in London between Mr. Swanepoel, HSBC, Mr. Rozhetskin and Deutsche Bank, advisers to Norilsk. Harmony suggested an indicative offer premium of 25%. Norilsk indicated that the premium was not adequate. Deutsche raised certain questions for Harmony’s consideration. On October 7, 2004, HSBC called Mr. Rozhetskin to further discuss the issue of the offer premium.

On October 6 to 8, 2004, members of Harmony’s Investment Committee were briefed on the possible transaction and their views were taken into account by Harmony’s advisers and senior management team. Senior management consulted with each of the members of the Investment Committee to provide them background to the transaction and ascertain whether they were supportive of the transaction. Each of the Committee members was supportive of pursuing the opportunity, and there was a general sentiment that efforts should be made to pursue a friendly transaction if possible, while recognizing that there was also a need to be ready to proceed with an offer if Gold Fields was not receptive to such an approach. The Investment Committee is a subcommittee of the Board of Directors that consists of non-executive directors that serves as a sounding board for management and performs initial reviews of strategic transactions such as the offer.

On October 7, 2004, Mr. Swanepoel’s administrative assistant received an unsolicited call from Mr. Cockerill’s administrative assistant asking whether Mr. Swanepoel would be able to meet with Mr. Cockerill, chief executive officer of Gold Fields, on October 8, 2004. Due to prior scheduling commitments, Mr. Swanepoel’s administrative assistant suggested that the earliest opportunity would be October 12, 2004.

On October 8, 2004, Harmony’s Investment Committee met to discuss the analysis of the proposed transaction with Harmony’s senior management team and advisers. The Investment Committee recommended that the proposal be presented to Harmony’s Board of Directors with a favorable recommendation from the Investment Committee and that the senior management and advisers continue to prepare for a potential approach to Gold Fields.

On October 11, 2004, Deutsche Bank and HSBC met to discuss Deutsche Bank’s outstanding issues with regard to the irrevocable agreement and other aspects of the possible transaction. Deutsche Bank informed HSBC that Norilsk’s Board planned to meet on October 18, 2004 to decide on whether it would be prepared to sign the irrevocable agreement.

On October 16, 2004, following resolution of their remaining issues, the board of Norilsk approved the entering into of the irrevocable agreement. Harmony and Norilsk resolved their remaining issues and signed an irrevocable agreement pursuant to which Norilsk undertook to tender its Gold Fields securities into the further offers, subject to the terms of the further offers and certain other conditions.

On October 16, 2004, following the signing of the agreement, Mr. Swanepoel telephoned Mr. Cockerill and proposed a merger of the two companies based on a premium of 1.275 Harmony shares for each Gold Fields share. Mr. Swanepoel informed Mr. Cockerill of the irrevocable agreement with Norilsk, and expressed his belief that the proposed business combination of Harmony and Gold Fields was superior to the proposed IAMGold transaction. Mr. Swanepoel suggested that he present a written offer to Mr. Cockerill and Mr. Cockerill suggested that Mr. Swanepoel send such offer by fax. Mr. Swanepoel further expressed that the time constraints upon them were severe and real and requested a response to his proposal by Sunday evening. Mr. Cockerill indicated his view was that the premium was unacceptable. Immediately after the call, Mr. Swanepoel faxed a proposal letter to Mr. Cockerill. Approximately two hours after their first telephone conversation, Mr. Cockerill telephoned Mr. Swanepoel and requested answers to three questions that Mr. Cockerill would put to his board.

On October 17, Mr. Swanepoel sent a fax to Mr. Cockerill setting forth the answers to his three questions. In response to a query regarding the level of shareholder support committed to Harmony, Mr. Swanepoel responded that Harmony had not approached or obtained commitments from any shareholders other than Norilsk. With regard to Mr. Cockerill’s second question regarding competition approvals, Mr. Swanepoel responded that as in keeping with a transaction of this nature, the proposed merger had several conditions precedent of which competition commission approval was one part. With regard to the final question regarding the integration of management, Mr. Swanepoel indicated that if the Gold Fields board supported the offer, Mr. Swanepoel and Mr. Cockerill would sit down together to discuss the details.

On October 17, 2004 Harmony engaged Merrill Lynch South Africa (Pty) Limited to act as co-financial adviser, and on October 30, 2004, Harmony engaged Morgan Stanley South Africa (PTY) Limited to act to co-financial adviser. The co-financial advisors are assisting with the equity capital markets effort and in providing certain other advisory services to Harmony in connection with the transaction, including planning strategies, defining objectives and performing financial analyses.

On October 18, 2004, Harmony announced its intention to make the offers to shareholders of Gold Fields through a press release and public presentation in Johannesburg.

On October 19, 2004, the SRP approved the South African offering circular.

On October 20, 2004, the JSE approved the category 1 acquisition circular to Harmony shareholders.

On October 21, 2004, Harmony filed its registration statement on Form F-4 with the SEC and on October 22, 2004, Harmony filed its Schedule TO with the SEC, each with respect to the initial offer for 34.9% of Gold Fields Securities.

The registration statement was declared effective on November 19, 2004 and the offer (and the South African offer) expired on November 26, 2004. As a result of the prior offers, Harmony now holds approximately 11.5% of Gold Fields securities. At the time of the prior offers, Harmony committed to making these further offers for the remaining issued share capital of Gold Fields.

On December 3, Harmony filed its registration statement on Form F-4 with the SEC with respect to this offer for 100% of Gold Fields securities. Harmony filed Amendments No. 1, No. 2, No. 3 and No. 4 to its registration statement on Form F-4 on January 10, February 2, February 18 and February 28, 2005, respectively.

On December 7, 2004 Gold Fields announced that a majority of its shareholders voted against the proposed transaction with IAMGold at its general meeting on December 7, 2004 and that the IAMGold transaction would therefore not proceed.

On December 17, 2004 a meeting took pace in Moscow at the offices of Norilsk between Mr. Rozhetskin, Mr. Swanepoel, Mr. Cockerill, and representatives from HSBC and Deutsche Bank to explore alternative transactions which could be mutually acceptable and beneficial to all parties relating to the current offer by Harmony for Gold Fields. On December 20, 2004 a further meeting was held in Johannesburg among representatives from HSBC, Deutsche Bank and Nicholas J. Holland, Chief Financial Officer of Gold Fields. No agreements or conclusions were reached at either meeting. Further meetings are contemplated, but no date, time or agenda for such meetings has been agreed.

On January 26, 2005 representatives from HSBC and Deutsche Bank discussed the possible waiver of the minimum tender condition by Harmony on behalf of their respective clients. On January 28, 2005 Harmony and Norilsk confirmed their intention that, as always envisaged, Harmony would not oblige Norilsk to accept the offer if Harmony does not receive acceptances in the aggregate in excess of 50% of Gold Fields’ shares (including the Gold Fields shares currently held by Norilsk).

Legal Proceedings

SRP

On October 20, 2004, Harmony received notice from Edward Nathan & Friedland, South African legal advisers to Gold Fields, that Gold Fields had sought a ruling from the SRP that Norilsk was a “concert party” and that an “affected transaction” had occurred, in each case as those terms are used in the Rules of the SRP, or the Code.

On November 2, 2004, the SRP ruled that neither of Gold Fields’ financial advisors, Goldman Sachs International and JPMorgan plc, are “appropriate external advisors” for the purposes of the Code, and instructed Gold Fields to obtain an opinion in respect of the Harmony offer from an appropriate external advisor in accordance with the provisions of the Code. Gold Fields subsequently appealed this ruling and this, too, was dismissed by the SRP on November 11, 2004. Gold Fields included the opinions (that the Harmony offer for Gold Fields was neither fair nor reasonable) of each of Goldman Sachs International and JPMorgan plc in its Schedule 14D-9 filed on November 3, 2004, but did not make any mention of the SRP ruling in its filing.

On November 5, 2004 the SRP concluded in its decision against Gold Fields that “the actions of Harmony Gold and Norilsk do not amount to parties acting in concert” and consequently, it would be “unnecessary to consider whether an affected transaction has occurred” under the Code. Gold Fields appealed this decision and on November 29, 2004, the Appeal Tribunal of the SRP affirmed the finding that Norilsk is not a concert party with Harmony.

High Court of South Africa

On October 28, 2004 Gold Fields instituted an action in the High Court of South Africa seeking an order that the Harmony offers for Gold Fields’ shares are unlawful by reason of the fact that such offers were not accompanied by a registered prospectus in terms of the Companies Act.

On November 11, 2004 the High Court ruled in Harmony’s favor and dismissed the Gold Fields application with costs. Gold Fields appealed this decision but on November 26, 2004 the Supreme Court of Appeal again ruled in Harmony’s favor.

US Federal Court

On November 5, 2004, Gold Fields filed a complaint in the United States District Court for the Southern District of New York against Harmony seeking to enjoin the prior offers. In the complaint, Gold Fields alleged, among other things, that the registration statement on Form F-4 filed by Harmony with the SEC contained omissions of material information and misrepresentations of material fact. Harmony believes that these allegations were wholly without merit. On November 11, 2004 Gold Fields abandoned several significant allegations against Harmony. Gold Fields’ petition for a preliminary injunction was heard on November 17, 2004. On November 18, 2004 Gold Fields abandoned additional allegations against Harmony. On November 23, 2004 the court ruled in favor of Harmony.

On December 13, 2004 Gold Fields notified Harmony that it had voluntarily sought the discontinuance, without prejudice, of all claims pending before the United States District Court for the Southern District of New York and on the same date the court ordered such dismissal.

On November 30, 2004, Harmony instituted an action in the United States District Court for the Southern District of New York against Gold Fields’ depositary bank which sought a temporary restraining order to prevent the bank from issuing a discretionary proxy to Gold Fields management in respect of ADSs as to which the bank has not received voting instructions, enabling management to vote such shares at the Gold Fields general meeting on December 7, 2004. According to the Gold Fields depositary agreement, such a discretionary proxy is to be given only in the absence of “substantial opposition”, which Harmony believes exists with respect to the proposed IAMGold transaction. Although the court denied the requested relief, the court noted that it is clear that Gold Fields has an obligation to inform the depository bank whether substantial opposition exists to the IAMGold transaction or whether the IAMGold transaction may materially and adversely affect the rights of Gold Fields shareholders.

Competition Appeal Court

On November 18, 2004 the Competition Appeal Court, or CAC, dismissed an application by Gold Fields to enjoin the implementation of the prior offers. The CAC also found that Gold Fields failed to support its contention that Harmony and Norilsk were concert parties.

On November 26, 2004 the CAC ruled that while Harmony would be allowed to proceed with settlement of the tenders it received from its prior offers, it would not be permitted to vote such tendered securities pending approval of its offers from the South African competition authorities. Immediately subsequent to the CAC’s ruling, Harmony applied for leave to appeal the CAC’s to the South African Supreme Court of Appeal. The CAC advised Harmony that such application for leave to appeal would not be heard until the CAC has furnished the reasons for its November 26, 2004 ruling to Harmony in writing.

On November 30, 2004 Harmony met with the Judge President of the South African Supreme Court of Appeal, or SCA, with a view to convening an immediate court hearing to consider Harmony’s appeal against the CAC’s November 26, 2004 ruling. Following this consultation, the Judge President took the view that it was not necessary to convene an urgent hearing to consider the matter and that the Judge President would consider convening a hearing in January 2005 to consider the appeal should this still be required. No such hearing has been scheduled, however.

On January 27, 2005, the CAC furnished the reasons for its November 26, 2004 ruling to Harmony. The CAC indicated that the restriction on Harmony’s ability to vote acquired Gold Fields shares would remain in effect pending final approval by the competition authorities in South Africa because Harmony’s offer, together with its irrevocable agreement with Norilsk, gave Harmony the ability to effect “irreversible” change to the structure of Gold Fields. The CAC explained that it believed permitting Harmony to exercise the voting rights attached to Gold Fields shares that Harmony had acquired would effectively constitute implementation of the merger prior to formal approval by South African competition authorities.

On February 11, 2005, the South African Competition Commission concluded its assessment of Harmony’s offers and issued its report to the South African Competition Tribunal recommending in favor of Harmony’s offers, subject only to the condition that no more than 1,500 employees at a management or supervisory level be dismissed as a result of the offers.

On February 15, 2005, Harmony filed an affidavit with the SCA requesting that its application for leave to appeal be heard now that the CAC has furnished the reasons for its November 26, 2004. A hearing in respect of this matter will be held with the SCA on March 24, 2005.

PAST CONTRACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

On October 23, 2001, Gold Fields granted Harmony an exclusive option to negotiate the possible acquisition from Gold Fields of the St. Helena and Oryx mines in the Free State Province. Harmony, in return, granted Gold Fields an exclusive option to negotiate the acquisition of Harmony’s stake in AurionGold. These agreements expired, without exercise, on February 15, 2002.

On May 24, 2002, Harmony, ARMgold and Gold Fields, through its subsidiary, St. Helena Gold Mines Limited, announced that an agreement in principle had been reached under which St. Helena Gold Mines Limited would sell the St. Helena gold mining assets to the Free Gold Company for Rand 120 million ($13.7 million), plus a royalty equal to one percent of revenue for a period of 48 months beginning on the effective date of the sale. The sale was completed on October 30, 2002, and the Free Gold Company assumed management control on that date.

On September 22, 2003, Harmony and ARMgold completed a merger, one result of which was that Harmony became the owner of 100% of the Free Gold Company. The royalty agreement between Harmony and Gold Fields referred to above remains in effect.

Other than as set forth in this prospectus, including in the above captioned section “—Background of the Offers”, since January 1, 2002, to the best knowledge of Harmony, there have been no negotiations, transactions or material contacts between Harmony or any of its subsidiaries on the one hand, and Gold Fields or any of its affiliates, on the other hand, relating to any merger, consolidation, acquisition, tender offer for any class of Gold Fields’ securities, election of any director of Gold Fields or any sale or other transfer of a material amount of the assets of Gold Fields.

Other than as set forth in this prospectus, since January 1, 2002, to the best knowledge of Harmony, there has been no transaction, or series of related transactions, between Harmony or any of its affiliates, on the one hand, and

•	any executive officer, director or affiliate of Gold Fields that is a natural person that exceeded US $60,000 in aggregate; or

•	Gold Fields or any of its affiliates that is not a natural person that exceeded one percent of the consolidated revenues of Gold Fields for the fiscal year in which such transaction occurred.

REASONS FOR THE OFFER

Harmony is making the offers in order to acquire, in the most expedient manner possible, control of Gold Fields. Harmony is seeking to acquire Gold Fields because Harmony believes that the combination of the two companies will create the world’s leading gold mining company, with the enhanced scale, financial strength and reserves and to enhance shareholder value in ways that are not likely to be achieved by either Harmony or Gold Fields on a stand alone basis.

In reaching its decision to approve the US offer and the South African offer, the Harmony board of directors considered a number of factors, including those set out below.

The Harmony board of directors considered the strategic rationale for combining the two companies, including the following:

•	the opportunity to realize significant cost savings and other synergies;

•	continuation of a strategy for value and growth, both in South Africa and internationally; and

•	the creation of the world’s leading gold mining company, with enhanced scale, financial strengths and reserves and resources.

Substantial operational synergies

Harmony firmly believes that it can achieve significant reductions in Gold Fields’ cost base, in addition to Gold Fields’ current efficiency initiatives. Harmony estimates that in order to justify the premium offered to Gold Fields shareholders, it needs to achieve cost reductions of at least 15% per annum in Gold Fields’ South African cost base, equating to an estimated improvement in pre-tax operating profit of R1 billion per annum.

These cost benefits are expected to be achieved, inter alia, through:

•	empowering operational management;

•	improving operational efficiencies;

•	rationalising corporate overhead and administrative infrastructures;

•	rationalising activities in areas such as procurement and insurance;

•	improved capital program management;

•	improved services management and mining systems and;

•	empowering local operational management.

Based on its prior experience, Harmony believes that it can deliver these cost savings within six to nine months and, in addition, deliver Gold Fields’ current cost initiatives more quickly than Gold Fields’ stated intention to deliver them within 36 months.

Harmony believes that its ability to deliver cost savings in acquisitions is borne out by its demonstrable track record of applying its low cost culture and high productivity mining methods to previously acquired assets. Harmony has made numerous acquisitions where it has been able to show significant cost reductions. Such cost reductions have been achieved through improving operational efficiencies, rationalizing corporate overhead and administrative infrastructure, and empowering local operational management, among other methods to be implemented. Harmony has even proven this ability with assets acquired from Gold Fields itself. For example, Harmony acquired Evander from Gold Fields and after eighteen months had reduced costs by 31%. On average over the five-year period post- acquisition, Harmony’s cost per tonne (in June 2004 terms) produced at Evander was 23% lower than it was at the time Evander was acquired from Gold Fields. Harmony’s management has an eight year track record of reducing costs at mines which it acquires and has delivered, on average, cost savings of 25%, across all major cost categories, at Evander, St. Helena, Randfontein, Elandsrand and Freegold.

A strategy for value and growth, both domestically and internationally

Harmony considers that Gold Fields’ management has prematurely placed Gold Fields’ South African portfolio into harvest mode and believes that, through the application of the Harmony Way, Harmony can revitalise this valuable asset base. Harmony believes that application of the Harmony Way to Gold Fields’ South African assets will produce significantly reduced overall unit costs, leading to improved ore reserve management and increased operational and financial flexibility. Harmony believes that this will have the effect of not only increasing profitability, but will also convert non-pay areas into pay areas. Based on past experience, this process is expected to increase reserves and resources and extend the economic life of Gold Fields’ South African mines.

The Harmony Way is a set of management practices and philosophies that essentially flatten the management structure and empower individuals and mine management teams. Four cornerstones underpin this approach: (i) value is generated from focus on the core business of gold mining; (ii) elimination of unnecessary spending; (iii) valuing its employees; and (iv) maintaining a lean operation. This translates into real operation cost savings by focusing spending on development and optimization of the ore body, eliminating unnecessary costs, reducing a high proportion of head office costs and salaries, and empowering miners and other employees, leading to increased productivity and efficiencies.

As a result of implementing the Harmony Way, Harmony believes it will re-establish the viability and future competitiveness of Gold Fields’ South African asset portfolio, putting mature assets back into growth mode, transforming current replacement projects into genuine growth opportunities and allowing projects that were previously abandoned to be reconstituted as economically feasible.

Harmony believes that its ability to deliver is further demonstrated by its track record in turning terminal assets back into growth. The table below sets out the details of reserves within assets that had been abandoned by the previous operator and that Harmony has successfully turned into growth projects, economically producing over 1.5 million ounces per annum:

Project	Mineable reserve (‘000 oz)	Total funding cost per ounce (US$)*	Production per annum (oz)
Masimong expansion	2,530	12	315,000
Elandsrand new mine	6,300	33	450,000
Tshepong decline	1,300	28	167,000
Phakisa shaft	4,100	18	265,000
Doornkop South Reef shaft	3,700	46	330,000

Total	17,930	27	1,527,000

*Includes	acquisition, exploration and capital expenditure figures

Harmony believes that positive socio-economic benefits, primarily from the creation of further employment opportunities and extending the life of existing jobs, accrue from applying the “Harmony Way” to increase reserves and extend the life of mines. In addition, the resultant increase in profitability and financial flexibility will enable the enlarged group to fund capital and development expenditure, offering long term growth opportunities, improving the overall quality of the enlarged group’s asset portfolio and maximising shareholder returns.

Harmony believes that a revitalised South African asset base will provide the platform from which to develop the international asset portfolio. Harmony will continue to explore new business opportunities and pursue suitable acquisitions both within South Africa and internationally.

Harmony intends to manage actively the combined international asset portfolio and continue to support and expand exploration activities as another important avenue for increasing the size of its reserve base. Harmony will examine the real potential of Gold Fields’ APP (Finland) and Cerro Corona (Peru) projects and plans to develop further the known potential of its own Hidden Valley (Papua New Guinea) and Wafi/Golpu (Papua New Guinea) projects. Harmony will also consider, on an ongoing basis, value creation opportunities for the international portfolio, both collectively and on an individual basis. Such opportunities might include a future listing or collective disposal of the international assets, or the disposal of participations in an individual asset. Should Harmony decide to realise the value in all or part of its international assets, Harmony would plan to do so only for full value in a manner that ensured that shareholders fully participated in the upside and at a valuation that incorporated the full benefit of any international rating.

Creation of a new international major with enhanced investor appeal

Harmony and Gold Fields are currently the world’s 6th and 4th largest gold mining companies, respectively, in terms of attributable production, approximately 3.3 million ounces (3.2 million ounces according to US GAAP) and 4.2 million ounces per annum, during the financial year ended June 30, 2004, respectively.

Harmony believes that a merger will create a new international major with true global scale and relevance, thereby becoming a more attractive stock for both gold and other investors. The enlarged group will be the world’s largest gold mining company by:

•	attributable production of approximately 7.5 million ounces per annum;

•	attributable resources amounting to approximately 593 million ounces; and

•	attributable reserves amounting to approximately 139 million ounces.

The above is based on publicly available information as at June 30, 2004.

The enlarged group will have a market capitalisation of approximately US$10.2 billion, based on the closing prices of Harmony and Gold Fields securities on November 30, 2004, on a pro forma basis, prior to any market re-rating which may result from the recognition of the benefits expected from the proposed merger.

The enlarged group will retain an integrated geographic strategy, led by a strong management team with a proven track record both operationally and in terms of delivering value-enhancing acquisitions. The combination of the two companies and the resultant increase in market capitalisation is expected to increase the weighting in all relevant investment indices, leading to greater liquidity and access to a greater universe of potential investors.

As a new international major, Harmony believes that, the enlarged group will have the requisite financial strength and flexibility to continue to deliver value to its shareholders through:

•	profit enhancement at existing operations through the continued implementation of Harmony’s unique management structure, systems and philosophy;

•	growth in production resulting from organic projects;

•	growth from acquisitions in South Africa and internationally; and

•	continued expansion of its reserve base through its current and future exploration and development projects.

Other positive factors considered

In addition to the strategic rationale for the offers discussed above, the Harmony board of directors also considered the following factors, generally supporting the decision to make the offers:

•	the financial terms of the offers, including the historic trading prices of Gold Fields ordinary shares relative to Harmony ordinary shares, the fixed exchange ratio to be received in the offers by holders of Gold Fields securities;

•	the fact that the largest shareholder of Gold Fields was supportive of the offers and agreed to tender its shares in the second offer;

•	the required regulatory consents and the likelihood that the acquisition of Gold Fields securities would be approved by South African antitrust regulators without the imposition of materially burdensome terms or conditions;

•	the expectation that the offers could be completed successfully, including the likelihood that no competing offeror would emerge; and

•	the fact that the combined group would allow Harmony to expand its operations in South Africa and internationally.

Other factors considered

In addition, the Harmony board of directors considered the following factors, generally weighing against the decision to commence the offers and proceed with the attempted acquisition:

•	the difficulties and management distractions inherent in integrating the operations of two large mining companies and in continuing to manage the two companies;

•	the fact that the offers were unsolicited and were being launched without the support and recommendation of Gold Fields’ board of directors, including that there was no opportunity to conduct due diligence of non-public information before commencing the offers and that the unsolicited nature of the offers might make integration more difficult;

•	the risk that the offers might not be completed, and the possible adverse implication to investor relations, management credibility and employee morale under such circumstances.

For a further discussion of certain of these risks and uncertainties, please see “Risk Factors” and the “Cautionary Statement Concerning Forward-Looking Statements”.

The foregoing discussion of the information and factors considered by the Harmony board of directors in making its decision to approve the offers does not purport to be exhaustive, but includes all material factors considered by the Harmony board of directors. In view of the wide variety of factors considered in connection with its evaluation of the offers and the proposed acquisition of Gold Fields and the inherent complexity of these matters, the Harmony board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In addition, different members of the Harmony board of directors may have given different weight to different factors.

THE OFFER

THE US OFFER AND THE SOUTH AFRICAN OFFER

For legal reasons in order to comply with regulatory requirements, Harmony is offering to acquire all of the Gold Fields securities through two separate offers:

•	a US offer open to all holders of Gold Fields ordinary shares (other than ordinary shares represented by Gold Fields ADSs) who are resident in the United States and to all holders of Gold Fields ADSs, wherever resident; and

•	a South African offer open to all holders of Gold Fields ordinary shares (other than ordinary shares represented by Gold Fields ADSs) who are resident in South Africa and to holders of Gold Fields ordinary shares (other than ordinary shares represented by Gold Fields ADSs) who are resident outside of the United States, if, pursuant to the local laws and regulations applicable to such holders, they are permitted to participate in the South Africa offer.

Taken together, the US and the South African offer are for 100% of the issued and outstanding Gold Fields ordinary shares not already held by Harmony, including Gold Fields ordinary shares represented by Gold Fields ADSs, and all Gold Fields ordinary shares that are or may become issuable prior to the expiration of the subsequent offer period due to the exercise of outstanding Gold Fields stock options. According to Gold Fields’ annual report filed with the SEC on Form 20-F on November 26, 2004, as at October 29, 2004 there were 491,831,765 Gold Fields ordinary shares outstanding. Of these, based on publicly available information (as of September 30, 2004), 113,161,913 Gold Fields ordinary shares are represented by Gold Fields ADSs.

The South African offer commenced on December 2, 2004. The US offer commenced on December 3, 2004. The South African and the US offer are being made on substantially identical terms and completion of the offers is subject to the same conditions. However, holders of Gold Fields ordinary shares who are resident in the United States and all holders of Gold Fields ADSs, wherever resident, do not have the right to tender their Gold Fields securities in the South African offer and holders of Gold Fields ordinary shares who are not resident in the United States do not have the right to tender their Gold Fields ordinary shares in the US offer. This prospectus covers only the US offer for Gold Fields securities.

Harmony’s proposed acquisition of the entire issued and outstanding share capital of Gold Fields not already held by Harmony (including Gold Fields ordinary shares represented by Gold Fields ADSs) is being made in two temporally distinct transactions to enable Harmony to accept and settle Gold Fields securities tendered pursuant to its prior offers which expired on November 26, 2004 and prior to the meeting of Gold Fields shareholders to vote on the IAMGold transaction which was held on December 7, 2004 and to comply with US legal requirements that afford all holders of Gold Fields securities the right to withdraw their tenders during the pendency of the prior offers and the initial offer period of these offers, as the case may be.

The South African offer is not being made, directly or indirectly, in or into, and may not be accepted in or from, the United States. Copies of the offer documentation being used in the South African offer and any related materials are not being and should not be mailed or otherwise distributed or sent in or into the United States.

The distribution of this prospectus and the making of this US offer may, in some jurisdictions, be restricted by law. The US offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of the US offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction. Persons who come into possession of this prospectus should inform themselves of and observe any and all of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. We do not assume any responsibility for any violation by any person of any of these laws or restrictions.

TERMS OF THE US OFFER

Upon the terms and subject to the conditions of this US offer, we are offering:

•	1.275 newly issued Harmony ordinary shares, in exchange for each outstanding Gold Fields ordinary share validly tendered and not withdrawn; and

•	1.275 newly issued Harmony ADSs (each Harmony ADS representing one Harmony ordinary share), in exchange for each outstanding Gold Fields ADS (each Gold Fields ADS representing one Gold Fields ordinary share) validly tendered and not withdrawn.

The US offer and the South African offer are now open for acceptance and will continue to be open for acceptance during the initial offer period. The initial offer period was originally set to expire at 5:00 a.m., New York City time, on February 4, 2005. On January 21, 2005, Harmony announced that the initial offer period was extended until 5:00 a.m., New York City time, on March 18, 2005. Harmony reserves the right (but will not be obliged, other than as may be required by the SRP or the Exchange Act and the rules and regulations thereunder) at any time or from time to time to extend the offers after such time and, in such event, will make a public announcement of such extension in the manner described below. If the competition condition or the effectiveness condition is not satisfied or fulfilled by Harmony as at 12:00 p.m. (Johannesburg time), 5:00 a.m., New York City time, on March 18, 2005, the offers will lapse and no Gold Fields securities will be purchased under it unless the time for satisfaction of such conditions is extended and Harmony extends the initial offer period again. Upon the conditions being satisfied, fulfilled or waived (i.e. at the end of the initial offer period), it is anticipated that the offers will be extended for a subsequent offer period which will remain open for at least 14 calendar days.

The initial offer period is the time during which withdrawal rights apply. The initial offer period is the period from December 3, 2004 until 5:00 a.m., New York City time, on March 18, 2005 or, if earlier, the time and date on which all the remaining conditions are satisfied or fulfilled or, if earlier, the time and date on which the offer lapses.

The subsequent offer period starts as soon as the initial offer period terminates. It is anticipated that the subsequent offer period will remain open for at least 14 calendar days, but it may remain open for fewer than 14 calendar days (but not less than three US business days pursuant to Rule 14d-11 under the Exchange Act) and Harmony may extend it beyond that time until a further specified date or until further notice. During the subsequent offer period no withdrawal rights apply, except in limited circumstances, for instance if there were a material change to the offers, in order to comply with applicable regulations.

This US offer (and the concurrent South African offer) follows the prior offers by Harmony for up to 34.9% of Gold Fields outstanding securities. These offers are being made on substantially similar terms as the prior offers. Accordingly, we have included information below on the premium calculation in respect of the prior offers.

Based on a price of Rand 83.84 per Harmony ordinary share which was the average of the daily volume weighted average price for Harmony ordinary shares on the JSE during the 30 business days ending on October 14, 2004 (the last trading day before rumors and press articles significantly affected the share prices and trading volumes of Harmony ordinary shares and Gold Fields ordinary shares before the prior offers), the terms of the US offer valued each Gold Fields ordinary share at Rand 106.90, representing a premium of 28.1% over the daily volume weighted average price for Gold Fields ordinary shares on the JSE for the same period, which was Rand 83.42 per Gold Fields ordinary share.

Based on a price of Rand 84.41 per Harmony ordinary share, which was the closing price for Harmony ordinary shares on the JSE on October 14, 2004 (the last trading day before rumors and press articles significantly affected the share prices and trading volumes of Harmony ordinary shares and Gold Fields ordinary shares before the prior offers), the terms of the US offer valued each Gold Fields ordinary share at Rand 107.62, representing a premium of 29.0% over the daily volume weighted average price for Gold Fields ordinary shares on the JSE in the 30 business days ending October 14, 2004, which was Rand 83.42 per Gold Fields ordinary share.

Based on the closing price of Rand 62.75 for Harmony ordinary shares on the JSE on November 24, 2004 (the last trading day for both Harmony and Gold Fields before the public announcement of these offers), the terms of the US offer value each Gold Fields ordinary share at Rand 80.01.

Based on a price of Rand 61.60 per Harmony ordinary share, which was the closing price for Harmony ordinary shares on the JSE on December 2, 2004 (the last trading day before commencement of the offer), the terms of the US offer value each Gold Fields ordinary share at Rand 78.54, representing a discount of 4.39% to the closing price for Gold Fields ordinary shares on the JSE on December 2, 2004.

Based on a price of US $12.93 per Harmony ADS, which was the closing price for Harmony ADSs on the NYSE on October 14, 2004, (the last trading day before rumors and press articles significantly affected the share prices and trading volumes of Harmony ADSs and Gold Fields ADSs before the prior offers), the terms of the US offer value each Gold Fields ADS at US $16.49, representing a premium of 28.6% over the daily volume weighted average price for Gold Fields ADSs on the NYSE during the 30 business days ending October 14, 2004, which was US $12.82 per Gold Fields ADS.

Based on a price of US $12.89 per Harmony ADS, which was the average of the daily volume weighted average price for Harmony ADSs on the NYSE during the 30 business days ending on October 14, 2004 (the last trading day before rumors and press articles significantly affected the share prices and trading volumes of Harmony ADSs and Gold Fields ADSs before the prior offers), the terms of the US offer value each Gold Fields ADS at US $16.43, representing a premium of 28.2% over the daily volume weighted average price for Gold Fields ADSs on the NYSE for the same period, which was US $12.82 per Gold Fields ADS.

Based on the closing price of US$10.56 for Harmony ADSs on the NYSE on November 24, 2004 (the last trading day for both Harmony and Gold Fields before the public announcement of these offers), the terms of the US offer value each Gold Fields ADS at US$13.46.

Based on a price of US$10.40 per Harmony ADS, which was the closing price for Harmony ADSs on the NYSE on December 2, 2004 (the last trading day before commencement of the offer), the terms of the US offer value each Gold Fields ADS at US$13.26, representing a discount of 5.96% to the closing price for Gold Fields ADSs on the NYSE on December 2, 2004.

CONSIDERATION OFFERED AFTER PAYMENT OF GOLD FIELDS DIVIDENDS

If Gold Fields pays any dividend or any interim dividend (in cash or in shares) in respect of the Gold Fields ordinary shares, including Gold Fields ordinary shares represented by Gold Fields ADSs, before the expiration of the initial offer period or the subsequent offer period, Harmony reserves the right to reduce, subject to applicable legal requirements, the consideration offered in exchange for each Gold Fields ordinary share and each Gold Fields ADS by an amount equal to the net value of any dividend, the record date for which falls on or before the date of settlement on the particular Gold Fields securities.

ENTITLEMENT TO HARMONY DIVIDENDS

In respect of the Harmony ordinary shares, including Harmony ordinary shares represented by Harmony ADSs, issued in exchange for your tendered Gold Fields securities, you will be entitled to receive any dividend that is paid after the settlement of your tendered Gold Fields securities.

Your entitlement to receive these dividends, if any, in respect of the Harmony ordinary shares, including Harmony ordinary shares represented by Harmony ADSs, that you receive in the US offer is in addition to the consideration described above. Harmony reserves the right to pay an interim dividend with respect to Harmony’s 2005 results.

NO FRACTIONAL SHARES

No fractional Harmony ordinary shares will be issued in connection with the US offer. In lieu of any fraction of a Harmony ordinary share or Harmony ADS that you would otherwise have been entitled to receive pursuant to the terms of this offer, you will receive an amount in cash equal to the product of that fraction and (a) the average sale price per Harmony ADS, net of expenses, realized on the NYSE or (b) the closing price per Harmony ordinary share on the JSE, as applicable.

The sale of the aggregated fractional Harmony ADSs on the NYSE will occur as promptly as practicable and no later than ten South African business days following the settlement of the offers. Payments of cash in lieu of any fractional Harmony ordinary share or fractional Harmony ADS that you would otherwise have been entitled to receive pursuant to the terms of the U.S. offer will be paid as promptly as practicable.

OWNERSHIP OF HARMONY AFTER COMPLETION OF THE OFFERS

If the maximum number of the Gold Fields securities are validly tendered and exchanged pursuant to the terms of the US offer and the South African offer, the former holders, other than Gold Fields, of Gold Fields securities and the current holders of Harmony securities, other than Harmony, will hold the following percentages of Harmony’s outstanding share capital (other than share capital held by Harmony) and voting rights immediately after the exchange:

	Owned by Current Holders of Harmony Securities	Owned by Former Holders of Gold Fields Securities
Number of outstanding Harmony ordinary shares (including Harmony ordinary shares represented by Harmony ADSs) held after completion of the offers:	320,819,739	627,085,500
Percentage of share capital of Harmony:	33.8%	66.2%
Percentage of total voting rights in Harmony:	33.8%	66.2%

IRREVOCABLE AGREEMENT

On October 16, 2004 Harmony and Norilsk entered into an irrevocable agreement pursuant to which Norilsk agreed, among other things: (a) not to dispose of, or encumber, any of its Gold Fields shares, (b) not to grant any right over, or restriction on, its Gold Fields shares, (c) to vote all of its Gold Fields shares against the proposed sale by Gold Fields of its non-South African assets to IAMGold and (d) subject to the offers being made on terms agreed by Harmony and Norilsk, to accept the offers in respect of all of its Gold Fields shares, once Harmony has received, in respect of the offers, all regulatory approvals (including the approval of the South African competition authorities) required to permit the offers to be implemented in accordance with their terms, provided that such regulatory approvals must be granted without any condition that would be materially detrimental to the value of the enlarged group or, if granted subject to such material condition, must be acceptable to Norilsk, which acceptance shall not be unreasonably withheld or delayed.

In addition, Norilsk agreed to vote all of the Gold Fields securities it holds in favor of a scheme of arrangement provided for by section 311 of the Companies Act, subject to certain conditions and provided that Harmony implement the scheme of arrangement on agreed terms.

The obligations of Norilsk under the agreement are irrevocable, except in the following circumstances: (a) the occurrence of a material adverse change in the business, financial or trading position, profits or prospects of Harmony after the date of the agreement due to an act of god, force majeure, war, outbreak of hostilities, nationalization, expropriation or similar governmental action and (b) a third party making an offer for Gold Fields that is serious and credible and the value of such competing offer is at least 15% greater than the value of Harmony’s offers, unless Harmony makes a revised offer on terms and conditions at least as favorable as the offer or offers made by the third party within 10 days of the announcement of such competing offer.

The agreement expires pursuant to its terms on the earliest of: (a) May 20, 2005, (b) 30 days after the last required regulatory approval has been obtained, (c) the date upon which the offers lapse as a result of the non-fulfillment of any condition precedent to which the offers are subject and (d) the date upon which the offers are withdrawn for any reason.

Any Gold Fields shares tendered by Norilsk to Harmony will be tendered pursuant to, and therefore subject to the terms of, the offers.

On January 28, 2005 Harmony and Norilsk confirmed their intention that Harmony would not oblige Norilsk to tender its Gold Fields shares if Harmony did not obtain acceptances sufficient for Harmony to hold in excess of 50% of the issued share capital of Gold Fields (including the Gold Fields shares currently held by Norilsk).

CONDITIONS TO THE US OFFER

This US offer (and the concurrent South African offer) is subject to the fulfillment or waiver (in respect of the minimum tender condition only), of the following conditions. As described below, the IAMGold condition was satisfied on December 7, 2004 and Harmony waived the minimum tender condition on January 27, 2004. Harmony has until March 18, 2005 to satisfy the competition condition and the effectiveness condition.

Minimum tender condition—waived

Harmony’s obligation to complete the US offer is subject to the condition that it receive valid acceptances from Gold Fields shareholders in excess of 50% of the entire issued share capital of Gold Fields (including those Gold Fields shares settled by Harmony in the prior offers and those Gold Fields shares in respect of which Norilsk has irrevocably undertaken to accept in the South African offer). Pursuant to the Code, except in limited circumstances, an offer must become or be declared unconditional as to acceptances (i.e., the minimum tender condition must be satisfied or waived) no later than the 60th day after the date the South African offer document has been posted. Therefore, in order to comply with the Code, in connection with Harmony’s offer, the minimum tender condition was required to be satisfied or waived by Harmony on or before January 31, 2005.

Accordingly, on January 24, 2005, Harmony announced that it had reserved the right to waive the minimum tender condition. On January 27, 2005, in order to address market rumors relating to Harmony’s obligation to waive the minimum tender condition Harmony announced that, in accordance with the Code, it had elected to waive, with immediate effect, the minimum tender condition in its entirety. On January 31, 2005, Harmony issued a further press release announcing that, in accordance with the Code, it had elected to waive the minimum tender condition in its entirety. Such announcement was made through press releases designed to inform Gold Fields securityholders in South Africa, the United States and elsewhere as to the waiver of the minimum tender condition and contained language advising Gold Fields securityholders to withdraw any Gold Fields securities tendered in the offer if their willingness to accept the offer would be affected by the waiver of the minimum tender condition. Harmony determined not to place an advertisement in a newspaper of national circulation in the United States in relation to the waiver of the minimum tender condition at such time in light of the expense of such advertisement, the adequacy of other disclosure (including disclosure in this prospectus) made available to Gold Fields shareholders and the length of time afforded to Gold Fields securityholders who wish to withdraw any Gold Fields securities tendered in the offer. Gold Fields securityholders are nevertheless strongly advised to withdraw any Gold Fields securities tendered in the current offer if their willingness to accept the offer would be affected the waiver of the minimum tender condition. Gold Fields securityholders will continue to have withdrawal rights until the expiration of the initial offer period.

Non-implementation of IAMGold transaction—satisfied

Harmony’s obligation to complete the US offer is subject to the condition that the proposed merger between Gold Fields and IAMGold is not implemented for whatever reason, among other things, Gold Fields shareholders failing to approve such transaction at the Gold Fields general meeting held December 7, 2004. Upon announcement by Gold Fields of the results of its general meeting on December 7, 2004, where a majority of Gold Fields shareholders voted against the proposed transaction with IAMGold, this condition was deemed to be satisfied.

Competition and other regulatory approvals

Harmony’s obligation to complete the US offer is subject to the condition that the proposed merger of Harmony and Gold Fields is approved by the competition authorities in South Africa, as well as any other regulatory authorities which may be required for the implementation of the offers. Harmony has concluded that no such other regulatory approvals are currently applicable. This condition cannot be waived.

Pursuant to the Code, all conditions to the offers, other than the minimum tender condition must be satisfied or waived no later than 21 calendar days after the latter of (i) the date on which the minimum tender condition is satisfied or waived and (ii) the date on which the offers were originally scheduled to expire (February 4, 2005). In other words, the Code effectively requires that all conditions to the offers, other than the minimum tender condition, are satisfied no later than 5:30 p.m., New York City time, on February 24, 2005. On January 25, 2005, in order to provide additional time for the Competition Tribunal to make its ruling, the SRP granted Harmony relief under applicable rules of the Code extending the time permitted for Harmony to satisfy the competition condition until March 18, 2005. Harmony intends to apply to the SRP for an extension of the time by which the competition condition must be satisfied. There can be no assurance, however, that Harmony’s request will be granted.

Harmony and Gold Fields completed their statutory competition notification obligations on December 15, 2004. On February 11, 2005, the South African Competition Commission concluded its assessment of Harmony’s offers and issued its report to the South African Competition Tribunal recommending in favor of Harmony’s offers, subject only to the condition that no more than 1,500 employees at a managerial or supervisory level be dismissed as a result of the offers. The Competition Tribunal has announced that it will hold a pre-hearing to consider Harmony’s offers on February 25, 2005. Subsequent to the pre-hearing, the Competition Tribunal will conduct one or more public hearings. After completion of the public hearings, the Competition Tribunal will issue a certificate approving the offers, approving the offers subject to specified conditions or enjoining the offers within ten South African business days. The Competition Tribunal’s decision will be transmitted to Harmony and Gold Fields and published in the South African Government Gazette. Harmony intends to issue a press release upon receipt of the Competition Tribunal’s decision. The decision of the Competition Tribunal is subject to appeal. Upon completion of the pre-hearing on February 25, 2005, the Competition Tribunal indicated that a public hearing would be held in respect of Harmony’s offer on May 3, 4, 5 and 6, 2005. Accordingly, Harmony anticipates that the Competition Tribunal will issue its certificate in mid- to late-May 2005. See “Regulatory Matters — Competition and Antitrust — South African Competition Laws”.

F-4 declared effective

Harmony’s obligation to complete the US offer is subject to the condition that the registration statement filed on Form F-4, of which this prospectus forms a part, shall have been declared effective by the SEC. This condition cannot be waived.

As discussed above, the Code effectively requires that all conditions to the offers, other than the minimum tender condition, must satisfied no later than 5:30 p.m., New York City time, on February 24, 2005. On February 18, 2005, the SRP granted Harmony relief under applicable rules of the Code extending the time permitted for Harmony to satisfy the effectiveness condition until March 18, 2005. Hence, Harmony’s registration statement, of which this prospectus forms a part, must be declared effective by the SEC no later than 5:00 a.m., New York City time, on March 18, 2005.

OFFERS LAPSING

If any conditions are not satisfied or, to the extent permitted, waived, on or before the time set for satisfaction, the offers will lapse.

If the offers lapse because a condition is not satisfied, Harmony reserves the right, subject to applicable law, to commence a new offer or not, in its sole discretion, and to make that offer available in the United States or not, in its sole discretion. If the offers lapse, the Gold Fields securities that you tendered in the US offer will be returned to you without interest or any other payment being due.

Under South African law, in the event that an offer does not become or is not declared unconditional and has been withdrawn or has lapsed, the offeror may not make another offer for the relevant securities, or acquire any securities which will result in a mandatory offer within a period of 12 calendar months of the date on which the offer is withdrawn or lapses.

GROUNDS FOR CLOSING THE OFFERS; RETURN OF TENDERED GOLD FIELDS SECURITIES

In accordance with South African law and regulations the South African offer must remain open for at least 21 days from the date of posting of the South African offer document. The offer must remain open for at least 14 days after it becomes or is declared unconditional as to acceptances. Where the offer is extended until further notice, at least 14 days notice must be given before it can be closed.

If the offers are closed without becoming unconditional or lapse, the Gold Fields securities that you tendered in the US offer will be returned to you without interest or any other payment being due. This should occur within five South African business days following the announcement of the closing or lapse.

EXPIRATION DATE; EXTENSION OF OFFER

The initial offer period was originally set to expire at 5:00 a.m., New York City time, on February 4, 2005. On January 21, 2005, Harmony announced that the initial offer period was extended until 5:00 a.m., New York City time, on March 18, 2005 in order to permit additional time for the offer to be approved by competition authorities in South Africa Harmony intends (but is under no obligation) to extend the offer again to permit additional time for the offer to be approved by the Competition Tribunal. The initial offer period may, however, upon satisfaction or fulfillment of the remaining conditions to the offer, expire before 5:00 a.m., New York time, on March 18, 2005 or such later time as the initial offer period is scheduled to expire. In particular, in compliance with the Code, the initial offer period will expire and Harmony will accept and settle Gold Fields securities that have been validly tendered and not withdrawn immediately upon satisfaction of the last offer condition. Harmony anticipates that the last offer condition to be satisfied will be the competition condition and, as such, Harmony believes that the initial offer period will expire as soon as the Competition Tribunal issues a certificate approving the offers. As described below, immediately following the initial offer period, there will be a subsequent offer period of not less than three US business days pursuant to Rule 14d-11 under the Exchange Act. No withdrawal rights will apply upon expiration of the initial offer period.

In order keep Gold Fields security holders apprised as to the status of the competition condition and the possible early expiration of the initial offer period, Harmony will disclose to Gold Fields security holders via a press release reasonably designed to inform security holders in the United States, South Africa and elsewhere as to the status of satisfaction of the competition condition: on the date upon which the Competition Tribunal concludes its pre-hearing to consider Harmony’s offers, on the date on which the Competition Tribunal concludes its hearing to consider Harmony’s offers and on the date that the Competition Tribunal issues its certificate approving Harmony’s offers. Such press release will disclose (i) the date on which the Competition Tribunal is expected to rule and any other material information relating to the competition condition, to the extent known, (ii) Gold Fields security holders’ continuing right to withdraw any Gold Field securities tendered into the offer, (iii) the fact that any such tendered Gold Fields securities will be accepted, paid for and settled immediately upon satisfaction of the competition condition, that Gold Fields security holders’ right to withdraw their tenders will expire at such time and, accordingly, that Gold Fields security holders should withdraw their tenders as soon as possible if they no longer wish to accept Harmony’s offer and (iv) the fact that immediately following satisfaction of the competition condition the subsequent offer period will commence, during which time the offer would remain open for tenders, but no withdrawal rights would apply.

Harmony intends (but is under no obligation) to extend the offer again to permit additional time for the offer to be approved by competition authorities in South Africa. Under applicable JSE requirements, any new date selected for expiration of the offers must be a Friday. We may also be required to extend the initial offer period under applicable South African law and US securities laws if there is a material change to the offers or this prospectus or if there is a delay in obtaining regulatory approvals, or in the registration statement on Form F-4, of which this prospectus forms a part, being declared effective by the SEC or obtaining merger clearance from South African competition authorities. If the initial offer period is extended, it may, upon satisfaction or fulfillment of all of the remaining offer conditions, expire before the time set for its expiration. If we extend the initial offer period, we will make a public announcement of the extension, pursuant to South African law, prior to the time the initial offer period is scheduled to expire. Any such announcement will contain an announcement of the approximate number of Gold Fields securities tendered to date.

We will not extend the expiration date for the initial offer period in the US offer unless the expiration date for the initial offer period in the South African offer is extended, unless otherwise required by law.

The subsequent offer period starts as soon as the initial offer period terminates. Harmony reserves the right (but will not be obliged) at any time and from time to time to extend the subsequent offer period for any period it chooses, subject to applicable law. It is anticipated that the subsequent offer period will remain open for at least 14 calendar days, but may remain open for fewer than 14 calendar days (but not less than three US business days pursuant to Rule 14d-11 under the Exchange Act) and may be extended beyond this time until a further specified date or until further notice. If Harmony states that the offers will remain open until further notice, Harmony will give not less than 14 calendar days’ notice in writing to Gold Fields securityholders who have not accepted the offers before closing the subsequent offer period. During the subsequent offer period no withdrawal rights apply, except in limited circumstances, for instance if there were a material change to the offers, in order to comply with applicable regulations.

All announcements relating to the offers, including announcements of extensions, will be effected by SENS, after the approval of the JSE, SRP and, as applicable, the NYSE. Announcements received by SENS are electronically transmitted, on a real time basis, to SENS subscribers, which include all major wire services. Harmony anticipates, after approval of any announcement relating to an extension of the initial offer period or the subsequent offer period by the JSE, SRP or NYSE, that Harmony will transmit such announcement to SENS in South Africa, who will immediately distribute the announcement via the major wire services. In addition, Harmony intends to issue independently press releases in the United States with substantially the same content as the SENS announcement. Such press releases and announcements will include the date of extension and information regarding the approximate number of Gold Fields securities tendered pursuant to the offers. To the extent that the approximate number of Gold Fields securities tendered to date is not available, Harmony will issue a further press release and submit an announcement to SENS with such information as soon as practicable after such information becomes available.

If the offers lapse for any reason, the offers shall cease to be capable of further acceptance and Harmony and Gold Fields securityholders shall cease to be bound by prior acceptances. Harmony reserves the right, with the permission of the SRP and in accordance with the Exchange Act, to extend the final date for acceptance of the offers and for the satisfaction of all offer conditions. The offers are not required to become or be declared unconditional in all respects only on a stated expiration date; they may become unconditional in all respects prior to the expiration of the initial offer period.

Although no revision is envisaged, if the offers are revised, the offers will be extended, if necessary, to the extent required by the Code and in accordance with the Exchange Act and the rules of the SEC thereunder, from the date on which written notification of the revised offers is posted to Gold Fields securityholders.

PUBLICATION OF RESULTS

In accordance with JSE and SRP regulations, Harmony will publish an announcement through SENS on the date of settlement of the new Harmony securities, and through a simultaneous announcement in the US and South African press. We will issue a press release regarding the results of the offers promptly after each announcement on SENS. Harmony will also file all such announcements under cover of Schedule TO pursuant to SEC regulations.

PROCEDURES FOR TENDERING GOLD FIELDS ADSs

Gold Fields American depositary receipts

If you hold certificates, commonly known as American depositary receipts, or ADRs, evidencing your Gold Fields ADSs, you may tender your Gold Fields ADSs by delivering the following materials to the US ADS exchange agent while the offers remain open for acceptance at one of its addresses set forth on the back cover of this prospectus:

•	your Gold Fields ADRs;

•	a properly completed and duly executed ADS letter of transmittal, or a facsimile copy with an original manual signature, with any required signature guarantees; and

•	any other documents required by the ADS letter of transmittal.

If a Gold Fields ADS is registered in the name of a person other than the signatory of the ADS letter of transmittal, the Gold Fields ADR must be endorsed or accompanied by the appropriate stock powers. The stock powers must be signed exactly as the name or names of the registered owner or owners appear on the Gold Fields ADR, with the signature(s) on the certificates or stock powers guaranteed as described below.

Gold Fields ADSs held in book-entry form

If you hold your Gold Fields ADSs in book-entry form, you may tender your Gold Fields ADSs by taking, or causing to be taken, the following actions while the offers remain open for acceptance:

•	a book-entry transfer of your Gold Fields ADSs into the account of the US ADS exchange agent at The Depository Trust Company, or DTC, pursuant to the procedures described below;

•	the delivery to the US ADS exchange agent at one of its addresses set forth on the back cover of this prospectus of either:

–	a properly completed and duly executed ADS letter of transmittal, or a facsimile copy with an original manual signature, with any required signature guarantees, or

–	an agent’s message (as defined below); and

•	delivery to the US ADS exchange agent at one of its addresses set forth on the back cover of this prospectus of any other documents required by the ADS letter of transmittal.

Within two business days after the date of this prospectus, the US ADS exchange agent will establish an account at DTC with respect to Gold Fields ADSs for purposes of the US offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of Gold Fields ADSs by causing DTC to transfer such Gold Fields ADSs into the account of the US ADS exchange agent in accordance with DTC’s procedure for the transfer. An “agent’s message” delivered in lieu of the ADS letter of transmittal is a message transmitted by DTC to, and received by, the US ADS exchange agent as part of a confirmation of a book-entry transfer. The message has the effect of confirming that DTC has received an express acknowledgment from the DTC participant tendering the Gold Fields ADSs that such participant has received and agrees to be bound by the terms of the ADS letter of transmittal and that we may enforce such agreement against such participant.

Gold Fields ADSs held in “street name”

If you are not the registered holder of your Gold Fields ADSs but hold your Gold Fields ADSs in “street name” through a broker, bank or custodian, you should contact your broker, bank or custodian to discuss the appropriate procedures for tendering.

ADS letter of transmittal

Signature Guarantees. In general, signatures on letters of transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act, each of which we refer to as an “eligible institution”. However, signature guarantees are not required in cases where Gold Fields ADSs are tendered:

•	by a registered holder of Gold Fields ADSs who has not completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the ADS letter of transmittal; or

•	for the account of an eligible institution.

Partial Tenders. If you wish to tender fewer than all of the Gold Fields ADSs evidenced by any ADRs delivered to the US ADS exchange agent, you must indicate this in the ADS letter of transmittal by completing the box entitled “Number of Gold Fields ADSs Tendered”.

Treatment of Tendered Gold Fields ADSs. The ADS letter of transmittal authorizes the US ADS exchange agent, as agent and attorney-in-fact for tendering holders of Gold Fields ADSs, among other things, to surrender tendered Gold Fields ADSs to the Gold Fields ADS depositary and instruct the Gold Fields ADS depositary to deliver the underlying Gold Fields ordinary shares. The ADS letter of transmittal authorizes the US ADS exchange agent, if so instructed by us, to take those actions even before Harmony accepts the tendered Gold Fields ADSs for exchange. Harmony may instruct the US ADS exchange agent to take those actions promptly after the expiration of the initial offer period so that the Gold Fields ordinary shares underlying the Gold Fields ADSs will be tendered as part of the South African centralizing procedures within 5 business days after the expiration date. Harmony will agree under the ADS letter of transmittal that if it does not accept the tendered Gold Fields ADSs for exchange, it will cause the Gold Fields ordinary shares underlying those Gold Fields ADSs to be re-deposited under the deposit agreement and Gold Fields ADSs representing those Gold Fields ordinary shares to be delivered to the US ADS exchange agent. The US ADS exchange agent will then return the Gold Fields ADSs to you. You will retain beneficial ownership of tendered Gold Fields ADSs unless and until Harmony accepts the tendered Gold Fields ADSs for exchange. After acceptance, you will only have a right to receive the exchange consideration from Harmony in accordance with the US offer.

Guaranteed delivery

If you wish to tender Gold Fields ADSs pursuant to this US offer and your Gold Fields ADRs are not immediately available or you cannot deliver such Gold Fields ADRs and all other required documents to the US ADS exchange agent while the offers remain open for acceptance or you cannot complete the procedure for book-entry transfer on a timely basis, you may nevertheless tender such Gold Fields ADSs provided that all of the following conditions are satisfied:

•	the tender is made by or through an eligible institution;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the US ADS exchange agent as provided below on or prior to the expiration date; and

•	within three NYSE trading days after the date of execution of such notice of guaranteed delivery, you deliver to the US ADS exchange agent, either:

-	your Gold Fields ADRs, in proper form for transfer, together with a properly completed and duly executed ADS letter of transmittal or a manually executed facsimile copy, with any required signature guarantee, or

-	a confirmation of a book-entry transfer of your Gold Fields ADSs into the account of the US ADS exchange agent at DTC as described above, together with a properly completed and duly executed ADS letter of transmittal or a manually executed facsimile copy, with any required signature guarantee or an agent’s message.

The notice of guaranteed delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the US ADS exchange agent. The notice of guaranteed delivery must in all cases include a guarantee by an eligible institution in the form set forth in such notice. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the US ADS exchange agent.

PROCEDURES FOR TENDERING GOLD FIELDS ORDINARY SHARES

Gold Fields ordinary shares held through South African financial intermediaries

If you hold your Gold Fields ordinary shares through a South African financial intermediary, you should not complete the ADS letter of transmittal. Instead, your South African financial intermediary should send you transmittal materials and instructions for participating in the US offer. If you have not yet received instructions from your South African financial intermediary, please contact your South African financial intermediary directly.

Gold Fields ordinary shares held through US custodians

If you hold your Gold Fields ordinary shares through a US custodian, you should not complete an ADS letter of transmittal. Instead, your US custodian should either forward you the transmittal materials and instructions sent by the South African financial intermediary that holds the Gold Fields ordinary shares on behalf of your US custodian as record owner or send you a separate form prepared by your US custodian. If you have not yet received instructions from your US custodian, please contact your US custodian directly.

EFFECTS OF TENDER

By tendering your Gold Fields securities, you represent and warrant that you have the power and authority to tender, exchange, assign and transfer the Gold Fields securities tendered and to acquire the Harmony ordinary shares or Harmony ADSs, as applicable, issuable upon the exchange of your tendered Gold Fields securities, and that, when and if the Gold Fields securities are accepted for exchange, Harmony will acquire good, marketable and unencumbered title to the tendered Gold Fields securities, free and clear of all liens, restrictions, charges and encumbrances, and not subject to any adverse claim or right. You also warrant that you will, upon request, execute and deliver any additional documents deemed by Harmony or its agents to be necessary or desirable to complete the exchange, sale, assignment and transfer of the tendered Gold Fields securities.

By executing an ADS letter of transmittal, you will irrevocably appoint us or our designees as your attorneys-in-fact and proxies. Our appointment, or that of our designees, will be to the full extent of your rights with respect to the Gold Fields securities tendered by you and accepted for exchange by Harmony or its designees. The appointment will be effective and your voting rights will be affected only when we accept for exchange your tendered Gold Fields securities in accordance with the terms of this US offer. Once we accept for exchange your tendered Gold Fields securities, the appointment will be irrevocable. Upon the effectiveness of the appointment, all prior proxies given by you will be revoked without further action, and you will not be able to give powers of attorney, proxies or written consents with respect to the Gold Fields securities tendered by you and accepted by us. Our designees will have the authority to exercise all of your voting and other rights at any meeting of Harmony’s shareholders, by written consent in lieu of any such meeting or otherwise.

Harmony reserves the right to require that, in order for your Gold Fields securities to be deemed validly tendered, immediately upon Harmony’s acceptance of such Gold Fields securities for exchange, Harmony must be able to exercise all rights of ownership, including full voting and disposition rights, with respect to such Gold Fields securities.

OTHER REQUIREMENTS

If the ADS letter of transmittal, form of acceptance, notice of guaranteed delivery or any certificates or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other persons acting in a fiduciary or representative capacity, such persons should so indicate when signing. Proper evidence of authority to act must be submitted by such persons, although we may waive this requirement.

If any Gold Fields ADR or Gold Fields ordinary share certificate or other evidence of ownership has been mutilated, destroyed, lost or stolen, you must:

•	furnish to your South African financial intermediary or US custodian satisfactory evidence of ownership and of the destruction, loss or theft or such document;

•	indemnify your South African financial intermediary or US custodian against loss; and

•	comply with any other reasonable requirements.

If any Gold Fields ADR has been mutilated, destroyed, lost or stolen, you must contact the Gold Fields ADS depositary and comply with the requirements under the deposit agreement to obtain a replacement Gold Fields ADR before you will be able to tender those Gold Fields ADSs in this US offer.

Your tender of Gold Fields ADSs or Gold Fields ordinary shares pursuant to any of the procedures described above in “— Procedures for Tendering Gold Fields ADSs” and “— Procedures for Tendering Gold Fields Ordinary Shares” will constitute your binding agreement with us to the terms and conditions of this US offer.

DETERMINATION OF VALIDITY

We will determine, in our sole discretion, all questions as to the validity, form and eligibility for exchange of any tendered Gold Fields securities. Our determination will be final and binding on the holders of Gold Fields securities. We reserve the absolute right to reject any and all tenders that we determine are not in proper form. We also reserve the right to waive any defect or irregularity in the tender of any Gold Fields securities of any particular holder, whether or not similar defects or irregularities are waived in the case of other securityholders. Unless otherwise waived by us, your tender of securities will not be valid until all defects or irregularities have been cured or waived. None of Harmony, the US ADS exchange agent, the information agent, the dealer-managers or any other person will be under any duty to give notification of any defects or irregularities in the tender of any Gold Fields securities, or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the US offer will be final and binding on the holders of Gold Fields securities.

In addition, in tendering Gold Fields securities, you will represent and warrant that you have full power and authority to tender, sell, assign and transfer your Gold Fields securities (and any distributions) and, when the same are accepted for exchange by Harmony, Harmony will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and the same will not be subject to any adverse claim. Harmony reserves the right to reject any Gold Fields securities that it determines do not satisfy these conditions.

WITHDRAWAL RIGHTS

Gold Fields securities in respect of which valid acceptances have been received may be withdrawn pursuant to the procedures set out below at any time during the initial offer period. Gold Fields securities in respect of which valid acceptances have been received during the initial offer period and that are not validly withdrawn during the initial offer period and Gold Fields securities in respect of which valid acceptances have been received during the subsequent offer period may not be withdrawn. Holders of Gold Fields securities will not have withdrawal rights during the subsequent offer period. It is anticipated that the subsequent offer period will remain open for at least 14 calendar days but it may remain open for fewer than 14 calendar days (but not fewer than three US business days pursuant to Rule 14d-11 under the Exchange Act) and may be extended beyond that time until a further specified date or until further notice.

Once the remaining conditions to the offer are satisfied or fulfilled, the initial offer period will terminate, withdrawal rights will also terminate at that time. The remaining regulatory approval conditions in South Africa and the United States cannot be waived.

For a withdrawal to be effective, the South African financial intermediary, the US custodian or the US ADS exchange agent, as applicable, must receive in a timely manner a written notice of withdrawal. A notice delivered to the US ADS exchange agent must bear an original signature. Any such notice must specify the name of the person who tendered the Gold Fields securities being withdrawn, the number of Gold Fields securities being withdrawn and the name of the registered holder, if different from that of the person who tendered such Gold Fields securities.

If Gold Fields ADRs being withdrawn have been delivered to the US ADS exchange agent, then, prior to the physical release of such ADRs the US ADS exchange agent also must receive the name of the registered holder and the serial numbers of the particular Gold Fields ADRs. If Gold Fields ADSs have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Gold Fields ADSs. If you have tendered Gold Fields ordinary shares, the notice of withdrawal must specify (a) the address to which such ordinary shares should be sent (if in certificated form) or (b) the name and number of the account to be credited with the withdrawn Gold Fields shares (if in “dematerialized” form).

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. Our determination shall be final and binding on the holders of the Gold Fields securities. None of Harmony, the US ADS exchange agent, the information agent, the dealer-managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Gold Fields securities properly withdrawn will be deemed not to have been validly tendered for purposes of the US offer. However, withdrawn Gold Fields securities may be re-tendered at any time prior to the expiration of the initial offer period by following the procedures described above under “— Procedures for Tendering Gold Fields ADSs” or “— Procedures for Tendering Gold Fields Ordinary Shares”, as applicable.

CONSIDERATION; PRIOR OFFERS

We are offering the same consideration that was offered during the prior offers. If for any reason the consideration offered in these offers is increased, such increased amount shall be paid to holders of Gold Fields securities that tendered their securities into the prior offers as promptly as practicable, subject to compliance with applicable laws and regulations, including the effective registration of new Harmony shares, regardless of whether such holders have then disposed of Harmony securities received in the prior offers.

ACCEPTANCE AND RETURN OF GOLD FIELDS SECURITIES

Subject to the terms and conditions of the US offer, we will exchange any and all Gold Fields securities validly tendered and not properly withdrawn for Harmony ordinary shares or Harmony ADSs, as applicable, or return such Gold Fields securities promptly under South African tender offer practice. Subject to applicable rules of the SEC, we reserve the right to delay acceptance for exchange, or delay exchange, of Gold Fields securities in order to comply in whole or in part with any applicable governmental regulatory approval.

Acceptance of Tendered Gold Fields Securities

If the offers are successful, we will be deemed to have accepted for exchange all Gold Fields securities validly tendered and not properly withdrawn upon expiration of the initial offer period which has been extended and will now expire at 5:00 a.m., New York City time, on March 18, 2005 (unless the initial offer period is extended again) or validly tendered during the pendency of the subsequent offer period. In addition, the initial offer period may, upon satisfaction or fulfillment of the remaining conditions to the offer, expire before 5.00 a.m., New York City time, on March 18, 2005.

Under no circumstances will interest be paid on the exchange of Gold Fields securities for Harmony ordinary shares or Harmony ADSs, as applicable, regardless of any delay in making the exchange.

Return of Tendered Gold Fields Securities

In case any Gold Fields securities tendered in accordance with the instructions set forth in the offer materials are not accepted for exchange pursuant to the terms and conditions of this US offer or due to the lapse or withdrawal of the offers, we will cause these Gold Fields securities to be returned promptly, i.e., within five South African business days following the date of the lapse or withdrawal of the offers.

Miscellaneous

If we increase the consideration offered to any holder of Gold Fields securities during the pendency of these offers, we will pay the increased consideration to all holders of Gold Fields securities that are exchanged in the US offer, whether or not such Gold Fields securities were tendered prior to the announcement of such increase and whether or not such Gold Fields securities were tendered during the initial offer period or the subsequent offer period. If Harmony makes a material change in the terms of the offers, including an increase in the consideration offered, Harmony will disseminate additional offer materials and extend the offers to the extent required by the SRP and Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. Any announcement of an increase in consideration offered or other material change would be effected by SENS, after the approval of the JSE, SRP and, if applicable, the NYSE. In addition, Harmony intends to issue independently press releases in the United States with substantially the same content as the SENS announcement. No such increase is currently expected.

DELIVERY OF HARMONY ORDINARY SHARES, HARMONY ADSs; SETTLEMENT DATE

Initial Offer Period

In the event that the offers are successful, if you tendered certificated Gold Fields shares, new Harmony ordinary shares will be mailed to you within five South African business days of the expiration of the initial offer period, provided that you have timely surrendered your documents of title to your Gold Fields shares. If you tendered Gold Fields shares in “dematerialized” form, new Harmony ordinary shares will be credited to the account of the broker or central securities depositary participant through which your shares are held within five South African business days of the expiration of the initial offer period. Holders of Gold Fields ADSs who have tendered their ADSs will receive new Harmony ADSs in accordance with the terms of the deposit agreement and the procedures and practices of the nominee, broker or other intermediary through which they hold their ADSs. If your Harmony ADSs will be evidenced by ADRs registered in your name, you may not receive these certificates until approximately two weeks after expiration of the initial offer period.

Subsequent Offer Period

If you tendered certificated Gold Fields shares during the subsequent offer period, new Harmony ordinary shares will be mailed to you on a rolling basis, within five South African business days of the date on which you surrendered your documents of title to your Gold Fields shares. If you tendered Gold Fields shares in “dematerialized” form during the subsequent offer period, new Harmony ordinary shares will be credited to the account of the broker or central securities depositary participant through which your shares are held within five South African business days of date on which you tendered your Gold Fields shares. Holders of Gold Fields ADSs who have tendered their ADSs will receive new Harmony ADSs in accordance with the terms of the deposit agreement and the procedures and practices of the nominee, broker or other intermediary through which they hold their ADSs. If your Harmony ADSs will be evidenced by ADRs registered in your name, you may not receive the certificates until approximately two weeks after the date on which you tendered your Gold Fields securities.

FEES AND EXPENSES

Except as set forth below, we will not pay any fees or commissions to any broker or other person soliciting tenders of Gold Fields securities pursuant to the US offer or the South African offer.

Harmony will pay the fees charged by the ADS depositary for Gold Fields ADSs tendered into the offer, including any fees charged by the ADS depositary to redeposit Gold Fields ordinary shares underlying tendered Gold Fields ADSs that have been previously withdrawn from deposit with the ADS depositary in the event that the offers are not consummated.

We have retained HSBC, Investec, Merrill Lynch and Morgan Stanley to act as financial advisors with respect to the offers. The joint financial advisers will receive reasonable and customary fees for these services, plus reimbursement of their out of pocket expenses.

We have also retained MacKenzie Partners, Inc. to act as information agent in connection with this US offer. The information agent may contact holders of Gold Fields securities by mail, telephone, telex, fax, e-mail and personal interview and may request brokers, dealers and other nominee shareholders to forward these offer materials to owners of Gold Fields securities. The information agent will receive reasonable and customary fees for these services, plus reimbursement of its out-of-pocket expenses.

We have retained The Bank of New York to act as US ADS exchange agent in connection with the US offer. We will pay the US ADS exchange agent reasonable and customary compensation for its services in connection with the US offer, plus reimbursement of its out-of-pocket expenses. We will also reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding material to their customers.

We will indemnify the financial advisors, information agent and the US ADS exchange agent against specified liabilities and expenses in connection with the US offer, including liabilities under the US federal securities laws. Indemnification for liabilities under the US federal securities laws may be unenforceable as against public policy.

The cash expenses to be incurred in connection with the US offer and the South African offer will be paid by Harmony and are estimated in the aggregate to be approximately $46(1) million. Such expenses include registration fees, the fees and expenses of the financial advisors and dealer-managers, US ADS exchange agent and information agent, accounting and legal fees and printing costs and expenses related to the financing of the offer consideration, among others.

LISTING OF HARMONY ORDINARY SHARES AND HARMONY ADSs

Harmony ordinary shares are listed on the JSE and trade under the symbol “HAR”. Harmony ordinary shares and Harmony ADSs are listed on the NYSE and Harmony ADSs trade under the symbol “HMY”. The ordinary shares of Harmony are also listed on the Official List of the UK Listing Authority and traded on the LSE and are listed on the Premier Marché of Euronext Paris. Harmony’s International Depositary Shares are listed on Euronext Brussels. Harmony will apply for the supplemental listing on the JSE of the Harmony ordinary shares to be issued in these offers. Harmony will apply for the supplemental listing on the NYSE of the Harmony ADSs to be issued in the US offer and, for listing purposes only and not for trading purposes, will apply for the supplemental listing of the Harmony ordinary shares that are represented by such newly issued Harmony ADSs. Harmony will comply with all of the usual requirements of these exchanges within the time periods specified by these exchanges. Harmony will also apply for supplemental listings, or exemptions, as appropriate, or the LSE, Euronext Paris and Euronext Brussels.

TREATMENT OF GOLD FIELDS’ STOCK PURCHASE OPTIONS AND GOLD FIELDS’ STOCK SUBSCRIPTION OPTIONS

If you are the holder of exercisable Gold Fields’ stock purchase options or Gold Fields’ stock subscription options and you would like to tender the underlying Gold Fields ordinary shares into the US offer, you must first exercise the options and then tender the underlying Gold Fields ordinary shares on or prior to the expiration date of the US offer according to the instructions given in this document.

Harmony has not had access to, and does not know, important information relating to Gold Fields’ stock option plans, including the terms of any such plans.

(1)	The cash expenses assume full acceptance of this US offer and a 5.8110 Rand = US$1.00 exchange rate, the noon buying rate published by the Federal Reserve Bank of New York on November 30, 2004, the most recent practicable day before the announcement.

TREATMENT OF GOLD FIELDS’ EMPLOYEE SAVINGS PLANS AND EMPLOYEE SHARE PURCHASE PLANS

Harmony has not had access to important information relating to Gold Fields’ employee savings plans and employee shareholder plans.

REGULATORY APPROVALS

In addition to the SEC declaring effective the registration statement on Form F-4 of which this prospectus forms a part, completion of the US offer is subject to approval of the competition authorities in South Africa.

ACCOUNTING TREATMENT

Harmony’s acquisition of the Gold Fields securities will be accounted for as a purchase business combination as defined by Statement of Financial Accounting Standards No. 141, Business Combinations. However, a final determination of whether Harmony or Gold Fields is determined to be the accounting acquirer in accordance with US GAAP may be effected by future events, therefore pro forma financial information for both scenarios is presented on pages 137 to 150.

EFFECT OF THE OFFERS ON THE MARKET FOR GOLD FIELDS SECURITIES

For the reasons discussed below, if the offers for Gold Fields securities are completed, depending on the number of Gold Fields securities tendered, there may no longer be an active trading market for the Gold Fields securities, and their liquidity could be materially adversely affected.

Delisting of Gold Fields securities

Gold Fields ADSs are listed and traded on the NYSE. Gold Fields ordinary shares are listed and traded on the JSE and are also listed on the Official List of the UK Listing Authority and traded on the LSE, and are listed on the Premier Marché of Euronext Paris and the SWX Swiss Exchange and International Depositary Shares are quoted on Euronext Brussels. Depending upon the number of Gold Fields securities acquired pursuant to the US offer and the South African offer, following the completion of the offers, Gold Fields ADSs may no longer meet the listing requirements of the NYSE and the Gold Fields ordinary shares may no longer meet the listing requirements of the JSE or the other exchanges named above. To the extent permitted under applicable law and stock exchange regulations, Harmony may seek to cause the delisting of Gold Fields ADSs and the Gold Fields ordinary shares on these exchanges. Further, subject to applicable law and the NYSE rules, Harmony may cause Gold Fields to terminate its deposit agreement, and petition, or cause Gold Fields to petition, the NYSE to delist the Gold Fields ADSs. If the deposit agreement for the Gold Fields ADSs is terminated, holders of Gold Fields ADSs will only have the right to receive the Gold Fields ordinary shares underlying the Gold Fields ADSs upon surrender of any ADR representing the Gold Fields ADSs and payment of applicable fees to the Gold Fields ADS depositary. There is no US public trading market for the Gold Fields ordinary shares. An issuer may apply to have its securities deleted from the list maintained by the JSE in circumstances where notice has been given to the shareholders in the offer or in a circular and the shareholders are provided with an opportunity to vote thereon. Where Harmony is entitled to compulsorily acquire the shares of Gold Fields minorities in terms of section 440K of the Companies Act, no Gold Fields shareholder approval will be required for delisting if notice has been given of the intention to delist in these circumstances in the offer. In other circumstances shareholder approval will be required together with a fair and reasonable offer to shareholders.

If either the NYSE or JSE were to delist the Gold Fields ADSs or Gold Fields ordinary shares, the market for Gold Fields ordinary shares and/or Gold Fields ADSs could be adversely affected. Although it is possible that the Gold Fields ordinary shares (and the Gold Fields ADSs, if we do not cause the deposit agreement to be terminated) would be traded on other securities exchanges or in the over-the-counter market, and the price quotations would be reported by such exchanges, or other quotation systems or by other sources, there can be no assurance that any such trading quotations will occur. The extent of the public market for the Gold Fields ordinary shares and Gold Fields ADSs and the availability of such quotations would depend upon the number of holders and/or the aggregate market value of the public float of Gold Fields ordinary shares and Gold Fields ADSs remaining at such time and the interest in maintaining a market in such securities on the part of securities firms.

To the extent the availability of such listings or quotations depends on steps taken by Harmony, Harmony may or may not take such steps. Therefore, you should not rely on any such listing or quotation being available following the successful completion of the offers.

Deregistration under the Exchange Act

Because they are listed on the NYSE, Gold Fields ordinary shares and Gold Fields ADSs (together with a guarantee of a certain series of cumulative preference shares of a subsidiary) currently are required to be registered under Section 12(b) of the Exchange Act. Registration of these securities may be terminated by Gold Fields upon application to the SEC if they are no longer listed on a national securities exchange and if there are fewer than 300 holders. Termination of the registration of the Gold Fields securities under the Exchange Act would substantially reduce the information required to be furnished by Gold Fields to their holders and to the SEC and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3, relating to “going private” transactions no longer applicable to these securities. Furthermore, “affiliates” of Gold Fields and persons holding “restricted securities” of Gold Fields may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If, as a result of the purchase of Gold Fields shares and Gold Fields ADSs pursuant to the offers and prior to completing the compulsory acquisition procedures referred to in “Subsequent Transactions; Compulsory Acquisition; Delisting”, Gold Fields is not required to maintain registration of Gold Fields ADSs and Gold Fields shares under the Exchange Act, Harmony intends to cause Gold Fields to apply for termination of such registration. If registration of Gold Fields ADSs and Gold Fields shares is not terminated prior to completion of the aforementioned compulsory acquisition procedures, then, following completion of the aforementioned compulsory acquisition procedures, then, following completion of the aforementioned compulsory acquisition procedures, Gold Fields ADSs will cease trading on the NYSE and the registration of Gold Fields ADSs and Gold Fields shares under the Exchange Act would be terminated.

To the extent the registration of Gold Fields ordinary shares and Gold Fields ADSs under the Exchange Act depends on steps taken by Harmony, Harmony may or may not take such steps. Therefore, you should not rely on the continued registration of any Gold Fields securities under the Exchange Act.

Margin regulations

Gold Fields ADSs are currently “margin securities”, as defined under the rules of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Gold Fields ADSs. If Gold Fields ADSs were deregistered under the Exchange Act and/or delisted from the NYSE, they would cease to qualify as “margin securities” which would likely have an adverse impact on their value.

APPRAISAL RIGHTS

Neither holders of Gold Fields ordinary shares nor holders of Gold Fields ADSs are entitled to appraisal rights with respect to the US offer or the South African offer as a matter of South African law. There are no appraisal rights under South African company law.

MATERIAL SOUTH AFRICAN TAX AND US FEDERAL TAX CONSEQUENCES

Subject to the limitations and qualifications set forth under “—Scope and Definitions”, “—Tax Consequences of Exchanging Gold Fields Securities — South African Taxation” and “—Tax Consequences of Holding Harmony Shares and ADSs — South African Taxation”, the discussion in this section entitled “—Tax Consequences of Exchanging Gold Fields Securities — South African Taxation” and “—Tax Consequences of Holding Harmony Shares and ADSs — South African Taxation”, insofar as they summarize South African tax law, represent the opinion of Ernst & Young, special counsel to Harmony, as to the material South African tax consequences of exchanging Gold Fields securities and holding Harmony securities pursuant to the US offer. Subject to the limitations and qualifications set forth under “—Scope and Definitions”, “—Tax Consequences of Exchanging Gold Fields Securities — United States Federal Income Taxation” and “—Tax Consequences of Holding Harmony Shares and ADSs — United States Federal Income Taxation”, the discussion in this section entitled “—Tax Consequences of Exchanging Gold Fields Securities — United States Federal Income Taxation” and the discussion under “—Tax Consequences of Holding Harmony Shares and ADSs — United States Federal Income Taxation”, insofar as they summarize United States federal tax law, represent the opinion of Hogan & Hartson L.L.P., counsel to Harmony, as to the material United States tax consequences of exchanging and holding Gold Fields securities pursuant to the US offer.

SCOPE AND DEFINITIONS

This section summarizes the material South African tax and United States federal income tax consequences of exchanging your Gold Fields securities pursuant to the US offer for Harmony ordinary shares or Harmony ADSs, as the case may be. It applies to you only if you hold your Gold Fields securities, and will hold your Harmony securities, as a capital asset for United States federal income tax and South African income tax purposes. This section does not apply to you if you are a resident of South Africa for South African tax purposes, or a member of a special class of holders subject to special rules, including:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a tax-exempt organization;

•	a life insurance company, bank or financial institution;

•	a person liable for alternative minimum tax;

•	a person that acquired their Gold Fields ordinary shares or Gold Fields ADSs by exercising employee stock options or otherwise as compensation;

•	a person that actually or constructively owns 5% or more, by voting power or value (using the applicable rules of attribution), of Harmony voting stock following the exchange;

•	a person that actually or constructively owns 10% or more of Gold Fields voting share capital or Harmony voting share capital;

•	a partnership, S corporation or other pass-through entity;

•	with respect to South African taxation, a trust;

•	a person that holds Gold Fields securities, or, after the exchange, will hold Harmony ordinary shares or Harmony ADSs, as part of a straddle or a hedging or conversion transaction; and

•	a US holder (as defined below) whose functional currency is not the US dollar.

This section does not purport to be a comprehensive analysis of all potential tax effects that may apply. This section does not constitute legal or tax advice. This section is based on the United States Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, and the South African tax laws, as well as on the income tax convention between the United States of America and the Republic of South Africa (the “South African Treaty”), all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

You are a non-resident of South Africa for South African tax purposes if you are a beneficial owner of the Gold Fields securities that exchanges your Gold Fields securities pursuant to the US offer and, for South African income tax purposes you are not:

•	ordinarily resident in South Africa;

•	physically present in South Africa for 91 days in the current and each of the three preceding South African fiscal years and for 549 days in aggregate during the three preceding South African fiscal years;

•	a corporation incorporated in South Africa or which has its place of effective management in South Africa;

•	a trust established or formed in South Africa or which has its place of effective management in South Africa; or

•	an estate established or formed in terms of South African laws or administered in South Africa.

You are a US holder if you are a beneficial owner of Gold Fields securities that exchanges your Gold Fields securities pursuant to the US offer, and you are for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States or of any State;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

You are a non-US holder if you are a beneficial owner of Gold Fields securities that exchanges Gold Fields securities pursuant to the US offer, and you are not a US holder.

You should consult your own tax advisor regarding the United States federal, State and local, and the South African and other tax consequences of exchanging your Gold Fields securities and of owning and disposing of Harmony ordinary shares or Harmony ADSs in your particular circumstances.

TAX CONSEQUENCES OF EXCHANGING GOLD FIELDS SECURITIES

SOUTH AFRICAN TAXATION

Non-South African Resident Holders. Unless (i) the holder directly or indirectly holds at least 20% of the equity share capital of Gold Fields and 80% or more of the market value of the net assets of Gold Fields is directly or indirectly attributable to immovable property situated in South Africa, or (ii) the shares are attributable to the holder’s permanent establishment in South Africa, any gain resulting from the exchange will not be subject to South African income tax.

In the event that the holder is, in spite of the abovementioned exemption, liable for South African income tax in respect of the exchange of the Gold Fields shares, it is likely that the transaction will qualify for relief from South African normal tax in terms of section 43 of the South African Income Tax Act. In the case of holders of Gold Fields ADSs, this is subject to the South African Revenue Services accepting that the exchange of ADSs qualifies as an exchange of equity shares as envisaged in that section. If this is the case then (i) if the offer and the exchange are consummated as described herein and, (ii) if, Harmony, after this exchange and any other exchange consummated within 90 days of this exchange on similar terms and conditions, holds more than 25% of the equity shares of Gold Fields (in the case where no other shareholder holds an equal or greater amount of the equity shares of Gold Fields) or in any other case, at least 35% of the equity shares of Gold Fields, then, in the opinion of Ernst & Young, advisors to Harmony, the exchange will be treated as a share for share transaction within the meaning of section 43 of the South African Income Tax Act for South African income tax purposes and, as a result, the following material South African income tax consequences will arise:

•	you will not recognize a gain on the exchange of Gold Fields ordinary shares or Gold Fields ADSs for Harmony shares or Harmony ADSs pursuant to the offer;

•	the base cost of the Harmony ordinary shares or Harmony ADSs you receive will be the same as the base cost of the Gold Fields ordinary shares or Gold Fields ADSs surrendered therefor;

•	the holding period of the Harmony ordinary shares or Harmony ADSs, will include the holding period of the Gold Fields ordinary shares or Gold Fields ADSs surrendered therefore, provided that the Gold Fields ordinary shares or Gold Fields ADSs are held as capital assets at the time of the exchange;

•	any valuation of the Gold Fields shares at 1 October 2001 for capital gains tax purposes will be deemed to relate to the Harmony shares;

In addition to the achievement of the de minimis holding by Harmony of 25% (or 35% where applicable) in the equity share capital of Gold Fields, the opinion of Ernst & Young will be based on specified assumptions and limitations, as well as factual representations and covenants made by the parties, including any representations in certificates of officers of the parties to be delivered to tax counsel before completion of the exchange, and upon assumptions, including the absence of changes in facts or in law between the date of the delivery of the representations and the completion of the exchange. Furthermore, for purposes of the tax opinion described above and the tax consequences described in this summary, and based upon representations received by Ernst & Young, it has been assumed that Gold Fields will not be a domestic financial instrument holding company as defined in section 41 of the South African Income Tax Act immediately prior to any disposal of its shares by any shareholder in terms of the Offers. If any of those conditions, representations, covenants or assumptions is inaccurate, the tax consequences of the transaction could differ materially from those summarized above. Harmony is not currently aware of any facts or circumstances which would cause any such representations made to counsel to be untrue or incorrect in any material respect. Ernst & Young is under no obligation to update the opinion as a result of a change in law after the date for the exchange or discovery of any inaccuracy in such representations. This opinion will not be binding on the South African Revenue Services or the courts nor preclude the South African Revenue Services from adopting a contrary position.

If the non-resident is not exempt from income tax on the disposal of the Gold Fields shares and de minimis holding by Harmony of 25% (or 35% where applicable) in the equity share capital of Gold Fields is not achieved or any of the other representations, covenants or assumptions described above is inaccurate or the exchange does not qualify as a share for share transaction within the meaning of section 43 of the South African Income Tax Act, the following will generally apply:

•

you will generally recognize a capital gain or loss, if any, as a result of exchanging Gold Fields ordinary shares or Gold Fields ADSs for Harmony ordinary shares or Harmony ADSs. Such capital gain or loss will be equal to the difference between (a) the sum of the value of the

Harmony ordinary shares or Harmony ADSs, determined in South African rand (referred to as the amount realized); and (b) your base cost, determined in South African rand, in the Gold Fields ordinary shares or Gold Fields ADSs that you exchange (for this purpose, the value of the Harmony ordinary shares or Harmony ADSs received will equal the fair market value of such shares on the day before the exchange, determined in South African rand);

•	your base cost in each such share or ADS, as applicable, immediately after the exchange will equal its fair market value, as taken into account in determining the amount realized;

•	your holding period in each such share will begin on the day after the exchange date.

Special rules may apply to partially disallow a loss recognized. Holders of Gold Fields securities who expect to recognize a loss should consult their tax advisors regarding the amount and character of income, gain or loss to them on the exchange.

If you are a non-corporate holder, any capital gain will be taxable at a maximum rate of 10%.

South African Resident Holders: You will be subject to South African income tax on any gain unless the exchange constitutes a share for share transaction envisaged in section 43 of the Income Tax Act. In the event the exchange constitutes a share for share transaction, the South African income tax consequences will be the same as set out for Non South African Resident Holders who are not exempt from income tax on the exchange.

Domestic Financial Instrument Holding Company Status

Gold Fields will be regarded as a domestic financial instrument holding company (a “DFIHC”) if more than half of the market value or two-thirds of the actual cost of all the assets of that company together with the assets of all controlled group companies in relation to that company consist of qualifying financial instruments.

Gold Fields must hold at least 75% of the equity shares of a company in order for it to be a controlled group company.

In determining the above mentioned ratio’s any shares held in controlled group companies or any loans to controlled group companies or between controlled group companies must be ignored.

In the event that Gold Fields is a DFIHC, the exchange will not qualify as a share for share transaction in terms of section 43 of the Income Tax Act.

UNITED STATES FEDERAL INCOME TAXATION

US Holders. Unless (i) the US offer and the South African offer are consummated as described herein and as part of the same transaction as the prior offers (for US federal tax purposes) and (ii) as a result of the offers, taken together, not less than 80% of the voting share capital and 80% of all other classes of Gold Fields share capital are validly deposited and not validly withdrawn (collectively, conditions (i) and (ii) are referred to herein as the primary supporting conditions), then, the exchange will be taxable for US federal income tax purposes and the following US federal tax consequences will generally result:

•

you will generally recognize capital gain or loss, if any, as a result of exchanging Gold Fields ordinary shares or Gold Fields ADSs for Harmony ordinary shares or Harmony ADSs. Such capital gain or loss will be equal to the difference between (a) the sum or the value of the Harmony ordinary shares or Harmony ADSs, determined in US dollars (referred to as the amount realized); and (b) your tax basis, determined in US dollars, in the Gold Fields ordinary shares or Gold Fields ADSs that you exchange (for this purpose, the value of the Harmony ordinary shares or Harmony ADSs received will equal the fair market value of such shares on the date of the exchange, determined in US dollars);

•	your tax basis in each such share or ADS, as applicable immediately after the exchange will equal its fair market value, as taken into account in determining the amount realized;

•	your holding period in each such share will begin on the day after the exchange date.

Special rules may apply to disallow or defer a loss recognized by a US holder. Holders of Gold Fields securities who expect to realize a loss should consult their tax advisors regarding the amount and character if income, gain or loss to them on the exchange.

If the primary supporting conditions are satisfied, it is possible that the exchange and the initial offer could be treated as a single transaction for US federal income tax purposes under the step transaction doctrine and, as a result, the exchange, together with the subsequent offer, treated as a reorganization within the meaning of Section 368(a) of the US Internal Revenue Code for US federal Income tax purposes. However, there is a lack of uniformity in applying this doctrine and its application is dependent upon the facts involved in each transaction. We are presently unaware of any other authority involving facts directly analogous to the offers. Therefore, it is unclear whether the US Internal Revenue Service or a court would conclude that the offers should be treated under the step transaction doctrine as part of a single transaction for federal income tax purposes. If the exchange were treated as part of a reorganization within the meaning of Section 368(a) of the US Internal Revenue Code, then, the following material US federal income tax consequences would result (assuming that Gold Fields is not a controlled foreign corporation as defined in Section 957(a) of the US Internal Revenue Code):

•	you will not recognize gain or loss on the exchange of Gold Fields ordinary shares or Gold Fields ADSs for Harmony ordinary shares or Harmony ADSs pursuant to the offer;

•	the aggregate tax basis of the Harmony ordinary shares or Harmony ADSs you receive will be the same as the aggregate tax basis of the Gold Fields ordinary shares of Gold Fields ADSs surrendered therefor; and

•	the holding period of the Harmony ordinary shares or Harmony ADSs will include the holding period of the Gold Fields ordinary shares or Gold Fields ADSs surrendered therefor, provided that the shares of Gold Fields ordinary shares or Gold Fields ADSs are held as capital assets at the same time of the exchange.

•	cash received instead of a fractional share of Harmony ordinary shares or Harmony ADSs will generally be treated as received in exchange for the fractional share interest, and gain or loss will be recognized for U.S. federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the Gold Fields ordinary shares or Gold Fields ADSs allocable to the fractional share interest. The gain or loss will be capital gain provided that the Gold Fields ordinary shares or Gold Fields ADSs were held as capital assets and will be long term capital gain or loss if the Gold Fields ordinary shares or Gold Fields ADSs had been held for more than one year at the time of the exchange. However, if the receipt of cash instead of fractional shares is essentially equivalent to a dividend (determined by application of Section 302 of the U.S. Internal Revenue Code on a stockholder-by-stockholder basis), some or all of this gain may be treated as a dividend and taxed as ordinary income;

Non-US Holders. You will generally not be subject to United States federal income tax on any gain or loss recognized as a result of exchanging your Gold Fields ADSs pursuant to the US offer unless:

-	the gain or loss is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the

United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis; or

-	you are an individual who is present in the United States for at least 183 days in the taxable year of the sale, and certain other requirements are met.

If you are a corporate non-US holder that under the rules described above is subject to United States federal income tax on the exchange of your Gold Fields securities, you may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Passive foreign investment company status

A non-US corporation will be classified as a passive foreign investment company (a “PFIC”) for any taxable year if at least 75 percent of its gross income consists of passive income (such as dividends, interest, rents, royalties or gains on the disposition of certain minority interests), or at least 50 percent of the average value of its assets consists of assets that produce, or are held for the production of, passive income. If either Gold Fields or Harmony were characterized as a PFIC, US holders would suffer adverse tax consequences, and US federal income tax consequences different from those described above may apply. These consequences may include having gains realized on the disposition of ordinary shares or ADSs treated as ordinary income rather than capital gain and being subject to punitive interest charges on certain dividends and on the proceeds of the sale or other disposition of ordinary shares or ADSs. US holders should consult their own tax advisors regarding the potential application of the PFIC rules to their exchange of Gold Fields securities pursuant to the US offer and their ownership of Harmony ordinary shares or Harmony ADSs acquired pursuant to the US offer.

Information reporting and backup withholding

Proceeds from the exchange of Gold Fields securities pursuant to the US offer that are paid to a US holder (other than certain exempt recipients, such as corporations) generally are subject to information reporting and, if the US holder fails to provide a valid taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption, to backup withholding at the applicable rate (currently 28%). A non-US holder may also be subject to information reporting and backup withholding at the applicable rate with respect to proceeds from the exchange of Gold Fields securities pursuant to the US offer.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the holder’s US federal income tax liability if certain required information is furnished to the IRS in a timely manner. Holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current treasury regulations.

TAX CONSEQUENCES OF HOLDING HARMONY SHARES AND ADSs

SOUTH AFRICAN TAXATION

Taxation of Dividends. The gross amount of dividends received in respect of the Harmony shares and ADSs is exempt from the South African taxation.

Exercise of Options. In general, you will not recognize any gain or loss where you exercise your options. The base cost of ordinary shares you receive when you exercise your options will be equal to the exercise price plus your base cost, as adjusted, in the options so exercised.

Capital Gains. If you sell your ordinary shares or options, you will recognize a capital gain or loss in an amount equal to the difference between the amount you realize on the sale and your base cost in the ordinary shares or options. Capital gains recognized by an individual holder are generally subject to a maximum tax rate of 10%.

In the case of capital gains, non-residents are subject to tax only on the sale of:

•	The non-resident’s immovable property located in South Africa or any interest or right (of whatever nature) in that property; and

•	Any asset that is attributable to the non-resident’s permanent establishment located in South Africa.

For purposes of the above, the term “immovable property” generally includes a direct or indirect interest of at least 20% in the equity share capital of a company if more than 80% of the assets of that company is attributable to immovable property (or interest or right therein). Non-residents pay this tax as part of the general income taxes due as part of their annual return.

South African Reporting and Withholding Rule. There are currently no South African reporting or withholding rules for transactions of this nature with non-residents. The recently published legislation indicates an intention to introduce withholding requirements in the future.

UNITED STATES FEDERAL INCOME TAXATION

In general, if you hold ADSs, you will be treated as the holder of the ordinary shares represented by those ADSs for US federal income tax purposes.

Taxation of Dividends

The gross amount of dividends that you receive in cash (or that are part of a distribution that any shareholder has the right to receive in cash) in respect of the ordinary shares generally will be subject to US federal income taxation as foreign source dividend income.

Dividends paid in South African Rand will be includible in your gross income in a US dollar amount calculated by reference to the exchange rate in effect on the day you receive (or the depository receives, in the case of the ADSs) the dividend. You generally should not be required to recognize any foreign currency gain or loss to the extent such dividends paid in South African Rand are converted into US dollars immediately upon receipt by the applicable party.

Capital Gains

If you sell your ordinary shares or warrants, you will recognize capital gain or loss in an amount equal to the difference between the amount you realize on the sale and your adjusted tax basis in the ordinary shares or warrants. You will recognize a capital loss if you fail to exercise a warrant prior to its expiration date. Such gain or loss generally will be long-term capital gain or loss if you held the ordinary shares or warrants for more than one year. Long-term capital gain recognized by an individual US holder is generally subject to a maximum tax rate of 15%. In general, any capital gain or loss recognized upon the sale or exchange of ordinary shares or warrants will be treated as US source income or loss, as the case may be, for US foreign tax purposes. Your ability to offset capital losses against income is subject to limitations.

Deposits and withdrawals of ordinary shares by US holders in exchange for ADSs will not result in the realization of gain or loss for US federal income tax purposes.

To the extent that you incur South African stamp duty, MST or uncertified securities tax in connection with a transfer or withdrawal of ordinary shares or warrants as described under “ – Certain South African Tax Considerations – Stamp Duty on the Shares and Warrants” above, such stamp duty, MST or uncertified securities tax will not be a creditable tax for US foreign tax credit purposes.

Non-US Holders

If you are a non-US holder of the ordinary shares, you generally will not be subject to US federal income or withholding tax on dividends received on such ordinary shares, unless such income is effectively connected with your conduct of a trade or business in the United States. If you are a non-US holder of the ordinary shares or warrants, you will also generally not be subject to US federal income or withholding tax in respect of gain realized on the sale of such ordinary shares or warrants, unless (i) such gain is effectively connected with your conduct of a trade or business in the United States or (ii) in the case of gain realized by an individual non-US holder, you are present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. If you are a corporate foreign shareholder, effectively connected income may, under certain circumstances, be subject to an additional branch profits tax.

US Information Reporting and Backup Withholding Rules

Payments of dividends and sales proceeds that are made within the United States or through certain US-related financial intermediaries are subject to information reporting and may be subject to backup withholding at a rate currently of 28% unless the holder (i) is a corporation or other exempt recipient or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Holders that are not US persons generally are not subject to information reporting or backup withholding. However, such a holder may be required to provide a certification of its non-US status in connection with payments received within the United States or through a US-related financial intermediary.

PLANS FOR GOLD FIELDS AFTER THE COMPLETION OF THE OFFERS

CURRENT PLANS

The purpose of the US offer and the South African offer is to acquire control of Gold Fields. If in excess of 18.5% of the outstanding Gold Fields ordinary shares (including Gold Fields ADSs) are tendered and accepted in the US and South African offers, then, at such time as the Gold Fields ordinary shares held by Norilsk are tendered and accepted, Harmony would obtain effective control of Gold Fields. If fewer than 18.5% of the outstanding Gold Fields ordinary shares (including Gold Fields ADSs) are tendered into the offers, Harmony will not oblige Norilsk to tender its Gold Fields shares to Harmony pursuant to the irrevocable undertaking. As a consequence, Harmony may not obtain effective control of Gold Fields upon expiration of the offers. In such circumstances Harmony could, subject to applicable law and regulation, seek to acquire additional Gold Fields ordinary shares by way of market purchases, block trades or otherwise, so as to be able to exercise effective control. Pursuant to the Code, Harmony may acquire up to 5% of the outstanding ordinary shares of Gold Fields in any twelve month period without assuming an obligation to make a mandatory offer for the remaining Gold Fields ordinary shares. Harmony has not determined whether and when it would seek to acquire any Gold Fields ordinary shares not tendered into the offers in circumstances in which it has not obtained effective control and expects to make those determinations based on the circumstances existing at the appropriate time.

It is also the present intention of Harmony, as soon as practicable after the consummation of the US and South African offers and the exercise of the irrevocable undertaking by Norilsk, to seek maximum representation on the board of directors of Gold Fields. In particular, Harmony envisages that it will seek, pursuant to the Companies Act, to convene a meeting of Gold Fields shareholders for purposes of seeking the removal and replacement of one or more directors of Gold Fields and/or for purposes of adding additional directors to the board of Gold Fields. Pursuant to the Companies Act, a director can be removed and a replacement appointed by an ordinary resolution approved by 50% of those shareholders present and entitled to vote, plus one share; additional directors could be added to the board by an extraordinary resolution approved by 75% of those shareholders present and entitled to vote.

The US offer and the South African offer are not being made pursuant to any agreement with Gold Fields, and we have not had access to any information other than publicly available information. See “Risk Factors — We have not been given the opportunity to conduct a due diligence review of the non- public records of Gold Fields. Therefore, we may be subject to unknown liabilities of Gold Fields which may have an adverse effect on our profitability and results of operations”. During the US offer and the South African offer, we will continue to review, on the basis of publicly available information, the business and operations of Gold Fields and evaluate various business strategies and operational initiatives that we may implement in the event that we acquire control of Gold Fields and to the extent we believe them appropriate. In addition, if and to the extent that we acquire control of Gold Fields, or otherwise obtain access to the books and records, management, employees and other resources of Gold Fields, we intend to conduct a detailed review of Gold Fields, its business, operations, assets, financial projections, budgets, strategic and business plans, corporate, legal and governance structures, properties, dividend policy, capitalization, capital structure, management and personnel and consider and determine what, if any, future actions would be desirable in light of the circumstances that then exist. For example, we may, among other things, plan to make changes in Gold Fields’ business, facility locations, corporate structure, capital structure, boards of directors and/or management, marketing strategies or dividend policy. If Harmony eventually acquires the necessary voting rights and if such action is desirable in light of the circumstances that then exist, Harmony also reserves the right to merge Gold Fields into Harmony. The business strategies of Gold Fields subsequent to a successful offer may differ from those that would be followed by Gold Fields if it remained an independent company.

The employees of Gold Fields, following completion of a merger, would remain employed by Gold Fields. Local labor laws in each of the relevant jurisdictions would continue to govern the ongoing employment of such employees.

COMPULSORY ACQUISITION; DELISTING

In the event that following this US offer and the South African offer and the exercise of the irrevocable undertaking by Norilsk, Harmony acquires a substantial majority of the Gold Fields shares, Harmony may seek to effect a compulsory acquisition, statutory merger or delisting of the Gold Fields shares. In the event that acceptances of the offer are received from holders of not less than 90% in nominal value of Gold Fields securities within four months of commencement of the offers, Harmony may invoke the provisions of section 440K of the Companies Act in order to compulsorily acquire those offer shares in respect of which acceptances have not been received. In the event that the board of directors of Gold Fields recommend the transaction, Harmony may implement the proposed merger by way of a scheme of arrangement between Gold Fields and the Gold Fields shareholders in terms of section 311 of the Companies Act. In a scheme of arrangement the approval of 75% of shareholders present in person or by proxy at a general meeting convened for the purposes of considering the scheme will, if sanctioned by the court, enable Harmony to compulsorily acquire those shares which are not owned by it. As described above, under “Effects of the Offers on the Market for Gold Fields Securities”, to the extent permitted by applicable law and stock exchange regulations, Harmony may seek to cause the delisting of Gold Fields ADSs and the Gold Fields ordinary shares on the exchanges on which such securities trade.

If Harmony acquires more than 50% of the entire issued share capital of Gold Fields, but fails to acquire 90% in nominal value of Gold Fields securities, Harmony may use those means legally available to it to acquire those Gold Fields securities not tendered. Subject to applicable law and regulation, Harmony could effect any such acquisitions by way of market purchases, block trades, a subsequent offer or a repurchase offer. The consideration offered in any such acquisition could, to the extent permitted by applicable law and regulation, differ from the consideration offered in these offers. Harmony has no current intention to dispose of Gold Fields securities currently held or acquired pursuant to the offers. Harmony has not conclusively determined whether and when it would seek to acquire any Gold Fields securities not tendered into the offers or delist such securities and expects to make those determinations based on the circumstances existing at the appropriate time. Harmony intends to seek to use its shareholding to influence and direct the policies and business strategies of Gold Fields. Harmony may also engage in transactions with Gold Fields to combine and integrate the two companies’ respective businesses. The business strategies and dividend policies of Gold Fields subsequent to a successful offer may differ from those that would be followed if it remained an independent company.

FUTURE DIVIDEND POLICY OF GOLD FIELDS

Harmony is not in a position at this date to state what the dividend policy will be in respect of Gold Fields securities after completion of the US offer and the South African offer, but it is likely that such policy will be determined in the context of Gold Fields’ integration into the combined group. This integration may result in a reduction in the level of dividends paid by Gold Fields.

FUTURE DIVIDEND POLICY OF HARMONY

It is Harmony’s present intention to continue its current dividend policy. For details of your entitlement to receive dividends in respect of the Harmony ordinary shares, including Harmony ordinary shares represented by Harmony ADSs, that you receive in exchange for the Gold Fields securities that you tender into the US offer, please refer to “The US Offer — Entitlement to Harmony Dividends”.

SOURCE AND AMOUNT OF CONSIDERATION

Assuming all of the outstanding Gold Fields ordinary shares (including Gold Fields ordinary shares represented by Gold Fields ADSs), taking into account all Gold Fields ordinary shares that are or may become issuable prior to the expiration of the offers due to the exercise of outstanding Gold Fields subscription stock options, are tendered into the US offer or the South African offer pursuant to the terms of the offers (representing 320,300,876 Gold Fields ordinary shares), we would be obliged to issue 408,383,617 Harmony ordinary shares (including Harmony ordinary shares represented by Harmony ADSs). The issuance of the requisite new Harmony ordinary shares were approved by the affirmative vote of over 87% of the voting power present at an extraordinary meeting of the shareholders held on November 12, 2004. The approval of this share increase was a condition in the prior offers.

INFORMATION ABOUT HARMONY

The legal and commercial name of our company is Harmony Gold Mining Company Limited. We are a corporation first incorporated and registered as a public company in South Africa on August 25, 1950. Our principal executive offices are located at Suite No. 1, Private Bag X1, Melrose Arch, 2076, South Africa and the telephone number at this location is +27-11-684-0140. For additional information regarding our business and operations, we encourage you to review our Annual Report on Form 20-F filed with the SEC on October 8, 2004, as amended and incorporated by reference to this prospectus.

BUSINESS

Introduction

Harmony and its subsidiaries conduct underground and surface gold mining and related activities, including exploration, processing, smelting and refining. Harmony is currently the largest producer of gold in South Africa, producing some 30% of the country’s gold, and the sixth largest gold producer in the world. As at June 30, 2004 Harmony’s mining operations reported total proven and probable reserves of approximately 62 million ounces.

In fiscal 2004, Harmony processed approximately 33.955 million tons of ore and sold 3,225,202 ounces of gold, which includes gold production from ARMgold for nine months from October 1, 2003 and Avgold Limited (“Avgold”) for two months from May 1, 2004.

The gold market is relatively deep and liquid, with the price of gold generally quoted in US dollars. The demand for gold is primarily for fabrication purposes and bullion investment. The purchase and sale of gold takes place around the globe in all sizes and forms.

Harmony’s principal mining operations are located in South Africa and Australia, with exploration and evaluation programs in Papua New Guinea.

Harmony conducts its mining operations through various subsidiaries. As of June 30, 2004, Harmony’s significant subsidiaries were Randfontein Estates Limited, Evander Gold Mines Limited, ARMgold/Harmony Freegold Joint Venture Company (Pty) Ltd, ARMgold Limited, Avgold Limited, Kalahari Goldridge Mining Company Limited, Lydenburg Exploration Limited, Abelle Limited and Harmony Gold (Australia) (Pty) Limited. All are wholly-owned direct subsidiaries incorporated in South Africa, save for Hill 50 Limited and Abelle Limited, which are direct subsidiaries of Harmony incorporated in Australia through Harmony Gold (Australia) (Pty) Limited.

Harmony has made several strategic investments in mining companies within and outside South Africa. In fiscal 2004, we made a successful bid to the minority shareholders of Abelle Limited and Avgold Limited, which are now wholly-owned subsidiaries of Harmony. In fiscal 2002, we acquired ordinary shares representing approximately 31.6% of Bendigo, a single project Australian gold mining development company. Later that year, we also acquired stakes in Highland Gold, a company that held gold mining assets and mineral rights in Russia, and in High River, a company that held gold mining assets in Russia, Canada and West Africa. We sold our interests in Highland Gold and High River during fiscal 2004 for a combined pre-tax gain of approximately R528.2 million.

In South Africa, Harmony and its subsidiaries have eighteen operating shafts in the Free State Province, five operating shafts at Evander in the Mpumalanga Province, four operating shafts at Randfontein in the Gauteng Province, an open cast mine at Kalgold and two operating shafts in Orkney in the North West Province, and one production shaft unit at Elandskraal in the North West and Gauteng provinces. Free Gold (in which Harmony had a 50 percent interest as of the end of fiscal 2003 and which became a wholly-owned subsidiary of Harmony since the merger with ARMgold was concluded on September 22, 2003) has eleven operating shafts in the Free State Province.

Harmony’s Australian operations currently include two operations in Western Australia: Mt. Magnet (acquired in the Hill 50 transaction) and South Kalgoorlie (including Jubilee, acquired in the New Hampton transaction, and New Celebration, acquired in the Hill 50 acquisition). Underground and surface mining is conducted at each of these Australian operations, with underground access through two declines at Mt. Magnet and one decline at South Kalgoorlie and surface access principally through open pits. The underground operations of Big Bell operations (acquired in the New Hampton transaction) ceased in fiscal 2004.

Ore from the shafts and surface material are treated at twelve metallurgical plants in South Africa (two at the Free State operations, one at Elandskraal, two at Evander, two at Randfontein, one at Kalgold and three at the Free Gold Company) and at two metallurgical plants in Australia (one at Mt. Magnet and one at South Kalgoorlie). Harmony received regulatory approval in 1997 to market its own gold, a function that was previously the sole preserve of the SARB. A refinery was commissioned by Harmony during fiscal 1997 in the Free State Province at South Africa.

Harmony increased the capacity of this refinery in fiscal 2002, as a result of which Harmony has the capacity to refine all of its gold produced in South Africa. In fiscal 2004, the capacity of the refinery was 100 tonnes.

History

Harmony Gold Mining Company Limited was incorporated and registered as a public company in South Africa on August 25, 1950. Harmony’s principal executive offices are located at 4 The High Street, First Floor, Melrose Arch, Melrose North 2196, South Africa and the telephone number at this location is +27-11-684-0140. Harmony operates under a variety of statutes and regulations. To learn more about these statutes and regulations, see Item 4. “Information on the Company — Regulation” and Item 10. “Additional Information — Memorandum and Articles of Association” of our annual report on Form 20-F filed with the SEC on October 8, 2004, as amended, and incorporated by reference.

Commercial gold mining in South Africa evolved with the establishment of various mining houses at the beginning of the 1900s by individuals who bought and consolidated blocks of claims until sufficient reserves could be accumulated to sustain underground mining. The mines were then incorporated, but it was not the practice of the founding mining house to retain a majority shareholding. Instead, the mining house would enter into a management agreement with the mine pursuant to which the mining house would carry out certain managerial, administrative and technical functions pursuant to long-term contracts. Fees were generally charged based on revenues, working costs or capital expenditures, or a combination of all three, without regard to the cost or the level of services provided.

Harmony was operated as a mining operation in this manner and the mining house Randgold & Exploration Company Limited, or Randgold, retained the management agreement. In late 1994, Randgold cancelled the management agreement and entered into a service agreement with Harmony to supply executive and administrative services at market rates. In 1997, Harmony and Randgold terminated their service agreement and Harmony began operating as a completely independent gold mining company.

Harmony’s operations have grown significantly since 1995. Since 1995, Harmony has expanded from a lease-bound mining operation into an independent, world-class gold producer. Harmony increased its gold sales from 650,312 ounces of gold in fiscal 1995 to approximately 3.2 million ounces of gold in fiscal 2004.

In fiscal 2004, approximately 90% of Harmony’s gold production took place in South Africa and 10% in Australia. In fiscal 2004, approximately 84% of Harmony’s gold came from underground mines and 16% came from its surface mines and other surface sources. For more detailed geographical information about Harmony’s activities, see Item 4. “Information on the Company — Business — Harmony’s Mining Operations” and “Geographical and Segment Information” in note 37 to the consolidated financial statements in our annual report on Form 20-F filed with the SEC on October 8, 2004, as amended, and incorporated by reference.

South African Operations

Harmony acquired additional mineral rights in the Free State, Mpumulanga, Gauteng and North West provinces in South Africa when it acquired Lydex in 1997, Evander in 1998, Kalgold in 1999, Randfontein in 2000, ARMgold in 2003 and Avgold in 2004.

On November 21, 2001, Harmony and ARMgold reached an agreement in principle with AngloGold to purchase the Free Gold assets, subject to specified conditions. Pursuant to the subsequently executed definitive agreements, the Free Gold assets were purchased by the Free Gold Company (in which Harmony and ARMgold each has a 50% interest) for Rand 2.2 billion ($206.8 million at an exchange rate of R10.64 per $1.00), plus an amount equal to any liability for taxes payable by AngloGold in connection with the sale. For purposes of US GAAP, Harmony equity accounted for its interest in the Free Gold Company with effect from May 1, 2002 and the purchase price of the Free Gold assets was determined to be Rand 2.264 billion. See Item 5. “Operating and Financial Review and Prospects — Overview” of our annual report on Form 20-F filed with the SEC on October 8, 2004, as amended, and incorporated by reference.

In connection with the acquisition of the Free Gold assets, Harmony and ARMgold entered into a formal joint venture and shareholders’ agreement relating to the Free Gold Company. The agreement provided that Harmony and ARMgold were each responsible for 50% of the expenses associated with operating the Free Gold assets. The Free Gold operations are now wholly-owned by Harmony following the merger with ARMgold which was completed on September 22, 2003.

On May 24, 2002, Harmony, ARMgold and Gold Fields, through its subsidiary, St. Helena Gold Mines Limited, announced that an agreement in principle had been reached under which St. Helena Gold Mines Limited would sell the St. Helena gold mining assets to the Free Gold Company for Rand 120 million ($13.7 million), plus a royalty equal to one percent of revenue for a period of 48 months beginning on the effective date of the sale. The sale was completed on October 30, 2002, and the Free Gold Company assumed management control on that date.

On May 2, 2003, Harmony and ARMgold announced details of their 50/50 joint acquisition of a 34.5% stake in Anglovaal Mining Limited, previously known as Avmin and now African Rainbow Minerals Limited, or ARM. Based on a value of R43.50 per share, the transaction was valued at Rand 1.687 billion and was paid for in cash, which was funded by a long term loan from Nedcor Bank which is repayable by November, 2004.

On July 15, 2003, Harmony announced that it had entered into an agreement with Anglo South Africa (Pty) Limited, or Anglo SA, whereby it acquired 77,540,830 ordinary shares in Avgold or 11.5% of Avgold’s outstanding share capital from Anglo SA, in exchange for 6,960,964 new Harmony ordinary shares issued to Anglo SA. The agreement with Anglo SA provides that should the Company make an offer to acquire the other Avgold shareholders’ interest, the consideration payable to Anglo SA will be adjusted to reflect the amounts paid to the other Avgold shareholders.

On September 22, 2003, Harmony and ARMgold consummated a merger, the terms of which were announced on May 2, 2003. Pursuant to the merger agreement, following the respective company shareholder approvals, Harmony issued 2 ordinary shares for every 3 ARMgold ordinary shares acquired. ARMgold also paid its shareholders a special dividend of R6.00 per ordinary share ($0.84) prior to the consummation of the merger. Harmony issued 63,670,000 ordinary shares to ARMgold’s shareholders which resulted in ARMgold becoming a wholly-owned subsidiary of Harmony. For US GAAP purposes, the merger was accounted for as a purchase by Harmony of ARMgold for a purchase consideration of approximately $697 million. The results of ARMgold have been included in those of Harmony from October 1, 2003.

On November 7, 2003, Harmony entered into an agreement to dispose of its wholly-owned subsidiary Kalgold to The Afrikander Lease Limited, or Aflease, for a total consideration of $39.0 million. The consideration comprised of a cash payment of $19.5 million and the balance through the issue by Aflease of new ordinary shares valued at $19.5 million. Although all the other conditions precedent to the agreement were met, Aflease could not provide appropriate funding and the contract was subsequently cancelled on March 15, 2004.

Following the Harmony merger with ARMgold, on November 13, 2003, Harmony announced that it reached an agreement in principle with ARM whereby it would enter into a number of transactions which would restructure ARM. The first transaction involved Harmony acquiring ARM’s 286,305,263 ordinary shares in Avgold, or 42.2% of Avgold’s outstanding share capital, in exchange for 28,630,526 new Harmony ordinary shares to be issued to ARM. The acquisition of ARM’s interest in Avgold became unconditional in April 2004, when Harmony was required to make a mandatory offer to the Avgold minority shareholders on the same terms as which it acquired ARM’s interest in Avgold. Harmony and ARM have cross shareholdings in each other whereby Harmony owns a 19% interest in ARM, and ARM owns a 19.84% interest in Harmony.

On April 15, 2004, ARM shareholders approved the disposal of their entire shareholding of 286,305,263 ordinary shares in Avgold Limited to Harmony. By way of share exchange, ARM Limited received 1 Harmony share for every 10 Avgold shares held. On May 11, 2004 Harmony announced that its mandatory offer to Avgold minorities was successful and that a total of 62,204,893 Harmony shares were issued to acquire the entire shareholding in Avgold. Avgold owns the Target mine in the Free State. Harmony also disposed of its Kalplats platinum project and associated mineral rights to ARM Limited, in exchange for 2 million new ARM ordinary shares issued to Harmony. All of the above described transactions were consummated during May 2004, which resulted in Avgold becoming a wholly-owned subsidiary of Harmony. As of June 30, 2004 Harmony owned 19% of ARM.

On May 21, 2004, Harmony announced that it had raised R1.7 billion by way of an issue of convertible bonds to international investors, which reduced Harmony’s South African interest payments by approximately R85 million per year. In addition to these cost benefits, it also allowed Harmony to consolidate its short term debt. The convertible bonds are Rand denominated and interest is payable semi-annually in arrears at a rate of 4.875% per annum. The convertible bonds may be converted into ordinary shares at a price, including premium of R121.00 per share, from July 1, 2004, until the seventh day prior to the maturity date, which is expected to be on May 15, 2009.

Australian Operations

Harmony presently conducts Australian operations through three acquired Australian gold mining companies: New Hampton, acquired with effect from April 1, 2001, Hill 50, acquired with effect from April 1, 2002 and Abelle, acquired with effect from May 1, 2003.

Harmony made its first investment in the Australian gold mining industry in February 2000, by acquiring a stake in Goldfields (Australia), an independent gold production and exploration company. Effective December 31, 2001, Delta Gold Limited, or Delta, completed a merger with Goldfields (Australia). In connection with the merger, holders of Delta shares received 187 Goldfields (Australia) shares in exchange for every 200 Delta shares held. Harmony’s stake in Goldfields (Australia) following the merger was diluted to approximately 9.8%. In February 2002, Goldfields (Australia) changed its name to AurionGold Limited. On May 25, 2002, Harmony and Placer Dome entered into an agreement under which Harmony accepted Placer Dome’s offer to acquire all of Harmony’s interest in AurionGold. As a result of this transaction, Harmony obtained a 1.9% interest in Placer Dome, which was disposed of during fiscal 2003.

In fiscal 2002 Harmony closed the acquisition of 96.2% of New Hampton’s shares and 95% of New Hampton’s warrants for cash valued at approximately A$56.3 million (R228.2 million at an exchange rate of R4.05 per A$1.00, or $28.5 million at an exchange rate of R8.00 per $1.00). Harmony subsequently completed a compulsory acquisition of the remaining shares and warrants.

On December 11, 2001, Harmony commenced a conditional cash offer for all of the outstanding ordinary shares and listed options of Hill 50. The total cash bid valued Hill 50 at approximately A$233 million (R1.419 billion at an exchange rate of R6.09 per A$1.00, or $124.8 million at an exchange rate of R11.37 per $1.00). The offer closed on May 3, 2002, at which time shareholders holding 98.57% of Hill 50’s shares and 98.76% of Hill 50’s listed options had accepted Harmony’s offer and this offer had become unconditional. Harmony subsequently completed a compulsory acquisition of the remaining shares and options under the rules of the Australian Stock Exchange. See Item 4. “Information on the Company — Business — Harmony’s Mining Operations-Australian Operations” of our annual report on Form 20-F filed with the SEC on October 8, 2004, as amended, and incorporated by reference. Harmony financed the Hill 50 offer from existing cash resources and borrowings, including a syndicated loan facility entered into on February 28, 2002, with Citibank, N.A., as lead arranger. See Item 5. “Operating and Financial Review and Prospects — Credit Facilities and Other Borrowings” of our annual report on Form 20-F filed with the SEC on October 8, 2004, as amended, and incorporated by reference. In an effort to increase efficiency and reduce corporate expenditures, in the quarter ended June 30, 2002 Harmony integrated New Hampton’s Jubilee operations with Hill 50’s New Celebration operations to form the South Kalgoorlie operations and combined the corporate offices of New Hampton and Hill 50 in Perth. Harmony reports the New Hampton and Hill 50 operating results together within an “Australian Operations” segment.

On February 26, 2003, Harmony announced that it would subscribe for new shares in Abelle Limited and the intention to make a public offer for ordinary shares and options in Abelle for A$0.45 per ordinary share and A$0.30 per option. The offer closed on March 26, 2003, and as at June 30, 2003, Harmony owned 87% of Abelle’s outstanding shares and 65% of the listed options which were acquired for a total consideration of $105.4 million. Abelle is an Australian company listed on the Australian Stock Exchange, with interests in mining and exploration projects in Australia and Papua New Guinea. From May 1, 2003, Harmony reports the results of Abelle, together with those of New Hampton and Hill 50 in the “Australian Operations” segment. See Item 4. “Information on the Company — Business — History” and Item 4. “Information on the Company — Business — Harmony’s Mining Operations — Australian Operations” of our annual report on Form 20-F filed with the SEC on October 8, 2004, as amended, and incorporated by reference.

On September 25, 2001, Harmony announced that it had reached an agreement in principle with Bendigo, to acquire 294 million shares of Bendigo for a total purchase price of approximately A$50 million (R292 million at an exchange rate of R5.84 per A$1.00, or $22.8 million at an exchange rate of R12.80 per $1.00). On December 13, 2001, shareholders of Bendigo approved this subscription and Harmony acquired ordinary shares representing approximately 31.8% of the outstanding share capital of Bendigo. On that date, Harmony was also granted options to acquire 360 million additional shares of Bendigo at any time before December 31, 2003, at a price of A$0.30 per share for a maximum consideration of A$108 million (R630.7 million at an exchange rate of R5.84 per A$1.00, or $72.2 million). Bendigo is a single project Australian gold mining development company that controls the New Bendigo Gold Project in the historic Bendigo goldfields. Bendigo controls all of the mining and exploration rights beneath and in the immediate vicinity of the city of Bendigo in Victoria. Bendigo has reported that it is using the funds it received from Harmony’s investment in a project with the goal of developing and bringing into production a high grade, mechanized underground mine. Following completion of a feasibility study in fiscal 2004, Harmony informed Bendigo that it would not be participating in a capital fund raising. The board of Bendigo pursued other funding options and Harmony’s shareholding is currently 11.63% as a result of the dilution from the capital raised and additional shares issued by Bendigo for a share purchase plan.

Also on November 7, 2003, Abelle announced that it had entered into negotiations with Legend Mining Limited, whereby Legend offered to purchase the Gidgee gold project. Legend made an offer to buy Abelle’s 100% legal and beneficial interest in the project for a consideration of A$6.5 million (subject to certain adjustments) comprising approximately 600 square kilometers of mining and exploration tenements together with project infrastructure including the CIP gold treatment plant, haul roads and access infrastructure, underground mine and associated infrastructure as well as stockpiles, reserves and resources. This transaction closed in December 2003 for a consideration of A$6.3 million.

On March 15, 2004 Harmony announced an offer to holders of ordinary shares, listed options and unlisted options in Abelle Limited (“Abelle”) that Harmony does not already own. The acquisition of the Abelle minorities is valued at approximately R620 million or A$125 million. On May 19, 2004, the Company announced that its bid for all the outstanding securities in Abelle was unconditional and proceeded with a compulsory acquisition of all the securities in Abelle, which resulted in Abelle becoming a wholly-owned subsidiary of Harmony.

On July 7, 2004, Bendigo announced that it raised A$100 million in a capital raising exercise and subsequently issued additional shares in a employee share purchase plan. As a result, Harmony’s shareholding in Bendigo was diluted from 31.8% to its current 11.63% stake. Bendigo is no longer classified as an investment in an associate.

On August 11, 2004 share options over 4,411,149 shares were reserved for issuance to management of Harmony and 12,908,311 to the broad-based Employees’ Share Option Plan.

Canadian Operations

In 1998, Harmony acquired its first production facility outside South Africa by purchasing the mining assets in the Bissett area of Manitoba in Canada from the liquidators of the Rea Gold Corporation. Harmony completed the capital expenditure and development programs required to establish a production unit capable of producing over 65,000 ounces per year on this property. In fiscal 2001, due to the mining operations being uneconomical at then-current gold prices, Harmony decided to suspend production at the Bissett mine, and placed the operations on a care and maintenance program during the quarter ended September 30, 2001. On December 2, 2003, Harmony signed a letter of intent regarding the sale of its interest in Bissett to San Gold Resources Corporation for C$7.5 million, subject to certain conditions. On March 17, 2004, Harmony completed the disposal of 100% of the issued and outstanding shares of Bissett to Rice Lake Joint Venture Inc, a joint venture between San Gold Resources Corporation and Gold City Industries Limited, for C$7,625,000, which was made up of C$3,625,000 in cash plus C$4,000,000 in shares of San Gold and Gold City. Rice Lake is owned jointly by San Gold and Gold City.

Other Strategic Investments

On January 21, 2003, Randfontein Estates Limited, or Randfontein, a wholly-owned subsidiary of Harmony, entered into an agreement with Africa Vanguard Resources (Proprietary) Limited, or Africa Vanguard, pursuant to which Randfontein sold 26% of its mineral rights in respect of the Doornkop Mining Area to Africa Vanguard for a purchase price of R250 million plus VAT. Randfontein and Africa Vanguard also entered into a Joint Venture Agreement on the same day, pursuant to which they agreed to jointly conduct a mining operation in respect of the Doornkop Mining Area. The Agreements were subject to the fulfillment of certain conditions precedent, the last of which was fulfilled on August 12, 2003. The Agreements were implemented, and the initial purchase price of $19 million was paid on August 15, 2003. For US GAAP purposes, Harmony did not account for this transaction as a sale, but have consolidated the results of Africa Vanguard and the Doornkop Joint Venture, as both these entities have been determined to be variable interest entities, with Harmony as the primary beneficiary of both variable interest entities.

On April 28, 2004, Harmony announced that it had entered into a joint venture with Network Healthcare Holdings (Netcare). The joint venture company is known as Health-Manco and has been formed for the purpose of managing the provision of healthcare services of the Harmony Group. The agreement between Harmony and Netcare forms the first part of a deal that will eventually see the complete outsourcing of the management of Harmony’s healthcare.

Strategy

Harmony is an independent growth oriented company in the gold production business and is distinguished by the focused operational and management philosophies that it employs throughout the organization. Harmony’s growth strategy is focused on building a leading international gold mining company through acquisitions, organic growth and focused exploration. Harmony is currently expanding in South Africa and Australia, building on Harmony’s position as a leading cost-effective South African gold company in order to enhance Harmony’s position as one of the world’s premier international gold producers. During fiscal 2004, Harmony also invested funds in mining opportunities in Papua New Guinea and Peru.

The international and South African gold mining industries have been in the recent past and continue to be affected by structural and investment trends moving toward the consolidation of relatively smaller operations into larger, more efficient gold producers with lower, more competitive cost structures. This consolidation enables gold producers to be more competitive in pursuing new business opportunities and creates the critical mass (measured by market capitalization) necessary to attract the attention of international gold investment institutions. Harmony’s current strategy is predominantly influenced by these investment trends, which have already resulted in significant restructuring and rationalization in the South African, Australian and North American gold mining industries. Harmony believes these trends will continue to lead to significant realignments in the international gold production business. Harmony intends to continue to participate in the South African and international restructuring activity to continue to achieve its growth objectives.

Since undergoing a change in management in 1995, Harmony has employed a successful strategy of growth through a series of acquisitions and through the evolution and implementation of a simple set of management systems and philosophies, which Harmony refers to as the “Harmony Way,” and which Harmony believes are unique in the South African gold mining industry. A significant component of the success of Harmony’s strategy to date has been its ability to acquire under-performing mining assets, mainly in South Africa, and in a relatively short time frame to transform these mines into cost-effective production units. The execution of Harmony’s strategy between fiscal 1995 and fiscal 2004 has resulted in the growth of Harmony’s annual gold sales from approximately 650,000 ounces in fiscal 1995 to approximately 3.2 million ounces in fiscal 2004. Despite increased cash operating costs, Harmony has expanded its proven and probable ore reserve base and, as at June 30, 2004, Harmony’s mining operations reported total proven and probable reserves of approximately 62 million ounces.

Harmony is managed according to the philosophy that its shareholders have invested in Harmony in order to own a growth stock, which will also participate in movements in the gold price. Accordingly, Harmony has consistently maintained a policy of generally not hedging its future gold production. Harmony’s policy is to eliminate any hedging positions existing within the companies that it acquires as soon as opportunities can be created to do so in sound, commercially advantageous transactions. There may, however, be instances where certain hedge positions in acquired companies need to be kept in place for contractual or other reasons.

The major components of Harmony’s strategy include:

Continuing to implement Harmony’s unique management structure and philosophy.

Harmony implements a simple set of management systems and philosophies, which Harmony refers to as the “Harmony Way”, and which it believes are unique to the South African gold mining industry. This “Harmony Way” is underpinned by the following concepts:

•	Empowered management teams. At each mining site Harmony has established small, multi-disciplinary, focused management teams responsible for planning and implementing the mining operations at the site. Each of these teams is accountable for the results at its particular site and reports directly to Harmony’s executive committee.

•	Active strategic management by the Board. Annual operational goals and targets, including cost, volume and grade targets are established in consultation with the Harmony’s executive committee for each mining site. Each management team develops an operational plan to implement the goals and targets for its mine site. Harmony’s executive committee reviews and measures the results at each mining site on a regular basis throughout the year.

•	Increased productivity. Gold mining in South Africa is very labor intensive with labor accounting for approximately 50% of Harmony’s costs. To control these costs, Harmony structures its operations to achieve maximum productivity with the goal of having 60% of Harmony’s workforce directly engaged in stoping, or underground excavation, and development rock breaking activities. In addition, Harmony has implemented productivity-based bonuses designed to maximize productivity.

•	A no-frills, low cost ethic. Harmony has an obsession about lowering its cost base and, to this end, Harmony extensively benchmarks its costing parameters both internally between operations within Harmony and externally against other gold producers.

•	Systems. Harmony has implemented sophisticated cost accounting systems and strict ore accounting and ore reserve management systems to measure and track costs and ore reserve depletion accurately, so as to enable it to be proactive in its decision making.

Harmony has implemented the “Harmony Way” at its original mining operations and at each mining property Harmony has acquired since 1995. By implementing this process, Harmony generally has been able to reduce costs significantly while increasing production and extending mine life. Harmony and ARMgold share similar management philosophies, which Harmony took into consideration in deciding on the merger with ARMgold, which was completed in September 2003.

Growing through acquisitions in South Africa and internationally.

Harmony’s acquisition strategy in South Africa has been, and will continue to be, mainly to pursue mature, underperforming gold mining operations in which it believes it can successfully introduce the “Harmony Way” to increase productivity, reduce costs and extend mine life. The advantage to acquiring mature, underperforming operations is that they tend to be cheaper to acquire and, particularly for underground operations, much of the required capital expenditure has already been made. Harmony’s corporate strategy with respect to acquisition targets is as follows:

•	to make acquisitions in addition to pursuing greenfield and brownfield developments when it is economical to do so;

•	to acquire mature assets with turnaround potential;

•	to acquire assets that fit Harmony’s management model; and

•	to acquire assets that enhance Harmony’s overall resource base.

In South Africa, Harmony continues to explore a number of potential acquisitions. The South African gold mining industry has undergone a significant restructuring since 1990 with the result that a number of gold mining companies owned principally by mining houses have been sold to other gold operators. Harmony believes that this restructuring process has not yet been completed and that there will continue to be opportunities for further acquisitions in South Africa.

Outside of South Africa, Harmony intends to leverage the broad gold mining experience it has gained through acquisitions and existing operations. Through Harmony’s existing operations, Harmony has gained extensive underground mining experience. Harmony has also gained extensive experience in surface mining by open cast methods through its acquisition of Kalgold and the open cast operations of Randfontein, New Hampton and Hill 50 and in mechanized mining of greenstone orebodies through Harmony’s acquisitions of Bissett, New Hampton and Hill 50. These types of mining are more typical outside of South Africa. Harmony believes that these skills should position it to be able to pursue a broad range of acquisition opportunities. Harmony continues to explore new business opportunities both inside and outside of South Africa. Harmony may in the future pursue additional suitable potential acquisitions in South Africa or internationally.

Expanding Harmony’s exploration and development activities to increase its reserve base.

Harmony intends to continue to support and expand exploration activities as another important avenue for increasing the size of its reserve base. Exploration projects involve material risks and uncertainties, however, and Harmony cannot be sure these projects will be successful. See Item 3. “Key Information — Risk Factors — To maintain gold production beyond the expected lives of Harmony’s existing mines or to increase production materially above projected levels, Harmony will need to access additional reserves through development or discovery” of our annual report on Form 20-F filed with the SEC on October 8, 2004, as amended, and incorporated by reference.

Harmony is engaging in, and investigating possibilities for, organic growth through targeted development projects. Harmony is pursuing substantial projects to deepen the Elandskraal operations and improve the Masimong shaft system. Harmony is also currently conducting feasibility studies for shallow and medium-depth capital projects in the vicinity of Harmony’s existing Randfontein and Evander operations. See Item 4. “Information on the Company — Harmony’s Mining Operations — Elandskraal Operations,” Item 4. “Information on the Company — Harmony’s Mining Operations — Randfontein Operations,” Item  4. “Information on the Company — Harmony’s Mining Operations — Free State Operations” and Item 4. “Information on the Company — Harmony’s Mining Operations — Evander Operations” of our annual report on Form 20-F filed with the SEC on October 8, 2004, as amended, and incorporated by reference. In evaluating and pursuing these projects, Harmony’s goal is to achieve organic growth in South Africa. Capital development projects of this type involve material risks and uncertainties, however, and Harmony cannot be sure its development efforts will be successful. See Item 3. “Key Information — Risk Factors — To maintain gold production beyond the expected lives of Harmony’s existing mines or to increase production materially above projected levels, Harmony will need to access additional reserves through development or discovery” of our annual report on Form 20-F filed with the SEC on October 8, 2004, as amended, and incorporated by reference.

Implementation of continuous operations

In July 2004, Harmony agreed with NUM to the concept and implementation of continuous operations, referred to as CONOPS on a national scale. CONOPS refers to the practice whereby a mine operates on all the days of the year, including Sundays and excluding public holidays. Workers operate on a roster or shift arrangement which sees them work the same amount of hours per week and therefore companies need to employ more people in order to facilitate working the additional days.

Currently most gold mines in South Africa operate for approximately 273 days per year. The introduction of CONOPS is expected to increase this number to 353 days per year which would result in a 20% increase in labor per stope on the shafts as well as a 5% to 8% reduction in unit cost/tonne in due course. Except for Merriepruit 3 shafts, Brand shaft, Unisel shaft, Harmony 2 shaft, and Masimong shafts, Harmony has implemented CONOPS at all its operations.

Hedge Policy

As a general rule Harmony sells its gold production at market prices. Harmony generally does not enter into forward sales, derivatives or hedging arrangements to establish a price in advance for the sale of its future gold production. As a result of this policy, Board approval is required when hedging arrangements are to be entered into to secure loan facilities. Any change to this policy requires ratification by the Board. Currently, Harmony’s hedge book is managed by a risk and treasury management services company, which is a joint venture between a major South African bank and a black economic empowerment company.

Harmony does not trade in derivatives for its own account. In the past three years, there have been two instances in which Harmony has made use of gold price hedges: Harmony’s forward sale of a portion of the production at Bissett at a set gold price and put options relating to 1 million ounces of Harmony’s production at Elandskraal. Both of these hedges were entered into in order to secure loan facilities and have since been closed out.

Harmony inherited the following forward exchange contracts with the acquisition of Avgold in May 2004.

	June 30, 2005	June 30, 2006	Total
Forward exchange contracts & calls sold US$ million	79.4	39.5	118.9

Average Strike US$/R	9.073	9.543	9.229

The contracts do not meet the criteria for hedge accounting and the mark-to-market movement is reflected in the income statement. The mark-to-market of these contracts was a negative R300 million (US$48 million) as at June 30, 2004. These values were based upon a spot price of US$1/R6.44 (as of September 29, 2004) and prevailing market interest rates at the time. Independent risk and treasury management experts provided these valuations.

The forward exchange contracts mature on a monthly basis, resulting in cash inflow or outflow, equal to the difference between the strike price of the contracts and the spot price on the particular day. The average strike price of the contracts, are significantly higher that the spot price of US$1/R6.44 (as of September 29, 2004), resulting in significant cash outflows.

A significant proportion of the production at Randfontein was already hedged when acquired by Harmony. On April 12, 2002, Harmony had closed out all of the Randfontein hedge positions, including closing forward sale contracts and call options covering a total of 490,000 ounces and forward purchases covering a total of 200,000 ounces.

In addition, a substantial proportion of the production of both New Hampton and Hill 50 was already hedged when acquired by Harmony. These hedge agreements were accounted for as speculative contracts. In fiscal 2002, in line with Harmony’s strategy of being generally unhedged, Harmony reduced New Hampton’s hedge book by over 900,000 ounces and combined and restructured the remainder of the hedge portfolio of Harmony’s Australian operations (including New Hampton and Hill

50) to normal purchase and sale agreements, under which Harmony had to deliver a specified quantity of gold at a future date subject to agreed-upon prices. In fiscal 2003, a significant portion of the inherited hedge book was closed out, resulting in the remaining hedge agreements do not meet hedge accounting criteria for accounting purposes and the marked-to-market movements in these contracts are reflected in the income statement. During fiscal 2004, a further 500,000 ounces of the inherited hedge books of both New Hampton and Hill 50 were closed out at a cost of Rand 105 million (US$14.4 million). As of June 30, 2004, the resulting hedge portfolio covered 495,000 ounces over a five-year period at an average strike price of A$518 per ounce ($363 at an exchange rate of A$0.70 per $1.00). Harmony has reduced the remaining hedge positions of the Australian operations gradually by delivering gold pursuant to the relevant agreements as well as through the close out of these hedge agreements.

In December 2001, in response to significant depreciation in the Rand and to protect itself against possible appreciation of the Rand against the US dollar, Harmony entered into Rand-US dollar currency forward exchange contracts intended to cover estimated revenues from the Free State operations’ planned production for calendar 2002. Harmony fixed the Rand-US dollar exchange rate for a total of $180 million at an average exchange rate of Rand 11.20 per US dollar. These forward exchange contracts expired on December 31, 2002, and were not renewed. Harmony has not renewed or entered into any forward exchange contracts since then, although it has inherited such contracts in connection with its acquisition of Avgold in May 2004.

Description of Mining Business

Exploration

Exploration activities are focused on the extension of existing orebodies and identification of new orebodies both at existing sites and at undeveloped sites. Once a potential orebody has been discovered, exploration is extended and intensified in order to enable clearer definition of the orebody and the potential portions to be mined. Geological techniques are constantly refined to improve the economic viability of prospecting and mining activities.

Harmony conducts exploration activities by itself or with joint venture partners. Harmony’s prospecting interests in South Africa measure approximately 100,000 hectares. The area has been reduced, from 382,000 hectares, as regional exploration identified focused areas of mineralization, requiring more detailed investigation. Harmony’s Australian operations also control prospecting interests, as described below. In addition to ongoing mine site exploration, Harmony has a program of investment in regional exploration. The exploration strategy on these greenstone belts uses geological, geophysical and geochemical techniques to identify broad systems of anomalous gold and associated rock alteration within which gold deposits typically occur as clusters.

Harmony spent approximately R108.87 million, excluding contributions from joint venture partners, on exploration in fiscal 2004 and the bulk of exploration expenditure was allocated to activities in Australia, South Africa and Peru with smaller expenditures in West Africa and Madagascar. In fiscal 2005, Harmony intends to carry out exploration in South Africa, West Africa, Australia, South America and Papua New Guinea.

Harmony disposed of its interest in the Kalplats projects during the year and is currently assessing the most appropriate route to be taken on its non-core mineral rights in South Africa.

Harmony’s exploration activity in West Africa and South America, excluding Peru, was restricted to project generation and reconnaissance sampling. Site visits and negotiations with potential joint venture partners are ongoing.

During 2004, Harmony continued to evaluate numerous projects in Peru. Two joint venture agreements were entered into with local partners, whereby Harmony could earn-in to prospective projects by undertaking phased exploration expenditure. Both of the projects are focused on areas with demonstrated potential to host epithermal gold mineralization. Analytical results from drilling of the first project and sampling of the second, suggested that they did not conform to Harmony’s investment criteria and the joint ventures were terminated.

In addition to these joint ventures, Harmony has undertaken a comprehensive target generation program in Peru, supported by surface sampling programs. New projects generated by this program, or coming under negotiation, shall form the focus of an accelerated exploration program in 2005. For this reason, Harmony established a small exploration office in Peru during 2004.

Harmony’s Australian operations conduct prospecting at various sites within their exploration mineral right areas, which include various types of property rights recognized in Australia covering a total area of approximately 298,355 hectares (737,250 acres). Harmony’s exploration strategy in Australia includes exploration on greenstone belts using aeromagnetics, ground magnetics, geochemical, regolith and geotechnical techniques to identify broad systems of anomalous gold and associated rock alteration within which gold mineralization typically occurs. Thereafter, promising targets are drilled to test geological structures and establish the presence of gold mineralization. Should this process be successful in discovering ore, the deposits are then drilled and sampled systematically to determine ore reserves and metallurgical characteristics. Exploration of priority targets within Harmony’s holdings, continued to be the focus of regional exploration over the 2004 fiscal year.

Harmony currently has a 11.63% stake in Australian-listed Bendigo Mining NL, an Australian listed company that controls a large tenement holding in the Bendigo goldfield of Victoria (Australia). It has been estimated that 22 million ounces of gold have historically been produced from numerous reefs in the Bendigo goldfield. Bendigo Mining management consider that the goldfield has the potential to host a further 12 million ounce resource below the historic mine workings. The coarse grain size and erratic distribution of the gold in the Bendigo reefs (“nugget effect”) precludes the use of drilling as a reliable reserve definition tool. During 2003, a production size decline was sunk to access several reefs that had previously been defined by drilling. The objective was to establish ore-body geometry and grades as well as to gain further confidence in the proposed mining methods and process metallurgy. Bendigo’s management have announced that nine of the seventeen targeted reefs had been evaluated by August 2003. The feasibility study was completed in fiscal 2004.

Following the acquisition of Hill 50, Harmony integrated Hill 50’s exploration program on the properties south of Kalgoorlie with New Hampton’s programs in that area. These programs involve exploration on a combination of freehold title and mineral leases forming an east-west belt extending from Lake Roe to Coolgardie, south of Kalgoorlie. The tenements span a number of geological domains including the Kalgoorlie-Kambalda Belt and the Boulder-Lefroy structure, the Zuleika Shear, the Coolgardie Belt and the Yilgarn-Roe structures. A comprehensive structural-geological and regolith-geochemical review was completed in July 2001 for the Southeast Goldfields area. This review outlined priority targets within Harmony’s holdings, which were the focus of regional exploration over the 2002 fiscal year and continued to be the focus of regional exploration during the 2003 and 2004 fiscal years. Hill 50’s exploration has also continued to focus on brownfield and greenfield opportunities at Mt. Magnet and on regional targets in the Yalgoo tenements, which comprise approximately 35,800 hectares (88,464 acres) located approximately 70 kilometers southwest of Mt. Magnet.

Through the Hill 50 transaction, Harmony also acquired two development projects in the Northern Territory of Australia: the Maud Creek project and a fifty percent share in the Burnside Joint Venture which includes the Brocks Creek project. Maud Creek is an advanced greenfield project based on a recent discovery located close to the historic Yeuralba gold field in the Pine Creek district. The Maud Creek project faces a metallurgical risk associated with the extraction of gold from the ore. The Maud

Creek orebody is partially refractory in nature and specific (yet to be finalized) ore processing routes would be required to liberate the gold. The contemplated processes are expected to result in higher capital and operating costs, but are not expected to involve significant technical risk. Brocks Creek is an effort to bring mines formerly operated by AngloGold, Dominion Mining and Gold Fields of Australia, respectively, back into production. In fiscal 2004, Harmony had a total expenditure of A$8.4 million in combined levels of exploration at New Hampton and Hill 50.

On February 26, 2003 Harmony made an offer to subscribe for new shares as well as a public offer for the ordinary shares and options in Abelle Limited and as of May 2004, Abelle is a wholly-owned subsidiary of Harmony. Abelle owns 100% of the Hidden Valley and Wafi deposits in Papua New Guinea. The Hidden Valley project has an estimated mineral resource of 73.9 million tons at 2.2 grams per ton gold and 30 grams per ton silver for 5.2 million ounces of gold and 71 million ounces of silver. A feasibility study completed by Lycopodium of Australia in October 2002 envisaged a single open pit containing 2.8 million ounces of gold and 48 million ounces of silver. A new feasibility study completed by Abelle in December 2003, envisaged construction of a smaller but more profitable mine, which will produce 1.9 million ounces of gold and 25.5 million ounces of silver in phase one. The Wafi project is situated 60 kilometers from Morobe and is an advanced exploration project. Wafi consists of two deposits situated 1 kilometer apart. The Golpu deposit is a porphyry copper-gold deposit. The resource estimate for Golpu is 100 million tons at 1.3% copper and 0.6 grams per ton gold for 1.3 million tons of copper and 2.3 million ounces of gold. The second deposit (the Wafu gold deposit) is a high sulphidation gold deposit that contains an inferred resource of 53.3 million tons at 2.5 grams per ton for 4.3 million ounces gold. A 5,000 meter diamond drill program is currently underway at the recently discovered, high grade “link zone” of the Wafi gold deposit.

With the exception of the Burnside Joint Venture, which Hill 50 and Northern Gold NL formed in March 2002 to develop the Brocks Creek project, Harmony’s exploration and development projects in Australia are wholly-owned.

With the exception of the Burnside Joint Venture, which Hill 50 and Northern Gold NL formed in March 2002 to develop the Brocks Creek project, Harmony’s exploration and development projects in Australia are wholly-owned.

Mining

The mining process can be divided into two main phases: (i) creating access to the orebody and (ii) mining the orebody. This basic process applies to both underground and surface operations.

•	Access to the orebody. In Harmony’s underground mines, access to the orebody is by means of shafts sunk from the surface to the lowest economically and practically mineable level. Horizontal development at various intervals of a shaft (known as levels) extends access to the horizon of the reef to be mined. On-reef development then provides specific mining access. In Harmony’s open pit mines, access to the orebody is provided by overburden stripping, which removes the covering layers of topsoil or rock, through a combination of drilling, blasting, loading and hauling, as required.

•	Mining the orebody. The process of ore removal starts with drilling and blasting the accessible ore. The blasted faces are then cleaned and the ore is transferred to the transport system. In open pit mines, gold-bearing material may require drilling and blasting and is usually collected by bulldozers or shovels to transfer it to the ore transport system.

In Harmony’s underground mines, once ore has been broken, train systems collect ore from the faces and transfer it to a series of ore passes that gravity feed the ore to hoisting levels at the bottom of the shaft. The ore is then hoisted to the surface in dedicated conveyances and transported either by conveyor belts directly or via surface railway systems or roads to the treatment plants. In addition to ore, waste rock broken to access reef horizons must similarly be hoisted and then placed on waste rock dumps. In open pit mines, ore is transported to treatment facilities in large capacity vehicles.

Processing

Harmony currently has fourteen metallurgical plants that treat ore to extract the gold. The principal gold extraction processes used by Harmony are carbon in leach, or CIL, carbon in pulp, or CIP, and carbon in solution, or CIS, although Harmony also has an old filter plant processing low grade waste rock.

The gold plant circuit consists of the following:

•	Comminution. Comminution is the process of breaking up the ore to expose and liberate the gold and make it available for treatment. Conventionally, this process occurs in multi-stage crushing and milling circuits, which include the use of jaw and gyratory crushers and rod and tube and ball mills. Harmony’s more modern milling circuits include semi or fully autogenous milling where the ore itself is used as the grinding medium. Typically, ore must be ground to a minimum size before proceeding to the next stage of treatment.

•	Treatment. In most of Harmony’s metallurgical plants, including the plants at the Free Gold operations and at Hill 50, gold is extracted into a leach solution from the host ore by leaching in agitated tanks. Gold is then extracted onto activated carbon from the solution using the CIL, CIP or CIS process. In addition, each of Harmony and the Free Gold Company has one metallurgical plant that uses the zinc precipitation filter process to recover gold in solution. Harmony’s Saaiplaas plant also used the zinc precipitation filter process prior to fiscal 2002, but it was converted to the CIS process during fiscal 2002. During fiscal 2003, however, the Saaiplaas plant was converted to the CIL process thereby lowering costs and improving extraction efficiency. Harmony will consider a similar conversion for the remaining Harmony zinc precipitation plant depending on the properties of the materials to be processed.

Gold in solution from the filter plants is recovered using zinc precipitation. Recovery of the gold from the loaded carbon takes place by elution and electro-winning. Because cathode sludge produced from electro-winning is now sent directly to Harmony’s refinery, most of the plants no longer use smelting to produce rough gold bars (dor). Harmony’s zinc precipitation plant, however, and the zinc precipitation plant used by the Free Gold Company continue to smelt precipitate to produce rough gold bars. These bars are then transported to Harmony’s refinery, which is responsible for refining the bars to a minimum of good delivery status.

Harmony operates the only independent gold refinery in South Africa. In fiscal 2004, all of Harmony’s South African gold production was refined at Harmony’s refinery. In fiscal 2003, approximately 85% of Harmony’s South African gold production was refined at Harmony’s refinery and the remainder was refined at the Rand Refinery, which is owned by a consortium of the major gold producers in

South Africa. In April 2002, Harmony sold its ownership interest in the Rand Refinery back to the Rand Refinery. Harmony received approximately Rand 6.4 million ($0.6 million at an exchange rate of R10.66 per $1.00) from this sale.

Harmony produces its own branded products at its refinery, including various sizes of gold bars. This has allowed Harmony to sell to markets such as India, the Middle East and East Asia. Harmony’s refinery supplies gold alloys and associated products to jewelry manufacturers in South Africa and internationally. In fiscal 2004, Harmony had refinery capacity of 100 tonnes per year. Harmony spent approximately Rand 4.8 million (compared to Rand 4.6 million ($0.67 million) in fiscal 2003) on capital expenditures at its refinery in fiscal 2004.

The South African government has emphasized that the production of value-added fabricated gold products, such as jewelry, is an important means for creating employment opportunities in South Africa and has made the promotion of these beneficiation activities a requirement of the Mining Charter. Harmony’s beneficiation initiatives have benefited from the expansion and improvement of Harmony’s refinery. Harmony supports jewelry ventures in South Africa, including providing facilities for a jewelry school and, in fiscal 2002, Harmony acquired rights to manufacture and distribute a range of jewelry based on the “Lord of the Rings” trilogy in South Africa, the United States and Canada. On December 11, 2002, Harmony and Mintek, a South African government research and development organization, signed a memorandum of understanding to create Musuku Beneficiation Systems, or Musuku, an integrated manufacturing and technology group focusing on the beneficiation of precious metals. Musuku will provide management, operational and technical to integrate value-added processes into the gold mining industry. On July 28, 2004, the Competition Commission approved the Musuku transaction.

Services and Supplies

Mining activities require extensive services, located both on the surface and underground. These services include mining-related services such as mining engineering (optimizing mining layouts and safe mining practices), planning (developing short-term and long-term mining plans), ore reserve management (to achieve optimal orebody extraction), ventilation (sustaining operable mining conditions underground), provision of supplies and materials, and other logistical support. In addition, engineering services are required to ensure equipment operates effectively. Unlike many other South African gold producers, Harmony generally provides only those services directly related to mining. In some cases, other services are provided by outside contractors. Harmony provides medical services to employees at its Free State, Evander and Randfontein hospitals. During fiscal 2004, Harmony entered into a joint venture agreement with Netcare Healthcare Holdings to outsource the management of Harmony’s healthcare.

The Mining Charter establishes a policy of according preferred supplier status to enterprises controlled by members of historically disadvantaged groups when those enterprises are able to offer goods and services at competitive prices and quality levels. Harmony believes that its procurement policy is consistent with this policy.

Harmony’s Management Structure

As part of the “Harmony Way,” Harmony structures its mining operations in a way that it considers to be unique in the South African gold mining industry. Harmony’s operational structure is based on small empowered management teams at each production site, which may include one or more underground mine shafts or open cast sites. These management teams are fully responsible for planning and executing the mining at the production site and report directly to Harmony’s Executive Committee. Each management team consists of an ore reserve manager, a mining manager, a financial manager, an engineering manager and a human relations manager. Each member of the management team has an individual area of responsibility: the mining manager is responsible for rock breaking and safety; the ore reserve manager is responsible for geology and ore reserves; the financial manager is responsible for financial management; the engineering manager is responsible for maintaining equipment; and the human relations manager is responsible for manpower issues. One of the managers is appointed as the team captain. Financial incentives are provided for the production team at each site based on the production and efficiency at the site.

Placing management power at the level of the actual production sites has resulted in greater flexibility, innovation and quicker decision-making than the more traditional management structures at South African gold mines. It also means that Harmony operates without multiple levels of management. This contributes to decreased overhead costs, which has a positive impact on the payable portion of Harmony’s mineral resources. In addition, the reduced management structure is important in facilitating Harmony’s goal of having 60% of its work force being directly involved in actual mining as opposed to the industry standard of 40%. Harmony believes that this initiative has resulted in increased productivity.

In addition, Harmony and the United Association of South Africa have signed an agreement to redefine the traditional role of shift boss, or supervisor, to that of a coach. This initiative, which Harmony has implemented at its South African operations, re-aligns features of Harmony’s operational-level organization. The principal features of this initiative are to allow coaches to focus on safety promotion by transferring line supervision duties to the mine overseers (whose technical expertise will be available to blasting crews) and changing the compensation structure so that coaches will not receive incentive compensation based on production levels. In addition, coaches spend the entire eight-hour working shift underground with the mining team, in contrast with the four hours shift bosses typically spent with the mining team. Harmony believes that this initiative will promote a safe production environment for the blasting crew and enhance career development for previously disadvantaged individuals.

Capital Expenditures

Capital expenditures, including the non-cash portion, incurred for fiscal 2004 totalled approximately $126.5 million, compared with $209 million for fiscal 2003 and $59.0 million for fiscal 2002. The focus of Harmony’s capital expenditures in recent years has been underground development and plant improvement, upgrades and acquisitions, and management currently expects this focus to continue in fiscal 2005. The decrease in capital expenditure in fiscal 2004 compared with fiscal 2003 was as a result of downscaling at the Elandskraal and Australian operations as well as the appreciation of the Rand against the US dollar. The increase in capital expenditures in fiscal 2003 compared with fiscal 2002 was due to the acquisition of Abelle in March 2003 and the development of projects such as Tshepong and Bambanani. Harmony has budgeted approximately $144.1 million for capital expenditures in fiscal 2005. Details regarding the capital expenditures for each operation are found in the individual mine sections in our annual report on Form 20-F under “Business — Harmony’s Mining Operations.” Harmony currently expects that its planned capital expenditures will be financed from operations and existing cash on hand. However, if Harmony decides to expand major projects such as the Poplar Project and the Rolspruit Project at Evander beyond its current plans, Harmony may consider alternative financing sources described below. See Item 4. “Information on the Company — Business — Harmony’s Mining Operations — Evander Operations” of our annual report on Form 20-F filed with the SEC on October 8, 2004, as amended, and incorporated by reference.

Description of Property

Harmony’s operational mining areas in South Africa comprise the Free State operations of 55,801 acres, the Evander area of 91,178 acres the Randfontein area of 41,026 acres, the Kalgold area of 5,259 acres, the Elandskraal area of 22,864 acres, the Free Gold’s area of 35,582 acres and the Target area 10,469 acres. Harmony’s operational mining areas (granted tenements) in Australia comprise the combined Mt. Magnet — Big Bell area of 252,114 acres, the South Kalgoorlie area of 222,647 acres and active holdings in the Northern Territory that total 288,083 acres. Harmony furthermore owns, controls or shares in mineral rights that have not been brought to production.

In line with the rest of the South African mining industry, Harmony has been rationalizing its mineral rights holdings in recent years. Accordingly, over the past three years, Harmony disposed of its shares and its participation rights in areas in as well as outside of South Africa in which it has not actively pursued mining. Harmony may continue to investigate further disposals.

The following pages contain maps of Harmony’s South African and worldwide operations and interests.

WORLDWIDE OPERATIONS

Geology

The major portion of Harmony’s South African gold production is derived from mines located in the Witwatersrand Basin in South Africa. The Witwatersrand Basin is an elongate structure that extends approximately 300 kilometers in a northeast-southwest direction and approximately 100 kilometers in a northwest-southeast direction. It is an Archean sedimentary basin containing a 6 kilometers thick stratigraphic sequence consisting mainly of quartzites and shales with minor volcanic units.

Conglomerate layers occur in distinctive depositional cycles or packages within the upper, arenaceous portion of the sequence, known as the Central Rand Group. It is within these predominately conglomeratic units that the gold-bearing alluvial placer deposits, termed reefs, are located.

The differences in the morphology and gold distribution patterns within a single reef, and from one reef to the next, are a reflection of the different sedimentary processes at work at the time of placer deposition on erosional surfaces in fluvial and littoral environments.

Within the various goldfields of the Witwatersrand Basin there are major and minor fault systems, and some of the normal faults have displaced basin-dipping placers upwards in a progressive step-like manner, enabling mining to take place at accessible depths.

The majority of Harmony’s South African gold production is derived from auriferous placer reefs situated at different stratigraphic positions and at varying depths below surface in three of the seven defined goldfields of the Witwatersrand Basin.

Harmony’s production from the Australian operations and South African Kalgold operations are sourced from Archaean greenstone gold deposits. These types of deposits are formed by the interaction of gold-bearing hydrothermal fluids with chemically or rheologically suitable rock types. The hydrothermal fluids are typically focused along conduits termed shear zones. The nature of the shear zone and the host rock determines the style of the mineralization, which may be narrow veins with high gold grades or wide disseminated mineralization with low-medium grades. Frequently the two styles occur together.

At Harmony’s Papua New Guinea operations, the sedimentary/volcaniclastic rocks of the Owen Stanley Formation that surround the Wafi Diatreme, host the gold mineralization at the Wafi project. Gold mineralization occurs as extensive high-sulphidation epithermal alteration overprinting porphyry mineralization and epithermal style vein-hosted and replacement gold mineralization with associated wall-rock alteration. The Golpu Copper-Gold project is located about 1kilometer northeast of the Wafi gold orebody. It is a porphyri (Diorite) copper-gold deposit. The host lithology is a diorite that exhibits a typical zoned porphyry copper alteration halo and the mineralized body can be described as a porphyry copper-gold ‘pipe’. Harmony’s Hidden Valley project comprise low sulphidation carbonate-base metal-gold epithermal deposits within the Morobe Goldfield, in the Morobe Province of Papua New Guinea. In the Hidden Valley project area a batholith of Morobe Granodiorite (locally a coarse grained monzogranite) is flanked by fine metasediments of the Owen Stanley Metamorphics. Both are cut by dykes of Pliocene porphyry ranging from hornblende-biotite to feldspar-quartz porphyries. A number of commonly argillic altered and gold anomalous breccias are known, including both hydrothermal and over printing structural breccias. The Hidden Valley deposit area is dominated by a series of post Miocene faults controlling the gold mineralization, including an early north trending set and the main NW faulting.

Reserves

Harmony applies an ore reserve management system that emphasizes effective geological control of the orebody. In addition, ongoing management of the ore reserves is decentralized to each production site where management applies site-specific technical and working cost parameters to determine the optimal cut-off grade. This cut-off grade is defined as the grade at which the total profits from mining the orebody, under a specific set of mining parameters, is maximized and, therefore, optimizes exploitation of the orebody. The use of a cut-off grade attempts to account for all the ore tons that make a marginal contribution to the profitability of the mine.

Historically, South African gold mining companies have not been required to follow any particular standard for reporting ore reserves. Consequently, Harmony inherited a number of different standards for reporting ore reserves as it acquired mining operations.

The JSE requires that all gold mining companies listed on the JSE must report ore reserves on the basis of the South African Mineral Resource Committee code of practice, or SAMREC. The Harmony ore reserves as at June 30, 2004 have been reported in accordance with this ruling, except to the extent inconsistent with SEC’s Industry Guide Number 7, or Guide 7. In addition, the ore reserve information for Harmony’s Australian operations is reported on the basis of the Australian Code for Reporting of Mineral Resources and Ore Reserves, or JORC Code. The JORC Code is consistent with SAMREC, although the JORC code focuses more specifically on open cast mining, which is more common in Australia. Only the reserves which qualify as proven and probable reserves for purposes of the Guide 7 at each of Harmony’s mining operations are presented in this registration statement.

As at June 30, 2004, Harmony’s mining operations reported total proven and probable reserves of approximately 62.26 million ounces, which includes Target, as set forth in the following table:

Ore reserve statement as at June 30, 2004

Operations	Proven Reserves			Probable Reserves			Total Reserves			Gold sales in the fiscal year ended June 30, 2003[1]
	Tons (million)	Grade (oz/ton)	Gold oz2 (million)	Tons (million)	Grade (oz/ton)	Gold oz2 (million)	Tons (million)	Grade (oz/ton)	Gold oz2 (million)	(oz)
S.A. Underground
Elandskraal	12.75	0.24	3.06	23.99	0.24	5.69	36.74	0.24	8.75	318,708
Free State	27.83	0.14	3.82	21.04	0.13	2.71	48.87	0.13	6.53	654,420
Randfontein	9.91	0.16	1.61	6.14	0.16	0.99	16.05	0.16	2.60	394,166
Evander	12.24	0.20	2.42	66.83	0.20	13.39	79.07	0.20	15.81	359,733
below infrastructure[7]	0.00	0.00	0.00	37.32	0.23	8.50	37.32	0.23	8.50	—
above infrastructure	12.24	0.20	2.42	29.51	0.17	4.89	41.75	0.18	7.31	—
Avgold	8.59	0.22	1.88	18.12	0.20	3.56	26.71	0.20	5.44	53,434[5]
Free Gold	26.19	0.22	5.78	57.12	0.20	11.47	83.31	0.21	17.25	959,367[6]
ARMgold	3.52	0.23	0.82	0.61	0.22	0.13	4.13	0.23	0.95	215,015

Total S.A. Underground	101.03	0.19	19.39	193.85	0.20	37.94	294.88	0.19	57.33	2,954,843

S.A. Surface
Elandskraal	—	—	—	—	—	—	—	—	—	5,301
Avgold	—	—	—	3.80	0.02	0.07	3.80	0.02	0.07	—
Free State	13.76	0.01	0.13	6.64	0.02	0.10	20.40	0.01	0.23	26,732
Randfontein	33.76	0.01	0.47	0.05	0.24	0.01	33.81	0.01	0.49	18,872
Evander	—	—	—	—	—	—	—	—	—	1,961
Kalgold (open cast)	6.14	0.06	0.38	—	—	—	6.14	0.06	0.38	82,756
Free Gold	2.79	0.01	0.04	23.64	0.02	0.38	26.44	0.02	0.42	73,122[6]

Total S.A. Surface	56.45	0.02	1.02	34.13	0.02	0.56	90.59	0.02	1.59	208,744

Australian Operations[2]
Northern Territory	0.06	0.41	0.02	0.88	0.08	0.08	0.94	0.10	0.10	—
Mt. Magnet	2.71	0.05	0.15	5.78	0.14	0.78	8.49	0.11	0.92	173,228
South Kalgoorlie[5]	1.65	0.08	0.13	1.28	0.11	0.14	2.94	0.09	0.27	120,532
Big Bell	—	—	—	—	—	—	—	—	—	11,574

Total Australian Operations	4.42	0.07	0.30	7.94	0.13	1.00	12.37	0.10	1.30	305,334

Papua New Guinea[4]	2.23	0.09	0.20	21.43	0.09	1.84	23.66	0.09	2.04	32,954

TOTAL	164.1	—	20.91	257.35	—	41.35	421.50	—	62.26	3,501,875

[1]	“Gold oz” figures are fully inclusive of all mining dilutions and gold losses, and are reported as mill delivered tons and head grades. Metallurgical recovery factors have not been applied to the reserve figures. Approximate metallurgical recovery factors are set forth below.

[2]	Includes reserves from underground and surface mining at each of the Australian operations.

[3]	The South Kalgoorlie operations include Jubilee, acquired in the New Hampton transaction, and New Celebration, acquired in the Hill 50 transaction.

[4]	Includes reserves from underground and surface mining at the operations.

[5]	Represents sales for two months from May 1, 2004 for the Avgold operations.

[6]	Represents Free Gold sales for fiscal year 2004 without taking into account equity accounting for the first three months taken into consideration.

[7]	Below infrastructure refers to reserves that are located at an elevation below existing levels of an operation, and where infrastructure has been planned to allow mining but capital has not yet been approved.

The numbers shown in the table above are fully inclusive of all mining dilutions and gold losses, and are reported as mill delivered tons and head grades. Metallurgical recovery factors have not been applied to the reserve figures stated above. The approximate metallurgical recovery factors for the table above are as follows: (a) Elandskraal 95.6%; (b) Free State 95%; (c) Randfontein 96.5%; (d) Evander 96.7%; (e) Kalgold 82%; (f) the Free Gold assets 97%; (g) Target 97.5%, (h) Big Bell 86%; (i) Mt. Magnet 93%; (j) South Kalgoorlie 92%. A gold price of Rand 92,000 per kilogram was applied in calculating the ore reserve figures. The gold price on September 29, 2004 was approximately R84,500 per kilogram. Harmony’s standard for narrow reef sampling with respect to both proven and probable reserve calculations for underground mining operations at Elandskraal, Free State, Evander, Randfontein, Free Gold and Target is applied on a 6 meter by 6 meter grid. Average sample spacing on development ends is at 2 meter intervals in development areas. For the massive mining at the Target operations, the Harmony standard for sampling with respect to both proven and probable reserves are fan drilling with “B” sized diamond drill holes (43mm core) sited at 50 meter spaced sections along twin access drives. Harmony’s standard for sampling with respect to both proven and probable reserves at its Australian underground operations include sampling development drives and crosscuts at intervals of up to 4 meters, drilling fans of diamond drill boreholes with a maximum spacing of 20 meters in any orientation within the ore bodies, and assaying core at 1 meter intervals. The Kalgold open cast operations are sampled on diamond drill and reverse circulation drill spacing of no more than 25 meters on average. Surface mining at South African operations other than Kalgold involves recovering gold from areas previously involved in mining and processing, such as metallurgical plants, waste rock dumps and tailings dams (slimes and sand) for which random sampling is used. Australian surface operations are sampled on diamond drill and reverse circulation drill spacing of no more than 20 meters on average.

In calculating proven and probable reserves, Harmony applies a cut-off grade. The cut-off grade is determined for each shaft using Harmony’s optimizer computer program, which takes account of a number of factors, including grade distribution of the orebody, an assumed gold price, planned production rates, planned working costs and mine recovery factors. Harmony’s optimizer computer program determines the total profits that can be made from mining blocks of various grades. The point of maximum total profit is used to determine the cut-off grade. Mining the blocks at and above the cut-off grade will be profitable if the assumptions underlying the cut-off grade hold true. Blocks below the cut-off grade are not included in Harmony’s reserve estimates. Harmony generally aims to mine above the cut-off grade. This can be contrasted with the so-called “pay limit” approach for determining reserve estimates, which identifies the grade at which revenues and costs are equal and then determines the portion below this break-even grade that can be mined together with portions above the break-even grade to remain profitable. Harmony believes the cut-off grade methodology defines more precisely which blocks should be mined for profitable operations.

INFORMATION ABOUT GOLD FIELDS

The legal and commercial name of Gold Fields is Gold Fields Limited. Gold Fields is a public company incorporated in South Africa, with its registered office located at 24 St. Andrews Road, Parktown 2193, South Africa. The telephone number of Gold Fields is +27-11-644-2400. For additional information regarding the business and operations of Gold Fields, we refer you to the Annual Report on Form 20-F filed with the SEC on November 26, 2004 and incorporated by reference into this prospectus.

BUSINESS

Introduction

Gold Fields is a significant producer of gold and major holder of gold reserves in South Africa, Ghana and Australia. Gold Fields is primarily involved in underground and surface gold mining and related activities, including exploration, extraction, processing and smelting, and also has strategic interests in platinum group metals exploration. Gold Fields is currently the third largest gold producer in South Africa and one of the largest gold producers in the world on the basis of annual production.

Gold Fields’ mining operations are located primarily in South Africa. It also owns the St. Ives and Agnew gold mining operations in Australia and has a 71.1% interest in each of the Tarkwa gold mine and the Damang gold mine in Ghana. In addition, Gold Fields has gold and other precious metal exploration activities and interests in Africa, Australasia, China, Europe, North America and South America. Gold Fields owns 100% of the Arctic Platinum Partnership, or APP, in northern Finland, which is evaluating the economic potential of deposits of open pittable and underground platinum group metal mineralization. APP was formerly a joint venture with Outokumpu Oyj, or Outokumpu. On September 11, 2003, Gold Fields acquired Outokumpu’s 49% stake in APP.

Gold Fields’ operations include:

•	Driefontein Operation. This operation consists of eight shaft systems and three gold plants in South Africa’s Gauteng Province near Carletonville. Driefontein produced 1.1 million ounces of gold during the year ended June 30, 2004, accounting for approximately 27% of total gold production for Gold Fields in fiscal 2004. The operation employed approximately 17,900 people as of June 30, 2004. The Driefontein operation includes both underground mining and surface rock dump processing.

•	Kloof Operation. This operation consists of five shaft systems and three gold plants in South Africa’s Gauteng Province near Carletonville. Kloof produced 1.10 million ounces of gold during the year ended June 30, 2004, accounting for approximately 25% of total gold production for Gold Fields in fiscal 2004. The operation employed approximately 16,600 people as of June 30, 2004. The Kloof operation includes both underground mining and some surface rock dump processing.

•	Beatrix Operation. This operation, formerly known as the Free State Operation, was renamed Beatrix following the sale of the St. Helena gold mining operation to ARMGold/Harmony Freegold Joint Venture Company (Proprietary) Limited, or Freegold, on October 30, 2002. The operation consists of four shaft systems and two gold plants in South Africa’s Free State Province near Welkom and Virginia. The Beatrix operation produced 0.6 million ounces of gold during the year ended June 30, 2004, accounting for approximately 15% of total gold production for Gold Fields in fiscal 2004. The operation employed approximately 12,200 people as of June 30, 2004. The Beatrix operation consists of both underground mining and some limited surface rock dump processing.

•

Ghana Operation. This operation consists of: (1) the Tarkwa mine, which comprises several open pit operations with two heap leach recovery facilities and a SAG mill and CIL plant that commenced continuous operations in November 2004 and (2) the Damang mine, which Gold Fields acquired in January 2002 and which consists of a number of open pit operations with a CIL plant. Both mines are located in southwestern Ghana, about 300 and 360 kilometers by road west of Accra, respectively. During the year ended June 30, 2004, the Ghana operation produced 0.9 million ounces of gold (of which 0.7 million ounces of gold were attributable to Gold Fields and the remainder to minority shareholders in the Ghana operation), accounting for approximately 15% of total gold production for Gold Fields in fiscal 2004. The operation had approximately 4,200 employees as of June 30, 2004, including those working for the outside contractor at the sites.

•	Australia Operation. Gold Fields purchased the St. Ives and Agnew gold mining operations from WMC Limited and WMC Resources Ltd (collectively, WMC) in November 2001. Both mines are located in the state of Western Australia, with St. Ives situated near Kambalda, straddling Lake Lefroy, and Agnew situated near Leinster. These two mines together produced 0.8 million ounces of gold, accounting for approximately 18% of total gold production for Gold Fields in fiscal 2004. St. Ives and Agnew had approximately 1,200 employees as of June 30, 2004, including those working for outside contractors at the sites. St. Ives and Agnew conduct both underground and surface operations. Prior to their acquisition by Gold Fields, St. Ives and Agnew were owned by WMC.

Based on the figures reported by Gold Fields’ mining operations, as of June 30, 2004 Gold Fields had attributable proven and probable reserves of approximately 75.4 million ounces of gold. In the year ended June 30, 2004, Gold Fields processed 46.0 million tonnes of ore and produced 4.4 million ounces of gold, of which 4.2 million ounces were attributable to Gold Fields.

History

The company that is today Gold Fields was originally incorporated as East Driefontein Gold Mining Company Limited on May 3, 1968, and subsequently changed its name to Driefontein Consolidated Limited. The Gold Fields group holdings evolved through a series of transactions, principally in 1998 and 1999.

With effect from January 1, 1998, a company formed on November 21, 1997, and referred to in this discussion as Original Gold Fields, acquired substantially all of the gold mining assets and interests previously held by Gencor Limited, Gold Fields of South Africa Limited and New Wits Limited and certain other shareholders in the companies owning the assets and interests including:

•	a 100% interest in Beatrix Mines Limited, or Beatrix, which in turn owned a 100% interest in Beatrix Mining Company Limited, or BMC. BMC owned the Beatrix mine;

•	a 37.3% interest in Driefontein Consolidated Limited, which owned the Driefontein operation;

•	a 100% interest in Kloof Gold Mining Company Limited, or Kloof, which owned the Kloof operation;

•	a 54.2% interest in St. Helena Gold Mines Limited, or St. Helena, which owned the St. Helena and Oryx mines;

•	a 100% interest in Gold Fields Guernsey Limited, or Gold Fields Guernsey, which indirectly owned a 70% interest in the Ghana operation (which was later increased to 71.1% due to the dilution of the other shareholders);

•	a 100% interest in Orogen Holding (BVI) Limited, or Orogen; and

•	various exploration and other rights and assets.

The Driefontein, Kloof and Tarkwa interests were acquired from Gold Fields of South Africa Limited, while the Beatrix and St. Helena interests were acquired from Gencor Limited. New Wits Limited provided various mineral rights. Original Gold Fields then owned 100% of Driefontein Consolidated Limited.

With legal effect from January 1, 1999, Driefontein Consolidated Limited acquired Original Gold Fields (which was subsequently renamed GFL Mining Services Limited) in a merger. For accounting purposes, Original Gold Fields was fully consolidated with effect from June 1, 1999. Although for legal purposes Driefontein Consolidated Limited acquired Original Gold Fields, for accounting purposes Original Gold Fields was considered the acquiror because Original Gold Fields’ shareholders obtained the larger interest in the enlarged company. Driefontein Consolidated Limited was renamed Gold Fields Limited on May 10, 1999, following the merger. For accounting purposes, the merger was treated as if it occurred on June 1, 1999.

In order to achieve greater operational and administrative efficiency within the Gold Fields group following the merger, the Gold Fields group structure was reorganized with effect from July 1, 1999 as follows:

•	GFL Mining Services Limited transferred its interests in Beatrix, St. Helena, Oryx and Kloof to Gold Fields; and

•	Gold Fields transferred the Driefontein mine as a going concern to a shelf company named Driefontein Consolidated (Proprietary) Limited, a wholly-owned subsidiary of Gold Fields.

With effect from July 1, 1999, Gold Fields also acquired the remaining 45.8% interest in St. Helena from St. Helena’s minority shareholders. Subsequent to this acquisition, St. Helena acquired the Beatrix mine from BMC.

On November 30, 2001, Gold Fields acquired the St. Ives and Agnew gold mining operations from WMC.

On January 23, 2002, Gold Fields acquired a 71.1% interest in Abosso Goldfields Limited, or Abosso.

On October 30, 2002, Gold Fields sold the St. Helena gold mining operation to Freegold for gross consideration of Rand 120.0 million and a monthly 1% royalty payment to Gold Fields on the net revenues from gold sales from the St. Helena mine for a period of four years after closing. Subsequent to the sale, St. Helena was renamed Beatrix Mining Ventures Limited and the Free State Operation was renamed the Beatrix Operation.

With effect from February 23, 2004, as part of an internal reorganization of the Gold Fields group in connection with the transaction with Mvelaphanda Resources Limited, or Mvela Resources, described below, Gold Fields transferred its South African gold mining assets, including the Beatrix operation, the Driefontein operation and the Kloof operation as going concerns to GFI Mining South Africa (Proprietary) Limited, or GFIMSA, a wholly owned subsidiary of Gold Fields.

On March 8, 2004, the shareholders of Gold Fields approved a series of transactions, involving the acquisition by Mvela Resources, through a wholly-owned subsidiary, of a 15% beneficial interest in the South African gold mining assets of Gold Fields, for cash consideration of R4.139 billion.

On September 30, 2004, Gold Fields, Gold Fields Ghana Holdings Limited, Gold Fields Guernsey and IAMGold Corporation, or IAMGold, signed a definitive agreement pursuant to which, subject to certain conditions precedent, all assets owned by Gold Fields’ subsidiaries located outside the Southern African Development Community would be transferred to IAMGold in exchange for the issuance to Gold Fields or its subsidiaries of common shares of IAMGold which will result in Gold Fields owning, directly or indirectly, approximately 70% of the fully diluted equity of the enlarged company. In addition, immediately before completion, IAMGold shareholders registered as such on a record date, which will be a date shortly before completion, will receive a special cash dividend of C$0.50 per IAMGold share.

The definitive agreement was amended and restated as of November 4, 2004 to incorporate certain conditions and amendments requested by the Toronto Stock Exchange, or the TSX.

In response to Harmony’s prior offers, on November 3, 2004, the Board of Gold Fields issued an Offer Response Document to its shareholders and filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC.

In response to the current offers, on December 7, 2004, the Board of Gold Fields issued an Offer Response Document to its shareholders and filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC.

Gold Fields is a public company incorporated in South Africa, with a registered office located at 24 St. Andrews Road, Parktown 2193, South Africa, telephone number +27-11-644-2400.

Organizational Structure

Gold Fields is a holding company with its ownership interests organized as set forth below.

Group Structure(1)

Gold Fields Limited
other subsidiaries and investments
GFL Mining South Africa (Proprietary) Limited (South Africa)
GFL Mining Services Limited (South Africa)
Beatrix Operation
Driefontein Operation
Kloof Operation
Orogen Holding (BVI) Ltd. (British Virgin Islands)
other subsidiaries and investments
Gold Fields Corona BVI Ltd. (British Virgin Islands)
Various exploration subsidiaries
Gold Fields Exploration B.V. (Netherlands)
80.7% economic interest
Cerro Corona Project (2)
Gold Fields Australasia Limited (Isle of Man)
Gold Fields Finland O.Y. (Finland)
Gold Fields Artic Platinum O.Y. (Finland)
other subsidiaries and investments
Gold Fields Australia Pty Ltd. (Australia)
Artic Platinum Project
Australia Operation
St. Ives Gold Mining Company Pty Ltd. (Australia)
Agnew Gold Mining Company Pty Ltd. (Australia)
Gold Fields Guernsey Limited (Isle of Guernsey)
other subsidiaries and investments
Gold Fields Ghana Holdings Limited (Isle of Guernsey)
Ghana Operation
St. Ives Mine
Agnew Mine
71.1%
71.1%
Gold Fields Ghana Limited (Ghana)
Abosso Goldfields Limited (Ghana)
Tarkwa Mine
Damang Mine

Note:

(1)	Unless otherwise stated, all subsidiaries are, directly or indirectly, wholly owned by Gold Fields Limited.

•	South Africa: Gold Fields’ interests in the Driefontein, Kloof and Beatrix operations are held through GFIMSA.

•	Ghana: Gold Fields’ interests in the Tarkwa and Damang mines, which comprise the Ghana operation, are held through its 71.1% owned subsidiaries, Gold Fields Ghana Limited and Abosso, respectively. The remaining interests in Gold Fields Ghana Limited and Abosso are indirectly held by IAMGold Corporation, or IAMGold, which acquired an 18.9% beneficial interest previously held by Repadre Capital Corporation following a merger between the two companies on January 8, 2003, and the government of Ghana, which holds a 10.0% interest.

•	Australia: Gold Fields’ interests in the St. Ives and Agnew mines are held through two wholly-owned Australian subsidiaries, St. Ives Gold Mining Company Pty Limited and Agnew Gold Mining Company Pty Limited, which, in turn, are wholly-owned through intermediaries by Orogen.

•	Exploration Assets: Gold Fields’ exploration assets are generally held by project companies in the jurisdiction where the exploration assets are located, which are, in turn, held through either Orogen or Gold Fields Guernsey. Orogen holds APP through intermediaries.

Strategy

General

Gold Fields is a significant producer of gold and major holder of gold reserves in South Africa, Ghana and Australia. The gold industry has historically been highly fragmented and a trend has been underway to consolidate the industry to make it more competitive and efficient. Gold Fields supports and is participating in this consolidation, as shown by its acquisitions of assets in Australia and Ghana.

Gold Fields also intends to enter the platinum group metals, or PGM, business, and to this end has acquired a PGM deposit in Finland. The full mineral and economic potential of this deposit continued to be evaluated during fiscal 2003.

Global Context

Gold Fields’ strategy was developed in the context of a global market characterized by an extended period of low gold prices, reduced global expenditure on gold exploration and increasing industry consolidation. This strategy has evolved over time, but despite the recent increase in the price of gold, Gold Fields has maintained a strategy of general caution with respect to financial commitments while maintaining full exposure to the effects of the gold price.

Generally, Gold Fields’ strategy consists of the following key elements:

•	Improving returns through the optimization of existing assets and diversification. Specifically, this implies the reduction of costs and growing assets through inward investment while growing Gold Fields by diversifying geographical, technical and product risk by acquiring and developing additional long-life assets;

•	Developing the people of Gold Fields. Gold Fields believes that it has two primary assets — ore reserves and people — and Gold Fields has implemented education and training programs for employees at all levels;

•	Earning and maintaining what Gold Fields calls its “license to operate” in those countries and regions in which it operates. Gold Fields views its ability to conduct its operations as involving a reciprocal commitment from Gold Fields to the communities where it is located and the ability to deal with issues related to sustainable development;

•	Developing the gold market for the benefit of Gold Fields’ product and its shareholders. The fact that Gold Fields is essentially unhedged underlines its commitment to gold. Gold Fields fully supports the World Gold Council, or the WGC. Christopher M.T. Thompson, a director and chairman of Gold Fields, became chairman of the WGC in 2002.

Improved Profitability and Increased Reserves

Improved profitability and increased reserves at existing underground operations in South Africa and operations elsewhere can be achieved by reducing costs and thereby reducing cut-off grades. Management believes that significant opportunity exists to do this, specifically through:

•	investing in cost reduction through replacement of older equipment with modern and more efficient equipment;

•	improved incentive compensation systems that more effectively link reward to key outputs; and

•	better use of new technologies in the form of new mining methods, the use of drill rigs and jigs, improved ventilation usage and research into new underground mining techniques.

Acquisitions and Exploration

Gold Fields is one of the largest producers of gold in the world based on annual gold production. Gold Fields’ corporate development mandate is to grow as a world leader in developing and operating precious metal mines and to make investments that generate positive returns. Gold Fields is sensitive to the fact that industry pressure for consolidation and the competition for acquisitions are pushing asset prices to high levels that threaten returns. Gold Fields believes its acquisitions of St. Ives and Agnew in Australia, the Teberebie property in Ghana and the Damang mine in Ghana offer excellent prospects of good investment returns and growth due to the exploration potential offered at the sites and, with respect to the Ghana operation, the synergies offered with respect to Gold Fields’ existing operations. Accordingly, these acquisitions provide examples of what is possible despite the limitations that constrain Gold Fields’ ambitions.

For acquisitions of gold assets or companies outside South Africa, Gold Fields is at somewhat of a disadvantage to certain of its competitors outside South Africa but also has offsetting strengths. First, South African exchange control regulations limit the amount of Gold Fields’ cash flows that can be invested abroad and limit Gold Fields’ ability to provide guarantees or borrow outside South Africa without express approval from the SARB. In his speech to Parliament towards at the end of October 2004, the Minister of Finance outlined the South African Treasury’s medium term budget policy statement and repeated that it was the government’s eventual goal to replace all remaining exchange controls with prudential benchmarks. He also announced the abolition of exchange control limits on new outward foreign direct investments by South African corporations and the lifting of their obligation to repatriate foreign dividends. Gold Fields nonetheless remains at a disadvantage to its non-South African competitors. Second, shares of North American and, to a lesser extent, Australian gold companies historically have traded at premiums relative to shares of South African gold companies, thereby making it difficult to make non-dilutive acquisitions through equity issuances, although these premiums have reduced recently. On the other hand, Gold Fields has a strong balance sheet and low debt-to-equity ratio that diminishes the equity pricing disadvantage, and also has a skilled and effective corporate evaluation and acquisition team.

Gold Fields maintains an active global exploration effort for gold and PGMs through exploration offices worldwide and an exploration team that management believes is well focused, cost efficient and skilled. Generally, Gold Fields budgets to spend up to $10 per ounce of gold it produces on exploration, provided the opportunities offered warrant such expenditure. Exploration efforts are carefully selected with strict economic criteria in mind.

Hedging

Generally, Gold Fields does not enter into forward sales, derivatives or other hedging arrangements to establish a price in advance for future gold production. Gold Fields believes that investors in Gold Fields’ shares seek an unlimited exposure to movements in the gold price and the resulting effect on Gold Fields’ earnings.

However, hedges are sometimes undertaken on a project specific basis as follows:

•	to protect cash flows at times of significant expenditure;

•	for specific debt servicing requirements; and

•	to safeguard the viability of higher cost operations.

Gold Fields may from time to time establish currency and or interest rate financial instruments to protect underlying cash flows or to take advantage of potential favorable currency movements.

Reserves of Gold Fields as of June 30, 2004

Methodology

While there are some differences between the definition of the South African Code for Reporting of Mineral Resources and Mineral Reserves, or SAMREC Code, and that of the SEC’s Industry Guide Number 7, only reserves at each of Gold Fields’ operations as of June 30, 2004 which qualify as proven and probable reserves for purposes of the SEC’s industry guide number 7 are presented in the table below. In accordance with the requirements imposed by the JSE, Gold Fields reports its reserves using the terms and definitions of the SAMREC Code. Mineral reserves, as defined under the SAMREC Code, are divided into categories of proved and probable reserves and are expressed in terms of tonnes to be processed at mill feed head grades, allowing for estimated mining dilution and recovery factors.

Gold Fields reports reserves using cut-off grades (mainly for open pit operations) and pay limits to ensure the reserves realistically reflect both the cost structures and required margins relevant to each mining operation. Cut-off grade is the grade which distinguishes the material within an orebody that is to be extracted and treated, from the remaining material. The pay limit is the grade at which an orebody can be mined without profit or loss calculated using an appropriate gold price and working costs, plus modifying factors. Modifying factors used to calculate the pay limit grades include adjustments to mill delivered amounts, due to dilution incurred in the course of mining. Modifying factors applied in estimating reserves are primarily historical, but commonly incorporate adjustments for planned operational improvements such as those described below under “ — Description of Mining Business — Productivity Initiatives.” Tonnage and grade includes some mineralization below the selected pay limit and cut-off grade to ensure that the reserve comprises blocks of adequate size and continuity. Reserves also take into account cost levels at each operation and are supported by mine plans.

The estimation of reserves at the South African underground operations is based on surface drilling, underground drilling, surface three-dimensional reflection seismics, orebody facies, structural modeling, underground channel sampling and geostatistical estimation. The reefs are initially explored by drilling from the surface on an approximately 500 meter to 2,000 meter grid. Once underground access is available, drilling is undertaken on an approximate 30 meter by 60 meter grid. Underground channel sampling perpendicular to the reef is undertaken at three meter intervals in development areas and five meter intervals at stope faces. For the Tarkwa open pit operation, estimation of reserves is based on a combination of an initial 100 or 200 meter grid of diamond drilling and a 12.5 meter to 25.0 meter grid of reverse circulation drilling. For the Damang open pit operation, estimation of reserves is based on a 20 meter to 80 meter grid of both diamond drilling and reverse circulation drilling.

At the Australian operations the estimation of reserves for both underground and open-pit operations is based on exploration, sampling and testing information gathered through appropriate techniques, primarily from drill holes and mine development. The locations of sample points are spaced closely enough to deduce or confirm geological and grade continuity. Generally, drilling is undertaken on grids which range between 20 meters by 20 meters to 40 meters by 40 meters, although this may vary depending on the continuity of the orebody. Due to the variety and diversity of resources at St. Ives and Agnew, sample spacing may also vary depending on each particular ore type.

Reserve Statement

As of June 30, 2004, Gold Fields had aggregate attributable proven and probable reserves of approximately 75.4 million ounces as set forth in the following table:

Ore Reserve statement as of June 30, 2004(1)

	Proven Reserves			Probable Reserves			Total Reserves			Attributable gold production in the year ended June 30, 2004(2)
	Tonnes (million)	Grade (g/t)	Gold (‘000 oz)	Tonnes (million)	Grade (g/t)	Gold (‘000 oz)	Tonnes (million)	Grade (g/t)	Gold (‘000 oz)	(‘000 oz)
Underground
Driefontein (total)	29.4	8.1	7,621	59.2	8.1	15,485	88.6	8.1	23,106	970
Above infrastructure(3)	29.4	8.1	7,621	27.2	8.2	7,150	56.6	8.1	14,771
Below infrastructure(3)	—	—	—	32.0	8.1	8,335	32.0	8.1	8,335
Kloof (total)	17.4	10.3	5,786	62.0	10.6	21,138	79.4	10.5	26,924	1,000
Above infrastructure(3)	17.4	10.3	5,786	25.2	8.5	6,885	42.6	9.3	12,671
Below infrastructure(3)	—	—	—	36.8	12.0	14,253	36.8	12.0	14,253
Beatrix (total)	19.0	5.2	3,198	35.9	5.7	6,547	54.9	5.5	9,746	593
Above infrastructure(3)	19.0	5.2	3,198	33.9	5.7	6,185	52.9	5.5	9,384
Below infrastructure(3)	—	—	—	2.0	5.6	362	2.0	5.6	362

Australia
St. Ives(4)	—	—	—	—	—	—	—	—	—	—
Agnew(4)	—	—	—	—	—	—	—	—	—	—

Total Underground	65.8	7.8	16,606	157.1	8.5	43,170	222.9	8.3	59,776	2,562
Surface (Rock Dumps)
Driefontein	—	—	—	12.7	1.3	511	12.7	1.3	511	171
Kloof	—	—	—	13.6	0.8	341	13.6	0.8	341	38
Beatrix	—	—	—	2.7	0.7	58	2.7	0.7	58	32

Surface (Production Stockpile)
Ghana
Tarkwa	2.9	0.9	82	—	—	—	2.9	0.9	82	—
Damang	6.5	1.4	283	—	—	—	6.5	1.4	283	—

Australia
St. Ives(4)	7.4	1.1	265	—	—	—	7.4	1.1	265	—
Agnew(4)	0.5	1.4	22	—	—	—	0.5	1.4	22	—

Surface (Open Pit) Ghana
Tarkwa	142.0	1.3	6,088	105.0	1.3	4,303	247.0	1.3	10,391	391	(5)
Damang(6)(7)	1.8	0.9	60	5.1	1.5	244	7.0	1.4	304	219	(5)

Australia
St. Ives(4)(6)	1.8	3.5	203	20.3	3.9	2,545	22.1	3.9	2,748	543	(5)
Agnew(4)(6)	0.4	14.9	180	3.5	4.1	454	3.8	5.2	634	202	(5)

Total Surface	163.3	1.4	7,183	162.9	1.6	8,456	326.2	1.5	15,639	1,596
Total	229.1	3.2	23,789	320.0	5.0	51,626	549.1	4.3	75,415	4,158	(8)

Notes:

(1)	Quoted as mill delivered tonnes and run of mine grades, inclusive of all mining dilutions and gold losses except mill recovery. Metallurgical recovery factors have not been applied to the reserve figures. The approximate metallurgical factors are as follows: (1) Driefontein 96.9%; (2) Kloof 97.5%; (3) Beatrix 96.7%; (4) Tarkwa 95% for milling, 66% for heap leach; (5) Damang 88.6%-94.5%; (6) St. Ives 94% for milling, 55% for heap leach and (7) Agnew 94%. For Driefontein, Kloof and Beatrix, a gold price of Rand 90,000 per kilogram ($350 per ounce at an exchange rate of Rand 8.00 per $1.00) was applied in calculating ore reserve figures. For the Tarkwa and Damang operations, ore reserve figures are based on an optimized pit at a gold price of $350 per ounce. For the Australian operations ore reserve figures are based on a gold price of A$580 per ounce ($350 per ounce at an exchange rate of A$1.66 per $1.00). Open pit ore reserves at the Australian operations are similarly based on optimized pits. The gold price used for reserves is the three year average, calculated on a monthly basis, of the London afternoon fixing price of gold.

(2)	Actual gold produced after metallurgical recovery.

(3)	Above infrastructure reserves relate to mineralization which is located at a level at which an operation currently has infrastructure sufficient to allow mining operations to occur. Below infrastructure reserves relate to mineralization which is located at a level at which an operation currently does not have infrastructure sufficient to allow mining operations to occur, but where the operation has made plans to install additional infrastructure in the future which will allow mining to occur at that level.

(4)	All operations at St. Ives and Agnew are considered surface operations for purposes of reporting reserve and production data in this reserves table.

(5)	Includes some gold produced from stockpile material which cannot be separately measured.

(6)	Excludes inferred material within the pit design.

(7)	Excludes amounts for Lima South, for which an application for conversion from a prospecting license to mining license has been lodged. The application for the conversion to a mining lease requires the grant of an environmental permit from the Ghanaian Environmental Protection Agency. Gold Fields is not aware of any significant impediment to the grant of that permit.

(8)	The total does not reflect the sum of the line items due to rounding.

The amount of mineralization which Gold Fields can economically extract, and therefore can classify as reserves, is very sensitive to fluctuations in the price of gold. At gold prices different from the gold price of $350 per ounce used to estimate Gold Fields’ attributable reserves of 75.4 million ounces of gold as of June 30, 2004 listed above, Gold Fields’ operations would have had significantly different reserves. Based on the same methodology and assumptions as were used to estimate Gold Fields’ reserves as of June 30, 2004 listed above, but applying different gold prices that are 10% above and below the $350 per ounce gold price used to estimate Gold Fields’ attributable reserves, the attributable reserves of Gold Fields’ operations would have been as follows:

	$315/oz (‘000 oz)		$350/oz (‘000 oz)	$385/oz (‘000 oz)
Driefontein(1)	14,145	(2)	23,106	23,577
Kloof(1)	9,332	(3)	26,924	29,891
Beatrix(1)	8,409		9,746	10,289
Tarkwa	8,871		10,473	11,790
Damang	464		587	603
St. Ives	2,764		3,013	3,139
Agnew	637		656	682

Total(1)	44,622		74,505	79,971

Notes:

(1)	South African operations’ reserves exclude rock dumps.

(2)	Excludes Shaft No. 5 below infrastructure material which would not be economical to mine and thus would not be a reserve at this gold price.

(3)	Excludes the Kloof Extension Area and Eastern Boundary Area and which would not be economical to mine and thus would not be a reserve at this gold price.

The London afternoon fixing price on October 29, 2004 was $426 per ounce.

Gold Fields’ methodology for determining its reserves is subject to change and is based upon estimates and assumptions made by management regarding a number of factors as noted above under “ — Methodology.” Accordingly, the sensitivity analysis of Gold Fields’ reserves provided above should not be relied upon as indicative of what the estimate of Gold Fields’ reserves would actually be or have been at the gold prices indicated, or at any other gold price, nor should it be relied upon as a basis for estimating Gold Fields’ ore reserves based on the current gold price or what Gold Fields’ reserves will be at any time in the future. See “Risk Factors — Gold Fields’ gold reserves are estimates based on a number of assumptions, any changes to which may require Gold Fields to lower its estimated reserves.”

Geology

The majority of Gold Fields’ gold production is derived from deep-level underground gold mines located along the northern and western margins of the Witwatersrand Basin in South Africa. These properties include the Beatrix operation, the Driefontein operation and the Kloof operation. These mines are typical of the many Witwatersrand Basin operations which together have produced over 1.3 billion ounces of gold over a period of more than 100 years.

The Witwatersrand Basin comprises a 6,000 meter vertical thickness of sedimentary rocks, extending laterally for some 300 kilometers northeast to southwest by some 100 kilometers northwest to southeast, generally dipping at shallow angles towards the center of the basin. The basin outcrops at its northern extent near Johannesburg but to the west, south and east it is overlain by up to 4,000 meters of volcanic and sedimentary rocks. The Witwatersrand Basin is Achaean in age, meaning the sedimentary rocks are of the order of 2.7 to 2.8 billion years old.

Gold mineralization occurs within laterally extensive quartz pebble conglomerate horizons called reefs which are developed above unconformable surfaces near the basin margin. As a result of faulting and primary controls on mineralization structure, the Gold Fields are not continuous and are characterized by the presence or dominance of different reef units. The reefs are generally less than 2 meters in thickness and are widely considered to represent laterally extensive braided fluvial deposits or unconfined flow deposits which formed along the flanks of alluvial fan systems around the edge of an inland sea. Dykes and sills of diabase or doleritic composition are developed within the Witwatersrand Basin and are associated with several intrusive and extrusive events.

The gold generally occurs in native form, often associated with pyrite and carbon. Pyrite and gold within the reefs display a variety of forms, some obviously indicative of detrital transport within the depositional system and others suggesting crystallization within the reef itself.

The most fundamental controls of gold distribution are the primary sedimentary features such as facies variation and channel directions. Consequently, the modelling of sedimentary features within the reefs and the correlation of payable grades with certain facies is key to in situ reserve estimation as well as effective operational mine planning and grade control.

Description of Mining Business

The discussion below provides a general overview of the mining business as it applies to Gold Fields.

Exploration

Exploration activities are focused on the extension of existing orebodies and identification of new orebodies both at existing sites and at undeveloped sites. Once a potential orebody has been discovered, exploration is extended and intensified in order to enable clearer definition of the orebody and the potential portions to be mined. Geological techniques are constantly refined to improve the economic viability of prospecting and mining activities.

Mining

Gold Fields currently mines only gold, with silver as a by-product. The mining process can be divided into two principal activities: (1) developing access to the orebody; and (2) extracting the orebody once accessed. These two processes apply to both surface and underground mines.

Underground Mining

Developing access to the orebody. For Gold Fields’ underground mines, access to orebodies is provided through vertical, inclined and declined shaft systems. If additional depth is required to fully exploit the reef, and it is economically feasible, then secondary (sub-vertical) or tertiary shafts are sunk from the underground levels. Horizontal development at various intervals of a shaft, known as levels, extends access to the horizon of the reef to be mined. On-reef development then provides specific mining access. South African mine layouts generally follow a linear, crisscross pattern, while Australian mines have more varied layouts and typically use a spiral-shaped decline layout to descend alongside the orebody.

Extracting the orebody. Once an orebody has been accessed, drilling, blasting, supporting and cleaning activities are carried out on a daily basis and broken ore is scraped into and down gullies to ore passes where it is channelled to the crosscut below. The ore is then hauled by rail to shaft ore passes where it is tipped into loading stations for hoisting to surface. Mining methods employed at Gold Fields’ operations include longwall mining, closely spaced dip pillar mining and conventional scattered mining. In Australia, extraction methods are highly mechanized, with mechanized equipment used within the declines and at the stope for drilling, loading and hauling. South African mining methods tend to be more labor intensive.

Open Pit Mining

Developing access to the orebody. In open pit mining, access to the ore is achieved by stripping the overburden in benches of fixed height to expose the ore below. This is most typically achieved by drilling and blasting an area, loading the broken rock with shovels into dump trucks and hauling the rock and/or soil to dumps.

Extracting the orebody. Extraction of the orebody in open pit mining involves the same activity as in stripping the overburden. The rock is drilled, and the drill cuttings are sampled to determine the grade of the rock at each blasting location. The rock is blasted and lines are established demarcating ore from waste material. The ore is hauled by dump truck to the crusher or stockpile, while the waste is hauled to waste rock dumps.

Rock Dump and Production Stockpile Mining

Gold Fields mines surface rock dumps and production stockpiles using mechanized earth moving equipment.

Mine Planning and Management

Operational and planning management on the mines receives support from corporate management and centralized support functions. The current philosophy is one of bottom-up management, with the non-financial operational objectives at each mine defined by the personnel at the mine based on parameters, objectives and guidelines provided by Gold Fields’ head office. This is based on the premise that the people on the ground have the best understanding of what is realistically achievable.

Gold Fields has a two-stage mine planning process. Each operation compiles a life of mine, or LoM, plan during the first half of each fiscal year and a detailed two year operational plan during the second half of each fiscal year, based on financial parameters issued to the operation by Gold Fields’ Operating Committee. The operational plan is presented to Gold Fields’ Board for approval at the end of each fiscal year. The planning process is sequential and is based upon geological models, evaluation models, depletion schedules and, ultimately, financial analysis. Capital planning is formalized pursuant to Gold Fields’ capital spending planning process. Projects are categorized in terms of total expenditure, and all projects involving amounts exceeding Rand 50.0 million ($8.2 million) are submitted to the full Board for approval.

The South African operations have implemented an integrated electronic reserve and resource information system, called IRRIS, to enhance LoM planning capabilities. This system provides a common planning platform to facilitate quicker, more flexible and more accurate short- and long-term planning and more timely identification of production shortfalls. Short term planning on the operations is conducted monthly and aligned with the operational plan. Financial and economic parameters for the LoM and operational plan are issued to the operations from the head office and relevant survey and evaluation factors are determined in accordance with Gold Fields’ guidelines.

Processing

Gold Fields currently has 14 gold plants (8 in South Africa, 3 in Ghana (an additional plant is in the process of being commissioned) and 3 in Australia) which treat ore to extract gold. A typical gold processing plant circuit includes two phases: comminution and treatment.

Comminution

Comminution is the process of breaking up the ore to expose and liberate the gold and make it available for treatment. Conventionally, this process occurs in multi-stage crushing and milling circuits, which include the use of jaw and gyratory crushers and rod, tube, ball and semi-autogenous grinding, or SAG, mills. Gold Fields’ newer milling circuits utilize SAG milling where the ore itself is used as the grinding medium. In older plants, traditional crushing and milling processes are used. Through the comminution process, ore is ground to a minimum size before proceeding to the treatment phase.

Treatment

In all of Gold Fields’ metallurgical plants, gold is extracted into a leach solution by leaching with cyanide in agitated tanks. Gold is then extracted onto activated carbon from the solution using the CIL or CIP process. The activated carbon is then eluted with gold recovered by electrowinning.

Gold Fields also has three heap leach operations. In the heap leach process, crushed ore is stacked on impervious leach pads and a cyanide leaching solution is sprayed on the pile. The solution percolates through the heap and dissolves liberated gold. A system of underdrains removes the gold-containing solution, which is then passed through columns containing activated carbon using the AD&A process. The loaded carbon is then eluted and the gold recovered by electrowinning.

As a final recovery step, gold recovered from the carbon or precipitators using the above processes is smelted to produce rough gold bars. These bars are then transported to the refinery which is responsible for refining the bars to good delivery status.

Productivity Initiatives

Gold Fields is currently undertaking a number of initiatives intended to increase efficiency and reduce production costs at its mines. These initiatives include:

•	Safe Quality Planned Blast, or SQPB. At the South African operations, the SQPB initiative covers various activities that form part of the underground mining process and are tailored specifically to each operating mine. The purpose of the initiative is to provide for a safe blast each day as planned in the mining cycle, either at the stope face or at a development end to meet specific production and/or development targets.

•	Optimization. Various initiatives are in place to increase productivity at the international operations. For example, at St. Ives, Gold Fields is studying an improved process for the removal of lake sediment on Lake Lefroy and the introduction of trains for the hauling of underground ore at the Leviathan underground mine. At Agnew, Gold Fields is adapting the underground mining method to facilitate the safe removal of pillars at the Kim mine by introducing cemented backfill. At Tarkwa, Gold Fields is converting operations to owner mining during fiscal 2004 and, in connection with the conversion, has purchased a full fleet of mining equipment.

•	Cost, Supply and Labor Management. Gold Fields has implemented standardized cost reporting with uniform terminology and is introducing various systems to centralize supply procurement, improve vendor management and share services among shafts and operations. Gold Fields is putting in place an integrated daily reporting system throughout the South African operations, which it hopes will permit better allocation of labor and supplies among shafts. This includes a new payroll and human resources system called Solitgold, described below, which has been implemented at the Driefontein and Kloof operations and is expected to be implemented at the Beatrix operation in fiscal 2005. In addition, all production and ore reserve management reports are now part of the IRRIS system.

•	Bonus Systems. Payroll, human resources and bonus systems are being integrated across the South African operations. Gold Fields is altering the bonus system to move it to production target-based standards, rather than efficiency-based standards, and align it more closely with the SQPB objectives.

•	Refrigeration and Ventilation Infrastructure. Gold Fields continues to upgrade and increase the efficiency of its refrigeration and ventilation systems.

•	Training. Gold Fields has implemented an expanded training program for employees at all levels, with an emphasis on safety, literacy and middle management development. An integrated people development system called The Integrated Manager (TIM) has been implemented at all mine sites.

•	Technology. Gold Fields is introducing a number of applied mining technologies, including mechanized development drill rigs and stope drill jigs, increased use of hydropower, new blasthole drilling methods and transport systems.

•	Payroll and Human Resources Systems. Gold Fields is currently replacing its seven different payroll and human resources systems in South Africa with an integrated payroll and human resources system called Solitgold. Gold Fields anticipates that this initiative will provide improved controls and the ability to better manage its payroll and costs on a group-wide basis. This system was implemented in March 2004 at Driefontein and Kloof and is scheduled for implementation in fiscal 2005 at Beatrix.

•	Processing. Gold Fields is upgrading its metallurgical plants with the aim of reducing processing costs and improving security.

•	Palladium. Gold Fields has introduced Palladium, an integrated occupational health and safety system that integrates and manages health and safety data from all of the South Africa operations. The management system to support Palladium is currently being finalized and Gold Fields expects the system to be fully operational in fiscal 2004.

Refining and Marketing

Gold Fields has appointed Rand Refinery Limited, or Rand Refinery, as its sole and exclusive agent to refine and sell all of Gold Fields’ South African produced gold. Rand Refinery is a private company in which Gold Fields holds a 33.1% interest, with the remaining interests held by other South African gold producers.

On June 1, 2004 Gold Fields exercised its right under its agreement with Rand Refinery to sell all of Gold Fields’ gold production from its South African operations with effect from October 1, 2004. Prior to that time, Rand Refinery was the exclusive agent to sell Gold Fields’ South African produced gold, and Gold Fields’ treasury was appointed by Rand Refinery to act as its agent with respect to the sale of 50% of such gold to international customers. Under the new arrangement, Rand Refinery advises Gold Fields from time to time of the amount of gold available for sale. Gold Fields sells the gold at the London afternoon fixing price for the day if it is so advised. Within two business days after receipt of this advice Gold Fields deposits an amount in U.S. dollars equal to the value of the gold sold into Rand Refinery’s nominated U.S. dollar account. On the date of the deposit, Rand Refinery, in turn, deducts any refining and administrative charges payable by Gold Fields relating to such amount of gold, and deposits the balance of the money into the nominated U.S. dollar account of Gold Fields. Gold Fields pays Rand Refinery an amount for administrative services associated with delivery of the refined gold of $0.05 per troy ounce of gold and a refining fee of $0.23 per troy ounce of gold received by Rand Refinery.

All gold produced by Gold Fields at the Tarkwa and Damang mines is refined by Rand Refinery pursuant to two non-exclusive agreements entered into in October 2004 between Rand Refinery and Gold Fields Ghana Limited, or Gold Fields Ghana, and between Rand Refinery and Abosso. Under these agreements, Rand Refinery collects, refines and sells gold as instructed by Gold Fields Ghana and Abosso. Rand Refinery assumes responsibility for the gold upon collection at either the Tarkwa or Damang mine. The gold is then transported to the Rand Refinery premises in Johannesburg, South Africa, where it is refined. Gold Fields Ghana and Abosso reimburse Rand Refinery for transportation costs. Under these agreements, Rand Refinery sells the refined gold on behalf of Gold Fields Ghana and Abosso at the London afternoon fixing price for gold on the date of delivery. Rand Refinery receives refining fees of $0.33 per ounce of gold received, and a realization fee equal to $0.16 per ounce of gold refined. These agreements are effective for a period of 12 months and may be extended by the agreement of the parties. During the initial 12 month period, either party may terminate the agreement upon 90 days’ written notice.

In Australia, all gold produced by St. Ives and Agnew is refined by AGR Joint Venture (trade name Australian Gold Refineries). The AGR Joint Venture is a partnership between Australian Gold Alliance Pty Ltd and WA Mint (trade name Perth Mint). Under an agreement which became effective on September 1, 2002 among St. Ives Gold Mining Company Pty Ltd, Agnew Gold Mining Company Pty Ltd and AGR Joint Venture, AGR Joint Venture refines the gold produced by St. Ives and Agnew for a fixed fee of A$0.36 per ounce of gold. AGR Joint Venture retains 0.09% of the gold it refines to cover losses in the refining process. AGR Joint Venture must collect the gold from St. Ives and Agnew, refine it and credit the gold to its metals account in Western Australia and then either purchase the gold or swap it to London, which means that AGR Joint Venture provides gold in London for sale by Gold Fields in an amount equal to the gold from St. Ives and Agnew located in Perth. At Gold Fields’ election the gold may be sold to AGR Joint Venture at spot for a fee of $0.20 per ounce, at the London morning or afternoon fixing price for a fee of $0.25 per ounce, or if the gold is swapped to London, sold through third parties for a fee which is based on the gold price and interest rates. This agreement continues indefinitely until terminated by either party upon 90 days’ written notice.

Gold Fields supports and participates in the gold marketing activities of the WGC and contributes $1.75 per ounce of gold it produces to the WGC in support of its activities.

Services

Mining activities require extensive services, located both on the surface and underground at the mines. Services include:

•	mining-related services such as engineering, rock mechanics, ventilation and refrigeration, materials handling, operational performance evaluation and capital planning;

•	safety and training;

•	housing and health-related services, including hostel and hospital operations;

•	geological services, including mine planning and design;

•	reserves management including sampling and estimation;

•	metallurgy;

•	equipment maintenance; and

•	assay services.

Most of these services are provided directly by Gold Fields, either at the operation level or through the head office, although some are provided by third-party contractors.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Should Harmony not acquire 100% of the outstanding ordinary shares and ADSs of Gold Fields, the pro forma effects would differ depending on the percentage of shares acquired as described below.

In its unaudited pro forma condensed combined financial information, Harmony would classify its current 11.5% investment in Gold Fields as an available-for-sale investment and report the investment at fair value in its unaudited pro forma consolidated balance sheet as of June 30, 2004. Changes in the fair value of the investment would be excluded from earnings and included as a separate component of shareholders’ equity, to be transferred to income/(loss) on disposal of all or a portion of the investment. As of December 31, 2004, the fair value of the 11.5% investment amounted to $3,934.2 million (unaudited), which would result in an unrealized loss of $570.5 million (unaudited) being included as a separate component of shareholders’ equity.

Harmony will continue to account for its investment in Gold Fields as an available-for-sale investment if the current offers result in Harmony owning less than 20% of the Gold Fields outstanding ordinary shares and ADSs, as Harmony will likely be deemed not to be able to exercise significant influence over the financial and operating policies of Gold Fields unless it acquires more than 20% of the Gold Fields outstanding ordinary shares and ADSs. Therefore, since changes in fair value are generally excluded from earnings for investments classified as held-for-sale, the acquisition of the additional shares up to the 20% level would have had no impact on unaudited pro forma net loss for the year ended June 30, 2004. Unaudited pro forma net loss however, would be adjusted to include 12 months results of operations for Avgold and ARMgold, as shown in the table below. Unaudited pro forma basic loss and fully diluted loss per share for the year ended June 30, 2004 would have been as follows (assuming the offers result in Harmony owning 11.5% or 15% of Gold Fields shares and ADSs):

	Assuming the Offers would have resulted in Harmony owning on July 1, 2003:
	11.5%	15%
	$’000	$’000
Net loss—as reported	(31,403)	(31,403)
Adjustment to include 12 months results of operations for Avgold and ARMgold (unaudited)	(17,823)	(17,823)

Unaudited pro forma net loss	(49,226)	(49,226)

Basic loss per share—as reported(1)	(0.12)	(0.12)
Adjustment to include 12 months results of operations for Avgold and ARMgold (unaudited)	(0.07)	(0.07)
Adjustment to reflect additional shares to be issued (unaudited)	0.06	0.07

Unaudited pro forma loss per share	(0.13)	(0.12)

Fully diluted loss per share—as reported(1)	(0.12)	(0.12)
Adjustment to include 12 months results of operations for Avgold and ARMgold (unaudited)	(0.07)	(0.07)
Adjustment to reflect additional shares to be issued (unaudited)	0.06	0.07

Unaudited pro forma fully diluted loss per share	(0.13)	(0.12)

(1)	Earnings (loss) per share amounts have been rounded to the nearest whole cent. These amounts may differ from earnings (loss) per share amounts presented in our Annual Report on Form 20-F, which were rounded to one decimal place.

If the offers result in Harmony acquiring more than 20%, but less than 29.97% of the outstanding ordinary shares and ADSs of Gold Fields (excluding the Gold Fields shares currently held by Norilsk), Harmony will account for its investment in Gold Fields under the equity method of accounting.

This is because Harmony will likely be deemed to be able to exercise significant influence over the financial and operating policies of Gold Fields. Unaudited pro forma equity profit of associated companies, unaudited pro forma net loss, unaudited pro forma basic loss and fully diluted loss per share for the year ended June 30, 2004, would have been as follows (assuming the offers result in acquisition of 20%, 25% or 29.97% of Gold Fields shares and ADSs):

	Assuming the Offers would have resulted in Harmony owning on July 1, 2003:
	20%	25%	29.97%
	$’000	$’000	$’000
Equity profit from associated companies—as reported	2,020	2,020	2,020
Adjustment to include 12 months results of operations for Avgold and ARMgold (unaudited)	(2,020)	(2,020)	(2,020)
Adjustment to equity account Harmony’s investment in Gold Fields (unaudited)	(4,514)	(5,642)	(6,764)

Unaudited pro forma equity loss from associated companies	(4,514)	(5,642)	(6,764)

Net loss—as reported	(31,403)	(31,403)	(31,403)
Adjustment to include 12 months results of operations for Avgold and ARMgold (unaudited)	(17,823)	(17,823)	(17,823)
Adjustment to equity account Harmony’s investment in Gold Fields (unaudited)	(4,514)	(5,642)	(6,764)

Unaudited net loss	(53,740)	(54,868)	(55,990)

Basic loss per share—as reported(1)	(0.12)	(0.12)	(0.12)
Adjustment to include 12 months results of operations for Avgold and ARMgold (unaudited)	(0.07)	(0.07)	(0.07)
Adjustment to equity account Harmony’s investment in Gold Fields and reflect additional shares to be issued (unaudited)	0.07	0.08	0.08

Unaudited pro forma loss per share	(0.12)	(0.11)	(0.11)

Fully diluted loss per share—as reported(1)	(0.12)	(0.12)	(0.12)
Adjustment to include 12 months results of operations for Avgold and ARMgold (unaudited)	(0.07)	(0.07)	(0.07)
Adjustment to equity account Harmony’s investment in Gold Fields and reflect additional shares to be issued (unaudited)	0.07	0.08	0.08

Unaudited pro forma fully diluted loss per share	(0.12)	(0.11)	(0.11)

(1)	Earnings (loss) per share amounts have been rounded to the nearest whole cent. These amounts may differ from earnings (loss) per share amounts presented in our Annual Report on Form 20-F, which were rounded to one decimal place.

The unuadited pro forma information presented above is not necessarily indicative of the basic loss and fully diluted loss per share that would have been achieved had the US offer and the South African offer been completed during the periods presented.

If the offers result in Harmony receiving acceptances sufficient for it to hold in excess of 29.97% of the outstanding shares and ADSs of Gold Fields (excluding the Gold Fields shares currently held by Norilsk) Norilsk, which currently owns approximately 20.03% of Gold Fields’ outstanding share capital, would be obligated under its arrangement with Harmony to tender its shares for the current offer from Harmony. This would result in Harmony owning more than 50% of the outstanding shares and ADSs of Gold Fields and obtaining control over the financial and operating policies of Gold Fields. This transaction would be accounted for as a business combination under FAS 141.

Accounting for business combinations under FAS 141 requires Harmony to weigh many factors in determining which company is determined to be the accounting acquirer for US GAAP financial reporting purposes. All pertinent facts and circumstances need to be considered and the preponderance of the evidence of the following criteria will determine whether Harmony or Gold Fields is determined to the be accounting acquirer under US GAAP:

•	The relative voting rights in the combined entity after acquisition — all else being equal, the acquiring entity will have the larger portion of the voting rights in the combined entity after the acquisition;

•	The composition of the governing body of the combined entity — all else being equal, the acquiring entity will have the ability to elect or appoint a voting majority of the governing body of the combined entity;

•	The composition of the senior management of the combined entity — all else being equal, the acquiring entity will be the entity whose senior management dominates that of the combined entity;

•	The terms of exchange of equity securities — all else being equal, the acquiring entity pays a premium over the market value of the equity securities of the other combined entity.

If the offers result in the acquisition of 100% of the Gold Fields outstanding ordinary shares and ADSs, Gold Fields shareholders will hold approximately 66.2% of Harmony’s outstanding share capital, not including the potential impact of exchange of Gold Fields share options. However, currently, Harmony believes that upon completion of the acquisition, the composition of the governing body as well as the composition of senior management will be dominated by current Harmony board members and senior management, respectively. Harmony is also paying a premium of 29% to the 30-day Gold Fields average share price calculated as of October 14, 2004. Since future events could significantly change the facts described above, it is unclear as to whether Harmony or Gold Fields will be the accounting acquirer in accordance with US GAAP. Therefore, we have presented in this pro forma financial information the pro forma effects of both scenarios. The differing results for each scenario are described in the pro forma tables and the accompanying text and notes.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF HARMONY AND GOLD FIELDS (HARMONY IS ACCOUNTING ACQUIRER)

The following unaudited pro forma condensed combined financial information, which gives effect to the offers, is presented in US dollars and reflects the combination of Harmony and Gold Fields using the purchase method of accounting, where Harmony is determined to be the accounting acquirer in accordance with US GAAP. The unaudited pro forma condensed combined financial information, where Gold Fields is determined to be the accounting acquirer in accordance with US GAAP is presented on page 146. The pro forma adjustments are based upon available information and certain assumptions that Harmony believes are reasonable, including the assumptions that, pursuant to the offers:

•	The pro forma condensed combined balance sheet is based on the audited historical balance sheets of Harmony and Gold Fields at June 30, 2004;

•	The unaudited pro forma condensed combined income statement combine the audited results of operations of Harmony for the year ended June 30, 2004, adjusted to include 12 months results of operations for Avgold and ARMgold, and the audited Gold Fields results of operations for the year ended June 30, 2004;

•	Harmony acquires 100% of outstanding Gold Fields ordinary shares and ADSs at an exchange ratio of 1.275 Harmony shares for each Gold Fields share or ADS;

•	Harmony is deemed to be the accounting acquirer under US GAAP;

•	No Gold Fields share options are exercised or tendered for the offers;

•	All assets and liabilities of Gold Fields, other than property, plant and equipment (mining assets) are currently at or close to fair value. Therefore, the excess of the purchase price over Gold Fields book value has been allocated $2.4 billion to property, plant and equipment and the remainder as goodwill.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the combined entities that would have been achieved had the US offer and the South African offer been completed during the periods presented, nor is the selected unaudited pro forma condensed combined financial information necessarily indicative of the future operating results or financial position of the combined entities. The unaudited pro forma condensed combined financial information does not reflect any cost savings or other synergies which may result from the acquisition of Gold Fields. The unaudited condensed combined pro forma financial information does not reflect any special items such as payments pursuant to change of control provisions or restructuring and integration costs which may be incurred as a result of the acquisition. Because Harmony has access only to publicly available financial information about Gold Fields’ accounting policies, there can be no assurance that the accounting policies of Gold Fields conform to those of Harmony.

This unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information of Harmony and Gold Fields” and the related notes included in this prospectus, and with the respective consolidated financial information of Harmony and Gold Fields as of and for the year ended June 30, 2004. All amounts are stated in US dollars. This pro forma information is subject to risks and uncertainties, including those discussed under “Risk Factors — We have not been given the opportunity to conduct a due diligence review of the non-public records of Gold Fields. Therefore, we may be subject to unknown liabilities of Gold Fields which may have an adverse effect on our profitability and results of operations” and “Risk Factors — We have not verified the reliability of the Gold Fields information included in, or incorporated by reference into, this prospectus and, as a result, our estimates of the impact of consummation of the offers on the pro forma condensed combined financial information in this prospectus may be incorrect.”

The unaudited pro forma condensed combined financial information is based on preliminary estimates and assumptions based on current circumstances, which Harmony believes to be reasonable. The unaudited pro forma adjustments and allocation of purchase price are preliminary and assume Harmony to be the accounting acquirer. Due to the limited financial and other information related to Gold Fields available to Harmony’s management, the excess of purchase price over the book value of the assets to be acquired has been allocated according to a preliminary analysis by Harmony’s management based on available public information. The final allocation of the purchase price will be completed after the asset and liability valuations are finalized by Harmony’s management. There can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation. The final determination as to the accounting acquiror as a result of the offers will be determined upon completion of the offerings.

Harmony and Gold Fields

Unaudited Pro Forma Condensed Combined Balance Sheet

(in $ thousands)

June 30, 2004

	Harmony US GAAP $’000	Gold Fields US GAAP $’000	Pro forma adjustments $’000	Note 3	Pro Forma Combined Group $’000
ASSETS
CURRENT ASSETS
Cash and cash equivalents	217,022	656,300	(45,246)	(a)	828,076
Receivables	138,118	116,400			254,518
Inventories	84,659	63,900			148,559
Materials contained in heap leach pads	593	42,500			43,093
Deferred income and mining taxes	71,132	—			71,132
Current portion of financial instruments	—	37,000			37,000

Total current assets	511,524	916,100	(45,246)		1,382,378

Property, plant and equipment	3,636,773	2,805,500	2,382,283	(b)	8,824,556
Other assets	31,838	—			31,838
Goodwill	32,480	—	5,020,535	(c)	5,053,015
Restricted cash	9,922	—			9,922
Investments	419,378	179,800			599,178
Investments in associates	19,908	—			19,908
Non-current portion of financial instruments	—	70,300			70,300

TOTAL ASSETS	4,661,823	3,971,700	7,357,572		15,991,095

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	382,858	290,600			673,458
Income and mining taxes	9,565	14,200			23,765
Dividends payable	1,341	—			1,341

Total current liabilities	393,764	304,800	—		698,564

Long term loans	509,195	643,200			1,152,395
Deferred income and mining taxes	558,812	769,000	952,913	(d)	2,280,725
Deferred financial liability	91,513	—			91,513
Provision for environmental rehabilitation	125,917	116,000			241,917
Provision for social plan	1,958	—			1,958
Provision for post retirement benefits	1,584	18,900			20,484
Minority interest	—	102,700			102,700
SHAREHOLDERS’ EQUITY
Share capital	25,204	43,600	9,096	(e) (f)	77,900
Additional paid-in capital	2,632,783	1,792,300	6,576,763	(e) (f)	11,001,846
Retained earnings	108,029	211,600	(211,600)	(e)	108,029
Deferred share-based compensation	(3,624)	—			(3,624)
Accumulated other comprehensive income/(loss)	216,688	(30,400)	30,400	(e)	216,688

Total shareholders’ equity	2,979,080	2,017,100	6,404,659		11,400,839

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	4,661,823	3,971,700	7,357,572		15,991,095

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

Harmony and Gold Fields

Unaudited Pro Forma Condensed Combined Income Statement

(in $ thousands, except per share amounts)

	2004 20-F Harmony Year Ended June 30, 2004 US GAAP $’000	Proforma Pre-acquisition results of acquired companies from July 1, 2003 to acquisition US GAAP $’000 (Note 1)	Proforma Harmony Group July 1, 2003 to June 30, 2004 US GAAP $’000	2004 20-F Gold Fields Year Ended June 30, 2004 US GAAP $’000	Pro forma Goldfields adjustments US GAAP $’000	Note 3	Proforma Combined Group Year Ended June 30, 2004 $’000
REVENUES
Product sales	1,240,339	240,781	1,481,120	1,706,200			3,187,320
Interest received	28,029	9,488	37,517	19,400			56,917
Dividends received	533	46	579	—			579
Other income/(expenses)—net	14,155	1,559	15,714	43,800			59,514

	1,283,056	251,874	1,534,930	1,769,400	—		3,304,330

COSTS AND EXPENSES
Production costs	1,172,483	176,654	1,349,137	1,355,200			2,704,337
Deferred stripping costs	(4,119)	—	(4,119)	—			(4,119)
Depreciation and amortization	104,045	39,838	143,883	198,600	119,114	(g)	461,597
Impairment of assets	3,145	—	3,145	72,700			75,845
Employment termination and restructuring costs	31,668	2,091	33,759	10,500			44,259
Corporate expenditure	14,193	3,327	17,520	20,300			37,820
Exploration expenditure	15,810	—	15,810	39,900			55,710
Marketing and new business expenditure	12,533	—	12,533	—			12,533
Loss/(gain) on financial instruments	32,385	24,069	56,454	(30,500)			25,954
(Profit)/loss on sale of other assets and listed investments	(4,910)	11	(4,899)	(13,900)			(18,799)
Profit on sale and loss on dilution of investment in associates—net	(65,097)	—	(65,097)	—			(65,097)
Profit on sale of subsidiary	(115)	—	(115)	—			(115)
Write off of mineral rights	—	—	—	3,600			3,600
Share-based compensation	7,135	—	7,135	—			7,135
Equity income of joint venture	(7,918)	7,918	—	—			—
Equity (profit)/loss of associated companies	(2,020)	2,020	—	—			—
Impairment of investment in associate	1,956	—	1,956	—			1,956
Interest paid	56,867	7,299	64,166	27,200			91,366
(Reversal of provision)/provision for rehabilitation costs	(10,417)	1,536	(8,881)	8,400			(481)
Provision for former employees’ post retirement benefits	—	—	—	(5,100)			(5,100)

	1,357,624	264,763	1,622,387	1,686,900	119,114		3,428,401

(LOSS)/INCOME BEFORE TAX, MINORITY INTERESTS AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES	(74,568)	(12,889)	(87,457)	82,500	(119,114)		(124,071)
INCOME AND MINING TAX BENEFIT/(EXPENSE)	41,884	(4,935)	36,949	(11,800)	47,646	(h)	72,795

(LOSS)/INCOME BEFORE MINORITY INTERESTS AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES	(32,684)	(17,824)	(50,508)	70,700	(71,468)		(51,276)
MINORITY INTERESTS	1,281	—	1,281	(21,800)			(20,519)

(LOSS)/INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES	(31,403)	(17,824)	(49,227)	48,900	(71,468)		(71,795)
Cumulative effect of change in accounting principles—net of tax	—	—	—	—			—

NET (LOSS)/INCOME	(31,403)	(17,824)	(49,227)	48,900	(71,468)		(71,795)

Harmony and Gold Fields

Unaudited Pro Forma Condensed Combined Income Statement

(in $ thousands, except per share amounts)(continued)

	2004 20-F Harmony Year Ended June 30, 2004 US GAAP $’000	Proforma Pre-acquisition results of acquired companies from July 1, 2003 to acquisition US GAAP $’000 (Note 1)	Proforma Harmony Group July 1, 2003 to June 30, 2004 US GAAP $’000	2004 20-F Gold Fields Year Ended June 30, 2004 US GAAP $’000	Pro forma Goldfields adjustments US GAAP $’000	Notes	Proforma Combined Group Year Ended June 30, 2004 $’000
Basic (loss)/earnings per share—before cumulative effect of changes in accounting principles	(0.12)			0.10			(0.08)
Fully diluted (loss)/earnings per share—before cumulative effect of changes in accounting principles	(0.12)			0.10			(0.08)
Basic (loss)/earnings per share	(0.12)			0.10			(0.08)
Fully diluted (loss)/earnings per share	(0.12)			0.10			(0.08)
Dividend per share	0.26			0.19			0.17
Weighted average number of shares used in the computation of basic earnings per share	254,240,500			485,020,966			945,337,072
Weighted average number of shares used in the computation of diluted earnings per share	254,240,500			487,698,431			945,337,072
Shareholders’ Equity per Share	11.72			4.16			12.06

(1)	Earnings (loss) per share amounts have been rounded to the nearest whole cent. These amounts may differ from earnings (loss) per share amounts presented in our Annual Report on Form 20-F, which were rounded to one decimal place.

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

HARMONY AND GOLD FIELDS — US GAAP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Unaudited Pro Forma Pre-acquisition Adjustments for Acquired Companies

During the year Harmony acquired 100% of the interests in Avgold and ARMgold in separate transactions as discussed elsewhere in this registration statement and in the US GAAP financial statements of Harmony. The pro forma combined financial information reflects adjustments to Harmony’s historical fiscal year 2004 US GAAP results to present the pre-acquisition results of these two entities as if they had been acquired on July 1, 2003. The inclusion of Avgold and ARMgold since July 1, 2003, resulted in the equity investments in ARM Ltd. and Avgold Ltd. being re-classified as available-for-sale and subsidiary investments, respectively.

Note 2 — Preliminary purchase price

The unaudited pro forma condensed combined financial information reflects and estimated purchase price for Gold Fields of approximately $8,467,005,000.

In accordance with EITF 99-12, Determination of the Measurement Date for the Market Price of Securities Issued in a Business Combination, the estimated fair value of the Harmony shares issued of $8,415,949,293 is based on the five day average market price for the five days to Thursday October 14, 2004, the last practical period preceding the announcement of the proposed merger and the number of Gold Fields shares in issue at June 30, 2004. The preliminary purchase consideration will be updated in due course to conform with EITF 99-12. Any subsequent change in consideration pursuant to further negotiations may result in a change to the date at which the fair value of consideration is measured.

Gold Fields share options have not been included in the calculation of the number of shares to be issued in terms of the merger. They have, however, been included in calculating the pro forma diluted earnings per share.

The estimated total purchase price for the acquisition of 100% of the issued shares of Gold Fields is as follows (in $ thousands):

$’000
Fair value of Harmony shares to be issued	8,421,758
Estimated direct acquisition costs	45,246

8,467,005

The final purchase price is dependent on the number of Gold Fields shares in issue at completion, the percentage acceptances multiplied by the share ratio of 1.275, the actual acquisition costs and the final average market price applied. Under the purchase method of accounting, the total estimated purchase price is allocated to Gold Fields’ assets and liabilities acquired based on their estimated fair value as of the date of the completion of the merger.

$5.2 billion of the purchase price has been allocated to property, plant and equipment (mineral interests) which reflects Harmony management’s initial estimate of the fair value of these assets. Management’s estimates are based on discounted cash flows prepared for each of Gold Field’s mining operations based on information from Gold Fields’ latest publicly available information, its Annual Report on Form 20-F for the year ended June 30, 2004. Major assumptions included in the calculations include the ore reserves balance, life of mine and cash costs per ounce for each Gold Fields operation as publicly disclosed in its Form 20-F, as well as a Harmony cost reduction factor of 15%, a U.S. dollar discount rate of 5.14% and a gold price of $350 per ounce. All other assets and liabilities of Gold Fields have been estimated to represent fair value. The remainder of the excess purchase price has been allocated to goodwill. Based on this the preliminary purchase price, allocation is as follows in $ thousands:

$’000
Cash, cash equivalents	656,300
Other assets	509,900
Property, plant and equipment (mineral interests)	5,187,783
Goodwill	5,020,535

Total assets acquired	11,374,518

Liabilities assumed	1,851,900
Minority interests	102,700
Deferred tax liability for increase in value of PP&E acquired	952,913

Net assets acquired	8,467,005

Note 3 — Pro forma adjustments reflecting pro forma purchase price adjustments:

(a)	Adjustment to reflect the cash outlay for the acquisition of $45.2 million.

(b)	To reflect the increase in value attributed to property, plant and equipment (mineral interests) as a result of the acquisition.

(c)	To reflect the value attributed to non-amortizable goodwill arising from the merger which represents the excess between the purchase price and the fair value of assets and liabilities acquired.

(d)	To record a deferred tax liability related to the increase in value attributed to property, plant and equipment (mineral interests) using the estimated effective mining tax rate of 40%.

(e)	To eliminate the historical shareholders equity of Gold Fields.

(f)	To record the estimated fair value of Harmony ordinary shares issued in the merger of $8,421,758,270 at an exchange ratio of 1.275 Harmony shares for each Gold Fields share.

(g)	To amortize the increase in the value attributed to property, plant and equipment (mineral interests) on a straight line basis over a period of 20 years which represents Harmony management’s initial estimate of the average useful lives of these assets.

(h)	To reflect the reversal of the deferred tax liability raised per adjustment (d) above over a period of 20 years.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF HARMONY AND GOLD FIELDS (GOLD FIELDS IS ACCOUNTING ACQUIRER)

The following unaudited pro forma condensed combined financial information, which gives effect to the offers, is presented in US dollars and reflects the combination of Harmony and Gold Fields using the purchase method of accounting, where Gold Fields is determined to be the accounting acquirer in accordance with US GAAP. The pro forma adjustments are based upon available information and certain assumptions that Harmony believes are reasonable, including the assumptions that, pursuant to the offers:

•	The unaudited pro forma condensed combined balance sheet is based on the audited historical balance sheets of Harmony and Gold Fields at June 30, 2004;

•	The unaudited pro forma condensed combined income statement combine the results of operations of Harmony for the year ended June 30, 2004, adjusted to include 12 months results of operations for Avgold and ARMGold and the audited Gold Fields results of operations for the year ended June 30, 2004;

•	Harmony acquires 100% of outstanding Gold Fields ordinary shares and ADSs at an exchange ratio of 1.275 Harmony shares for each Gold Fields share or ADS;

•	Gold Fields is deemed to be the accounting acquirer under US GAAP;

•	Purchase consideration for the acquisition is determined to be the fair market value of the Gold Fields shares deemed to be issued to acquire Harmony;

•	No Gold Fields share options are exercised or tendered for the offers.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the combined entities that would have been achieved had the US offer and the South African offer been completed during the periods presented, nor is the selected unaudited pro forma condensed combined financial information necessarily indicative of the future operating results or financial position of the combined entities. The unaudited pro forma condensed combined financial information does not reflect any cost savings or other synergies which may result from the acquisition of Gold Fields. The unaudited condensed combined pro forma financial information does not reflect any special items such as payments pursuant to change of control provisions or restructuring and integration costs which may be incurred as a result of the acquisition. Because Harmony has access only to publicly available financial information about Gold Fields’ accounting policies, there can be no assurance that the accounting policies of Gold Fields conform to those of Harmony.

This unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information of Harmony and Gold Fields” and the related notes included in this prospectus, and with the respective consolidated financial information of Harmony and Gold Fields as of and for the year ended June 30, 2004. All amounts are stated in US dollars. This pro forma information is subject to risks and uncertainties, including those discussed under “Risk Factors — We have not been given the opportunity to conduct a due diligence review of the non-public records of Gold Fields. Therefore, we may be subject to unknown liabilities of Gold Fields which may have an adverse effect on our profitability and results of operations” and “Risk Factors — We have not verified the reliability of the Gold Fields information included in, or incorporated by reference into, this prospectus and, as a result, our estimates of the impact of consummation of the offers on the pro forma condensed combined financial information in this prospectus may be incorrect.”

The unaudited pro forma condensed combined financial information is based on preliminary estimates and assumptions based on current circumstances, which Harmony believes to be reasonable. The unaudited pro forma adjustments and allocation of purchase price are preliminary and assume Gold Fields to be the accounting acquirer. The final allocation of the purchase price will be completed after the asset and liability valuations are finalized by Harmony’s management. There can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation. The final determination as to the accounting acquiror as a result of the offers will be determined upon completion of the offerings.

Harmony and Gold Fields

Unaudited Pro Forma Condensed Combined Balance Sheet

(in $ thousands)

June 30, 2004

	Harmony US GAAP $'000	Gold Fields US GAAP $'000	Pro forma adjustments $'000	Note 3	Pro forma Combined Group $'000
ASSETS
CURRENT ASSETS
Cash and cash equivalents	217,022	656,300	(45,246)	(a)	828,076
Receivables	138,118	116,400			254,518
Inventories	84,659	63,900			148,559
Materials contained in heap leach pads	593	42,500			43,093
Deferred income and mining taxes	71,132	—			71,132
Current portion of financial instruments	—	37,000			37,000

Total current assets	511,524	916,100	(45,246)		1,382,378

Property, plant and equipment	3,636,773	2,805,500	845,611	(b)	7,287,884
Other assets	31,838	—			31,838
Goodwill	32,480	—	(32,480)		—
Restricted cash	9,922	—			9,922
Investments	419,378	179,800			599,178
Investments in associates	19,908	—			19,908
Non-current portion of financial instruments	—	70,300			70,300

TOTAL ASSETS	4,661,823	3,971,700	767,885		9,401,408

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	382,858	290,600			673,458
Income and mining taxes	9,565	14,200			23,765
Dividends payable	1,341	—			1,341

Total current liabilities	393,764	304,800	—		698,564

Long term loans	509,195	643,200			1,152,395
Deferred income and mining taxes	558,812	769,000	228,822	(c)	1,556,634
Deferred financial liability	91,513	—			91,513
Provision for environmental rehabilitation	125,917	116,000			241,917
Provision for social plan	1,958	—			1,958
Provision for post retirement benefits	1,584	18,900			20,484
Minority interest	—	102,700			102,700
SHAREHOLDERS’ EQUITY
Share capital	25,204	43,600	9,096	(d)(e)	77,900
Additional paid-in capital	2,632,783	1,792,300	851,059	(d)(e)	5,276,142
Retained earnings	108,029	211,600	(108,029)	(d)	211,600
Deferred share-based compensation	(3,624)	—	3,624	(d)	—
Accumulated other comprehensive income/(loss)	216,688	(30,400)	(216,688)	(d)	(30,400)

Total shareholders’ equity	2,979,080	2,017,100	539,062		5,536,242

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	4,661,823	3,971,700	767,885		9,401,408

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

Harmony and Gold Fields

Unaudited Pro Forma Condensed Combined Income Statement

(in $ thousands, except per share amounts)

	2004 20-F Harmony Year Ended June 30, 2004 US GAAP $'000	Pro forma Pre-acquisition results of acquired companies from July 1, 2003 to acquisition US GAAP $'000	Pro forma Harmony Group July 1, 2003 to June 30, 2004 US GAAP $'000	2004 20-F Gold Fields Year Ended June 30, 2004 US GAAP $'000	Pro forma Harmony adjustments US GAAP $'000	Note 3	Pro forma Combined Group Year Ended June 30, 2004 $'000
REVENUES
Product sales	1,240,339	240,781	1,481,120	1,706,200			3,187,320
Interest received	28,029	9,488	37,517	19,400			56,917
Dividends received	533	46	579	—			579
Other income—net	14,155	1,559	15,714	43,800			59,514

	1,283,056	251,874	1,534,930	1,769,400	—		3,304,330

COSTS AND EXPENSES
Production costs	1,172,483	176,654	1,349,137	1,355,200			2,704,337
Deferred stripping costs	(4,119)	—	(4,119)	—			(4,119)
Depreciation and amortization	104,045	39,838	143,883	198,600	42,280	(g)	384,763
Impairment of assets	3,145	—	3,145	72,700			75,845
Employment termination and restructuring costs	31,668	2,091	33,759	10,500			44,259
Corporate expenditure	14,193	3,327	17,520	20,300			37,820
Exploration expenditure	15,810	—	15,810	39,900			55,710
Marketing and new business expenditure	12,533	—	12,533	—			12,533
Loss/(gain) on financial instruments	32,385	24,069	56,454	(30,500)			25,954
(Profit)/loss on sale of other assets and listed investments	(4,910)	11	(4,899)	(13,900)			(18,799)
Profit on sale and loss on dilution of investment in associates—net	(65,097)	—	(65,097)	—			(65,097)
Profit on sale of subsidiary	(115)	—	(115)	—			(115)
Write off of mineral rights	—	—	—	3,600			3,600
Share-based compensation	7,135	—	7,135	—			7,135
Equity (income)/loss of joint venture	(7,918)	7,918	—	—			—
Equity (profit)/loss of associated companies	(2,020)	2,020	—	—			—
Impairment of investment in associate	1,956	—	1,956	—			1,956
Interest paid	56,867	7,299	64,166	27,200			91,366
(Reversal of provision)/provision for rehabilitation costs	(10,417)	1,536	(8,881)	8,400			(481)
Provision for former employees' post retirement benefits	—	—	—	(5,100)			(5,100)

	1,357,624	264,763	1,622,387	1,686,900	42,280		3,351,567

(LOSS)/INCOME BEFORE TAX, MINORITY INTERESTS AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES	(74,568)	(12,889)	(87,457)	82,500	(42,280)		(47,237)
INCOME AND MINING TAX BENEFIT/(EXPENSE)	41,884	(4,935)	36,949	(11,800)	11,441	(h)	36,590

(LOSS)/INCOME BEFORE MINORITY INTERESTS AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES	(32,684)	(17,824)	(50,508)	70,700	(30,839)		(10,647)
MINORITY INTERESTS	1,281	—	1,281	(21,800)			(20,519)

(LOSS)/INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES	(31,403)	(17,824)	(49,227)	48,900	(30,839)		(31,166)
Cumulative effect of change in accounting principles—net of tax	—	—	—	—			—

NET (LOSS)/INCOME	(31,403)	(17,824)	(49,227)	48,900	(30,839)		(31,166)

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

Harmony and Gold Fields

Unaudited Pro Forma Condensed Combined Income Statement

(in $ thousands, except per share amounts)(continued)

	2004 20-F Harmony Year Ended June 30, 2004 US GAAP $	Pro forma Pre-acquisition results of acquired companies from July 1, 2003 to acquisition US GAAP $	Pro forma Harmony Group July 1, 2003 to June 30, 2004 US GAAP $	2004 20-F Gold Fields Year Ended June 30, 2004 US GAAP $	Pro forma Harmony adjustments US GAAP $	Note 3	Pro forma Combined Group Year Ended June 30, 2004 $
Basic (loss)/earnings per share —before cumulative effect of changes in accounting principles	(0.12)			0.10			(0.03)
Fully diluted (loss)/earnings per share —before cumulative effect of changes in accounting principles	(0.12)			0.10			(0.03)
Basic (loss)/earnings per share	(0.12)			0.10			(0.03)
Fully diluted (loss)/earnings per share	(0.12)			0.10			(0.03)
Dividend per share	0.26			0.19			0.17
Weighted average number of shares used in the computation of basic earnings per share	254,240,500			485,020,966			945,337,072
Weighted average number of shares used in the computation of diluted earnings per share	254,240,500			487,698,431			945,337,072
Shareholders’ equity per share	11.72			4.16			12.06

(1)	Earnings (loss) per share amounts have been rounded to the nearest whole cent. These amounts may differ from earnings (loss) per share amounts presented in our Annual Report on Form 20-F, which were rounded to one decimal place.

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

HARMONY AND GOLD FIELDS — US GAAP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Unaudited Pro Forma Pre-acquisition Adjustments for Acquired Companies

During the year Harmony acquired 100% of the interests in Avgold and ARMgold in separate transactions as discussed elsewhere in this registration statement and in the US GAAP financial statements of Harmony. The pro forma combined financial information reflects adjustments to Harmony’s historical fiscal year 2004 US GAAP results to present the pre-acquisition results of these two entities as if they had been acquired on July 1, 2003. The inclusion of Avgold and ARMgold since July 1, 2003, resulted in the equity investments in ARM Ltd. and Avgold Ltd. being re-classified as available-for-sale and subsidiary investments, respectively.

Note 2 — Preliminary purchase price

In a reverse acquisition between two publicly listed entities, under US GAAP the purchase price of the acquiree—Harmony, is determined not by the value of shares it issues to effect the transaction, but instead determined by the fair market value of the outstanding shares of the acquirer on the date around the announcement of the acquisition. For purposes of presentation in the unaudited pro forma condensed combined financial information, Harmony has determined that the purchase consideration has been calculated in an amount equal to 33.2% of the fair value of Gold Fields immediately after the acquisition. This fair value was determined based on the five day average market price of a Gold Fields share to October 14, 2004. Any subsequent change in consideration pursuant to further negotiations may result in a change to the date at which fair value of consideration is measured.

Gold Fields options have not been included in the calculation of the number of shares to be issued in terms of the merger. They have, however, been included in calculating the pro forma diluted earnings per share.

The estimated total purchase price for the reverse acquisition of Harmony by Gold Fields is as follows (in $ thousands):

$’000
Fair value of Harmony based on the fair value of Gold Fields shares	3,518,142
Estimated direct acquisition costs	45,246

3,563,388

Under the purchase method of accounting, the total estimated purchase price is allocated to Harmony’s assets and liabilities acquired based on their estimated fair value as of the date of the completion of the merger.

$4.5 billion of the purchase price has been allocated to property, plant and equipment (mineral interests) which reflects Harmony management’s estimate of the fair value of these assets. All other assets and liabilities of Harmony have been estimated to represent fair value. Based on this the preliminary purchase price, allocation is as follows in $ thousands:

$’000
Cash, cash equivalents	217,022
Other assets	775,548
Property, plant and equipment	4,482,384

Total assets acquired	5,474,954

Liabilities assumed	1,682,743
Deferred tax liability for increase in value of PP&E acquired	228,822

Net assets acquired	3,563,389

Note 3 — Pro forma adjustments reflecting pro forma purchase price adjustments:

(a)	Adjustment to reflect the cash outlay for the acquisition of $45.2 million.

(b)	To reflect the increase in value attributed to property, plant and equipment (mineral interests) as a result of the acquisition.

(c)	To record a deferred tax liability related to the increase in value attributed to property, plant and equipment (mineral interests) using the estimated effective life of mine mining tax rate of 27.1%.

(d)	To eliminate the historical share capital of Gold Fields and shareholder equity, excluding share capital, of Harmony.

(e)	To record the nominal value to share capital of Harmony ordinary shares issued in the merger.

(f)	To record the value of the purchase consideration for the acquisition of Harmony which is determined to be the fair-market value of the Gold Fields’ shares deemed to be issued to acquire Harmony.

(g)	To amortize the increase in the value attributed to property, plant and equipment (mineral interests) on a straight line basis over a period of time which represents Harmony management’s initial estimate of the useful lives of these assets.

(h)	To reflect the reversal of the deferred tax liability raised per adjustment (c) above at a tax rate of 27.1%.

REGULATORY MATTERS

Harmony is not aware of any material licenses or regulatory permits that it holds which might be adversely affected by the completion of the offers for Gold Fields securities or of any material approval or other action by any federal, provincial, state or foreign government or any administrative or regulatory agency that would be required to be obtained prior to making the offers or accepting securities pursuant thereto, except as have been obtained or applied for or as described in this prospectus. Harmony believes that it can obtain all material approvals required in connection with the offers. Nevertheless, there can be no assurance that all such material approvals will be obtained prior to the closing of the offers.

COMPETITION AND ANTITRUST

South African Competition Laws

Following the completion of these offers and the exercise of the irrevocable agreement, Harmony wishes to effect a merger with Gold Fields. The proposed merger may not be implemented until such time as it has been approved by the competition authorities. Pursuant to South African law, any offer to acquire 35% or more of the outstanding shares of a company requires the offeror to make a mandatory offer for 100% of the shares, and such offer is thereby subject to the approval of the South African Competition Commission.

Generally speaking, merger parties are required to submit a joint filing to the Competition Commission. However, in the case of a hostile takeover, the acquiring firm must apply to the Competition Commission for permission to file a separate notification of the merger. On receipt of the notification, the Commission will advise the target firm of the notification and give directions to the target firm on how to comply with the notification requirements. If the target firm fails to comply with the directions within 10 business days, the acquiring firm may apply to the Competition Commission for permission to file on behalf of the target firm. The notification requirements are only fulfilled after the Competition Commission has received all the requisite information from both the acquiring and the target firms. The initial period for the consideration of the merger does not start until such time as the merger parties have complied with the notification requirements.

The proposed transaction is categorized as a large merger in terms of the Competition Act 89 of 1998. The Competition Commission has 40 South African business days to investigate the merger and make a recommendation to the Competition Tribunal. The Competition Commission may apply to the Competition Tribunal for an extension of the time period, provided that the Competition Tribunal may not grant an extension of more than 15 South African business days at a time. The registrar of the Competition Tribunal must schedule a date for the hearing or the pre-hearing within 10 business days of receipt of the Competition Commission’s recommendation. The Competition Commission’s report can recommend that the offers are approved, that the offers are approved subject to specific conditions or that the offers are enjoined. Within ten days of receipt of the Competition Commission’s report, the Competition Tribunal will conduct one or more public hearings. After completion of the public hearings, the Competition Tribunal will issue a certificate approving the offers, approving the offers subject to specified conditions or enjoining the offers within ten South African business days. The Competition Tribunal’s decision will be transmitted to Harmony and Gold Fields and published in the South African Government Gazette. Harmony intends to issue a press release upon receipt of the Competition Tribunal’s decision. The decision of the Competition Tribunal is subject to appeal.

After holding a public hearing in relation to the merger, the Competition Tribunal must approve the merger, approve the merger subject to conditions or prohibit implementation of the merger. In reaching its decision, the Competition Tribunal must consider whether the merger is likely to substantially prevent or lessen competition and must consider whether the merger can or cannot be justified on substantial public interest grounds and, in particular: the impact of the merger on a particular industrial sector or region; employment; the ability of small businesses or firms controlled or owned by historically disadvantaged person, to become competitive; and the ability of national industries to compete in international markets.

Harmony and Gold Fields completed their statutory competition notification obligations on December 15, 2004. The South African Competition Commission is currently assessing Harmony’s offer and must report to the South African Competition Tribunal in writing no later than February 11, 2005 (provided that in certain circumstances the Competition Commission can seek additional time to issue its report).

On November 5, 2004 Harmony received permission from the Competition Commission to file a separate notification of the merger. Harmony believes clearance from the Competition Commission is only required for the current offers and not the prior offers, although Gold Fields has challenged this. A hearing on this question was held November 12, 2004 and the Competition Appeal Court ruled in Harmony’s favor on November 18, 2004. Gold Fields appealed this decision and on November 26, 2004 the Competition Appeal Court ruled that while Harmony would be allowed to settle the shares tendered in the prior offers, it would not be allowed to vote such shares pending approval by the competition authorities in South Africa. Harmony has applied for leave to appeal to the Supreme Court of Appeal.

Other jurisdictions

European Union

Based on Harmony’s revenues in 2004 and publicly available information on Gold Fields’ revenues, according to which Gold Fields does not appear to generate revenues directly in the European Union (save for the United Kingdom), the thresholds for notification under the European Union Council Regulation (EC) No. 139/2004 do not appear to be met.

For the same reasons, the transaction does not appear to be reportable under any national merger regulations of the EU Member States, with the exception of the United Kingdom.

United Kingdom

Merger filings in the United Kingdom are voluntary. The transaction meets the indicative thresholds provided for by the Enterprise Act 2002 since Gold Fields’ revenues generated in the UK exceed £70 million per annum. Accordingly, the transaction falls under the jurisdiction of the Office of Fair Trading (“OFT”) in the United Kingdom.

Harmony submitted a notification to the OFT on January 13, 2005 under the administrative procedure. While there is no formal timetable for the OFT to grant clearance, it has indicated in its guidelines that it will generally reach a decision with 40 business days. The OFT has indicated that it is likely to reach its decision in February 2005. Harmony has no reason to suspect that that decision will be anything other than an authorization.

Australia

Harmony has received foreign investment approval for its acquisition of the Australian operations of Gold Fields under Australia’s Foreign Acquisitions and Takeovers Act.

Other

Harmony and Gold Fields have assets and sales in numerous jurisdictions throughout the world other than South Africa. Certain of those jurisdictions have antitrust or competition laws that could require that notifications be filed and clearances obtained prior to completion of the proposed transaction. Other jurisdictions require filings following completion of the transaction. We do not anticipate being required to make filings in any other jurisdictions. However, appropriate filings will be made in those jurisdictions where it is determined that a filing is required.

STOCK EXCHANGES

The principal non-US trading market for the ordinary shares of Harmony is the JSE. Harmony ordinary shares are also currently listed and admitted to trade on the Official List of the UK Listing Authority and traded on the LSE and are listed on the Premier Marché of Euronext Paris. Harmony ADSs are currently listed and admitted to trade on the NYSE. Harmony will apply for the supplemental listing of the Harmony ordinary shares and Harmony ADSs to be issued in these offers on the JSE, the NYSE, the LSE and Euronext Paris, as applicable, and will comply with all of the usual requirements of such exchanges within the time periods specified by such exchanges.

SECURITIES REGULATORY AUTHORITIES

The offers for Gold Fields securities are being made in accordance with South African law and US federal and state securities law. The Harmony ordinary shares, including Harmony ordinary shares to be represented by Harmony ADSs, to be issued to holders of Gold Fields ordinary shares who are resident in the United States and to holders of Gold Fields ADSs pursuant to the US offer will be registered with the SEC once the registration statement on Form F-4, of which this prospectus forms a part, is declared effective by the SEC.

The offers for Gold Fields securities are not being made to holders of Gold Fields securities in jurisdictions (including, without limitation, Australia, Japan, Ireland and Italy) outside of South Africa or the United States where the making or acceptance of such offer would not be in compliance with the laws of such jurisdictions. However, Harmony may seek exemption orders or take such other actions as it may deem necessary in order to extend the offers for Gold Fields securities to holders in such jurisdictions.

MINERAL AND MINING RIGHTS

The laws of countries in which Gold Fields has exploration and mining and mineral rights vary in the degree to which regulatory approval is required upon a change of control. While Harmony has not had access to information other than is publicly available with regard to the rights of Gold Fields in various countries, Harmony has identified certain countries as potentially requiring approval for such change of control, including Ghana and Finland.

Ghana

The mining license held in Ghana by a company in which Gold Fields is a shareholder appears likely to require regulatory approval as to which no assurance can be given as to the timely or likelihood of obtaining such approval. In Ghana, the transfer of mineral and mining rights under applicable Ghanaian legislation can only be effected upon approval, or the lack of objection by the Minister of Mines, who has up to six months to approve or disapprove a transfer. Harmony has not been in a position to request approval for such transfer until this offer became public, but Harmony is aware of no reasonable basis upon which the Minister should object to the transfer of these rights to Harmony.

Finland

In Finland, under the current Mining Code, a company that is engaged in activities covered by the Code must be either domiciled, or have its principal place of business, in the European Economic Area, or it must alternatively have obtained a permission of the Ministry of Trade and Industry for such activity. Activities subject to the Code include prospecting, or holding a claim or exploitation rights to a deposit.

Pursuant to the Code, the Ministry of Trade and Industry keeps a mining register of claims and mining concessions. It is possible that filings could be required by the Ministry of Trade and Industry with respect to a change of control in connection with the rights held by Gold Fields with regard to the APP project. While Harmony has not been in a position to ascertain whether there are any specific requirements with regard to this change of control, Harmony is not aware of any reasonable basis upon which The Ministry of Trade and Industry would not approve such as transfer to Harmony.

DESCRIPTION OF HARMONY ORDINARY SHARES

The following information is a summary of the material terms of Harmony ordinary shares as set forth in Harmony’s Memorandum and Articles of Association, the Companies Act and the JSE listings requirements, each as currently in effect. These descriptions do not purport to be complete and are qualified in their entirety by reference to all of the provisions of those sources. You are encouraged to read our Articles of Association, which has been filed as an exhibit to the registration statement on Form F-4 of which this prospectus forms a part.

SHARE CAPITAL

As of June 30, 2004, the issued share capital of Harmony consisted of a total of Rand 160,370,788, divided into 320,741,577 ordinary shares with a par value of Rand 0.50 each. As of September 30, 2004, the issued share capital of Harmony consisted of Rand 160,409,869.50, divided into 320,819,739 ordinary shares with a par value of Rand 0.50 each. At the annual general meeting held on September 1, 2003, Harmony authorized share capital was increased from 250,000,000 ordinary shares with a par value of Rand 0.50 each to 350,000,000 ordinary shares with a par value of 0.50 each. Following the extraordinary general meeting on November 12, 2004 the authorized share capital is 1,200,000,000 ordinary shares with a par value of Rand 0.50 each. The terms of the ordinary shares are described in “ — Description of Ordinary Shares” below.

VOTING RIGHTS

Subject to any rights or restrictions attached to any class of ordinary shares, every holder of Harmony ordinary shares who is present in person at a shareholder meeting, or a person present as a representative of holders of one or more ordinary shares, shall on a show of hands have one vote, irrespective of the number of ordinary shares he holds or represents. Every holder of ordinary shares shall, on a poll, have one vote for every ordinary share held by him. A shareholder is entitled to appoint a proxy to attend and speak and vote at any meeting on his or her behalf. The proxy need not be a shareholder. On a poll, a shareholder entitled to more than one vote (or his representative, proxy or agent) need not, if he votes, use all of his votes or cast all of his votes in the same way.

DIVIDENDS

Either the Board or a majority of the holders of Harmony ordinary shares, voting in a general meeting, may, from time to time, declare a dividend to be paid to the registered holders of ordinary shares according to their respective rights and interests in the profits, measured in proportion to the number of ordinary shares held by them. Under South African law, a company’s equity may be distributed as a dividend, provided that any necessary shareholder approval is obtained and, after the distribution of the dividend, the company remains solvent and liquid. Cash dividends, however, may only be paid out of the profits of the company. Cash dividends paid by Harmony will not bear any interest payable by Harmony. Dividends may be declared either free of, or subject to, the deduction of income tax and any other tax or duty which may be chargeable. There is currently no tax payable in South Africa by the recipients of dividends who are outside South Africa.

Dividends are declared payable to holders of ordinary shares who are registered as such on a record date determined by the Board, which must be after the later of the date of the dividend declaration or the date of confirmation of the dividend. The period between the record date and the date of the closing of the transfer registers in respect of the dividend shall be not less than 14 days.

Holders of Harmony ordinary shares, voting in a general meeting, may not declare a dividend greater than the amount recommended by the directors, but may declare a smaller dividend. Dividends will be paid to the holders of Harmony ordinary shares in proportion to the number of their shares. All unclaimed dividends may be invested or otherwise utilized by the Board for the benefit of Harmony until claimed; provided that dividends unclaimed after a period of twelve years from the date of declaration may be declared forfeited by the Board. Forfeited dividends revert to Harmony.

Any dividend or other sum payable in cash to a holder may be transmitted by a payment method determined by the directors, such as electronic bank transfer or ordinary post to the address of the holder recorded in the register or any other address the holder may previously have given to Harmony in writing. Harmony will not be responsible for any loss in transmission.

Any dividend may be paid and satisfied, either wholly or in part, by the distribution of specific assets, including shares and debentures of any other company, in cash, or by one or more of such methods, as the Board may determine and direct at the time of the dividend declaration.

When any holders of Harmony ordinary shares reside outside of South Africa, the Board has the power, subject to any applicable laws or regulations, to declare a dividend in a relevant currency other than the Rand and to determine the date on which and the rate of exchange at which the dividend shall be converted into the other currency.

All cash dividends paid by Harmony are expected to be in Rand. Holders of ADRs on the relevant record date will be entitled to receive any dividends payable in respect of the ordinary shares underlying the ADRs, subject to the terms of the Deposit Agreement. Cash dividends paid in Rand will be converted by the depository to US dollars and paid by the depository to holders of ADRs, to the extent it can do so on a reasonable basis and can transfer the US dollars to the United States, net of conversion expenses of the depository, and in accordance with the Deposit Agreement.

DISTRIBUTION OF ASSETS ON LIQUIDATION

In the event of voluntary or compulsory liquidation, dissolution or winding up, the assets remaining after payment of all the debts and liabilities of Harmony, including the costs of liquidation, will be applied to repay the amount paid up on Harmony’s issued capital to holders of Harmony ordinary shares and, thereafter, the balance will be divided pro rata among the holders of Harmony ordinary shares, subject to any special rights or conditions attaching to any shares. Any portion of Harmony’s assets may, upon such liquidation, dissolution or winding up, and with the approval of a special resolution, be paid to the ordinary shareholders by the distribution of specific assets or may be vested in trustees for the benefit of such ordinary shareholders.

REDEMPTION/PURCHASE OF SHARES

No shares shall be issued which are redeemable by their terms or at the option of any party.

The Companies Act permits companies to establish share incentive trusts and provide funds with which such trusts may purchase securities (including debt and equity securities) of the company or its holding company. These securities are to be held by or for the benefit of employees, including salaried directors. The Companies Act also permits such a trust to loan funds to company employees for the purpose of purchasing or subscribing for Harmony securities, provided that such trusts may not loan funds to directors who do not hold salaried employment or office.

The Companies Act provides that a company may approve the acquisition of its own shares by special resolution, if authorized to do so by its articles. A company is not, however, permitted to make any form of payment to acquire any of its own shares if there are reasonable grounds for believing that the company is or, after the payment, would be unable to pay its debts or if, after the payment, the consolidated assets of the company fairly valued would be less than the consolidated liabilities of the company. The procedure for acquisition of shares by a company is regulated, in the case of listed companies, both by the Companies Act and the Listings Requirements of the JSE. The Companies Act

further provides that a company may make payments to its shareholders if authorized by its articles subject to the liquidity and solvency requirements described above.

Harmony is authorized pursuant to its Articles of Association to approve the acquisition of its shares by special resolution from time to time. Harmony is also authorized pursuant to its Articles of Association to make payments in cash or in specie to any class of its shareholders.

ISSUE OF ADDITIONAL SHARES AND PRE-EMPTIVE RIGHTS

The Companies Act does not provide holders of any class of Harmony’s shares with pre-emptive rights. However, the JSE requires that any new issues of equity shares for cash by companies listed on the exchange must first be offered to existing holders of such shares, in proportion to their current holding.

The JSE will, however, allow a company to issue shares to third parties without first offering them to existing shareholders, in circumstances such as the following:

•	pursuant to an employee share incentive scheme the terms of which have been approved by the holders of the relevant class of shares in a general meeting;

•	for the acquisition of an asset, provided that if the issue is more than 30% of the company’s issued share capital, a simple majority of holders of ordinary shares present and voting, must vote in favor of the acquisition;

•	to raise cash by way of a general issue in the discretion of the directors (but not to related parties) of up to 15% of the issued share capital in any one fiscal year at an issue price with a discount not exceeding 10% of the 30-day weighted average trading price prior to the determination date, provided that the holders of ordinary shares, present and voting at a general meeting, must approve the granting of such authority to the directors by a 75% vote; or

•	to raise cash by way of a specific issue of a specified number or a maximum number of shares for cash provided that the holders of ordinary shares, other than any parties and their associates participating in the specific issue for cash, present and voting, vote in favor of the resolution to issue the shares at a general meeting by a 75% vote. In terms of JSE listings requirements, the circular to be sent to all shareholders informing them of the general meeting must include, inter alia:

i.	details of the persons to whom the shares are to be issued if such persons fall into the following categories or other categories identified by the JSE: directors of the company or its subsidiaries or their associates; trustees of employee or directors’ share scheme or pension funds; any person having the right to nominate directors of the company; and certain shareholders holding more than 10% of the issued share capital;

ii.	if the persons to whom the shares are to be issued are related parties, an independent expert’s opinion that the issue price is fair and reasonable; and

iii.	should the maximum size of the issue equal or exceed 30% of the company’s issued share capital, full listing particulars, which include, inter alia, a reporting accountant’s report and, in the case of a mining company, a competent person’s report setting out technical details of the company’s operations and assets.

TRANSFER OF SHARES

Owners of Harmony ordinary shares may transfer any or all of their shares in writing in any common form or in any form approved by the Harmony directors. Every instrument of transfer must be executed by the transferor or, if the directors so determine, by the transferor and the transferee. The transferor will remain the holder of the ordinary shares transferred until the name of the transferee is entered in Harmony’s register of members in respect of such ordinary shares.

The Board may refuse to recognize any instrument of transfer that is not duly stamped (if required) or is not accompanied by appropriate evidence of the transferor’s title. Such right of refusal will not prevent dealings occurring on an open and proper basis. Harmony retains all instruments of transfer that are registered. Any instrument of transfer that the Board refuses to register is, except in the case of fraud, returned on demand to the person depositing such instrument.

RIGHTS OF MINORITY SHAREHOLDERS AND FIDUCIARY DUTIES

Majority shareholders of South African companies have no fiduciary obligations under South African common law to minority shareholders. However, under the Companies Act, a shareholder may, under certain circumstances, seek relief from the court if he has been unfairly prejudiced by the company. The provisions in the Companies Act are designed to provide relief for oppressed shareholders without necessarily overruling the majority’s decision. There may also be common law personal actions available to a shareholder of a company.

In South Africa, the common law imposes on directors a duty to act with care, skill and diligence and fiduciary duties, which include the duty to conduct the company’s affairs honestly and in the best interests of the company. Although fiduciary obligations of directors in South Africa and the US stem from similar duties, case law and statutory remedies may be different in different jurisdictions.

VARIATION OF RIGHTS

Harmony may vary the rights attached to any issued or not yet issued shares by special resolution. However, if at any time the issued share capital is divided into different classes of shares, the rights attached to any class may not be varied except with the consent in writing of the holders of at least 75% of the issued shares of that class or through a resolution passed at a separate general meeting of the holders of the shares of that class. The quorum for such a meeting shall be the lesser of (i) 3 shareholders or (ii) 75% of the shareholders of that class, present in person or by their representatives, agents or proxies, provided that such shareholders must control or hold at least one half of the issued shares of that class. A share shall be a share of a different class from another share if the two shares do not rank pari passu in every respect.

CHANGES IN CAPITAL OR OBJECTS AND POWERS OF HARMONY

The provisions of Harmony’s Memorandum and Articles of Association pertaining to changes in Harmony’s share capital and powers are substantially equivalent to the provisions of the Companies Act. Harmony may by special resolution:

•	increase its authorized or paid-up share capital;

•	consolidate and divide all or any part of its shares into shares of a larger amount;

•	increase the number of its no par value shares without an increase of its stated capital;

•	sub-divide all or any part of its shares having a par value;

•	convert all of its ordinary or preference share capital consisting of shares having a par value into stated capital constituted by shares of no par value and vice versa;

•	convert its stated capital constituted by ordinary or preference shares of no par value into share capital consisting of shares having a par value;

•	vary the rights attached to any shares whether issued or not yet issued;

•	convert any of its issued or unissued shares into shares of another class;

•	convert any of its paid-up shares into stock, and reconvert any stock into any number of paid-up shares of any denomination;

•	convert any of its issued shares into preference shares which can be redeemed;

•	cancel shares which, at the date of passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of the authorized share capital by the amount of the shares so cancelled; or

•	reduce the authorized share capital.

Harmony may by ordinary resolution:

•	reduce its issued share capital;

•	reduce its stated capital; or

•	reduce its capital redemption reserve fund and share premium account.

MEETINGS OF SHAREHOLDERS

The Harmony directors may at any time convene general meetings of Harmony’s shareholders. The directors shall convene a general meeting upon request of shareholders in accordance with the provisions of the Companies Act. No more than fifteen months may elapse between the date of one annual general meeting and the next, and the annual general meeting shall be held within six months after the expiration of each financial year of Harmony.

Harmony is required to provide its members with written notice of meetings, which shall specify the place, the day and time of the meeting. In every notice calling a meeting of Harmony or of any class of members of Harmony, there shall appear with reasonable prominence a statement that a member entitled to attend and vote is entitled to appoint a proxy to attend and vote in lieu of such person and that a proxy need not also be a member. Notice of a general meeting shall be given to the JSE and to the following persons and no other person shall be entitled to receive notice of general meetings:

•	to every member of Harmony except any member who has not supplied to Harmony a registered address for the giving of notices;

•	to every person entitled to a share in consequence of the death or insolvency of a member;

•	to the directors and auditor for the time being of Harmony; and

•	by advertisement to the holders of share warrants to bearer.

Annual general meetings and meetings calling for the passage of a special resolution require twenty-one days’ notice in writing. Any other general meeting requires no less than fourteen days’ notice in writing. A meeting called upon shorter notice shall be deemed to have been duly called if a majority in number of the members having a right to attend and vote at the meeting agree to such a shortened notice period, and if such members hold no less than 95% of the total voting rights of all members.

Harmony business may be transacted at a general meeting only when a quorum of members is present. Three members present personally or by representative and entitled to vote are a quorum.

The annual general meeting deals with and disposes of all matters prescribed by the Harmony Articles of Association and by the Companies Act, including:

•	the consideration of the annual financial statements and report of the auditors;

•	the election of directors;

•	the appointment of auditors; and

•	any business arising from the annual financial statements considered at the meeting.

The holder of a general or special power of attorney given by a member, whether the holder is a member or not, shall be entitled to attend meetings of Harmony or of any class of members of Harmony and to vote at such meetings if so authorized by the power of attorney. Any member may appoint a proxy, who need not be a member, to attend, speak and, subject to the provisions of the Companies Act, to vote in his place on a show of hands and on a poll at any general meeting or at any meeting of any class of members. The instrument appointing a proxy to vote at a meeting of Harmony and the power of attorney or other authority shall be deposited at the transfer office of Harmony not later than 48 hours (excluding Saturdays, Sundays and Public Holidays) before the meeting at which the person empowered proposes to vote. No instrument appointing a proxy shall be valid after the end of a period of 6 months commencing on the date on which it is signed unless otherwise expressly stated in the proxy.

TITLE TO SHARES

The registered holder or holders of any shares shall, during his or their respective lifetimes and while not subject to any legal incapacity, be the only person or persons recognized by Harmony as having any right to, or in respect of, such shares and, in particular, Harmony shall not be bound to recognize:

•	that the registered holder or holders hold such shares upon trust for, or as the nominee of, any other person; or

•	that any person, other than the registered holder or holders, holds any contingent, future or partial interest in such shares or any interest in any fractional part of any of such shares.

Where any share is registered in the names of two or more persons they shall be deemed to be joint holders. Accordingly where any member dies, the survivor or survivors, where the deceased was a joint holder, and the executor of the deceased, where the deceased was the sole holder, shall be the only persons recognized by Harmony as having any right to the interest of the deceased in any shares of Harmony.

Harmony may enter in the register as a member of Harmony in their official capacity, the name of any person who submits proof of his appointment as the executor, administrator, trustee, curator or guardian in respect of the estate of a deceased member of Harmony or of a member whose estate has been sequestrated or of a member who is otherwise under disability or as liquidator of any body corporate in the course of being wound up which is a member of Harmony, and any person whose name has been so entered in the register shall be deemed to be a member of Harmony.

NON-SOUTH AFRICAN SHAREHOLDERS

There are no limitations imposed by South African law or by the Articles of Association of Harmony on the rights of non-South African shareholders to hold or vote Harmony’s ordinary shares or securities convertible into ordinary shares.

DISCLOSURE OF INTEREST IN SHARES

Until recently, there was generally no requirement in South Africa for persons or a group of persons acting in concert to disclose a beneficial ownership interest in shares. Pursuant to the Companies Amendment Act Number 37 of 1999, where securities of an issuer are registered in the name of a person and that person is not the holder of the beneficial interest in all of the securities so held, it is obliged, at the end of every three-month period after June 30, 1999 (i.e., commencing on September 30, 1999), to disclose to the issuer the identity of each person on whose behalf the registered holder holds securities and the number and class of securities issued by that issuer held on behalf of each such person. Moreover, an issuer of securities may, by notice in writing, require a person who is a registered shareholder, or whom the issuer knows or has reasonable cause to believe to have a beneficial interest in, a security issued by the issuer, to confirm or deny whether or not such person holds that beneficial interest and, if the security is held for another person, to disclose to the issuer the identity of the person on whose behalf a security is held. The addressee of the notice may also be required to give particulars of the extent of the beneficial interest held during the three years preceding the date of the notice. All issuers of securities are obliged to establish and maintain a register of the disclosures described above and to publish in their annual financial statements a list of the persons who hold beneficial interests equal to or in excess of 5% of the total number of securities of that class issued by the issuer together with the extent of those beneficial interests.

CHANGES IN CONTROL

There are various procedures under the Companies Act whereby mergers and takeovers can be effected. These procedures are not exclusive and there are a variety of techniques that can be used to acquire control. All of these procedures are, however, subject to control by the SRP and the requirements embodied in the Code shall be adhered to. The JSE Listing Requirements also contain certain requirements with regard to the process involved in a merger or takeover. While the requirements of the SRP and the JSE Listings Requirements might have the general effect of delaying, deferring or preventing a change in control of a company, Harmony’s Memorandum and Articles of Association do not impose additional restrictions on mergers or takeovers.

REGISTER OF MEMBERS

Harmony keeps a register of shareholders at Harmony’s office and at the office of Harmony’s transfer secretaries in South Africa, and Harmony’s transfer secretaries in the United Kingdom keep a branch shareholders’ register at their offices.

The register of members includes:

•	the names and address of the members;

•	the shares held by each member, distinguishing each share by its denoting number, if any, by its class or kind, and by the amount paid or deemed to be paid thereon;

•	the date on which the name of any person was entered in the register as a member; and

•	the date on which any person ceased to be a member.

ANNUAL REPORT AND ACCOUNTS

The Board is required to keep such accounting records and books of account as are prescribed by the Companies Act.

The directors will cause to be prepared annual financial statements and an annual report as required by the Companies Act and the JSE rules. Harmony will deliver a copy of the annual report and annual financial statements to every member not less than twenty-one days prior to the date of each annual general meeting.

DESCRIPTION OF HARMONY AMERICAN DEPOSITARY SHARES

GENERAL

The Bank of New York, as depositary, will issue Harmony ADSs in certificated (evidenced by an American depositary receipt, or ADR) or book-entry form. Each ADR is a certificate evidencing a specific number of Harmony ADSs. Each Harmony ADS will represent one Harmony ordinary share (or the right to receive one Harmony ordinary share) deposited with the ABSA Bank Limited, The Standard Bank of South Africa Limited, FirstRand Bank Limited and Nedbank Limited each as custodian.

Each Harmony ADS will also represent any other securities, cash or other property that may be held by the depositary under the deposit agreement. The Bank of New York’s Corporate Trust Office is located at 101 Barclay Street, New York, New York 10286. The principal executive office of the depositary is located at One Wall Street, New York, New York 10286.

You may hold Harmony ADSs either directly or indirectly through your broker or other financial institution. The following description assumes you hold your Harmony ADSs directly, in certificated form evidenced by ADRs. If you hold the Harmony ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As a holder of Harmony ADSs, we will not treat you as one of our shareholders and you will not have shareholder rights. South African law governs shareholder rights. The depositary will be the holder of the Harmony ordinary shares underlying your Harmony ADSs. Your rights as a holder of Harmony ADSs are set forth in the deposit agreement between Harmony and The Bank of New York, as depositary, and your ADR. New York law governs the deposit agreement and the ADRs.

The following is a summary of the deposit agreement, a form of which has been filed as an exhibit to the registration statement on Form F-4 of which this prospectus forms a part and which is incorporated by reference into this prospectus. For more complete information, you should read the entire deposit agreement and the ADR itself. You may also inspect a copy of the deposit agreement at the depositary’s Corporate Trust Office.

SHARE DIVIDENDS AND OTHER DISTRIBUTIONS

Receipt of dividends and other distributions

The depositary has agreed to pay to holders of Harmony ADSs the cash dividends or other distributions that it or the custodian receives on the deposited Harmony ordinary shares and other deposited securities after deducting its fees and expenses. Holders of Harmony ADSs will receive these distributions in proportion to the number of Harmony ADSs that they hold.

Cash. The depositary will convert any cash dividend or other cash distribution paid on the shares into US dollars if it can do so on a reasonable basis and can transfer the US dollars to the United States. If that is not possible or if any approval from the South African government is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the dividends only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert into US dollars for the account of the ADR holders who have not been paid. It will not invest the funds it holds and it will not be liable for any interest.

Before making a distribution, any withholding taxes that must be paid under South African law will be deducted. The depositary will distribute only whole US dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the Rand, you may lose some or all of the value of the distribution.

Shares. The depositary may, and at our request will, distribute new ADRs representing any shares we distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The depositary will only distribute whole Harmony ADSs. It will sell shares that would require it to deliver a fractional Harmony ADS and distribute the net proceeds in the same way as it distributes cash. If the depositary does not distribute additional Harmony ADSs, the outstanding ADRs will also represent the new shares.

Rights to Receive Additional Shares. If we offer holders of Harmony ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. The depositary must first consult with us and we must furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and the depositary decides it is practical to sell the rights, the depositary will sell the rights and distribute the proceeds, in the same way as it distributes cash. The depositary may allow rights that are not distributed or sold to lapse. In that case, holders of Harmony ADSs will receive no value for them.

If the depositary makes rights available to holders of Harmony ADSs, upon instruction from such holders, it will exercise the rights and purchase the shares on such holder’s behalf. The depositary will then deposit the shares and deliver ADRs to such holders. It will only exercise rights if holders of Harmony ADSs pay it the exercise price and any other charges the rights require such holders to pay.

US securities laws may restrict the sale, deposit, cancellation and transfer of ADRs issued upon exercise of rights. For example, holders of Harmony ADSs may not be able to trade these Harmony ADSs freely in the United States. In this case, the depositary may deliver Harmony ADSs under a separate restricted deposit agreement that will contain the same provisions as the deposit agreement, except for changes needed to put the restrictions in place.

Other Distributions. The depositary will send to holders of Harmony ADSs anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds in the same way as it distributes cash, or it may choose any method to distribute the property it deems equitable and practicable.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of Harmony ADSs. We have no obligation to register Harmony ADSs, shares, rights or other securities under the Securities Act. Other than our obligation to register the Harmony ADSs, we also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to holders of Harmony ADSs. This means that you may not receive the distribution we make on our shares or any value for them if it is illegal or impractical for the depositary to make them available to such holders.

DEPOSIT, WITHDRAWAL AND CANCELLATION

Delivery of ADRs

The depositary will deliver ADRs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of Harmony ADSs in the names you request and will deliver the ADRs to the persons you request at its Corporate Trust Office.

Obtaining Harmony ordinary shares

You may turn in your ADRs at the depositary’s Corporate Trust Office. Upon payment of its fees and expenses and any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver (1) the underlying shares to an account designated by you and (2) any other deposited securities underlying the ADR at the office of a custodian or, at your request, risk and expense, the depositary will deliver the deposited securities at its Corporate Trust Office.

VOTING RIGHTS

You may instruct the depositary to vote the Harmony ordinary shares underlying your Harmony ADSs, but only if we ask the depositary to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares from the ADR program and vote as an ordinary shareholder. However, you may not know about the meeting sufficiently in advance to withdraw the shares.

If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADRs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to South African law and the provisions of our articles of association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

The deposit agreement allows the depositary and Harmony to change the voting procedures or require additional voting procedures in addition to the ones described above if necessary or appropriate to comply with South African or United States law or our statutes. For example, you might be required to arrange to have your Harmony ADSs deposited in a blocked account for a specified period of time prior to a shareholders’ meeting in order to be allowed to give voting instructions.

FEES AND EXPENSES

Harmony will pay specified fees, charges and expenses of The Bank of New York as agreed between Harmony and The Bank of New York. The fees for which a holder of Harmony ADSs is responsible include those set forth in the following table:

ADS holder must pay:	For:
$5.00 (or less) per 100 Harmony ADSs (or portion thereof)	Each issuance of Harmony ADSs, including as a result of a distribution of shares or rights or other property

$0.02 (or less) per Harmony ADS	Any cash payment

Registration or Transfer Fees	Transfer and registration of Harmony ordinary shares on the share register of the foreign registrar from your name to the name of the depositary or its agent when you deposit or withdraw Harmony ordinary shares

Expenses of The Bank of New York	Conversion of foreign currency to US dollars

Cable, telex and facsimile transmission expenses

Servicing of shares or deposited securities

Taxes and other governmental charges the depositary or the custodian have to pay on any Harmony ADS or shares underlying Harmony ADSs, including, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary

PAYMENT OF TAXES

You will be responsible for any taxes or other governmental charges payable on your Harmony ADSs or on the deposited securities underlying your Harmony ADSs. The depositary may refuse to transfer your Harmony ADSs or allow you to withdraw the deposited securities underlying your Harmony ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your Harmony ADSs to pay any taxes owed, and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of Harmony ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

CHANGES AFFECTING DEPOSITED SECURITIES

If we:

•	change the nominal or par value of our Harmony ordinary shares;

•	recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action;

•	reclassify, split up or consolidate any of the deposited securities; or

•	distribute securities on the deposited shares that are not distributed to you;

then either:

•	the cash, shares or other securities received by the depositary will become deposited securities and each Harmony ADS will automatically represent its equal share of the new deposited securities; or

•	the depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it receives. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

DISCLOSURE OF INTERESTS

The obligation of a holder or other person with an interest in our shares to disclose information under South African law and under our Articles of Association also applies to you and any other persons with an interest in the Harmony ADSs other than the depositary. The consequences for failure to comply with these provisions will be the same for you and any other persons with an interest as for a holder of our ordinary shares. For additional information regarding these obligations, see “Description of Harmony Ordinary Shares — Disclosure of Holdings Exceeding Certain Percentages”.

AMENDMENT AND TERMINATION

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses, or prejudices a substantial right of holders of Harmony ADSs, it will only become effective 30 days after the depositary notifies such holders of the amendment. At the time an amendment becomes effective, such holders will be considered, by continuing to hold their ADR, to have agreed to the amendment and to be bound by the ADR and the deposit agreement as amended.

The depositary will terminate the agreement if we ask it to do so. The depositary may also terminate the agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In both cases, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will be required to do only the following under the deposit agreement: (1) collect distributions on the deposited securities and (2) deliver shares and other deposited securities upon cancellation of ADRs. One year or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the agreement for the pro rata benefit of the holders of Harmony ADSs that have not surrendered their Harmony ADSs. It will not invest the money and will have no liability for interest. The depositary’s only obligations will be to account for the proceeds of the sale and other cash and with respect to indemnification. After termination, our only obligation will be with respect to indemnification and to pay certain amounts to the depositary.

LIMITATIONS ON OBLIGATIONS AND LIABILITY TO HOLDERS OF HARMONY ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary, and it limits our liability and the liability of the depositary. We and the depositary:

•	are obligated only to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either is prevented or delayed by law or circumstances beyond its control from performing its obligations under the deposit agreement;

•	are not liable if either exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the Harmony ADSs or the deposit agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents it believes in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

REQUIREMENTS FOR DEPOSITARY ACTIONS

Before the depositary will deliver or register the transfer of Harmony ADSs, make a distribution on Harmony ADSs or process a withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver Harmony ADSs, register transfers of Harmony ADSs or permit withdrawals of shares when the transfer books of the depositary or our transfer books are closed, or at any time if the depositary or we think it advisable to do so.

RIGHT TO RECEIVE THE SHARES UNDERLYING THE HARMONY ADSs

You have the right to cancel your Harmony ADSs and withdraw the underlying Harmony ordinary shares at any time except:

•	when temporary delays arise when we or the depositary have closed our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	when you or other holders of Harmony ADSs seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Harmony ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

PRE-RELEASE OF HARMONY ADSs

Unless we tell the depositary not to, the deposit agreement permits the depositary to deliver Harmony ADSs before deposit of the underlying shares. This is called a pre-release of the Harmony ADSs. The depositary may also deliver shares upon cancellation of pre-released Harmony ADSs (even if the Harmony ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive Harmony ADSs instead of shares to close out a pre-release. The depositary may pre-release Harmony ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer owns the shares or Harmony ADSs to be deposited; (2) the pre-release must be fully collateralized with cash, US government securities or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of Harmony ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If you validly tender your Gold Fields securities and this US offer is successful, you will receive Harmony ordinary shares (including Harmony ordinary shares represented by Harmony ADSs) in exchange for your Gold Fields securities. The following is a summary of the material differences between the rights of shareholders of Harmony and the rights of shareholders of Gold Fields. Because each of Harmony and Gold Fields is company organized under South African law, these differences arise primarily from the differences between the corporate bylaws of the two companies. The following information is a summary and should be read in conjunction with our Memorandum and Articles of Association and the Memorandum and Articles of Association of Gold Fields. Our Memorandum and Articles of Association have been filed with the SEC as an exhibit to the Annual Report on Form 20-F for the year ended June 30, 2004. Gold Fields’ Memorandum and Articles of Association are filed as an exhibit to Gold Fields’ Annual Report on Form 20-F for the year ended June 30, 2004. To find out where you can obtain these documents, see “Additional Information for Securityholders — Where You Can Find More Information”.

General

The rights of holders of ordinary shares of Harmony are governed by its Memorandum and Articles of Association, the provisions of the Companies Act and the JSE listing requirements.

The rights of holders of ordinary shares of Gold Fields are governed by its Memorandum and Articles of Association, the provisions of the Companies Act and the JSE listing requirements.

The following summary sets forth the material differences between the rights of shareholders of Harmony and the rights of shareholders of Gold Fields.

	Harmony	Gold Fields
Structure of the Board of Directors; Duties of the Board of Directors	Directors may elect a chairman and deputy chairman of the board of directors.	Directors may elect a chairman and one or more deputy chairman.

Size and Qualifications of the Board of Directors	Listed company: 4 to 20 directors. Unlisted company: 2 to 20 directors.	The company shall have at least 4 and no more than 15 directors.

	Directors shall not be required to hold shares in the company to qualify them for appointment as directors.	Shareholding qualification for directors and alternate directors may be fixed/varied by the company at any meeting of members and unless and until so fixed, no qualification shall be required.

Removal of Directors	No share qualification requirements.	If (unless he or she is not required to hold a share qualification) he or she has not duly qualified himself or herself within 2 months of his or her appointment or if he or she ceases to hold the required number of shares to qualify him or her for office.

	Harmony	Gold Fields

Liability of Members of Board	Upon consolidation by the company of its shares, if there are members holding less than 100 shares prior to the consolidation taking effect, who become entitled to fractions, the company shall (unless members have elected to retain fractions) sell such fractions and account to the members for the proceeds attributable to each member.	Fractions of shares/dividends less than Rand 5 will be aggregated and sold on the JSE in the case of fractions and proceeds donated to registered charities approved by the directors.

Voting Rights	Equality of votes except that the chairman shall be entitled to a casting vote in a meeting if members and in a meeting of directors shall have a casting vote if more than 3 directors are present at the meeting.	Equality of votes: chairman shall not be entitled to a second or casting vote. In the event of a dispute as to the admission/ rejection of a vote, the chairman of the meeting shall make a determination, whose decision shall be final and binding.

Borrowing Powers	Approval of shareholders in general meeting required above certain limits.	Unlimited.

Unclaimed Dividends	Dividends that remain unclaimed after 12 years shall be forfeited to the company.	Dividends that remain unclaimed after 3 years shall be forfeited to the company.

Powers of Directors	Usual powers in terms of the Companies Act.	Power to grant pensions, gratuities, other allowances to any person/widow/dependants whether for life or a definitive period as directors in their sole discretion determine.

Share Warrants	Harmony may issue share warrants.	Gold Fields not authorized to issue share warrants.

INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES

INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF HARMONY

Reflected in the table below are the directors’ interests in Harmony shares as at January 31, 2005. The number of Harmony shares held by the directors of Harmony will not be varied as a consequence of the offer:

	Beneficial[1]		Non-beneficial
	Direct	Indirect	Direct	Indirect
Executive
Z B Swanepoel	10,000	—	—	—
F Dippenaar	—	—	—	—
T Grobicki	—	—	—	29,388
V N Qangule	—	—	—	—

Non-executive
P T Motsepe[2]	—	—	—	—
F Abbott	—	—	—	—
V N Fakude	—	—	—	—
D S Lushaba	—	—	—	—
M F Pleming	—	—	—	—
C M L Savage	—	—	—	—
M Motloba	—	—	—	—
R P Menell	800	—	—	—
M Nkosi	—	—	—	—

	15,905	—	—	29,388

1	All holdings are beneficial other than the 29,388 shares held by a trust of which T Grobicki is a trustee, but not a beneficiary.

2	The 14% indirect shareholding held by Patrice Motsepe was transferred to ARM in accordance with the ARM transaction in April 2004. ARM is currently the largest shareholder of Harmony, with a holding of 16.2%.

The following is a list of entities which own 5% or more of Harmony’s share capital as of February 10, 2005:

	Number of shares	Percent
Holder
The Bank of New York[1]	123,036,514	37.9%
ARM Limited[2]	63,632,922	16.2%
Allan Gray and Funds	34,742,929	10.9%
JP Morgan Chase Bank[3]	24,505,753	8.2%

1	Depository with respect to the ADRs held on the U.S. register.

2	Patrice Motsepe has an indirect holding in ARM Limited.

3	Depository with respect to Harmony’s International Depository Shares.

Although Norilsk is not currently a shareholder in Harmony, on October 26, 2004 Harmony filed a Schedule 13D with the SEC to reflect its irrevocable agreement with Norilsk. Harmony disclaims beneficial ownership of any ordinary shares covered by such irrevocable agreement. If all of the Gold Fields securities are validly tendered and exchanged pursuant to this US offer and the South African offer and the exercise of the irrevocable undertaking, Norilsk will own, on a diluted basis, 13.25% of Harmony.

As at January 31, 2005, share options outstanding and held by directors were as follows:

Director	As at 30 June 2004		Allocated subsequent to financial year end		Total
	Number	Average price (Rand)	Number	Average price (Rand)
Executive
Z B Swanepoel	128,800	49.60	145,600	66.15	274,400
F Dippenaar	36,700	49.60	93,300	66.15	130,000
T S A Grobicki	107,400	44.63	86,300	66.15	193,700
W M Gule*	22,747	66.00	62,253	66.15	85,000
N V Qangule	—	—	130,000	66.15	130,000

Non executive
P T Motsepe	—	—	—	—	—
F Abbott	73,400	49.60	—	—	73,400
V N Fakude	—	—	—	—	—
Dr D S Lushaba	—	—	—	—	—
R P Menell	—	—	—	—	—
M Motloba	—	—	—	—	—
Dr M Z Nkosi	—	—	—	—	—
M F Pleming	—	—	—	—	—
C M L Savage	—	—	—	—	—
Morley Nkosi	—	—	—	—	—

*	Mangisi Gule joined the Harmony board on September 23, 2003 and resigned on December 20, 2004.

The directors of Harmony had no beneficial and/or non-beneficial direct and/or indirect interests in any unusual or material transactions entered into by the Harmony group during the current or immediately preceding financial year or during an earlier financial year and which remain in any respect outstanding or unperformed.

As at the last practicable date, Harmony and its directors had no beneficial and/or non-beneficial direct and/or indirect interests in Gold Fields shares.

INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF GOLD FIELDS

Gold Fields’ Annual Report for the year ended June 30, 2004 filed with the SEC on Form 20-F on November 26, 2004 states that, the directors of Gold Fields individually and the group as a whole, held less than one percent of the issued share capital of Gold Fields, including any Gold Fields ordinary shares held indirectly.

MARKET PRICE AND DIVIDEND DATA

MARKET PRICES

Harmony

The principal non-United States trading market for the ordinary shares of Harmony is the JSE, on which the Harmony ordinary shares trade under the symbol “HAR.” The ordinary shares of Harmony are also listed on the Official List of the UK Listing Authority and traded on the LSE and are listed on the Premier Marché of Euronext Paris. Harmony’s International Depository Shares are listed on Euronext Brussels. From October 1996 to November 26, 2002, Harmony’s ADSs traded in the United States on the Nasdaq Stock Market under the trading symbol “HGMCY.” Since November 27, 2002, Harmony’s ADSs have traded on the NYSE under the trading symbol “HMY.” The ADRs representing the ADSs are issued by The Bank of New York, as depository bank.

The high and low closing prices in Rand for Harmony’s ordinary shares and warrants on the JSE as indicated by Bloomberg for the periods indicated were as follows:

	Harmony ordinary shares (Rand per ordinary share)		Harmony warrants[1] (Rand per warrant)
	High	Low	High	Low
Fiscal year ended June 30, 2002
First Quarter	49.00	38.70	14.75	11.00
Second Quarter	97.00	48.80	49.00	13.30
Third Quarter	129.00	72.00	89.00	29.90
Fourth Quarter	186.80	116.40	140.00	73.00
Full Year	186.80	38.70	140.00	11.00

Fiscal year ended June 30, 2003
First Quarter	179.90	106.00	135.00	68.10
Second Quarter	161.45	116.90	124.00	76.00
Third Quarter	154.00	90.00	56.21	56.21
Fourth Quarter	115.20	73.44	59.33	57.08
Full Year	179.90	73.44	135.00	56.21

Fiscal year ended June 30, 2004
First Quarter	117.20	84.00
Second Quarter	108.50	92.48
Third Quarter	122.51	95.76
Fourth Quarter	97.25	61.00
Full Year	122.51	61.00

Fiscal year ended June 30, 2005
First Quarter	88.10	58.50
Second Quarter	92.50	51.20

Month of
August 2004	83.97	65.94
September 2004	88.10	74.66
October 2004	92.50	71.45
November 2004	73.00	61.77
December 2004	61.60	51.20
January 2005	56.99	48.90
February 2005 (through February 24, 2005)	50.90	48.15

[1]	Warrants expired as of June 30, 2003. Sourced from JSE

On February 24, 2005, the closing price for Harmony shares on the JSE was Rand 49.59.

The high and low closing prices in US dollars for Harmony’s ADRs for the periods indicated, on the New York Stock Exchange as reported by Bloomberg, were as follows:

	Harmony ADRs ($ per ADR)
	High	Low
Fiscal year ended June 30, 2002
First Quarter	5.56	4.52
Second Quarter	6.94	5.03
Third Quarter	11.69	6.56
Fourth Quarter	18.87	10.45
Full Year	18.87	4.52
Fiscal year ended June 30, 2003
First Quarter.	17.66	10.01
Second Quarter	17.98	11.98
Third Quarter	17.93	11.32
Fourth Quarter	14.70	10.26
Full Year	17.98	10.01
Fiscal year ended June 30, 2004
First Quarter	15.70	11.20
Second Quarter	16.50	13.55
Third Quarter	17.45	14.44
Fourth Quarter	15.50	9.26
Full Year	17.45	9.26
Fiscal year ended June 30, 2005
First Quarter	13.62	9.85
Second Quarter	14.11	9.09
Month of
August 2004	12.93	10.53
September 2004	13.62	11.38
October 2004	14.11	11.50
November 2004	12.00	10.48
December 2004	10.44	9.09
January 2005	9.55	8.13
February 2005 (through February 24, 2005)	8.59	7.72

On February 24, 2005, the closing price of the Harmony ADSs on the NYSE was $8.51.

Gold Fields

The principal non-United States trading market for the ordinary shares of Gold Fields is the JSE, on which they trade under the symbol “GFI.” The ordinary shares of Gold Fields are also listed on the Official List of the UK Listing Authority and traded on the LSE, and are listed on the Premier Marché of Euronext Paris and the SWX Swiss Exchange. Gold Fields’ International Depositary Shares are listed on Euronext Brussels. As of September 30, 2003, 16,361 record holders of Gold Fields’ ordinary shares, holding an aggregate of 235,759,117 ordinary shares (49.8%), were listed as having addresses in South Africa. As of September 30, 2003, 122 record holders of Gold Fields’ ordinary shares, holding an aggregate of 143,440,152 ordinary shares (30.2%), were listed as having addresses in the United States.

Gold Fields’ ADSs currently trade in the United States on the NYSE under the symbol “GFI.” The ADRs representing the ADSs are issued by The Bank of New York, as Depositary. Each ADR represents one ADS. Each ADS represents one ordinary share.

The tables below show the high and low closing prices in Rand and the average daily volume of trading activity on the JSE for Gold Fields’ ordinary shares for the last five fiscal years.

The following table sets out ordinary share closing price information on a yearly basis for the last five fiscal years, as reported by Bloomberg:

	Ordinary share price		Average daily trading volume
Year ended June 30,	High	Low
	(Rand per ordinary share)		(number of ordinary shares)
1999	39.70	17.90	201,239
2000	37.05	16.05	1,023,762
2001	39.70	20.10	782,898
2002	168.00	32.50	1,626,308
2003	150.63	71.40	1,666,665
2004	110.40	65.02	1,783,722
2005 (through February 24, 2005)	94.02	55.09	1,482,900

The following table sets out ordinary share closing price information on a quarterly basis for the periods indicated, as reported by Bloomberg:

	Ordinary share price		Average daily trading volume
Quarter ended	High	Low
	(Rand per ordinary share)		(number of ordinary shares)
December 31, 2001	65.40	40.50	1,360,303
March 31, 2002	118.80	57.30	1,899,591
June 30, 2002	168.00	108.00	2,389,770
September 30, 2002	150.63	96.50	2,057,381
December 31, 2002	129.49	96.38	1,745,532
March 31, 2003	128.99	76.84	1,348,144
June 30, 2003	100.70	71.40	1,496,299
September 30, 2003	110.40	82.10	1,450,757
December 31, 2003	105.01	81.90	1,387,499
March 31, 2004	102.60	77.41	2,877,654
June 30, 2004	85.00	65.02	1,411,839
September 30, 2004	87.50	55.09	1,632,948
December 31, 2004	94.02	69.10	1,782,096

The following table sets out ordinary share closing price information on a monthly basis each of the last six months, as reported by Bloomberg:

	Ordinary share price		Average daily trading volume
Month ended	High	Low
	(Rand per ordinary share)		(number of ordinary shares)
August 31, 2004	83.55	65.70	1,847,149
September 30, 2004	87.50	74.70	1,138,458
October 31, 2004	94.02	86.01	2,316,517
November 30, 2004	89.70	80.86	1,863,410
December 31, 2004	82.15	69.10	1,162,489
January 31, 2005	77.00	66.02	818,990
February 24, 2005	71.75	67.30	660,150

On February 24, 2005, the closing price of the Gold Fields’ ordinary shares on the JSE was Rand 69.50.

The tables below show the high and low closing prices in US dollars and the average daily volume of trading activity on The Nasdaq SmallCap Market for Gold Fields’ ADSs from July 1, 1998 until May 8, 2002 and on the New York Stock Exchange since May 9, 2002.

The following table sets out ordinary share trading information on a yearly basis for the last five fiscal years, as reported by Bloomberg:

	ADS price		Average daily trading volume
Year ended June 30,	High	Low
	($ per ADS)		(number of ADSs)
1999	6.56	3.00	77,946
2000	6.03	2.69	304,773
2001(1)	5.23	2.63	416,049
2002	16.36	3.86	1,580,710
2003	15.25	9.00	2,376,579
2004	15.12	9.93	1,894,518
2005 (through February 24, 2005)	14.94	9.23	1,624,246

(1)	Gold Fields delisted its ADSs from the Nasdaq SmallCap market on May 8, 2002 and listed its ADSs on The New York Stock Exchange on May 9, 2002.

The following table sets out ADS trading information on a quarterly basis for the periods indicated, as reported by Bloomberg:

	ADS price		Average daily trading volume
Quarter ended	High	Low
	($ per ADS)		(number of ADSs)
December 31, 2001	5.22	4.29	541,225
March 31, 2002	10.73	4.84	1,986,128
June 30, 2002(1)	16.36	9.46	3,253,170
September 30, 2002	14.47	9.00	2,616,300
December 31, 2002	14.84	9.95	2,136,202
March 31, 2003	15.25	9.56	2,689,905
June 30, 2003	12.95	9.92	2,073,867
September 30, 2003	14.89	10.63	1,964,214
December 31, 2003	15.12	12.59	2,125,869
March 31, 2004	14.70	11.65	1,926,113
June 30, 2004	13.19	9.93	1,552,166
September 30, 2004	13.65	9.25	1,330,781
December 31, 2004	14.94	12.27	2,225,906

(1)	Gold Fields delisted its ADSs from the Nasdaq SmallCap market on May 8, 2002 and listed its ADSs on The New York Stock Exchange on May 9, 2002.

The following table sets out ADS closing price information on a monthly basis for each of the last six months, as reported by Bloomberg:

	ADS price		Average daily trading volume
Month ended	High	Low
	($ per ADS)		(number of ADSs)
August 31, 2004	12.76	10.46	1,561,082
September 30, 2004	13.65	11.44	1,128,114
October 31, 2004	14.94	13.39	2,772,876
November 30, 2004	14.94	13.86	2,542,690
December 31, 2004	14.26	12.27	1,401,414
January 31, 2005	12.72	11.24	1,018,285
February 24, 2005	12.00	10.87	1,176,876

On February 24, 2005, the closing price of Gold Fields’ ADSs quoted on the NYSE was $11.84.

DIVIDENDS AND DIVIDEND POLICY

Harmony

Harmony has paid interim and final dividends on its ordinary shares in 2002, 2003 and 2004. In each of the last three fiscal years, an interim dividend was declared by the Board for the first six months of the fiscal year and paid during the third quarter of the fiscal year. The final dividend for fiscal 2003 was declared on July 30, 2004 and, accordingly, will be recorded in Harmony’s financial statements for fiscal 2004. The holders of Harmony’s redeemable convertible preference shares, or the preference shares (none of which are currently outstanding), were not entitled to receive dividends out of Harmony’s profits or to participate in any other distribution to the shareholders of Harmony. For information on Harmony’s accounting policy relating to dividends, see note 2(u) to the consolidated financial statements.

The following table sets forth the dividends announced and paid in respect of Harmony ordinary shares for the periods indicated.

Total net dividends per ordinary share (ZAR cents)
Interim Dividend December 31, 2001	75
Final Dividend June 30, 2002	425
Interim Dividend December 31, 2002	125
Final Dividend June 30, 2003	150
Interim Dividend December 31, 2003	40
Final Dividend June 30, 2004	30

South African law was relaxed to permit the distribution of a company’s equity as a dividend, provided that the necessary shareholder approval is obtained and, after the distribution of the dividend, the company remains solvent and liquid. Cash dividends, however, may only be paid out of accumulated profits or other distributable reserves. Previously under South African law, a company’s equity could not be distributed as a dividend. Cash dividends paid by Harmony will not bear any interest payable by Harmony. The amount of dividends, if any, paid in the future will depend on Harmony’s results of operations, financial condition, cash requirements and other factors deemed relevant by the Board.

Gold Fields

Gold Fields may make payments (including the payment of dividends) to its shareholders from time to time in accordance with provisions of the Companies Act and the requirements of the JSE and Gold Fields’ Articles of Association. The Companies Act prohibits a payment (including the payment of any dividend) to a company’s shareholders if there are reasonable grounds for believing that:

•	the company is, or would be after the payment, unable to pay its debts as they become due; or

•	the consolidated assets of the company fairly valued would, after the payment, be less than the consolidated liabilities of the company.

Subject to the above requirements, the shareholders of Gold Fields in a general meeting or the directors may from time to time declare a dividend or any other payment to be paid to shareholders and to the holders of share warrants (if any) in proportion to the number of shares held by them.

All unclaimed dividends or other payments to shareholders may be invested or otherwise be made use of by the directors for the benefit of Gold Fields until claimed, provided that any dividend or bonus or other payment to shareholders remaining unclaimed for a period of not less than three years from the date on which it became payable may be forfeited by resolution of the directors for the benefit of Gold Fields.

The following table sets forth the dividends announced and paid per share in respect of Gold Fields’ ordinary shares for the periods indicated:

Year ended June 30,	1999		2000		2001		2002		2003		2004
	($)	(R)	($)	(R)	($)	(R)	($)	(R)	($)	(R)	($)	(R)
Prior year’s final dividend	—	—	0.05	0.3	—	—	0.05	0.40	0.40	2.20	0.13[1]	1.00[1]
Interim dividend	0.08	0.50	0.03	0.20	0.13	1.052	0.08	0.90	0.90	1.50	0.06	0.40
Total Dividend	0.08	0.50	0.08	0.50	0.13	1.05	0.13	1.30	1.30	3.70	0.21	1.40

[1]	This interim dividend included the final dividend for fiscal 2000, which was deferred as a condition of the aborted Franco-Nevada merger.

Gold Fields’ dividend policy is to declare an interim and final dividend in respect of each financial year based on an amount of 50% of net income for the previous fiscal year, subject to adjustment for, among other things:

•	projected cash flow;

•	planned capital expenditure; and

•	management’s expectations regarding acquisitions and other investment opportunities.

VALIDITY OF THE SECURITIES

The validity of the Harmony ordinary shares (including those represented by Harmony ADSs) to be issued pursuant to the offers will be passed upon by Cliffe Dekker, Inc. Certain US tax matters will be passed upon for Harmony by Hogan & Hartson LLP, and certain South African tax matters will be passed upon for Harmony by Ernst & Young.

EXPERTS

The consolidated financial statements of Harmony incorporated into this prospectus by reference to Harmony’s Annual Report on Form 20-F/A for the year ended June 30, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers Inc., registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Gold Fields incorporated into this prospectus by reference to Gold Fields’ Annual Report on Form 20-F for the year ended June 30, 2004 contain the report of its independent auditors. Harmony has requested that Gold Fields’ auditors provide the consent necessary for Harmony to incorporate that audit report by reference into this prospectus. To date, Gold Fields’ auditors have not provided such consent, despite numerous written requests from Harmony and Harmony has dispensed with the requirement to file their consent in reliance upon Rule 437 of the Securities Act. Because Harmony has not been able to obtain Gold Fields’ auditor’s consent, you may not be able to recover against Gold Fields’ auditors under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Gold Fields’ auditors or any omissions to state a material fact required to be stated therein.

The balance sheets of Avgold Limited as at April 30, 2004, June 30, 2003 and June 30, 2002 and the related income statements, cash flow statements and statements of changes in shareholders’ equity for the ten-month period ended April 30, 2004 and each of the years in the two-year period ended June 30, 2003, have been incorporated by reference herein from Harmony’s Annual Report on Form 20-F/A filed on October 25, 2004 in reliance upon the report of KPMG Inc., independent registered public accounting firm, also incorporated by reference herein from Harmony’s Annual Report on Form

20-F/A filed on October 25, 2004, and upon the authority of said firm as experts in accounting and auditing. KPMG Inc.’s audit report refers to the Company’s adoption of AC 133: Financial instruments: recognition and measurement, from July 1, 2002.

The consolidated financial statements of ARMGold/Harmony Freegold Joint Venture (Pty) Limited for the year ended June 30, 2003 incorporated into this prospectus by reference to the Harmony Annual Report on Form 20-F/A for the year ended June 30, 2004, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers Inc., independent auditors, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION FOR SECURITYHOLDERS

WHERE YOU CAN FIND MORE INFORMATION

Each of Harmony and Gold Fields files annual and special reports and certain other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the availability of the Public Reference Room. The SEC maintains an Internet site at the URL http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Harmony ADSs and Gold Fields ADSs are listed on the NYSE and, consequently, the annual and special reports and other information filed by Harmony and Gold Fields with the SEC can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

Harmony has filed a registration statement on Form F-4 with the SEC (file no. 333-120975) to register the Harmony ordinary shares (including those that will be represented by Harmony ADSs) that holders of Gold Fields securities will receive following completion and acceptance of the offers. The prospectus dated December 3, 2004, the prospectus dated February 2, 2005 and the prospectus dated February 25, 2005, each form part of the registration statement and each constitutes a prospectus of Harmony. This prospectus does not contain all of the information set forth in the registration statement, some parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, you should refer to the registration statement. On December 3, 2004, on the commencement of the US offer, Harmony filed with the SEC a tender offer statement on Schedule TO, which Harmony has amended and will continue to amend from time to time during the pendency of the US offer, as required by law and regulations.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document previously filed with or furnished to the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information contained in this prospectus. This prospectus incorporates by reference the following documents:

Harmony SEC Filings (Commission File Number 001-31318)	Period
Annual Report on Form 20-F Reports on Form 6-K

Year ended June 30, 2004, filed on October 8, 2004 (as amended)

Furnished on October 18, 2004 (two reports), October 26, 2004, October 28, 2004, November 1, 2004 (two reports), November 5, 2004, November 12, 2004, November 15, 2004, November 16, 2004, November 22, 2004, November 23, 2004 (three reports), November 24, 2004, November 29, 2004, and November 30, 2004 (two reports), December 1, 2004, December 2, 2004 (two reports), December 3, 2004, December 6, 2004, December 20, 2004, January 21, 2005 (two reports), January 25, 2005, January 27, 2005, January 31, 2005, February 1, 2005 (two reports), February 2, 2005, February 8, 2005, February 11, 2005 (two reports), and February 25, 2005 (two reports).

Gold Fields SEC Filings (Commission File Number 005-78350)	Period
Annual Report on Form 20-F Reports on Form 6-K

Year ended June 30, 2004, filed on November 26, 2004

Furnished on August 3, 2004, August 12, 2004, October 13, 2004, October 25, 2004 (two reports), October 28, 2004, November 9, 2004, November 10, 2004, November 16, 2004 (two reports), November 19, 2004, November 26, 2004 (two reports), November 29, 2004, November 30, 2004 (two reports), December 2, 2004, December 3, 2004, December 7, 2004 (two reports), December 9, 2004, December 10, 2004, December 15, 2004, December 20, 2004, January 12, 2005 (two reports), January 19, 2005, January 31, 2005 and February 22, 2005.

These documents contain important information about Harmony and Gold Fields and their financial condition.

We also incorporate by reference into this prospectus any Annual Report on Form 20-F and any Reports on Form 6-K specifically designating that they are to be incorporated that Harmony or Gold Fields may file or furnish with the SEC after the date of the filing of any amendment to the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement, and additional documents that we may file or furnish with the SEC after the date of this prospectus until the termination or expiration of the US offer.

You may obtain copies of any of the documents incorporated by reference into this prospectus through Harmony or the SEC. Harmony makes available free of charge through its Internet site, accessible at the URL http://www.harmony.co.za, all of Harmony’s annual reports and current reports filed with or furnished to the SEC as soon as reasonably practicable after those reports are electronically submitted to the SEC.

You may also obtain documents incorporated by reference into this prospectus at no cost by requesting them in writing or by telephone at the following address:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Bankers and Brokers Call: (212) 929-5500 (call collect)

Toll-Free Call: (800) 322-2885

If you would like to receive documents before the expiration of the US offer, please make your request as soon as possible.

You should rely only on the information contained in, or incorporated by reference into, this prospectus to decide whether to participate in the US offer. We have not authorized anyone to provide you with information that is different from that which is contained in, or incorporated by reference into, this prospectus. This prospectus is dated February 25, 2005. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any date other than that date, and neither the mailing of this prospectus to shareholders nor the issuance of Harmony ordinary shares, including Harmony ordinary shares represented Harmony ADSs, in the US offer shall create any implication to the contrary.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

UNDER US SECURITIES LAWS

Harmony is a corporation organized under the laws of South Africa. Harmony’s directors and officers, as well as certain experts named in this prospectus, are not citizens or residents of the United States, and all or a substantial part of the assets of these individuals may be located outside the United States.

Also, most of Harmony’s assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on such persons within the United States. It may also be difficult to enforce against them, either inside or outside the United States, judgments obtained against them in US courts, or to enforce in US courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action based on civil liabilities under the US federal securities laws. A judgment rendered by any court of competent jurisdiction outside the Republic of South Africa is not directly enforceable in the Republic of South Africa, but constitutes a cause of action to apply for the judgment to be enforced by the courts of the Republic of South Africa, provided that the relevant requirements of South African law relating to the enforcement of foreign judgments have been met. Additionally, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in South Africa.

WHO CAN HELP ANSWER MY QUESTIONS?

If you have more questions about the US offer, you should contact the information agent at the address or telephone numbers set forth in the inside front cover of this prospectus under “Information Incorporated by Reference”.

Additional copies of this prospectus, the ADS letter of transmittal and the forms of acceptance may be obtained from the information agent, brokers, dealers, commercial banks or trust companies.

To obtain timely delivery of these documents, you should request them as soon as possible.

Offer to Exchange

100% of the ordinary shares, nominal value Rand 0.50 per share, including ordinary shares represented by American depositary shares

of

Gold Fields Limited

The US ADS Exchange Agent for the US Offer is:

The Bank of New York

By Mail	By Hand or Overnight Delivery
The Bank of New York Tender & Exchange Department P.O. Box 11248 Church Street Station New York, NY 10286-1248	The Bank of New York Tender & Exchange Department-11 West 101 Barclay Street Receive and Deliver Window-Street Level New York, NY 10286

For Notice of Guaranteed Delivery
(for Eligible Institutions only) By Facsimile Transmission: (212) 815-6433

To Confirm Facsimile Transmission Only:
(212) 815-6212

The Information Agent for the US Offer is:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Bankers and Brokers Call: (212) 929-5500 (call collect)

Toll-Free Call: (800) 322-2885

The Lead Financial Advisor for the US offer is:

HSBC Securities (USA) Inc.

The Co-Financial Advisors for the US offer are:

acting, where required, through its U.S. registered broker-dealer, Merrill Lynch, Pierce, Fenner & Smith	Morgan Stanley South Africa (Proprietary) Limited,
acting, where required, through its U.S. registered broker-dealer,
Morgan Stanley & Co., Incorporated